As filed with the Securities and Exchange Commission on September 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIRO Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3721	88-0812695
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5001 Indian School Road NE, Suite 100

Albuquerque, New Mexico 87110

(505) 338-2434

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Captain Joseph D. Burns

Chief Executive Officer

5001 Indian School Road NE, Suite 100

Albuquerque, New Mexico 87110

(505) 338-2434

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christina T. Roupas Yvan-Claude Pierre Courtney M.W. Tygesson Grady Chang Cooley LLP 110 N. Wacker Drive, Suite 4200 Chicago, Illinois 60606 (312) 881-6500	Dr. Mariya Pylypiv Chief Financial Officer 5001 Indian School Road NE, Suite 100 Albuquerque, New Mexico 87110 (505) 338-2434	Christopher Lueking Jonathan Sarna Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611 (312) 876-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2025

PRELIMINARY PROSPECTUS

3,500,000 Shares

Common Stock

We are offering 3,500,000 shares of our common stock, par value $0.000001 per share. Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “AIRO.” On September 5, 2025, the last reported sale price of our common stock on Nasdaq was $20.94 per share.

We intend to use a portion of the net proceeds from this offering to purchase 815,000 shares of common stock from certain of our existing stockholders, including certain directors and executive officers and their affiliates, at a price per share equal to the public offering price per share of common stock in this offering, less the underwriting discounts and commissions and any withholding taxes. If the underwriters exercise their option to purchase additional shares of common stock in the 30-day period following the date of this prospectus, we intend to use a portion of the net proceeds to purchase up to an additional 301,312 shares from such stockholders. See the sections titled “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports. See the section titled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves risks. See the section titled “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)	See the section titled “Underwriting” for additional information regarding underwriting discounts and commissions, expenses, and other compensation payable to the underwriters.

(2)	The proceeds, before expenses, to us presented in this table do not give effect to any exercise by the underwriters of the option we have granted to the underwriters to purchase additional shares of our common stock from us as described below.

We have granted the underwriters an option to purchase up to 525,000 additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions, for a period of 30 days from the date of this prospectus to cover over-allotments, if any.

Delivery of the shares of our common stock is expected on or about            , 2025.

Cantor

Prospectus dated           , 2025

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses by or on behalf of us. Neither we nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may provide you. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any such free writing prospectus or of any sale of the securities offered hereby. Our business, operating results, financial condition and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

CERTAIN DEFINED TERMS

AAV means Autonomous Aerial Vehicles.

Acquired Companies means, collectively, Aspen Avionics, Agile Defense, CDI, AIRO Drone, Sky-Watch, and Jaunt.

AIRO Drone means AIRO Drone LLC, a subsidiary entity we acquired on February 25, 2022, which makes up a portion of our Drones reportable segment.

Agile Defense means Agile Defense, LLC, a subsidiary entity we acquired on February 25, 2022, which makes up a portion of our Training reportable segment.

Aspen Avionics means Aspen Avionics, Inc., a subsidiary entity we acquired on April 1, 2022, which makes up our Avionics reportable segment.

BCA Transactions means a series of transactions that would have occurred pursuant to the Business Combination Agreement and resulted in us becoming a wholly-owned subsidiary of AIRO Group, Inc. with AIRO Group, Inc. becoming a publicly listed company.

Business Combination Agreement means the Business Combination Agreement, as amended, between Kernel Group Holdings, Inc., a Cayman Islands exempted company, AIRO Group, Inc., a Delaware corporation, Kernel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AIRO Group, Inc., AIRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AIRO Group, Inc., VKSS Capital, LLC, a Delaware limited liability company, in the capacity as the representative for the stockholders of Kernel Group Holdings, Inc. and AIRO Group, Inc. and also in the capacity as Kernel Group Holdings, Inc.’s sponsor, and Dr. Chirinjeev Kathuria, in the capacity as the representative for our stockholders.

BVLOS means Beyond Visual Line of Sight, which refers to drone operations where the drone is not visible to the pilot.

CDI means Coastal Defense Inc., a subsidiary entity we acquired on April 26, 2022, which makes up a portion of our Training reportable segment.

Civil Aviation Authorities means the TCCA, the FAA, and the EASA.

DaaS means Drone as a Service, including but not limited to, surveillance services for businesses interested in monitoring, surveying, and evaluating their properties.

DFARS means the Defense Federal Acquisition Regulation Supplement.

DHS means the U.S. Department of Homeland Security.

DoD means the U.S. Department of Defense.

EASA means the European Union Aviation Safety Agency.

ENAC means the National Civil Aviation Agency of Brazil.

EU means the European Union.

eVTOL means electric vertical take-off and landing.

FAA means the Federal Aviation Administration.

FAR means the Federal Acquisition Regulation.

ii

Fixed Conversion Obligations means (i) the conversion of approximately $10.9 million of aggregate principal amount of the Put-Together Transaction Notes, which we converted upon the completion of our IPO into an aggregate of 275,147 shares of our common stock, (ii) the conversion of approximately $17.5 million of aggregate principal amount of notes issued pursuant to (a) that certain Note and Warrant Purchase Agreement dated as of March 9, 2018, as amended on July 11, 2024, (b) that certain Note Purchase Agreement dated as of October 18, 2019, as amended on July 11, 2024, and (c) that certain Note Purchase Agreement dated as of January 31, 2022, as amended on July 11, 2024, each among Aspen Avionics and the respective holders of convertible notes (collectively, the “Aspen Notes”), which we converted upon the completion of our IPO into an aggregate of 440,584 shares of our common stock, (iii) the conversion of $44.6 million of the obligations owed to Carter Aviation Technologies, LLC (“Carter Aviation”) in partial satisfaction of the Jaunt Contingent Arrangement (as defined in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Combinations”), which we converted upon the completion of our IPO into an aggregate of 1,122,437 shares of our common stock, (iv) the conversion of $1.7 million of the principal owed to the former Aspen Avionics shareholders (the “Aspen Contingent Debt”), which converted upon the completion of our IPO into an aggregate of 43,512 shares of our common stock, (v) the conversion of $0.8 million of the principal owed to certain former Aspen Avionics shareholders pursuant to the Aspen Merger Agreement (as defined herein), which we converted upon the completion of our IPO into an aggregate of 20,010 shares of our common stock (the “Aspen Carveout Contingency”), (vi) an aggregate of 51,309 shares of our common stock issuable pursuant to a one-time stock payment of $2.0 million pursuant to the 2021 Management Carveout Plan that we adopted in December 2021 (as defined below and as described in the section titled “Executive and Director Compensation—Management Carveout Plan”), which establishes a benefit pool for designated employees and consultants payable upon the occurrence of certain change in control events (the “Aspen Carveout Stock Obligation”), (vii) the conversion of $1.4 million of the principal owed to New Generation Aerospace, Inc. (“NGA”) under that certain Amended and Restated Success Fee Agreement (as described in the section titled “Certain Relationships and Related Party Transactions—Success Fee Arrangement”), which we converted upon the completion of our IPO into an aggregate of 33,995 shares of our common stock, (viii) the conversion of $7.8 million of the principal amounts owed to various holders under deferred salary arrangements, which we converted in connection with our IPO into an aggregate of 250,591 shares of our common stock.

GNSS means the Global Navigation Satellite System, a term that refers to the global satellite positioning systems.

GPS means the Global Positioning System, a form of GNSS using DoD-developed satellites.

IDIQ contract means a DoD Indefinite Delivery Indefinite Quantity Contract.

Investor Notes means the unsecured promissory notes historically issued by the Company to certain investors, which have included various interest features in the form of both stock and cash contingently payable upon the closing of an initial public offering or qualified financing.

IPO means the initial public offering of our common stock that closed on June 16, 2025.

ISR means intelligence, surveillance and reconnaissance.

Jaunt means Jaunt Air Mobility LLC, a subsidiary entity we acquired on March 10, 2022, which makes up our Electric Air Mobility reportable segment.

JTAC means Joint Terminal Attack Controller training.

mUAS means mini unmanned aircraft systems.

NAS means the U.S. National Airspace System.

NASA means the National Aeronautics and Space Administration.

NATO means the North Atlantic Treaty Organization.

OEM means original equipment manufacturer.

Put-Together Transaction means the acquisition of the Acquired Companies which are now organized into our four reportable segments, each with a diverse set of partners and customers: (i) Drones, through our subsidiaries, AIRO Drone and Sky-Watch; (ii) Avionics, through our subsidiary, Aspen Avionics; (iii) Training, through our subsidiaries, Agile Defense and CDI; and (iv) Electric Air Mobility, through our subsidiary, Jaunt.

Put-Together Transaction Notes means the convertible promissory notes, as amended, that we entered into with equity holders of AIRO Drone, Agile Defense and CDI in connection with the Put-Together Transaction.

SEAL teams means the U.S. Navy Sea, Air, and Land teams.

Sky-Watch means Sky-Watch A/S, a subsidiary entity we acquired on March 28, 2022, which makes up a portion of our Drones reportable segment.

sUAS means small unmanned aircraft systems.

TCCA means Transport Canada Civil Aviation.

UAM means urban air mobility.

UAS means unmanned aircraft systems.

USAF means the U.S. Air Force.

iii

BASIS OF PRESENTATION

As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “AIRO,” “AIRO Group,” “AIRO Group Holdings” and similar references refer to AIRO Group Holdings, Inc. together with its subsidiaries.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our fiscal year ends on December 31 of each year. References to fiscal 2023 and 2024 are references to the years ended December 31, 2023 and 2024, respectively. Our most recent fiscal year ended on December 31, 2024.

Our unaudited interim condensed consolidated financial statements as of June 30, 2025 and for the three- and six-month periods ended June 30, 2025 and 2024 have been prepared in accordance with GAAP for interim financial information. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results. The condensed consolidated balance sheet as of December 31, 2024 has been derived from the audited consolidated financial statements as of that date, but do not include all of the information and footnotes required by GAAP for complete financial statements as of an annual date.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

TRADEMARKS

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iv

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before investing in our common stock, you should read this entire prospectus carefully, especially the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Overview

We are a technologically differentiated aerospace, autonomy, and air mobility platform targeting 21st century aerospace and defense opportunities. We leverage decades of industry expertise and connections across the drone, aviation, and avionics markets to provide leading solutions to the aerospace and defense market. We offer connected and diversified solutions providing operational synergies across our segments and are powered by an international footprint as well as supplier and public sector relationships. Supported by complementary and innovative technologies, we believe we bring a unique value proposition to the market and are well-positioned to become a differentiated leader in the industry.

Our business is organized into four operating segments, each of which represents a critical growth vector in the aerospace and defense market: Drones, Avionics, Training, and Electric Air Mobility. These four segments collectively target a combined total addressable market estimated to be over $315.4 billion by 2030.

Drones. The Drones segment develops, manufactures, and sells drones and will provide drone services, such as DaaS, for military and commercial end users. Our military drones are sold through our Sky-Watch brand, which is a key supplier to European NATO countries. A critical point of differentiation lies in our drones’ ability to perform in a GPS-denied environment, which is a technology application relevant for both military and commercial end markets.

Avionics. The Avionics segment develops, manufactures, and sells avionics for military and general aviation aircraft, drones, and eVTOLs. Our advanced avionics products include flight displays, Connected Panels, and GPS/GNSS sensors, all of which have been installed on legacy military aircraft and general aviation platforms. We sell our advanced avionics through our Aspen Avionics brand, which is well-recognized in the general aviation aftermarket sector with over 20 years of operating history and long-term customer loyalty for our value proposition. We also serve as an avionics supplier for OEMs, including Robinson Helicopters, Pilatus, and Honeywell. We believe our avionics solutions have a considerable market opportunity as general aviation fleets continue to age, with owners and operators seeking to upgrade the avionics technology on their aircraft.

1

Training. The Training segment currently provides military pilot training and will provide commercial pilot training in the future. We offer professional training and consulting services to the U.S. military, select NATO countries, and other U.S. allies under our CDI brand. These offerings include adversary air, close air support, ISR aircraft leasing, pilot training ground liaison services, and JTAC, as well as full joint theatre ISR and simulated ground strike training. We work closely with special military forces such as SEAL teams, the U.S. Naval Air Warfare Center, and USAF Air Combat Command, and are a mandated recipient on a $5.7 billion IDIQ contract. Our personnel’s top security clearances and established relationships at the Pentagon provide us with a differentiated ability to bid on mandates. We also plan to offer commercial pilot training and plan to expand our non-military capabilities in response to the global pilot shortage.

Electric Air Mobility. The Electric Air Mobility segment is developing a rotorcraft eVTOL for cargo and passenger use through our Jaunt brand for fixed route flights, on-demand trips, and cargo operations. Our research and development (“R&D”) efforts are focused on developing a cargo eVTOL platform, which will be a scaled-down version of our passenger eVTOL platform, and will target the attractive middle mile delivery cargo market. Meanwhile, our long-term R&D efforts are focused on developing a full-scale multi-role eVTOL platform, which will be able to serve both the cargo and passenger markets. We plan to certify our eVTOLs through existing CAR 529 Rotorcraft standards, with our platform including the best attributes of both rotary and fixed wing aircraft. Our patented compound rotorcraft technology, a core point of technological differentiation that will underpin our cargo eVTOL’s commercial capability, has over 300 piloted flight hours on multiple Jaunt demonstrator aircraft. We believe the range and payload capabilities driven by this technology uniquely position us to provide a compelling commercial solution for the eVTOL cargo market. Once developed and certified, we expect our cargo eVTOL program will serve as the foundation of our commercialization efforts, with passenger applications serving as a longer-term secondary initiative.

Our Platform

Our business is thoughtfully interconnected as we seek to leverage each segment’s full capabilities and drive synergies, creating a significant competitive advantage. We are synergistically leveraging our field-proven product track record – particularly through our Drones and Avionics brands – to drive opportunities across our platform. The manufacturing capabilities of our Avionics segment enable us to supply most of our own components for our drone and aircraft systems, including our eVTOL aircraft, which enhances our product quality and reduces production costs. Our deep, long-term relationships with the U.S. government and NATO countries that underpin our Training and Drones segments provide us with access to key decisionmakers, which provides us with new business opportunities. Our Electric Air Mobility platform represents a significant future growth opportunity to expand into cargo and passenger eVTOLs while also providing an original equipment (“OE”) platform for new products and services across our other segments.

In addition, we are able to utilize our certification capabilities to improve time to market for the introduction of products and services. These offerings leverage our U.S. and international sales and manufacturing capabilities to reduce costs and expand our market footprint. This capability also helps us swiftly integrate new avionics, electronics, and artificial intelligence (“AI”) into our products, all while sharing the intra-segment R&D insights that drive our high-quality, interconnected products and services.

Our Competitive Strengths

We are an at scale, integrated aerospace and defense platform with multiple solutions and services in the high-growth aerospace and defense categories. Our competitive advantages include:

Cross-Platform Strategy Generates Operational and Product Synergies

Our business is thoughtfully interconnected to leverage each segment’s full capabilities, with synergies driving growth in new customer categories, geographies, and product lines that would not be attainable as standalone entities. Each of our segments benefits from operational synergies in certification, economies of scale, shared R&D insights and integration of products and services across a global platform with operations in the United States, Canada and Denmark. Accordingly, our platform generates a considerable positive network effect, with shared access to commercial, technological, and public sector relationship resources, including the United States, EU members, NATO countries and other international allies of the United States, which drive growth and innovation to meet customer needs.

2

Fulsome Product Assortment Targeting Actionable Market Opportunities

We offer differentiated technologies and diversified product offerings across the Drones, Avionics, Training, and Electric Air Mobility segments for both military and commercial end users. Our product lineup is competitively designed to take advantage of key opportunities in the aerospace and defense sector, focusing on areas with potential for future growth. Additionally, the collaboration between our R&D and commercial teams ensures that our products are both market-relevant and commercially available. With offerings ranging from training to drones to services to avionics, we address the marketplace of tomorrow.

Talented Management Team Possesses Robust Operational Experience and Deep Private and Public Sector Relationships

Our robust leadership team possesses over 150 years of combined operating experience and industry success in the aerospace and defense market. We maintain strong relationships with key contacts within the U.S. government and NATO, as well as regulatory agencies, such as the FAA, DHS, and NASA, which has provided us with access to key decisionmakers to secure new business and enable us to build the trust necessary to offer additional functions and features for our products and services. For example, certain members of our management team currently serve on various boards for several government agencies and have held military leadership positions in the past. These relationships are critical to this industry and have enabled us to initiate discussions with key government officials, which is a significant barrier to entry. We believe our established relationships are a core point of differentiation that will support our future success.

Exceptional R&D that Supports the Potential for Industry-Leading Products

We have a history of developing and launching innovative products, with our product advantage rooted in our exceptional R&D capabilities. From prototyping to certification to commercialization, our ability to launch solutions with strongly differentiated technology and direct product market fit is core to our platform. Our innovative, technology-additive solutions are underpinned by a robust new product development pipeline supported by our platform. Moreover, critical human capital interdependencies between our various segments have provided a positive network effect, increasing the quality and efficiency of our development process. This has been proven out particularly in our Drones and Avionics segments, where the RQ-35 Heidrun and Connected Panel solutions, respectively, have proven to be compelling value propositions in their end markets.

Market Opportunity

The defense industry is affected by geopolitical and security issues. Conflicts in Ukraine, the Middle East, and heightened geopolitical tension in the Pacific region have elevated global security concerns. This has caused many governments to increase their focus on defense and security, leading to a rise in defense spending and a growing willingness to adopt new technologies and solutions. Specifically, beginning in 2014 in response to Russia’s illegal annexation of Crimea and amid broader instability in the Middle East, NATO countries agreed to commit 2% of their national gross domestic product (“GDP”) to defense spending to help ensure the continued military readiness of NATO allies. According to NATO, all NATO countries are expected to meet or exceed the target of investing at least 2% of GDP in defense in 2024, compared to only three NATO countries in 2014. Over the past decade, European allies of the United States and Canada have steadily increased their collective investment in defense by 41.3%, and are investing a combined total of more than $430 billion in defense spending in 2024. Moreover, NATO has recently signaled it will increase its defense spending benchmark from its current 2% of GDP target. Moreover, at the 2025 NATO Summit in The Hague, NATO members adopted a new long-term defense investment commitment: by 2035, member states aim to allocate 5% of GDP annually on combined defense and security-related spending, with at least 3.5% of GDP dedicated to core defense requirements and up to 1.5% of GDP directed to critical infrastructure protection, cyber defense, innovation, and strengthening the defense industrial base. NATO has also reaffirmed its guideline that at least 20% of defense expenditures should go toward major equipment, including associated research and development, to ensure modernization and interoperability. These commitments reflect NATO’s recognition that the “2% guideline” alone is no longer sufficient to meet emerging threats and technological demands. NATO leaders have signaled that higher, sustained investment levels are needed to close capability gaps, accelerate modernization, and support innovation across domains such as artificial intelligence, autonomous systems, and advanced defense technologies. Current NATO Secretary General, Mark Rutte, has acknowledged the “goal of 2%, set a decade ago, will not be enough to meet the challenges of tomorrow” and that NATO members will have to increase spending by “considerably more than 3%.” In order to ensure that these funds are spent in the most effective and efficient way to acquire and deploy modern capabilities, NATO countries have also agreed that at least 20% of defense expenditure should be devoted to major new equipment, including associated R&D perceived as a crucial indicator for the scale and pace of modernization. These tailwinds support the development of a new market leader in the aerospace and defense market, with the emergence of new technologies such as 5G, artificial intelligence, and advanced autonomous vehicles creating new commercial opportunities.

3

Drones. Global conflicts, particularly the conflict between Russia and Ukraine, have led to an increase in military spending and investment in new technologies solutions such as drones. According to the Precedence Military Drones Report, the military drone market size is expected to reach approximately $24.75 billion by 2030. Key demand drivers include the rise of asymmetrical warfare, new avionics, and the inherent user safety advantages of drones over manned systems. We believe that our products will continue to play a role in the arsenals of the future, including through NATO countries. In addition, we believe that the U.S. military’s transformation into a smaller, more agile force that operates via a network of observation, communication, and precision targeting technologies will continue to accelerate the acceptance and use of small drone military operations around the world.

In addition, commercial drone use is gaining momentum as multiple industries are incorporating drones into their daily business functions, given the wide range of applications, including monitoring, inspection and surveillance. According to the Grand View Drone Report, it is anticipated that worldwide drone revenues will reach $163.5 billion by 2030. For example, farmers are using drones to inspect and spray their crops, which improves yields, construction sites are adopting drones to survey and monitor land, which improves workplace safety, and companies are using drones to inventory product in factories and warehouses, which improves efficiency. Additionally, drones are being used increasingly to transport and deliver goods. For example, hospitals are deploying drones to deliver critical medicine and other medical supplies to remote and underserved regions, while logistics companies are using drones to transport cargo between locations, expediting deliveries. As the commercial drone industry matures, we believe that aircraft and their components subsystems will become more commoditized, with additional pockets of growth expected in services and service-derivative revenues. The trajectory of commercial drone applications is well-aligned with our business strategy, which includes a focus on commercializing multiple types of value-added drone solutions to meet various end user and industry needs.

Avionics. New aircraft production and upgrades to existing aircraft are driving demand for our avionics solutions. We believe the market places a premium on avionics solutions like ours that have capabilities such as improved flight controls, communications and navigation capabilities, and flight monitoring. Continued technological advances in avionics and aging general aviation fleets are expected to drive growth for the general aviation avionics aftermarket.

Training. Overall demand for military flight training is expected to grow as countries around the world increase defense spending and outsource flight training to the private sector. Key market drivers include outsourcing of military training, technological advancement, and the ongoing pilot shortage. Additionally, the DoD has awarded over $13.7 billion in military aviation training contracts since 2015, representing a new public-private sector market norm. In the commercial market, the same shortage of trained pilots serves as the main driver of demand. According to the Fortune U.S. Pilot Training Report, the commercial training market is projected to grow from $1.8 billion in 2023 to over $4.9 billion in 2030, representing a CAGR of 15.4%.

Electric Air Mobility. According to the Morgan Stanley Report, it is estimated that the global electric air mobility market may grow to approximately $55 billion by 2030 and to approximately $1 trillion by 2040. We believe that autonomous aerial cargo is one of the largest unaddressed segments within the EAM market, with an additional actionable opportunity in passenger transportation. We expect both of these segments will provide a substantial market opportunity. While the electric air mobility market is in its nascent stage, we believe that the growing prevalence of e-commerce, rising labor costs in traditional ground transportation, traffic congestion and the continued advancement in AAV technology will lead to growing demand for cargo solutions based on AAVs. In addition, the implementation of government regulations and creation of federal and state incentives has started to meaningfully influence consumer behavior by increasing the focus on emissions standards and targets and leading to greater interest in aircraft electrification. Ultimately, cargo represents the most actionable near-term end market owing to its large commercial opportunity and reduced technological hurdles.

4

Our Growth Strategies

We are a growing platform built off a successful mergers and acquisitions (“M&A”) strategy, with a robust pipeline of future commercial opportunities. Our growth strategies are rooted in a bold and focused vision for the future, with a mix of organic and inorganic growth initiatives. Within each of our segments, there are several opportunities to increase market share and penetrate new business areas.

Organically grow existing business line capabilities

We intend to make substantial investments in our sales and marketing, analytics, and communications functions to support our expansion within current markets and into future and specialized markets within each of our segments. We have identified specific opportunities to invest in organic growth, including procuring additional aircraft to expand the capabilities of the Training segment, launching larger screen form factor avionics with increased functionality, and iteratively developing our existing drone technology to enter new commercial end markets. With strong customer relationships and a focus on loyalty and satisfaction, we will continue to upsell and cross-sell across our portfolio, which in conjunction with investments in marketing and brand positioning will bolster our brand awareness. Finally, we are planning on both measured geographic expansion and targeting new customer end markets, which will further expand our addressable market.

Develop and commercialize new products and services and expand certification of new and future products and services.

Our segment specific initiatives are as follows:

●	Drones. We intend to launch U.S. production of our military drones and subsequently seek DoD Blue UAS drone certification, which we currently estimate will take approximately six months to achieve and will allow us to sell drones to the DoD. This certification process involves sponsors in various U.S. military branches supporting our product, with full certification essentially contingent on U.S.-domiciled production. In addition, we intend to expand our drone and DaaS offerings into new verticals, including agricultural, security, and industrial applications, leveraging our GPS denied technology proposition as the leading edge of our value proposition owing to its inherent product-market fit.

●	Avionics. We intend to focus our R&D activities on integrated avionics for our cargo eVTOL platform, the Jaunt Journey, and other eVTOLs as well as training aircraft in current markets. We believe focusing on in-flight controls, navigation, and communications will lead us to experience strong growth through organic expansion opportunities designed to expedite the development of integrated systems for both internal platforms and external OEM initiatives. With a history of providing innovative avionics for over 20 years, Aspen Avionics is primed to launch products for the aircraft of tomorrow.

●	Training. We intend to expand our current training capabilities through the acquisition of a flight school for commercial flight training and the launch of a fixed wing military simulation service offering. Our training capabilities will be further enhanced by the acquisition of additional training aircraft through our acquisition of a flight school or otherwise. Additionally, we plan to offer drone and electric air mobility flight training to take advantage of these rapidly growing markets.

●	Electric Air Mobility. We intend to develop, certify, and commercialize our eVTOL aircraft. We anticipate certification of our 33% downscaled cargo eVTOL under drone rules as early as 2027 and expect our first passenger production aircraft to be certified by the TCCA under existing CAR 529 Transport Category Rotorcraft airworthiness rules as early as 2031.

Leverage Public Sector Relationships and Security Clearances to Drive Business.

Our deep public sector relationships and security clearances enable us to bid on government requests for proposals (“RFPs”) and drive brand awareness of our drone, eVTOL, avionics, and training solutions with key military decision makers. For example, members of our management team maintain close relationships with the highest levels of government around the world, including military leaders, ambassadors, and defense attachés from NATO and its allies. Our senior leadership team has also held and/or currently holds positions on various government committees across the FAA, Pentagon, and White House. Key employees also possess extensive military leadership experience having served in U.S. special forces units. This competitive moat grants us enviable access to key growth end markets and unlocks commercial synergies between our various segments.

5

Partnering with other firms on commercial ventures to drive technology convergence.

Partnerships allow us to expedite development of customer solutions by bringing together critical technologies across the aerospace and defense marketplace. For example, our Sky-Watch brand has critical partnerships with companies such as Palantir and Helsing that have boosted our drone’s capabilities. For our Electric Air Mobility segment, partnerships have been and will be at the forefront of our eVTOL platform’s integrated and convergent technology advantage - not only for the end-product but also in the areas of manufacturing, engineering and supply chain. New partnerships in AI and machine learning are also being explored in the Drones segment as well as virtual training system partnerships in the Training segment.

Strategically acquire businesses and technologies to enhance our offerings.

We were formed in August 2021 for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry. Since our founding, including the Put-Together Transaction, we have gained experience in successfully integrating businesses, and will continue to focus on thoughtful strategic acquisitions as a key component of our business growth strategy. For example, the drone and avionics markets are primed for consolidation due to the lack of scale, capital, and resources necessary for expansion by many drone and avionics companies, and we have identified and are actively evaluating a wide range of strategic opportunities for expansion. We believe our acquisition strategy will enable us to expand our footprint and opportunities in new and existing areas, strengthen our customer base and market share and improve overall brand recognition.

Continual investment in software, AI, and machine learning to expand solutions capabilities and increase operational efficiencies.

We plan on building out our software, AI, and machine learning capabilities to help our customers solve more complex problems and bring additional capabilities to the marketplace. In addition, we intend to offer new product and service lines to ensure our customers are equipped with the proper tools for their evolving needs. These investments are expected to further bolster our cross-platform network effort to help support future R&D and new product development. These initiatives will also help us streamline our internal processes and optimize our supply chain, which will support further growth.

Recent Developments

On September 8, 2025, we entered into a non-binding letter of intent (the “LOI”) with Nord-Drone LLC (“Nord Drone”) establishing the framework for a proposed joint venture between us and Nord Drone, with the objective of developing, manufacturing, and commercializing UAS in the United States, Ukraine, NATO countries, and other agreed territories (the “Proposed Joint Venture”). Pursuant to the terms of the LOI, the Proposed Joint Venture will be established as a Delaware limited liability company with 50/50 ownership between us and Nord Drone and, subject to customary reserves and applicable law, distributable cash of the Proposed Joint Venture will be distributed 50/50 between us and Nord Drone. The Proposed Joint Venture will be managed by a five-member board of managers with two representatives from each party, plus a mutually agreed independent member, and day-to-day management will be led by co-CEOs, one from each party.

Under the LOI, AIRO is expected to contribute manufacturing oversight, R&D resources, government procurement leadership, and strategic corporate support while Nord Drone is expected to provide proprietary drone technologies, production facilities, supply chain access, and coordination with defense ministries, including Ukraine’s Ministry of Defense. Nord Drone will grant the Proposed Joint Venture a royalty-free, worldwide, irrevocable license to use its pre-existing intellectual property solely for the Proposed Joint Venture’s business, and all inventions, improvements, data, software and other intellectual property developed by or for the Proposed Joint Venture will be owned exclusively by the Proposed Joint Venture.

Each party has agreed to use good faith efforts to negotiate and execute definitive joint venture and ancillary agreements within sixty (60) days of the LOI. In addition, the parties agreed for a period of sixty (60) days following the LOI not to enter into any agreement with any third party concerning the development or commercialization of First-Person View drone technologies within the United States or Ukraine without the agreement of the other party.

The terms of the LOI are non-binding and the execution of definitive agreements is subject to customary conditions, including completion of due diligence, internal approvals, tax structuring, export control assessments, and agreement on definitive documentation. There can be no assurance that such conditions will be satisfied or that the definitive agreements related to the Proposed Joint Venture will be entered into on the terms described herein or at all.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

●	We have a limited operating history in new and evolving markets, which may make it difficult to evaluate our current business and future prospects and increase the risk of your investment.

●	We are an early-stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.

●	Our failure to comply with covenants under debt instruments could adversely affect our business and financial condition.

●	We have made and may in the future make acquisitions, form joint ventures and make investments in companies or technologies, which involve numerous risks.

6

●	We may not be able to successfully integrate the businesses and personnel of acquired companies and businesses, including those acquired in the Put-Together Transaction, and may not realize the anticipated synergies and benefits of such acquisitions.

●	We face significant competition from other companies, many of which have substantially greater resources than we do.

●	We may not be able to keep pace with technological advances and we depend on advances in technology by other companies.

●	We may not be able to produce aircraft in the volumes or on the timelines that we anticipate.

●	In order to reach production for our aircraft, we need to develop complex software and technology systems in coordination with our partners and suppliers, and there can be no assurance such systems will be successfully developed.

●	We may be unable to acquire additional aircraft to support our Training segment on acceptable terms or at all.

●	Due to the nature of our products and services, a product safety failure, quality issue or other failure affecting our or our customers’ or suppliers’ products or systems could seriously harm our business.

●	Our future success depends on the continuing efforts of our key personnel and on our ability to attract and retain highly skilled personnel and senior management.

●	We rely on a limited number of suppliers in Canada and Europe for critical components and raw materials used to manufacture and develop our products.

●	We rely on independent dealers and distributors to sell our Avionics products, and disruption to these channels would harm our business.

●	We currently, and may in the future, use and develop generative AI technologies throughout our business, which may expose us to certain regulatory and other risks that could adversely affect our results of operations and financial condition.

●	If our information technology systems or data, or the third parties with whom we work, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences, risks which are amplified by our work for world governments.

●	Our commercial aviation products, systems and services businesses are affected by global demand and economic factors that could negatively impact our financial results.

●	The market for eVTOL aircraft and electric air mobility has not been clearly defined, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected, which may harm our business, financial condition, and results of operations.

●	We are still developing our eVTOL aircraft, have not yet obtained FAA certification of our eVTOL aircraft under development and we have yet to manufacture or deliver any aircraft to customers, which makes evaluating our business and future prospects difficult and increases the risk of investment.

●	There may be reluctance by consumers to adopt a new form of mobility, or an unwillingness to pay aircraft operators’ projected prices.

7

●	We are subject to extensive government regulation, and our failure to comply with applicable regulations may subject us to significant financial liability, penalties, and other government actions that restrict our ability to conduct our business.

●	U.S. government contracts are subject to a competitive bidding process, are generally not fully funded at inception, and contain certain terms that may be unfavorable to us, which could result in contracts and opportunities consuming significant resources without generating revenue or profit.

●	We rely to a significant degree on sales to the U.S. government, particularly to agencies of the Department of Defense, and a decline in government budgets, funding, changes in spending or budgetary priorities, or delays in contract awards may materially adversely affect our future revenue, business, financial condition, results of operations, cash flow and equity.

●	The U.S. government may modify, curtail or terminate one or more of our contracts.

●	Our business may benefit in part from government funding, and our inability to receive such financial support could harm our business.

●	Many of our products and services are subject to local, state, federal and international regulatory frameworks that are costly to comply with, are subject to interpretation, may be dependent on political pressures and factors and/or are subject to change.

●	Our business is highly regulated and our ability to generate revenues and profit may be limited by regulatory restrictions and/or changes and the speed with which such restrictions and/or changes occur.

●	We are subject to the risks associated with conducting international business operations.

●	If we fail to protect, or incur significant costs in defending or enforcing, our intellectual property and other proprietary rights, our business, financial condition, and results of operations could be materially harmed.

●	We have identified material weaknesses in our internal control over financial reporting. If we are unable to effectively remediate these material weaknesses, identify additional material weaknesses in the future, or otherwise fail to maintain effective internal control over financial reporting, then we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

Our Corporate Information

AIRO Group Holdings, Inc., a Delaware corporation, was formed on August 30, 2021, for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry. During the year ended December 31, 2022, we completed our Put-Together Transaction to acquire six companies which are now organized into our four reportable segments, each with a diverse set of partners and customers: (i) Drones, through our subsidiaries AIRO Drone and Sky-Watch; (ii) Avionics, through our subsidiary Aspen Avionics; (iii) Training, through our subsidiaries Agile Defense and CDI; and (iv) Electric Air Mobility, through our subsidiary Jaunt.

Our principal executive offices are located at 5001 Indian School Road NE, Suite 100, Albuquerque, New Mexico 87110 and our telephone number is (505) 338-2434. Our website address is www.theairogroup.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

8

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we may take advantage of reduced reporting requirements and other requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements;

●	the ability to elect to defer compliance with new or revised accounting standards until such standards would apply to private companies;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We may use these provisions until December 31, 2030. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We are also a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K, we are not required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

9

The Offering

Common stock offered by us	3,500,000 shares.

Option to purchase additional shares of our common stock offered by us	We have granted the underwriters an option to purchase up to 525,000 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, for a period of 30 days from the date of this prospectus.

Stock Repurchase

We intend to use a portion of the net proceeds from this offering to purchase 815,000 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares, from certain of our existing stockholders, including certain directors and executive officers and their affiliates, at a price per share equal to the public offering price per share of common stock in this offering, less the underwriting discounts and commissions and any tax withholdings (the “Stock Repurchase”). In addition, if the underwriters exercise their option to purchase additional shares, we intend to use a portion of the net proceeds to purchase up to an additional 301,312 shares in the Stock Repurchase. See the sections titled “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

Common stock to be outstanding immediately after this offering

30,525,503 shares (or 31,050,503 shares if the underwriters exercise their option to purchase additional shares in full) before giving effect to the Stock Repurchase.

29,710,503 shares (or 29,934,191 shares if the underwriters exercise their option to purchase additional shares in full) after giving effect to the Stock Repurchase.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $67.5 million (or approximately $77.8 million if the underwriters exercise their option to purchase additional shares in full) from the sale of the shares of our common stock offered by us in this offering, assuming a public offering price of $20.94 per share, the last reported share price of our common stock on Nasdaq on September 5, 2025, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use (i) approximately $16.0 million of the net proceeds from this offering to effect the Stock Repurchase, assuming a public offering price of $20.94 per share, the last reported share price of our common stock on Nasdaq on September 5, 2025, after deducting estimated underwriting discounts and commissions, and (ii) the remainder primarily to fund growth initiatives and pursue opportunistic acquisitions of complementary businesses, products, services or technologies that align with our strategic objectives. At this time, we do not have any binding agreements or commitments to enter into any material acquisitions. Any remaining proceeds will be used for general corporate purposes, including working capital and ongoing operational needs.

If the underwriters exercise their option to purchase additional shares, we intend to use a portion of the net proceeds to purchase up to an additional 301,312 shares in the Stock Repurchase.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Market symbol	“AIRO.”

The number of shares of our common stock to be outstanding after this offering is based on 27,025,503 shares of our common stock outstanding as of June 30, 2025, and excludes:

●	305,367 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2025, under the Jaunt Air Mobility, LLC 2021 Option Plan, which was renamed the AIRO Group Holdings, Inc. Option Plan (the “Legacy Plan”), with a weighted-average exercise price of $8.59 per share;

●	254,010 shares of contingent restricted stock awards outstanding as of June 30, 2025;

●	66,026 shares of our common stock issuable upon the exercise of warrants to purchase our common stock outstanding as of June 30, 2025 at a weighted average exercise price of $16.83 per share;

●	87,941 shares of our common stock issuable upon the vesting of restricted stock awards under the AIRO Group Holdings, Inc. 2025 Equity Incentive Plan (the “2025 Plan”);

●	345,000 shares of our common stock issuable upon the exercise in full of warrants issued to certain underwriters in connection with the closing of our IPO (the “Underwriters’ Warrants”);

●	1,812,059 shares of our common stock reserved for future issuance under the 2025 Plan as of June 30, 2025, as well as any future increases, including annual automatic evergreen increases in the number of shares of our common stock reserved for future issuance under the 2025 Plan;

●	204,574 shares of our common stock issued subsequent to June 30, 2025 under the 2025 Plan as deferred compensation to certain employees; and

●	71,319 shares of our common stock issued subsequent to June 30, 2025, pursuant to the Aspen Carveout Plan.

Unless otherwise indicated, all information contained in this prospectus reflects and assumes the following:

●	no exercise of the outstanding options described above;

●	no exercise of the outstanding warrants described above; and

●	no exercise by the underwriters of their option to purchase up to a total of 525,000 additional shares of our common stock.

10

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data as of and for the periods indicated. We have derived the summary consolidated statements of operations data for the years ended December 31, 2024 and 2023 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary of the unaudited condensed consolidated statements of operations data for the three and six months ended June 30, 2025 and 2024, and the summary condensed consolidated balance sheet data as of June 30, 2025, from our unaudited interim consolidated financial statements included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth in those statements. Our historical results presented below are not necessarily indicative of the results to be expected for any future period. The following summary consolidated financial data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31		Three Months Ended June 30		Six Months Ended June 30
	2024	2023	2025	2024	2025	2024
(in thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue	$86,935	$43,254	$24,550	$9,780	$36,345	$23,520
Cost of revenue	28,618	18,340	9,515	4,005	14,378	9,258
Gross profit	58,317	24,914	15,035	5,775	21,967	14,262
Operating expenses:
Research and development	13,133	11,871	4,102	3,161	7,768	6,318
Sales and marketing	6,422	5,374	1,758	1,409	3,191	2,660
General and administrative	18,201	17,601	28,864	3,898	33,778	8,441
Goodwill impairment	37,994	-	-	-	-	-
Total operating expenses	75,750	34,846	34,724	8,468	44,737	17,419
Loss from operations	(17,433)	(9,932)	(19,689)	(2,693)	(22,770)	(3,157)
Other income (expense):
Interest expense, net	(14,225)	(2,137)	(8,010)	(954)	(9,277)	(1,242)
Gain on extinguishment of debt	-	-	15,559	-	15,559	-
Other income (expense), net	2,173	(18,093)	20,068	(1,514)	22,730	(1,782)
Total other (expense) income	(12,052)	(20,230)	27,617	(2,468)	29,012	(3,024)
(Loss) income before income tax expense	(29,485)	(30,162)	7,928	(5,161)	6,242	(6,181)
Income tax expense	(9,209)	(2,294)	(2,057)	(439)	(2,344)	(1,429)
Net income (loss)	$(38,694)	$(32,456)	$5,871	$(5,600)	$3,898	$(7,610)
Net income (loss) per share, basic (1)	$(2.36)	$(1.98)	$0.32	$(0.34)	$0.22	$(0.46)
Net income (loss) per share, diluted (1)	$(2.36)	$(1.98)	$0.30	$(0.34)	$0.20	$(0.46)
Weighted-average common shares outstanding used in computing net income (loss) per share, basic (1)	16,387,180	16,387,180	18,490,316	16,387,180	17,444,558	16,387,180
Weighted-average common shares outstanding used in computing net income (loss) per share, diluted (1)	16,387,180	16,387,180	19,472,648	16,387,180	19,592,255	16,387,180

(1)	Prior year share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-1.7 reverse stock split effected on March 7, 2025, as discussed in Note 1 to our consolidated financial statements and our condensed consolidated financial statements included elsewhere in this prospectus.

As of June 30, 2025
(in thousands)
Consolidated Balance Sheet Data:
Total current assets	$79,164
Working capital(1)	12,647
Total assets	747,850
Total liabilities	68,290
Accumulated deficit	(202,556)
Total stockholders’ equity	679,560

(1)	We define working capital as current assets less current liabilities. See our condensed consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.

11

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of the following risks, or of additional risks and uncertainties not presently known to us or that we currently believe to be immaterial, could materially and adversely affect our business, prospects, financial condition or results of operations. In such case, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Limited Operating History, Financial Position and Need for Additional Capital

We have a limited operating history in new and evolving markets, which may make it difficult to evaluate our current business and future prospects and increase the risk of your investment.

We were organized in August 2021 for the purpose of acquiring and integrating various companies in the aerospace and defense industry and the history of operating each of our businesses together is relatively short. Our limited operating history and rapidly evolving business make it difficult to evaluate our current business, future prospects and plan for growth. In addition, our drones, eVTOL aircraft and other products are sold or will be sold in new and rapidly evolving markets. Accordingly, our business and future prospects may be difficult to evaluate, the extent to which demand for our products and services will increase, if at all, could be impacted by our ability to do the following:

●	attract new customers to our products or services;

●	develop, renew and expand contracts;

●	acquire and maintain market share;

●	attract, integrate, train and retain leadership and other highly qualified personnel;

●	achieve or manage growth in our operations;

●	acquire new technologies;

●	adapt to required redirection or changes in services or direction caused by geopolitical crises;

●	successfully develop and commercially market new products and services;

●	keep pace with technological developments;

●	timely address the increasingly sophisticated needs of our customers, including as a result of changes in government regulation related to our products and services;

●	secure sufficient quantities or cost-effective production of our products due to supply chain challenges;

●	adapt to new or changing policies and spending priorities of governments and government agencies;

●	generate sufficient revenue to achieve or maintain profitability; and

●	access initial and additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations, prospects and financial condition would be materially harmed.

12

We are an early-stage company with a history of losses, and we expect to incur significant expenses for the foreseeable future.

We have incurred significant net losses since inception, with the exception of the six months of June 30, 2025, during which we reported net income of $3.9 million. In contrast, we incurred net losses of $7.6 million for the six months ended June 30, 2024, and $38.7 million and $32.5 million for the years ended December 31, 2024 and 2023, respectively. As of June 30, 2025, we had an accumulated deficit of $202.6 million.

Although we raised approximately $69 million in gross proceeds from the IPO, including the full exercise of the over-allotment option, we expect to continue incurring net losses as we invest in scaling and expanding our operations. Developing and commercializing products and services in the defense and broader aerospace industry is capital intensive and subject to long development timelines. We have allocated significant resources to our R&D programs, and we may not ultimately generate products that achieve market acceptance or meaningful revenue.

Looking ahead, we expect our operating expenses to increase substantially in connection with:

●	Expansion of our headcount;

●	Acceleration of product development, including aircraft and related technologies;

●	Regulatory and compliance activities; and

●	Scaling our manufacturing and commercialization infrastructure.

In addition, as a newly public company, we expect to incur increased legal, accounting and compliance costs.

To achieve and sustain profitability, we must generate substantial additional revenue. Our ability to do so depends on a number of factors, including the successful development, approval, and market adoption of our products. If our revenue does not grow sufficiently to offset our operating expenses, we may not achieve or maintain profitability. Furthermore, while we believe our current capital position provides us with a strong foundation, we may need to raise additional capital to support our R&D and commercialization efforts. If we are unable to obtain financing on acceptable terms when needed, we may be forced to delay or reduce our operations, which could materially and adversely affect our business, financial condition, and results of operations.

Our failure to comply with covenants under our debt instruments could adversely affect our business and financial condition.

We have incurred significant indebtedness, including in connection with the Put-Together Transaction, and may incur additional debt for acquisitions, operations, R&D and capital expenditures, or for other reasons related to our overall capital deployment strategy. As of June 30, 2025 and December 31, 2024, we had outstanding indebtedness of $29.0 million and $105.7 million, respectively. The agreements governing our indebtedness contain restrictive covenants, including but not limited to, our ability to incur additional indebtedness, grant liens and pay any dividends or make distributions, as well as financial maintenance covenants, including debt service coverage ratios, that will limit our and our subsidiaries’ ability to engage in activities that may be in our and their long-term best interests. Any additional debt, to the extent we are able to incur it, may further restrict the manner in which we conduct business. Such restrictions, prohibitions and limitations could impact our ability to implement elements of our strategy, including in the following ways:

●	our flexibility to plan for, or react to, competitive challenges in our business and in the aerospace and defense industry may be compromised;

13

●	we may be put at a competitive disadvantage relative to competitors that do not have as much debt as we have, and competitors that may be in a more favorable position to access additional capital resources;

●	our ability to make acquisitions and execute business development activities through acquisitions will be limited and may, in future years, continue to be limited; and

●	our ability to resolve regulatory and litigation matters may be limited.

Furthermore, the creditors who hold our debt have in the past, and may in the future, accelerate amounts due in the event that we default on these covenants, which has in the past, and may in the future, trigger a default or acceleration of the maturity of our other debt. For example, civil actions were filed against CDI and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, First Citizens Community Bank (“FCCB”), alleged that payment under certain promissory notes was due, and FCCB sought recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. On March 27, 2025, we and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025. As of June 30, 2025, all amounts due to FCCB were paid. The acceleration of significant indebtedness may cause us to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration could result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing.

In addition, we entered into the Put-Together Transaction Notes with the equity holders of certain of the businesses we acquired as part of the Put-Together Transaction. The Put-Together Transaction Notes with AIRO Drone, Agile Defense and CDI were amended to be convertible, in part, into shares of our common stock upon the closing of the BCA Transactions, with the remaining principal owed to such holders to be paid upon the closing of the BCA Transactions. We also agreed to assume other Fixed Conversion Obligations, which were also amended to be convertible, in part, into shares of our common stock upon the closing of the BCA Transactions, with the remaining principal owed to such holders to be paid upon the closing of the BCA Transactions.

Given that the BCA Transactions were not consummated, in conjunction with the IPO, we issued approximately 2.0 million shares and used IPO proceeds of $3.3 million to partially satisfy the Fixed Conversion Obligations during the six months ended June 30, 2025. We will continue to fund the remaining $8.5 million to satisfy the Fixed Conversion Obligations during 2025. As of June 30, 2025, we have third party obligations of $3.0 million of Investor Notes as described within Note 2—Revolving Lines of Credit and Long-Term Debt to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, $3.8 million of Investor Notes as described in Note 12—Related Party Transactions to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, and $3.8 million of Investor Notes at fair value as described in Note 2—Revolving Lines of Credit and Long-Term Debt to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, collectively which total $10.6 million. The Investor Notes are in the form of unsecured promissory notes with no collateral and no guarantees. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Combinations” for additional information regarding the promissory notes. If we are unable to satisfy our existing obligations, our business and financial condition could be adversely affected.

Risks Related to Our Business

We have made and may in the future make acquisitions, form joint ventures or make investments in companies or technologies, which involve numerous risks.

We have made certain acquisitions, including our acquisitions of the Acquired Companies in connection with the Put-Together Transaction, and continue to routinely evaluate potential acquisitions, joint ventures, investments and strategic alliances involving complementary technologies, teams, products and companies. We expect to continue to pursue such transactions if appropriate opportunities arise and a portion of the proceeds of this offering may be used to fund such transactions. See the section titled “Use of Proceeds”. For example, in September 2025, we entered into the LOI for the Proposed Joint Venture with the objective of developing, manufacturing, and commercializing UAS in the U.S., Ukraine, NATO countries, and other agreed territories. In November 2023, we signed non-binding letters of intent to acquire two businesses for the Training segment, including a flight training school. The parties have undertaken due diligence to determine whether a binding purchase agreement will be negotiated. The total anticipated purchase price for the acquisitions is expected to range from $5.1 million to $7.7 million, which would be paid in a combination of cash and shares of our common stock, and if consummated on the terms anticipated, would result in dilution to current investors and investors in this offering. As of June 30, 2025, we did not have any binding agreements or commitments to enter into any material acquisitions.

14

Moreover, we may not be able to identify other potentially suitable transactions in the future or if we do identify such transactions, we may not be able to complete them on commercially acceptable terms or at all and may face intense competition for such opportunities. In pursuing transactions, we have and will continue to face numerous risks, including diverting management’s attention from normal daily operations of our business; difficulties in integrating the financial reporting capabilities and operating systems of any acquired operations to maintain effective internal control over financial reporting and disclosure controls and procedures; potential loss of key personnel of the acquired company as well as their know-how, relationships and expertise; challenges successfully integrating acquired personnel, operations and businesses; failing to realize the anticipated synergies and benefits of an acquisition; maintaining favorable business relationships of acquired operations; generating insufficient revenue from completed transactions to offset expenses associated with our efforts; acquiring material or unknown liabilities associated with any acquired operations; litigation associated with merger and acquisition transactions; and increasing expense associated with amortization or depreciation of intangible and tangible assets we acquire.

Our acquisitions, including the Put-Together Transaction, have required and continue to require significant management time and attention relating to the transactions. Past transactions, whether completed or abandoned by us, have resulted, and in the future may result, in significant time and attention, costs, expenses, liabilities and charges to earnings. The accounting treatment for any future transaction may result in significant amortizable intangible assets which, when amortized, will negatively affect our consolidated results of operations. The accounting treatment may also result in significant goodwill, which, if impaired, will negatively affect our consolidated results of operations. Furthermore, we may incur additional debt or issue equity securities to pay for transactions. The incurrence of additional debt could limit our operating flexibility and be detrimental to our profitability, and the issuance of equity securities would be dilutive to our existing stockholders. Any or all of the above factors may differ from the investment community’s expectations in a given quarter, which could negatively affect our stock price. In the event we make future investments, the investments may decline in value, we may lose all or part of our investment.

We may not be able to successfully integrate the businesses and personnel of acquired companies and businesses, including those acquired in the Put-Together Transaction, and may not realize the anticipated synergies and benefits of such acquisitions.

We may not be able to realize the expected benefits from acquisitions, including the Put-Together Transaction, because of integration difficulties or other challenges. The success of our acquisitions will depend, in part, on our ability to realize all or some of the anticipated synergies and other benefits from integrating the acquired businesses with our existing businesses. Integration activities can be costly, complex and time consuming. The potential difficulties we may face in integrating the operations of our acquisitions include, among others: the failure to implement our business plans for the combined businesses and consolidation or expansion of production capacity as planned and where applicable; unexpected losses of key employees, customers or suppliers of our acquired companies and businesses; unanticipated issues in conforming our acquired companies’ and businesses’ standards, processes, procedures and controls with our operations; coordinating new product and process development; increasing the scope, geographic diversity and complexity of our operations; diversion of management’s attention from other business concerns; adverse effects on our acquired companies’ and businesses’ existing business relationships; unanticipated changes in applicable laws and regulations; operating risks inherent in our acquired companies’ and businesses’ business and operations; unanticipated expenses and liabilities; potential unfamiliarity with our acquired companies and businesses technology, products and markets, which may place us at a competitive disadvantage; and other difficulties in the assimilation of our acquired companies and businesses operations, technologies, products and systems.

Any acquired companies and businesses may have unanticipated or larger than anticipated liabilities for patent and trademark infringement claims, violations of applicable laws, rules and regulations, commercial disputes, taxes and other known and unknown types of liabilities. There may be liabilities that we underestimated or did not discover in the course of performing our due diligence investigation of our acquired companies and businesses. We may have no recourse or limited recourse under the applicable acquisition-related agreement to recover damages relating to the liabilities of our acquired companies and businesses.

We may not be able to maintain or increase the levels of revenue, earnings or operating efficiency that we, and each of our acquired companies and businesses, had historically achieved or might achieve separately. In addition, we may not accomplish the integration smoothly, successfully or within the anticipated costs or timeframe. If we experience difficulties with the integration process or if the business of our acquired companies or businesses deteriorates, the anticipated cost savings, growth opportunities and other synergies of our acquired companies and businesses may not be realized fully or at all, or may take longer to realize than expected. If any of the above risks occur, our business, financial condition, results of operations and cash flows may be materially and adversely impacted, we may fail to meet the expectations of investors or analysts, and our stock price may decline as a result.

15

We face significant competition from other companies, many of which have substantially greater resources than we do.

The defense and broader aerospace industry is highly competitive and generally characterized by intense competition to win contracts. While we expect to be one of the pioneering companies to market eVTOL aircraft, we expect this industry to be increasingly competitive, and it is possible that our competitors could get to market before us, either generally or in specific markets. Our current principal competitors include the following: (i) for our Drones segment: Da Jiang Innovations, Elbit Systems Ltd., Lockheed Martin Corporation, L3Harris Technologies, Inc.’s FVR-90, L3 Technologies, Inc., Martin UAV, LLC, Northrop Grumman Corporation’s V-Bat, Teledyne Technologies, Inc., and Textron Inc.’s Aerosonde; (ii) for our Training segment: Airborne Tactical Advantage Company, LLC, Draken International, Inc., Tactical Air Defense Services Inc. and Top Aces Inc.; (iii) for our Avionics segment: Avidyne Corporation, Collins Aerospace, Dynon Avionics, Inc., Garmin Ltd., Honeywell International Inc., L3Harris Technologies, Inc., and uAvionix Corporation; and (iv) for our Electric Air Mobility segment: Archer Aviation Inc., BETA Technologies, Inc., Eve Holding, Inc., Joby Aviation, Inc., Vertical Aerospace Ltd., Volocopter GmbH, and Wisk Aero LLC, in addition to ground transportation services, such as Lyft, Inc. and Uber Technologies, Inc., and incumbent aircraft carrier services, such as NetJets Inc.

Many of these companies have substantially greater financial, management, research and marketing resources than we do. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel, including those with security clearances. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, manufacture in high volumes more efficiently, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. In particular, our competitors may be able to obtain the relevant certification and approvals for their aircraft before us. Small business competitors may be able to offer more cost competitive products and services, due to their lower overhead costs, and take advantage of small business incentives and set-aside programs for which we are ineligible. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins.

We may not be able to keep pace with technological advances and we depend on advances in technology by other companies.

The defense and broader aerospace industry continues to undergo significant changes, primarily due to technological developments. Because of the rapid growth and advancement of technology, shifting consumer tastes and the popularity and availability of other forms of activities, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, the defense and broader aerospace industry. The development of specialized software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in R&D relating to our products and technology, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the R&D process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations. In the time it takes to develop or improve upon a product, that product may become obsolete.

16

It is impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market, and if we are not able to keep pace with these technological advances, then our revenues, profitability and results of operations may be materially adversely affected. However, if we struggle to adapt to an industry-shifting technological advancement or competitor offerings that render our products relatively less attractive or obsolete, including due to competitive pressures we face relative to other drone companies, it could have a material adverse effect on our business.

Further, we rely on and will continue to rely on components of our products that are developed and produced by other companies over which we have limited control. The commercial success of certain of our planned future products will depend in part on advances in these and other technologies by other companies, and our ability to procure them from such third parties in a timely manner and on economically feasible terms. We may, from time-to-time, contract with and support companies developing key technologies in order to accelerate the development of such products for our specific uses. Such activities might not result in useful technologies or components for us.

We may be unable to acquire additional aircraft to support our Training segment on acceptable terms or at all.

The success of our Training segment, including our ability to bid and complete future task orders under certain multiple awards and IDIQ contracts issued by the U.S. military, is dependent on our financing or leasing additional aircraft that meet our customers’ needs. To date, a lack of funding has inhibited our ability to independently finance or lease potential aircraft. Even if we receive sufficient funding, there are a limited number of aircraft available that meet our customers’ needs and potential seller countries have been retaining aircraft in light of the Ukrainian conflict and instability in other areas of the world as well as delayed deliveries from manufacturers of new aircraft, creating more limited supply. In addition, as a result of policy changes regarding aircraft transfers to the United States, purchased aircraft often need to be disassembled, imported into the United States, and appropriately modified to meet customer needs. This requires significant capital and lead time to put an aircraft into operation. Delays or failure in obtaining suitable aircraft could adversely impact financial results and growth plans due to missed task order bidding opportunities.

Due to the nature of our products and services, a product safety failure, quality issue or other failure affecting our or our customers’ or suppliers’ products or systems could seriously harm our business.

Our products and services are highly sophisticated and specialized, involve complex advanced technologies, are often integrated with third-party products and services, and are utilized for specific purposes that require precision, reliability, and durability. Many of our products and services include both hardware and software that involve industrial machinery and intricate aviation and defense systems, including commercial and military jet engines, power and control systems, and other aircraft parts, and military sensors and command and control systems. Technical, mechanical, quality, electronic, and other failures may occur from time to time, whether as a result of manufacturing or design defect, operational process, or production issue attributable to us, our customers, suppliers, partners, third party integrators, or others. Product design changes and updates could also have associated cost and schedule impacts. In addition, our products could fail as a result of cyber-attacks, such as those that seize control and result in misuse or unintended use of our products, or other intentional acts. The impact of a catastrophic product or system failure or similar event affecting our or our customers’ or suppliers’ products or services could be significant, and could result in injuries or death, property damage, loss of strategic capabilities, loss of intellectual property, loss of reputation, and other significant negative effects. A product or system failure, or perceived failure, could lead to negative publicity, a diversion of management attention, and damage to our reputation that could reduce demand for our products and services. It could also result in product recalls and product liability and warranty claims (including claims related to the safety or reliability of our products) and related expenses, other service, repair and maintenance costs, labor and material costs, customer support costs, significant damages, and other costs, including fines and other remedies, and regulatory and environmental liabilities. We may also incur increased costs, delayed payments, reputational harm, or lost equipment or services revenue in connection with a significant issue with a third party’s product with which our products are integrated. Further, our insurance coverage may not be adequate to cover all related costs and we may not otherwise be fully indemnified for them. Any of the foregoing could have a material adverse effect on our competitive position, results of operations, financial condition, or liquidity.

17

Our customers may experience service failures or interruptions due to defects in the software, infrastructure, components or engineering system that compromise our products and services, or due to errors in product installation, any of which could harm our business.

Our products and services may contain undetected defects in the software, infrastructure, components or engineering system. Sophisticated software and applications, such as those adopted and offered by us in connection with or as a part of our eVTOL, drone, and avionics offerings, may contain “bugs” that can unexpectedly interfere with the software and applications’ intended operations. Our communication services may from time to time experience outages, service slowdowns or errors. Defects may also occur in components or processes used in our products or for our services.

There can be no assurance that we will be able to detect and fix all defects in the hardware, software and services we offer. Failure to do so could result in decreases in sales of our products and services, lost revenues, significant warranty and other expenses, decreases in customer confidence and loyalty, losing market share to our competitors, and harm to our reputation.

Our future success depends on the continuing efforts of our key personnel and on our ability to attract and retain highly skilled personnel and senior management.

Due to the specialized nature of our business, our future performance is highly dependent upon the continued services of our key technical personnel and executive officers, including the contributions of Captain Joseph D. Burns, our Chief Executive Officer, Dr. Chirinjeev Kathuria, our Executive Chairman, and John Uczekaj, our President and Chief Operating Officer, as well as other members of our management team, and the hiring, development, and retention of qualified technical, engineering, manufacturing, marketing, sales, and management personnel for our operations. The loss of services of any of these individuals could make it more difficult to achieve our business plans. Although we have executed employment agreements or offer letters with each member of our senior management team, these agreements are terminable at will with or without notice and, therefore, we may not be able to retain their services. We do not currently maintain “key person” life insurance on the lives of our executives. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals.

We aim to significantly increase our headcount in the near-term, but have experienced, and continue to experience, challenges hiring highly qualified personnel including engineers, pilots, skilled laborers, and security clearance holders. Currently, there is a shortage of pilots that could exacerbate over time as more pilots in the industry approach mandatory retirement age which will affect our Training segment. We expect these difficulties to continue in the future. In addition, the cost of labor remains high. Some candidates and new personnel may have job-related expectations that differ from our current workforce and are inconsistent with our corporate culture. With respect to existing personnel, some may become required to receive various security clearances and substantial training in order to work on certain programs or perform certain tasks. Necessary security clearances may be delayed, which may impact our ability to perform on our U.S. government contracts. We also may not be successful in training or developing qualified personnel with the requisite relevant skills or security clearances. Moreover, some of our employees are covered by collective bargaining agreements. If we have additional challenges renegotiating agreements or if our employees pursue new collective representation, then we could experience additional costs and/or be subject to work stoppages. Any of the above factors could seriously harm our business.

18

We rely on a limited number of suppliers in Canada and Europe for critical components and raw materials used to manufacture and develop our products. If we are forced to use suppliers outside these jurisdictions and, as a result, such materials become scarce or unavailable, or such suppliers fail, then we may incur delays in development, manufacture and delivery of our products, which could damage our business.

We obtain hardware components, raw materials, and various systems and subsystems from a limited group of suppliers located in Canada and Europe, some of which are sole source suppliers. We do not have long-term agreements with any of these suppliers that obligate them to continue to sell such components, materials, systems or subsystems to us. Our reliance on these suppliers involves significant risk and uncertainty, including whether such suppliers will provide an adequate supply of products of sufficient quality, will increase prices for the products and will perform their obligations on a timely basis. Changes in business conditions, wars, governmental changes, political intervention, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. For instance, global supply chain disruptions in 2021 and 2022 impacted our ability to procure raw materials, microelectronics, and certain commodities. These disruptions were driven by supply chain market constraints and macroeconomic conditions, including inflation and geopolitical conditions. In addition, current high inflation levels have increased material and component prices, labor rates, and supplier costs, and put pressure on our margins. Credit market conditions, including higher interest rates and the availability of credit, have impacted some of our suppliers and subcontractors as well. As a result of these procurement issues, the production flow in our factories has been negatively impacted, which has, in turn, hindered our ability to perform on our commitments to customers and negatively affected our results of operations.

The timing of the impacts of these supply chain risks and issues and our ability to mitigate them are uncertain and difficult to predict. However, we expect the current supply chain, inflation, price issues and potential tariffs and their negative impacts on our business to continue through the remainder of 2025. We expect to experience intermittent delays throughout 2025. Furthermore, the existing supply chain issues could be compounded by other events, such as an economic downturn; supplier capacity constraints for other reasons; supplier quality issues (for example, defects or fraudulent parts); supplier closing, bankruptcy, or financial difficulties; price increases for various reasons; and worsening shortages of raw materials or commodities, including as a result of war or other geopolitical actions, natural disaster (including the effects of climate change), health pandemic or other business continuity events, or transport and distribution issues, any of which could further negatively impact our ability to meet our commitments to customers or increase our operating costs and therefore incrementally affect our results of operations, financial condition, and liquidity.

Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are acceptable to us, or at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In addition, certain components and raw materials used in the development and manufacture of our products are periodically at risk of supply shortages, and our business is subject to the risk of price increases and periodic delays in delivery. If shortages occur and we are unable to obtain components from third party suppliers in the quantities and of the quality we require, on a timely basis and at acceptable prices, then we may not be able to timely complete development of or deliver our products on a timely or cost effective basis to our customers, which could cause customers to terminate their contracts with us, increase our costs and seriously harm our business, results of operations, prospects and financial condition. Moreover, if any of our suppliers become financially unstable, or otherwise unable or unwilling to provide us with raw materials or components, then we may have to find new suppliers. It may take several months to locate alternative suppliers, if required, or to redesign our products to accommodate components from different suppliers. Even if we are successful at locating alternative suppliers the costs of the components may be higher than the original supplier’s components or we may be required to purchase in larger quantities than we normally would, which may result in higher inventory levels than desired. We may experience significant delays in manufacturing and shipping our products to customers and incur additional development, manufacturing and other costs to establish alternative sources of supply if we lose any of these sources or are required to redesign our products. We cannot predict if we will be able to obtain replacement components within the time frames that we require at an affordable cost, if at all.

We do not control our suppliers’ labor or other compliance practices, including environmental, health and safety practices. If our current suppliers, or any other suppliers we may use in the future, violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

19

We rely on independent dealers and distributors to sell our Avionics products, and disruption to these channels would harm our business.

A significant portion of aftermarket sales in our Avionics segment are made through a worldwide network of independent dealers and distributors, which subjects us to many risks, including risks related to their inventory levels and support for our products. If dealers and distributors attempt to reduce their levels of inventory or if they do not maintain sufficient levels to meet customer demand, our sales could be negatively impacted.

Many of our dealers and distributors also sell products offered by our competitors. If our competitors offer our dealers and distributors more favorable terms, those dealers and distributors may de-emphasize or decline to carry our products. In the future, we may not be able to retain or attract a sufficient number of qualified dealers and distributors. If we are unable to maintain successful relationships with dealers and distributors or to expand our distribution channels, our business will suffer.

We currently, and may in the future, use and develop generative AI technologies throughout our business, which may expose us to certain regulatory and other risks that could adversely affect our results of operations and financial condition.

We use AI, machine learning and automated decision-making technologies, including proprietary AI and machine learning algorithms and models (“AI Technologies”) in our business. For example, AIRO Drone expects to operate drones in an AI-based commercial inspection service known as DaaS and build and operate a worldwide drone datacom network known as “AIRO-NET.” As with many technological innovations, there are significant risks involved in developing, maintaining and deploying these technologies and there can be no assurance that the usage of, or our investments in, such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability. In particular, if the models underlying our AI Technologies are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures; used without sufficient oversight and governance to ensure their responsible use; and/or adversely impacted by unforeseen defects, technical challenges, cybersecurity threats or material performance issues, the performance of our products, services and business, as well as our reputation, and the reputations of our customers, could suffer or we could incur liability resulting from the violation of laws or contracts to which we are party or civil claims. Finally, the overall regulatory framework for AI Technologies is rapidly evolving as many federal, state and foreign government bodies and agencies have introduced, or are currently considering, additional laws and regulations. Additionally, existing laws and regulations may be interpreted in ways that would affect the operation of our AI Technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.

If our information technology systems or data, or the third parties with whom we work, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions; litigation; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse consequences, risks which are amplified by our work for world governments.

In the ordinary course of our business, we and the third parties with whom we work may process proprietary, confidential, and sensitive data, including personal data, and third-party intellectual property.

In conjunction with defense procurements, some international customers require contractors to comply with industrial cooperation regulations, including entering into industrial participation, industrial development or localization agreements, sometimes referred to as offset agreements or offset contracts, as a condition to obtaining orders for our products and services. These offset agreements generally extend over several years and obligate the contractor to perform certain commitments, which may include in-country purchases, technology transfers, local manufacturing support, consulting support to in-country projects, investments in joint ventures and financial support projects, and preference for local suppliers or subcontractors. The customer’s expectations in respect of the scope of offset commitments can be substantial, including high-value content, and may exceed existing local technical capability. Failure to meet these commitments, which can be subjective and outside of our control, may result in significant penalties, and could lead to a reduction in sales to a country. Furthermore, some of our existing offset agreements are dependent upon the successful operation of joint ventures that we do not control and involve products and services that are outside of our core business, which may increase the risk of breaching our obligations, exposing us to compliance risks of the joint venture, and impairing our ability to recover our investment.

20

Cyberattacks, malicious internet-based activity, and online and offline fraud are prevalent and continue to increase. These threats are becoming increasingly difficult to detect and as a government contractor, these security threats are amplified. These threats come from a variety of sources, including traditional computer “hackers,” threat actors, personnel (such as through theft or misuse), “hacktivists,” organized criminal threat actors, sophisticated nation-states, and nation-state-supported actors. Some actors now engage and are expected to continue to engage in cyberattacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we and the third parties with whom we work may be vulnerable to a heightened risk of these attacks, including retaliatory cyberattacks that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our products. We and the third parties with whom we work may be subject to a variety of other evolving threats, including, but not limited to, social-engineering attacks (including through deep fakes, which may be increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing, credential harvesting, personnel misconduct or error, ransomware attacks, supply chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, attacks enhanced or facilitated by artificial intelligence, and other similar threats. In particular, ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, ability to provide our products and services, loss of data, loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack, it may be preferable to make extortion payments, but we may be unwilling or unable to do so (including, for example, if applicable laws prohibit such payments).

Additionally, hybrid and remote work has become more common and has increased risks to our information technology systems and data, as more of our employees utilize network connections, computers, and devices outside our premises or network, including working at home, while in transit, and in public locations. Future or past business transactions (such as acquisitions or integrations) could also expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

We rely upon third parties and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, encryption and authentication technology, employee email, and other functions. Our ability to monitor these third parties’ information security practices is limited, and these third parties may not have adequate information security measures in place. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or that of the third parties with whom we work have not been compromised. We may share or receive sensitive information with or from third parties.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information security systems (such as our hardware and/or software, including that of third parties with whom we work), but we may not be able to detect, mitigate, and remediate all such vulnerabilities including on a timely basis. It may also be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems.

Any of the previously identified or similar threats could cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties with whom we work. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to provide our products and services. We may expend significant resources or modify our business activities to try to protect against security incidents. Certain data privacy and security obligations require us to implement and maintain specific industry-standard or otherwise reasonable security measures to protect our information technology systems and sensitive information.

21

Applicable data security and public company disclosure obligations may require us, or we may voluntarily choose, to notify relevant stakeholders of certain security incidents, including affected individuals, customers, regulators and investors, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions can be costly, and the disclosures or the failure to comply with such applicable requirements, could lead to adverse consequences. If we (or a third party with whom we work) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss and other similar harms.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. In addition, our insurance coverage may not be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices or that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Sensitive information of us or our customers could also be leaked, disclosed, or revealed as a result of or in connection with our employee’s, personnel’s, or vendor’s with whom we work use of generative AI Technologies.

Our commercial aviation products, systems and services businesses are affected by global demand and economic factors that could negatively impact our financial results.

The operating results of our commercial aviation products, systems and services businesses – particularly our Electric Air Mobility and Avionics segments – have been and may in the future be adversely affected by downturns in the global demand for air travel, which impacts new aircraft production and orders, and global flying hours, which impacts air transport, regional and business aircraft utilization rates and pilot training needs. The aviation industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and international economies and is impacted by long-term trends in airline passenger and cargo traffic. The results of our commercial aviation businesses also depend on other factors, including general economic growth, political stability in both developed and emerging markets, pricing pressures, trends in capital goods markets and changes in OEM production rates.

Extreme weather, natural disasters and other adverse events could have a material adverse effect on our business, results of operations and financial condition.

Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations and financial condition to a greater degree than other air carriers.

The sizes of the markets for our current and future solutions may be smaller than we estimate.

Our estimates of the total addressable market for our current products and services are based on a number of internal and third-party estimates. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the total addressable market for our current or future products and services may prove to be incorrect. If the actual number of customers who will use our products and services, the price at which we can sell our products and services or the total addressable market for our products and services is smaller than we have estimated, it may impair our sales growth and have an adverse impact on our business, financial condition and results of operations.

22

The market for eVTOL aircraft and electric air mobility has not been clearly defined, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected, which may harm our business, financial condition, and results of operations.

The electric air mobility market is still emerging and has not been clearly defined. We are uncertain as to what extent market acceptance will grow, if at all. Our customers will likely initially launch operations in a limited number of metropolitan areas. The success of these markets, if any, and the opportunity for future growth in these and other markets may not be representative of the potential market for electric air mobility in other metropolitan areas. Our success will depend to a substantial extent on regulatory approval and availability of eVTOL technology, as well as the willingness of commuters and travelers to widely adopt air mobility as an alternative for ground transportation. If the public does not perceive electric air mobility as beneficial, or chooses not to adopt electric air mobility as a result of concerns regarding safety, affordability, value proposition or for other reasons, then the market for our aircraft may not develop, may develop more slowly than we expect or may not achieve the growth potential we expect. Any of the foregoing could materially adversely affect our business, financial condition, prospects, and results of operations.

We are still developing our eVTOL aircraft, have not yet obtained FAA certification of our eVTOL aircraft under development and we have yet to manufacture or deliver any aircraft to customers, which makes evaluating our business and future prospects difficult and increases the risk of investment.

We have a limited operating history in designing, developing, and working to certify an eVTOL aircraft. Our eVTOL aircraft is in the development stage, and we do not expect our first passenger production aircraft to be certified by the TCCA under existing CAR 529 Transport Category Rotorcraft airworthiness rules until 2031 or later and certification of our 33% downscaled cargo version to be certified under drone rules until 2027 or later. As a result, we have no experience as an organization in volume manufacturing of aircraft. Many of our current and potential competitors are larger and have substantially greater resources than we currently have or expect to have in the future. As a result, those competitors may be able to allocate greater resources to the development of their current and future technologies, the promotion and sale of their offerings, and/or offer their technologies at lower prices. Notably, our competitors may be able to receive Type, Airworthiness or Production certification from the FAA covering their eVTOL aircraft prior to us receiving such certifications. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We cannot assure you that we or our partners will successfully develop manufacturing and supply chain capabilities that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully commercialize our aircraft.

There may be reluctance by consumers to adopt a new form of mobility, or an unwillingness to pay aircraft operators’ projected prices.

Our growth is highly dependent upon the adoption by consumers of an entirely new form of mobility offered by eVTOL aircraft and the electric air mobility market. If consumers do not adopt this new form of mobility or are not willing to pay the projected prices for the aerial ridesharing services provided by our customers, our prospects, financial condition and operating results will be harmed. This market is new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, new aircraft announcements and changing consumer demands and behaviors. There may be heightened public skepticism of this nascent technology and its adopters. In particular, there could be negative public perception surrounding eVTOL aircraft, including the overall safety and the potential for injuries or death occurring as a result of accidents involving eVTOL aircraft, regardless of whether any such safety incidents involve our aircraft. Any of the foregoing risks and challenges could adversely affect our prospects, business, financial condition, and results of operations.

23

Our success in a given market will depend on our customers’ ability to develop a network of passengers and accurately assess and predict passenger demand and price sensitivity. Demand and price sensitivity may fluctuate based on a variety of factors, including macroeconomic factors, quality of service, negative publicity, safety incidents, corporate reporting related to safety, quality of customer support, perceived political or geopolitical affiliations, or dissatisfaction with our products and offerings in general. If the operators of our aircraft fail to attract passengers or fail to accurately predict demand and price sensitivity, it could reduce demand for our aircraft and harm our financial performance.

In addition, while our aircraft will be operating within the existing aviation airspace and infrastructure, long-term continued adoption of electric air mobility will depend on operators’ ability to develop and operate vertiports in desirable locations in metropolitan locations. Developing and operating vertiport locations will require permits and approvals from federal, state, and local regulatory authorities and government bodies, and operation of our aircraft will depend on such permits and approvals. If our operators are prohibited, restricted, or delayed from developing and operating desirable vertiport locations, then demand for our aircraft could decline and our business could be adversely affected.

We expect that a large driver of passenger demand for electric air mobility will be time savings when compared with alternative modes of transportation. Should operators of our aircraft be unable to deliver a sufficient level of time savings for passengers, or if expected time savings are impacted by delays or cancellations, it could reduce consumer demand and, in turn, demand for our aircraft. If demand does not materialize or falls, our business, financial conditions, prospects, and results of operations could be adversely affected.

Operators of our aircraft may be unable to reduce end-user pricing over time at rates sufficient to stimulate demand for our aircraft, drive expected growth and accomplish planned production.

Operators of our aircraft may not be able to successfully reduce end-user pricing over time to increase demand, address new market segments and develop a significantly broader customer base. We expect that initial end-user pricing may be most applicable to relatively affluent consumers, and operators will need to address additional markets and expand their customer demographic in order to further grow their electric air mobility business. If operators are unable to meet their end-user pricing projections, then demand for our aircraft will decline and we will be unable to meet our production plans, resulting in an increase in our per-unit costs, adversely affecting our results of operations.

Our aircraft may not perform at the level we expect, and may have design or manufacturing deficiencies, such as higher than expected noise profiles, lower payloads than initially estimated, shorter ranges and/or shorter useful lives than we anticipate.

Our aircraft may contain defects in design or manufacture that may cause them not to perform as expected or that may require repair. For example, our aircraft may have a higher noise profile than we expect or carry a lower payload or have a shorter maximum battery range than we estimate. Our aircraft also use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. There can be no assurance that we will be able to detect and fix any such defects in these products prior to their use. While we have performed extensive testing, in some instances we are still relying on projections and models to validate the projected performance of our aircraft. To date, we have been unable to validate the performance of our aircraft over the expected lifetime of the aircraft.

Accidents or safety incidents involving eVTOL aircraft, us or our competitors could have a material adverse effect on our business, financial condition, and results of operations.

Test flying prototype aircraft is inherently risky, and accidents or incidents involving our aircraft are possible. Urban environments may present particular challenges to the operators of UAS, such as an increased risk of collisions resulting in property damage, injury or death. As the usage of UAS has increased, the danger of such collisions has increased. Any such occurrence would negatively impact our development, testing and certification efforts, and could result in re-design, certification delay and/or postponements or delays to the sales of our aircraft. In addition, such occurrences could significantly damage the reputation of and support for UAS in general.

24

The operation of aircraft is subject to various risks, and we expect demand for our aircraft to be impacted by accidents or other safety issues regardless of whether such accidents or issues involve our aircraft. Such accidents or incidents could also have a material impact on our ability to obtain certification from the Civil Aviation Authorities for our aircraft, or to obtain such certification in a timely manner. Such events could impact confidence in a particular aircraft type or the air transportation services industry as a whole, particularly if such accidents or disasters were due to a safety fault. We believe that regulators and the general public are still forming their opinions about the safety and utility of aircraft that are highly reliant on lithium-ion batteries and/or advanced flight control software capabilities. An accident or other safety incident involving either our aircraft or a competitor’s aircraft during these early stages of opinion formation could have a disproportionate impact on the longer-term view of the emerging electric air mobility market.

Further, if our personnel, our aircraft or other types of aircraft are involved in a public incident, accident, catastrophe or regulatory enforcement action, we could be exposed to significant reputational harm and potential legal liability. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident, catastrophe or action. In the event that our insurance is inapplicable or inadequate, we may be forced to bear substantial losses from an incident or accident, which would adversely impact our business, results of operations and financial condition.

If we experience harm to our reputation and brand by customers, employees or operators, our business, financial condition, and results of operations could be adversely affected.

Continuing to increase the strength of our reputation and brand for high-performing, sustainable, safe and cost-effective electric air mobility is critical to our ability to attract and retain customers and partners. In addition, our growth strategy includes international expansion through joint ventures or other partnerships with local companies that would benefit from our reputation and brand recognition. The successful development of our reputation and brand will depend on several factors, many of which are outside of our control. Negative perception of our aircraft or company may harm our reputation and brand, including as a result of:

●	complaints or negative publicity or reviews about us, independent third-party aircraft operators, passengers, or other brands or events that we associate with, even if factually incorrect or based on isolated incidents;

●	our involvement during times of war and other major conflicts, including the current conflicts between Russia and Ukraine and in the Middle East;

●	changes to our operations, safety and security or other policies that customers, end-users or others perceive as overly restrictive, unclear or inconsistent with our values;

●	illegal, negligent, reckless or otherwise inappropriate behavior by operators or independent third parties involved in the operation of our business or by our management team or other employees;

●	actual or perceived disruptions or defects in our aircraft;

●	litigation over, or investigations by regulators into, our operations or those of our independent third-party aircraft operators;

●	a failure to operate our business in a way that is consistent with our values;

●	negative responses by independent third-party aircraft operators to new mobility offerings; or

●	any of the foregoing with respect to our competitors, to the extent such resulting negative perception affects the public’s perception of us or our industry as a whole.

Any of the foregoing could adversely affect our business, financial condition, and results of operations.

25

In order to reach production for our aircraft, we need to develop complex software and technology systems in coordination with our partners and suppliers, and there can be no assurance such systems will be successfully developed.

We anticipate that our aircraft will use a substantial amount of sophisticated software and hardware to operate. The development of such advanced technologies is inherently complex, and we will need to coordinate with our partners and suppliers in order to reach production for our aircraft. Defects and errors may be revealed over time and our control over the performance of third-party services and systems may be limited. If any of our partners and suppliers fail to adequately fulfill their obligations towards us or experience interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes or disruption of its supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered systems and parts, which would adversely affect our revenue and profitability and could jeopardize our ability to meet the demands of our program participants or develop the necessary software and technology systems may harm our competitive position.

We are relying on third-party partners to develop a number of emerging technologies for use in our products. These technologies are not currently, and may not ever be, commercially viable. There can be no assurances that our partners will be able to meet the technological requirements, production timing, and volume requirements to support our business plan. In addition, the technology may not comply with the cost, performance, useful life, and warranty characteristics that we anticipate in our business plan or may have performance problems related to mechanical or software defects. As a result, our business plan could be significantly adversely impacted, and we may incur significant liabilities under warranty claims, which could adversely affect our business, prospects, and results of operations.

We may not be able to produce aircraft in the volumes or on the timelines that we anticipate.

There are significant challenges associated with mass producing aircraft in the volumes that we are anticipating. The aerospace industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing aircraft, long lead times to bring aircraft to market from the concept and design stage, the need for specialized design and development expertise, extensive regulatory requirements, difficulty establishing a brand name and image, and the need to establish maintenance and service locations. As a manufacturer of electric aircraft, we face a variety of added challenges to entry that a traditional aircraft manufacturer would not encounter, including additional costs of developing and producing an electric powertrain, regulations associated with the transport of lithium-ion batteries and unproven high-volume consumer demand for a fully electric aerial mobility service. Additionally, we are developing production lines for components and at volumes for which there is little precedent within the traditional aerospace industry. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted, and our ability to grow our business will be harmed.

There can also be no assurance that our operator customers will not experience operational or process failures and other problems, including pilot error, cyberattacks or other intentional acts, that could result in potential safety risks. Any actual or perceived safety issues may result in significant reputational harm to the electric air mobility industry and, accordingly, our business, in addition to tort liability, increased safety infrastructure and other costs that may arise. Such issues could result in increased regulation or other systemic consequences. Adverse publicity affecting the industry and our reputation as a result of accidents, operational failures, or other safety incidents could have a material adverse effect on our business, financial condition, prospects, and results of operation. In addition, our aircraft may be grounded by regulatory authorities due to safety concerns that could have a material adverse impact on our business, financial condition, operating results and prospects.

We will also need to do extensive testing to ensure that the aircraft is in compliance with applicable TCCA safety regulations and other relevant regulations prior to beginning mass production. In addition to certification of the aircraft, we will be required to obtain TCCA approval to manufacture completed aircraft pursuant to a TCCA-approved type design (e.g., type certificate). Production approval involves initial TCCA manufacturing approval and extensive ongoing oversight of mass-produced aircraft. If we are unable to obtain production approval for the aircraft, or if TCCA imposes unanticipated restrictions as a condition of approval, our projected costs of production could increase substantially.

The timing of our production ramp is dependent upon finalizing certain aspects of the design, engineering, component procurement, testing, build out, and manufacturing plans in a timely manner and upon our ability to execute these plans within the current timeline. It is also dependent on being able to timely obtain TCCA certification. If we experience any delays in the execution of these plans or in obtaining TCCA certification, our business, prospects, operating results and financial condition will be negatively impacted.

26

Risks Related to Our U.S. Government Contracts

We are subject to extensive government regulation, and our failure to comply with applicable regulations may subject us to significant financial liability, penalties, and other government actions that restrict our ability to conduct our business.

As a contractor to the U.S. government and provider of various technologies, we are subject to and must comply with various government regulations that impact our revenue, operating costs, profit margins and the internal organization and operation of our business. We also need special security clearances and regulatory approvals to continue working on certain projects with the U.S. government. Our failure to comply with applicable regulations, rules and approvals, changes in the government’s interpretation of such regulations, rules and approvals as have been and are applied to our contracts, proposals or business or misconduct by any of our employees could result in financial liability, the imposition of fines and penalties, the loss of security clearances, a decrease in profitability, the loss of our government contracts or our suspension or debarment from contracting with the U.S. government generally, any of which could harm our business, financial condition, and results of operations. We are also subject to certain regulations of comparable government agencies in other countries, and our failure to comply with these non-U.S. regulations could also harm our business, financial condition or results of operations.

U.S. government agencies, including the FAA, the Defense Contract Audit Agency, the Defense Contract Management Agency and various agency Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s compliance with applicable laws, regulations and contract terms, regarding, among other things, contract pricing, contract performance, cost structure and business systems. U.S. government audits and investigations often take years to complete, and many result in no adverse action against us. Like many U.S. government contractors, we have received audit and investigative reports recommending the reduction of certain contract prices or that certain payments be repaid, delayed, or withheld, and may involve substantial amounts. Similarly, like other U.S. government contractors, audits and investigations also occur related to cost reimbursements that are based upon our final allowable incurred costs for each year. We have unaudited or unsettled incurred cost claims related to past years, which limits our ability to issue final billings on contracts for which authorized and appropriated funds may be expiring or can result in delays in final billings and our ability to close out a contract.

If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines or suspension or debarment from doing business with the U.S. government. Suspension or debarment could have a material adverse effect on us because of our dependence on contracts with the U.S. government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Similar government oversight and risks to our business and reputation exist in most other countries where we conduct business.

U.S. government contracts are frequently awarded only after formal, protracted competitive proposal processes and, in many cases, unsuccessful offerors for U.S. government contracts are provided the opportunity to protest contract awards through various agency, administrative and judicial channels. Competing for U.S. government contracts presents a number of risks, including the following:

●	the need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns;

27

●	the substantial cost and managerial time and effort that must be spent to prepare bids and proposals for contracts that may not be awarded to us;

●	the need to estimate accurately the resources and cost structure that will be required to service any contract we are awarded; and

●	the expense and delay that may arise if our competitors protest or challenge contract awards made to us pursuant to competitive bidding.

The U.S. military chooses winning proposals based on such factors as cost, certainty of fulfilling the needs of a specific task order, safety records, and other criteria stated in solicitations. For example, while our Training segment is an approved provider under U.S. military contracts with a limited number of competitors, the U.S. military periodically releases task order solicitations requesting specific services pursuant to a competitive process.

U.S. government contracts are subject to a competitive bidding process, are generally not fully funded at inception, and contain certain terms that may be unfavorable to us, which could result in contracts and opportunities consuming significant resources without generating revenue or profit.

U.S. government contracts typically involve long lead times for design and development, and are subject to significant changes in scheduling. Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination or reduction of funding for a government program would result in a loss of anticipated future revenue attributable to that program. In addition, U.S. government contracts generally contain provisions permitting termination, in whole or in part, at the government’s convenience. Because a substantial majority of our revenue is dependent on the procurement, performance and payment under our U.S. government contracts, the termination of one or more critical government contracts could have a negative impact on our results of operations and financial condition.

We rely to a significant degree on sales to the U.S. government, particularly to agencies of the DoD and a decline in government budgets, funding, changes in spending or budgetary priorities, or delays in contract awards may materially adversely affect our future revenue, business, financial condition, results of operations, cash flow and equity.

We derive a significant portion of our total sales from the U.S. government and its agencies, either as a prime contractor or subcontractor, particularly in connection with our Drones and Training segments. The DoD is our principal U.S. government customer. We believe that the success and growth of our business for the foreseeable future will continue to depend to a significant degree on our ability to win government contracts, in particular from the DoD. Additionally, the military and defense market is significantly dependent upon government budget trends, particularly the DoD budget. In addition to normal business risks, our supply of products to the U.S. government is subject to unique risks largely beyond our control. DoD budgets could be negatively impacted by several factors, including, but not limited to, a change in defense spending policy as a result of the presidential election or otherwise, the U.S. government’s budget deficits, spending priorities (for example, shifting funds to efforts to combat the impact of the pandemic or efforts to assist Ukraine in the Russia and Ukraine conflict), the cost of sustaining the U.S. military presence internationally, possible political pressure to reduce U.S. government military spending and the ability of the U.S. government to enact appropriations bills and other relevant legislation, each of which could cause the DoD budget to remain unchanged or to decline. In recent years, the U.S. government has been unable to complete its budget process before the end of its fiscal year, resulting in both governmental shutdowns and continuing resolutions providing only enough funds for U.S. government agencies to continue operating at prior- year levels. Further, if the U.S. government debt ceiling is not raised and the national debt reaches the statutory debt ceiling, the U.S. government could default on its debts. A significant decline in U.S. military expenditures could result in a reduction in the amount of our products sold to the various agencies and buying organizations of the U.S. government.

28

The U.S. government may modify, curtail or terminate one or more of our contracts.

The U.S. government contracting party may modify, curtail or terminate its contracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to fiscal constraints, changes in U.S. national security strategy and/or priorities or other reasons. Historically, our Training segment has received some U.S. government contract funding under programs designed to benefit “small businesses” as defined under certain provisions of the U.S. Small Business Administration (“SBA”) regulations. The SBA regulations address multiple different programs that have varying eligibility requirements. Moreover, the SBA regulations are subject to different interpretations, and the U.S. government may determine, under a changed interpretation, that we should no longer be classified as small. If the U.S. government made such a determination, it could terminate, cancel, or decide not to award options on existing agreements.

Any loss or anticipated loss or reduction of expected funding and/or modification, curtailment, or termination of one or more of our U.S. government contracts could have a material adverse effect on our earnings, cash flow and/or financial position, as well as our access to government testing facilities and/or our ability to secure pre-certification operating experience and/or revenues.

Our business may benefit in part from government funding, and our inability to receive such financial support could harm our business.

We may receive subsidies and grants from governments in some countries. These programs are subject to periodic review by the relevant governments, and if any of these programs are curtailed or discontinued, this could have a material adverse effect on our business, financial condition and results of operations. As the availability of government funding is outside our control, we cannot guarantee that we will continue to benefit from government support or that sufficient alternative funding will be available if we lose such support. For example, we previously entered into discussions with the federal and the provincial government of Quebec to provide funding for our aircraft development program and Quebec’s Minister of Economy and Innovation has conditionally agreed to financially support the program. The funding mechanisms have not yet been determined but it is anticipated that they would include grants and/or tax rebates. If we do not receive this funding, our aircraft development program could be adversely affected.

Additionally, a U.S. government contracting party may modify, curtail or terminate its contracts and subcontracts with us, without prior notice and either at its convenience or for default based on performance. In addition, funding pursuant to our U.S. government contracts may be reduced or withheld as part of the U.S. Congressional appropriations process due to changes in U.S. national security strategy and/or priorities, fiscal constraints, including enforceable spending caps, a sequester or a lack of funding available to pay incurred obligations, or for other reasons. Further uncertainty with respect to ongoing programs could result in the U.S. government financing its operations through temporary funding measures such as continuing resolutions rather than full-year appropriations. Any loss or anticipated loss or reduction of expected funding and/or modification, curtailment or termination of one or more large programs could have a material adverse effect on our financial position, results of operations and/or cash flows.

Shutdowns of the U.S. federal government could materially impair our business and financial condition.

The U.S. Congress may fund U.S. government departments and agencies with one or more continuing resolutions, which could delay new programs or competitions and/or negatively impact the execution of certain program activities. A lapse in appropriations for government departments or agencies would result in a full or partial government shutdown, which could impact our operations. In the event of a prolonged shutdown, requirements to furlough employees in the U.S. DoD, the Department of Transportation, including the FAA, or other government agencies could result in an impact to our operations, negatively impact future contracts, and/or cause other disruptions or delays. There is uncertainty regarding which government functions would shut down or continue operations during a lapse in appropriations, and corresponding uncertainty regarding the extent or magnitude of potential impacts to our operations. In March 2025, President Trump signed a continuing resolution that funds federal agencies through September 30, 2025. A continuing resolution authorizes federal agencies to operate generally at the same funding levels from the prior year, but typically does not authorize new spending initiatives during this period. If Congress is unable to enact formal fiscal year 2026 appropriation bills by September 30, 2025, it may pass another continuing resolution. However, if Congress fails to pass the formal appropriations bills or a continuing resolution, then the U.S. government would shut down during which federal agencies would cease all non-essential functions.

29

Risks Related to Legal and Regulatory Requirements

Many of our products and services are subject to local, state, federal and international regulatory frameworks that are costly to comply with, are subject to interpretation, may be dependent on political pressures and factors and/or are subject to change.

Many of the products we develop and manufacture are highly dependent on our ability to meet local, state, federal and international regulations. In particular, our ability to meet the certification requirements for our products in the United States and abroad could determine the ability to sell, deliver, and manufacture our products, and therefore, could impact our operating results. These regulations include design and manufacture of products and components. While a common framework exists among many regulatory authorities allowing for recognition of different regulatory approvals by other regulatory entities, often times there are differences that require additional validation to meet the requirements of a specific entity. The risk not only lies in the viability of a particular product but also the time to market. Delays in the process are not unusual and can lead to delays in bringing product to market. These delays could result in financial and competitive impacts on our operations. For a description of the regulatory frameworks that apply to our products and services, see the section titled “Business— Government Regulation.”

Our business is highly regulated and our ability to generate revenues and profit may be limited by regulatory restrictions and/or changes and the speed with which such restrictions and/or changes occur.

Aerospace manufacturers and aircraft operators are subject to extensive regulatory and legal requirements that involve significant compliance costs. The Civil Aviation Authorities may issue regulations relating to the operation of aircraft that could require significant expenditures. Implementation of the requirements created by such regulations may result in increased costs for our electric air mobility passengers and us. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of our operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising fares, reducing revenue and increasing costs. Moreover, the nature of and the speed with which these regulations are completed and implemented pose a risk for our financial performance and condition, timing of growth and overall potential. As a result, we cannot ensure that these and other laws or regulations enacted in the future will not have a negative impact on our business, financial condition, and results of operations.

Governments and regulatory agencies in the markets where we manufacture and sell drone products may enact additional regulations relating to product safety and consumer protection in the future, and may also increase the penalties for failure to comply with product safety and consumer protection regulations. In addition, one or more of our customers might require changes in our products, such as the non-use of certain materials, in the future. Complying with any such additional regulations or requirements could impose increased costs on our business. Similarly, increased penalties for non-compliance could subject us to greater expenses in the event any of our products were found to not comply with such regulations. Such increased costs or penalties could have a negative impact on our business, financial condition, and results of operations.

We are subject to the risks associated with conducting international business operations.

In addition to our U.S. operations, we also have international operations in Canada and Denmark, sell our products and services to international dealers and customers, including foreign governments and engage in sales and marketing efforts in many foreign jurisdictions. In international sales, we face substantial competition from both U.S. manufacturers and international manufacturers whose governments sometimes provide R&D assistance, marketing subsidies and other assistance for their products and services. International sales present risks that are different and potentially greater than those encountered in our U.S. business. In 2024, a majority of our total net sales were from international customers. International sales are subject to numerous political and economic factors, including changes in foreign national priorities, foreign government budgets, global economic conditions, and fluctuations in foreign currency exchange rates, the possibility of trade sanctions and other government actions, regulatory requirements, significant competition, taxation, and other risks associated with doing business outside the United States. Sales of military products and services and any associated industrial development (offset) agreements are subject to U.S. export regulations and foreign policy, and there could be significant delays or other issues in reaching definitive agreements for announced programs. See “—We cannot predict the consequences of future macroeconomic conditions or geopolitical events, but they may adversely affect market and economic conditions, the markets in which we operate, our ability to insure against risks, our operations or our profitability.”

30

Our international business is conducted through foreign military sales (“FMS”) contracted through the U.S. government and by direct commercial sales (“DCS”) to international customers. FMS contracts with the U.S. government are subject to the FAR and the DFARS. Because the U.S. government functions as an intermediary in FMS sales, we are reliant on the capacity and speed of the DoD’s administration of requests from non-U.S. countries to convert requests to sales. In contrast, DCS transactions represent sales directly to international customers and are subject to U.S. and foreign laws and regulations, including product testing, import-export control, economic sanctions, technology transfer restrictions, investments, taxation, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and other anti-corruption laws and regulations, and the anti-boycott provisions of the U.S. Export Control Reform Act of 2018. While we have extensive policies in place to comply with such laws and regulations, failure by us, our employees or others working on our behalf to comply with these laws and regulations could result in administrative, civil, or criminal liabilities, including suspension, debarment from bidding for or performing government contracts, or suspension of our export privileges, which could have a material adverse effect on us. We frequently team with international subcontractors and suppliers who also are exposed to similar risks.

We believe DCS transactions present a higher level of potential risks because they involve direct commercial relationships with parties with which we typically have less familiarity. Additionally, international procurement and local country rules and regulations, contract laws and judicial systems differ from those in the United States and, in some cases, may be less predictable than those in the United States, which could impair our ability to enforce contracts and increase the risk of adverse or unpredictable outcomes, including the possibility that certain matters that would be considered civil matters in the United States are treated as criminal matters in other countries.

Additionally, changes in regulatory, geopolitical, social, economic, or monetary policies and other factors, may have a material adverse effect on our business in the future, or may require us to exit a particular market or significantly modify our current business practices. Abrupt political change, terrorist activity and armed conflict pose a risk of general economic disruption in affected countries, including economic sanctions and export license requirements, which could also result in an adverse effect on our business and results of operations.

We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) personal data and other sensitive information, including proprietary and confidential business data, intellectual property, and sensitive third-party data. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

In conjunction with defense procurements, some international customers require contractors to comply with industrial cooperation regulations, including entering into industrial participation, industrial development or localization agreements, sometimes referred to as offset agreements or offset contracts, as a condition to obtaining orders for our products and services. These offset agreements generally extend over several years and obligate the contractor to perform certain commitments, which may include in-country purchases, technology transfers, local manufacturing support, consulting support to in-country projects, investments in joint ventures and financial support projects, and preference for local suppliers or subcontractors. The customer’s expectations in respect of the scope of offset commitments can be substantial, including high-value content, and may exceed existing local technical capability. Failure to meet these commitments, which can be subjective and outside of our control, may result in significant penalties, and could lead to a reduction in sales to a country. Furthermore, some of our existing offset agreements are dependent upon the successful operation of joint ventures that we do not control and involve products and services that are outside of our core business, which may increase the risk of breaching our obligations, exposing us to compliance risks of the joint venture, and impairing our ability to recover our investment.

31

In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). In the past few years, numerous U.S. states—including California, Virginia, Colorado, Connecticut, and Utah—have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018 (“CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future.

Outside the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security. For example, the European Union’s General Data Protection Regulation, the United Kingdom’s General Data Protection Regulation (collectively, the “GDPR”), and Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais) (Law No. 13,709/2018) impose strict requirements for processing personal data. In Canada, the Personal Information Protection and Electronic Documents Act and various related provincial laws, as well as Canada’s Anti-Spam Legislation, may apply to our operations.

Our employees and personnel use generative AI technologies to perform their work, and the disclosure and use of personal data in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use generative AI, it could make our business less efficient and result in competitive disadvantages. We use AI/machine learning to assist us in making certain decisions, which is regulated by certain privacy laws. Due to inaccuracies or flaws in the inputs, outputs, or logic of the AI/machine learning, the model could be biased and could lead us to make decisions that could bias certain individuals (or classes of individuals), and adversely impact their rights, employment, and ability to obtain certain pricing, products, services, or benefits.

In the ordinary course of business, we may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the European Economic Area (the “EEA”) and the United Kingdom (the “UK”) have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although there are currently various mechanisms that may be used to transfer personal data from the EEA and the United Kingdom to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the United Kingdom or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and the United Kingdom to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.

32

In addition to data privacy and security laws, we are contractually subject to industry standards adopted by industry groups and, we are, or may become subject to such obligations in the future. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. We publish privacy policies, marketing materials and other statements regarding data privacy and security. If these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.

Obligations related to data privacy and security (and consumers’ data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems, and practices and to those of any third parties that process personal data on our behalf. We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail to comply with such obligations, which could negatively impact our business operations.

If we or the third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to, loss of customers; inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

Our international operations require us to comply with U.S. and certain foreign anti-corruption laws and regulations, export and import controls, economic sanctions and embargoes. We could face liability and other serious consequences for violations, which could materially adversely affect our business and reputation.

We are subject to anti-corruption laws and regulations, including the Foreign Corrupt Practices Act (“FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act and other state and national anti-bribery laws in the countries in which we currently conduct activities, as well as those of any countries in which we may conduct activities in the future. Anti-corruption laws are interpreted broadly and generally prohibit companies and their employees, agents, contractors and other third-party collaborators from offering, promising, giving, soliciting, receiving, or authorizing others to give, solicit, or receive anything of value, either directly or indirectly through third parties, to any person in the public or private sector to obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We may engage third parties to sell our products or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals outside the United States. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors, and other partners, even if we do not explicitly authorize or have actual knowledge of such activities. Any violation of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences.

33

We are also subject to export control and import laws and regulations and economic and financial sanctions and trade embargoes, including the U.S. Export Administration Regulations (“EAR”) administered and enforced by the U.S. Department of Commerce, the International Traffic in Arms Regulations (“ITAR”) administered and enforced by the U.S. Department of State, U.S. Customs regulations, and various economic and financial trade sanctions regulations administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Controls, the U.S. Department of State, the United Nations Security Council, the EU and other relevant export controls and sanctions authorities.

Pursuant to these laws and regulations, we may be required, among other things, to (i) maintain a registration under the ITAR (which controls the export of defense-related items and services), (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology under U.S., EU and other applicable laws, and (iii) obtain licenses or other forms of government authorization to engage in the conduct of our business. Furthermore, U.S. export control laws and economic sanctions prohibit the provision of certain products and services to countries, governments and persons targeted by U.S. sanctions. EU sanctions and export controls operate in a similar manner. Changes in U.S., EU or foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our business as planned. Any changes in export control laws and regulations or U.S., EU and other government licensing policy may restrict our operations. For example, given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

Although we maintain policies, and have implemented procedures and safeguards, that are reasonably designed to maintain compliance with export controls, import laws, and economic and financial sanctions, there is no certainty that all of our employees or agents for which we may be held responsible, suppliers, manufacturers, contractors or collaborators, or those of our affiliates, will comply with all applicable anti-corruption, export and import control, and sanctions laws and regulations. Our global operations expose us to the risk of violating, or being accused of violating, export controls and economic and trade sanctions laws and regulations. Violations of these laws and regulations could result in significant penalties, including: civil fines; criminal sanctions against us, our officers, or our employees; imprisonment; the closing down of facilities, including those of our suppliers and manufacturers; disgorgement of profits; injunctions and debarment from government contracts; requirements to obtain export licenses; cessation of business activities in sanctioned countries; implementation of compliance programs; and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries, as well as difficulties in manufacturing or continuing to develop our products, and could materially adversely affect our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

We may be unable to source and sell our products profitably or at all if new trade protections are imposed or existing protections become more burdensome.

The United States and the countries in which our products are produced or sold have imposed and may impose additional quotas, duties, tariffs, or other measures, or may adversely adjust prevailing quota, duty, or tariff levels. Such actions could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made. Countries impose, modify, and remove tariffs and other trade measures in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs, customs, and other trade measures. Trade protections, including tariffs, quotas, safeguards, duties, and customs restrictions, could increase the cost or reduce the supply of products available to us, could increase shipping times, or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition, and results of operations.

34

Risks Related to Our Intellectual Property

If we fail to protect, or incur significant costs in defending or enforcing, our intellectual property and other proprietary rights, our business, financial condition, and results of operations could be materially harmed.

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We rely primarily on patents, trademarks, copyrights, trade secrets and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, a portion of our technology is not patented, and we may be unable or may not seek to obtain patent protection for this technology. In addition, the U.S. government has licenses for certain of our patents and certain other intellectual property that are developed or used in performance of government contracts, and it may use or authorize others to use such patents and intellectual property for government and other purposes. We co-own, with Centro Italiano Ricerche Aerospaziali Spca, US patents 9,983,023; 10,782,146; and 11,639,858, which describe technology related to determining angle of attack of an aircraft without a dedicated angle of attack sensor. As co-owner, Centro Italiano Ricerche Aerospaziali Spca may make, use, sell, offer for sale, or import the technology protected by these patents or authorize others to do so. If Centro Italiano Ricerche Aerospaziali Spca chooses to compete with us or sells any or all of these patents and/or grants licenses to any or all of such patents to our competitors, we would not be able to enforce our rights to the technology protected by these patents against such lawful owners or licensees. A subset of our patents are co-owned, and our co-owner may use or authorize others to use technology protected by such patents. Moreover, existing U.S. legal standards relating to the validity, enforceability and scope of protection of intellectual property rights offer only limited protection, may not provide us with any competitive advantages, and our rights may be challenged by third parties. The laws of countries other than the United States may be even less protective of our intellectual property rights. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property or otherwise gaining access to our technology. Unauthorized third parties may try to copy or reverse engineer our products or portions of our products or otherwise obtain and use our intellectual property. Moreover, many of our employees have access to our trade secrets and other intellectual property. If one or more of these employees leave our employment to work for one of our competitors, then they may disseminate this proprietary information despite our established procedures and policies to prevent such dissemination, which may as a result damage our competitive position. If we fail to protect our intellectual property and other proprietary rights, then our business, results of operations or financial condition could be materially harmed.

In addition, affirmatively defending our intellectual property rights and investigating whether any of our products or services violate the rights of others may entail significant expense. Our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, then the proceedings could result in significant expense to us and divert the attention and efforts of our management and technical employees, even if we prevail.

We may be sued by third parties for alleged infringement of their proprietary rights, which could be costly, time-consuming and limit our ability to use certain technologies in the future.

We may become subject to claims that our technologies infringe upon the intellectual property or other proprietary rights of third parties. Defending against, or otherwise addressing, any such claims, whether they are with or without merit, could be time-consuming and expensive, and could divert our management’s attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from these claims could require us to pay substantial amounts or obtain a license to continue to use the disputed technology, or otherwise restrict or prohibit our use of the technology. We cannot ensure that we would be able to: obtain from the third party asserting the claim a license on commercially reasonable terms, if at all; develop alternative technology on a timely basis, if at all; or obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected product. An adverse determination also could prevent us from offering our products to others. Infringement claims asserted against us may have a material adverse effect on our business, results of operations or financial condition.

35

Risks Related to Tax and Accounting Matters

Our ability to use our net operating loss carryforwards and certain tax credit carryforwards may be subject to limitation.

As of December 31, 2024 and 2023, we had aggregate U.S. federal and state net operating loss carryforwards of $79.0 million and $67.3 million, respectively, which may be available to offset future taxable income for U.S. income tax purposes. If not utilized, a portion of the net operating loss carryforwards may expire. Under Section 382 and 383 of the Internal Revenue Code of 1986, as amended, (the “Code”) an “ownership change” may limit the amount of our pre-change net operating loss carryforwards and certain other pre-change tax attributes that could be utilized annually to offset our future taxable income, if any. This limitation would generally apply in the event of a cumulative change in the equity ownership of certain stockholders of our company of more than 50 percentage points within a rolling three-year period. We have experienced, and may in the future experience, ownership changes as a result of shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change U.S. net operating loss carryforwards and other tax attributes to offset U.S. taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. Sales of our common stock by our existing stockholders or additional sales of our common stock by us could further limit our ability to use our U.S. net operating loss carryforwards and other tax attributes and have a material adverse effect on our results of operations in future years. Similar provisions of state tax law may also apply to limit our use of accumulated state tax net operating losses. Net operating losses arising in taxable years beginning after December 31, 2017 are not subject to expiration, but may not be carried back to prior taxable years, except that net operating losses generated in 2018, 2019 and 2020 may be carried back five taxable years. Additionally, the deductibility of such U.S. federal net operating losses is limited to no more than 80% of our taxable income (with certain adjustments) in any taxable year beginning after December 31, 2020.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to effectively remediate these material weaknesses, identify additional material weaknesses in the future, or otherwise fail to maintain effective internal control over financial reporting, then we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Any failure to maintain effective internal control over financial reporting could cause us to fail to accurately or timely report our financial condition or results of operations to meet our reporting obligations. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

As of June 30, 2025, December 31, 2024 and 2023, we had limited accounting personnel and other resources to address our internal control over financial reporting. In connection with the preparation of our consolidated financial statements for the years ended December 31, 2024 and 2023, material weaknesses were identified in the design and operating effectiveness of our internal control over financial reporting. In 2024, we identified material weaknesses due to ineffective information and communication controls, resulting in lack of timely identification and accounting for certain key debt and other agreements. During the course of the audit for the fiscal year ended December 31, 2024, a significant audit adjustment was identified due to improper application of the guidance under ASC 606, Revenue From Contracts With Customers. Further, we did not timely review our debt agreements and amendments for potential accounting implications, including debt extinguishments and modifications, as well as the potential accounting for other terms such as the stock interest charge. In 2023, we identified a material weakness in our internal control over financial reporting. As further discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we acquired six subsidiaries during the first two fiscal quarters of 2022. Several of these subsidiaries did not have adequate personnel to manage their accounting functions and did not maintain a segregation of duties between different roles at their organizations. In addition, in the course of preparing our consolidated financial statements for the periods in which the acquisitions occurred, we did not have an effective risk assessment process that successfully identified and assessed risks of material misstatement to ensure controls were designed and implemented to respond to those risks, and we did not have an effective monitoring process to assess the consistent operation of internal control over financial reporting and remediate known control deficiencies. As a result of these deficiencies, we did not effectively implement and operate process-level control activities related to the accounting and reporting for the six acquisitions, including the fair value of our common stock issued in certain of the transactions, resulting in the restatement of our consolidated financial statements as of and for the year ended December 31, 2022, as well as our unaudited condensed consolidated financial statements for the six-month period ended June 30, 2022, the nine-month period ended September 30, 2022, the three-month period ended March 31, 2023, the six-month period ended June 30, 2023 and the nine-month period ended September 30, 2023. Due to the delays we have experienced in securing funding, we have not been able to hire and train sufficient staff at certain subsidiaries to remediate the previously identified material weaknesses in our internal control over financial reporting.

36

While we have made changes to our accounting processes and other internal controls and engaged additional accounting personnel in an effort to remediate the foregoing material weaknesses and in preparation for operating as a public company, we cannot assure that the measures we have taken to date, actions we continue to take, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to these material weaknesses and restatement of our condensed consolidated financial statements or to avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our consolidated financial statements would not be prevented or detected on a timely basis.

If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by Nasdaq, the Securities and Exchange Commission (“SEC”) or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

A failure to establish and maintain an effective system of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. For example, as we have prepared to become a public company, we have worked to improve controls around our key accounting processes and quarterly close process. To maintain and enhance the effectiveness of our disclosure controls and internal control over financial reporting, we anticipate allocating significant resources, including accounting-related costs and investments, to strengthen our accounting systems.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.

37

Further, weaknesses in our disclosure controls and internal control over financial reporting have occurred in the past and may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our condensed consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a decline in the trading price of our common stock.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, which are subject to change, and we could be obligated to pay additional taxes, which would harm our results of operations.

We are or may be subject to income and non-income taxation in the United States under federal, state, and local jurisdictions and in certain foreign jurisdictions in which we operate. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new or revised tax laws or revised interpretations of existing tax laws (which may have retroactive effect), policies and precedents by taxing authorities and courts in various jurisdictions. The authorities in these jurisdictions could review our tax returns or require us to file tax returns in jurisdictions in which we are not currently filing and could impose additional tax, interest and penalties. In addition, the authorities could claim that various withholding requirements apply to us or our subsidiaries, assert that benefits of tax treaties are not available to us or our subsidiaries, or challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a determination were to be made, we could be required to pay additional taxes and interest and penalties. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and harm our business and results of operations.

38

Future changes in financial accounting standards or practices may cause adverse and unexpected revenue fluctuations and adversely affect our reported results of operations.

Future changes in financial accounting standards may cause adverse, unexpected revenue fluctuations and affect our reported financial position or results of operations. Financial accounting standards in the United States are constantly under review and new pronouncements and varying interpretations of pronouncements have occurred with frequency in the past and are expected to occur again in the future. As a result, we may be required to make changes in our accounting policies. Those changes could affect our financial condition and results of operations or the way in which such financial condition and results of operations are reported. Compliance with new accounting standards may also result in additional expenses. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from business activities to compliance activities. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.” As an emerging growth company, the JOBS Act allows us to delay adoption of new or revised accounting standards applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. However, we may elect to early adopt any new or revised accounting standards whenever such early adoption is permitted for non-public companies. We may take advantage of these exemptions up until the time that we are no longer an emerging growth company.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not continue to develop or be sustained.

Prior to the IPO, there was no public market for our common stock. An active trading market for our shares may not continue to develop or be sustained. The lack of an active market may impair the value of your shares, your ability to sell your shares at the time you wish to sell them and the prices that you may obtain for your shares. Further, an inactive trading market for our shares may also impair our ability to raise capital by selling shares of our common stock or enter into strategic partnerships and transactions by issuing our shares of common stock as consideration. If an active trading market for our common stock does not continue to develop, or is not sustained, you may not be able to sell your shares quickly or at the market price, or at all, and it may be difficult for you to sell your shares without depressing the market price for our common stock.

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock has been, and after the closing of this offering, is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to effectively manage our growth;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of our common stock by us or our stockholders in the future;

●	low trading volume of our common stock, which may impair our ability to raise capital or enter into strategic collaborations and acquisitions by using our common stock as consideration;

39

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for aerospace and defense companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors, as well as local or global socio-economic and political factors, including the conflicts between Russia and Ukraine and in the Middle East, may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock after the closing of this offering does not exceed the price you paid for them, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Furthermore, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock. See the section titled “Dividend Policy” for additional information.

Our principal stockholders and management own a significant percentage of our stock and are able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors and their affiliates, as well as our principal stockholders will beneficially hold approximately 42.5% of our outstanding voting stock as of June 30, 2025, after giving effect to the Stock Repurchase. These stockholders, acting together, are able to significantly influence all matters requiring stockholder approval. For example, these stockholders are able to significantly influence elections of directors, amendments of our governing documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

Our management team has limited experience managing a public company.

Most of the members of our management team have limited to no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team has not worked together at prior companies that were publicly traded. Our management team may not successfully or efficiently manage their new roles and responsibilities. Our transition to being a public company subjects it to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could have a material adverse effect on our business, financial condition and results of operations.

40

Future issuances of debt or equity securities may adversely affect us, including the market price of our common stock, and may be dilutive to existing stockholders.

In the future, we may incur debt or issue equity-ranking senior to our common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to existing stockholders.

Any issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plan or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plan. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock, including as a result of the exercise of any warrants to purchase shares of common stock, may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of stockholders intend to sell shares of our common stock, could reduce the market price of our common stock. In connection with this offering, Cantor, as representative of the several underwriters of the IPO, has agreed to waive the IPO lock-up restrictions applicable to us for purposes of this offering. Also in connection with this offering and the entry into a stock purchase agreement among the Company and certain of the Company’s stockholders relating to the Stock Repurchase (the “Purchase Agreement”), Cantor has waived the restrictions under the IPO lock-up agreements applicable to the stockholders participating in the Stock Repurchase, including certain of our directors and executive officers and their affiliates, solely with respect to the sale of shares to the Company pursuant to the Purchase Agreement. The remaining shares held by such participants and not sold pursuant to the Purchase Agreement will be locked up under new lock-up agreements that will expire 120 days after the date of this prospectus. After the closing of this offering, we will have 29,710,503 shares of common stock outstanding, after giving effect to the Stock Repurchase. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. Substantially all of the remaining 11,430,163 shares of common stock outstanding are restricted as a result of securities laws, market standoff provisions or lock-up agreements, but will become eligible to be sold on December 9, 2025 pursuant to the lock-up agreement entered into in connection with the IPO.

We have registered all shares of common stock subject to equity awards issued or reserved for future issuance under our equity compensation plans on a registration statement on Form S-8. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates under Rule 144 under the Securities Act, market standoff provisions and lock-up agreements. Any sales of securities by these stockholders could have a negative impact on the trading price of our common stock.

If you purchase common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Net tangible book value represents the amount by which our total assets (net of goodwill, right-of-use operating lease assets and deferred offering costs) exceed our liabilities. Based on an assumed public offering price of $20.94 per share (the last reported sale price of our common stock on Nasdaq on September 5, 2025), you will experience immediate dilution of $18.59 per share as of June 30, 2025 representing the difference between our as adjusted tangible book value per share, after giving effect to this offering and the Stock Repurchase. This dilution is due to our investors who purchased shares prior to this offering having paid a price for their shares that is substantially less than the price offered to the public in this offering, as well as the exercise of stock options granted to our employees. To the extent any outstanding options are exercised, you will experience further dilution. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares purchased in this offering in the event of a liquidation. See the section titled “Dilution” for additional information.

41

Future sales, or the perception of future sales, by us or our stockholders in the public market after this offering could cause the market price for our common stock to decline.

The sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Pursuant to our 2025 Plan, our management is authorized to grant stock options and other equity-based awards to our employees, directors and consultants. Additionally, the number of shares of our common stock reserved for issuance under our 2025 Plan will automatically increase on January 1 of each calendar year, beginning on January 1, 2026 and continuing through and including January 1, 2035, by 3% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our board of directors. Unless our board of directors elects not to increase the number of shares available for future grant each year, our stockholders may experience additional dilution, which could cause our stock price to fall.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our securities issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

We are an emerging growth company and a smaller reporting company and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company until December 31, 2030. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	not being required to comply with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements;

●	the ability to elect to defer compliance with new or revised accounting standards until such standards would apply to private companies;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We have taken advantage of the reduced reporting burdens in this prospectus and the information we provide to stockholders will be different than the information that is available with respect to other public companies that are not emerging growth companies. For example, in this prospectus we have only included two years of audited financial statements and have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. It is possible that this may cause investors to find our common stock less attractive. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be reduced or more volatile.

42

Even following the termination of our status as an emerging growth company, we may be able to take advantage of the reduced disclosure requirements applicable to “smaller reporting companies,” as that term is defined in Rule 12b-2 of the Exchange Act, and, in particular, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. To the extent that we are no longer eligible to use exemptions from various reporting requirements, we may be unable to realize our anticipated cost savings from these exemptions, which could have a material adverse impact on our operating results.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, after giving effect to the Stock Repurchase, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. We expect that we will use the net proceeds of this offering as set forth in the section titled “Use of Proceeds.” However, our use of these proceeds may differ substantially from our current plans. The failure by our management to apply these funds effectively could result in financial losses that could have a negative impact on our business, cause the price of our common stock to decline and delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that the board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then outstanding common stock;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

●	divide our board of directors into three classes;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

43

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

●	do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

●	provide that special meetings of our stockholders may be called only by the Chairman of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, requires approval by the holders of at least 66-2/3% of our then-outstanding common stock.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult or costly for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

For information regarding these and other provisions, see the section titled “Description of Capital Stock.”

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and any appellate court therefrom are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action that is based upon a violation of a duty owed by any current or former director, officer, other employee or stockholder, to us or our stockholders; (iii) any claim or cause of action against us or any current or former director, officer or other employee, arising out of or pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws (including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against us or any current or former director, officer or other employee, governed by the internal-affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendant; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in foregoing clauses (i) through (vi) would violate applicable law, then the United States District Court for the District of Delaware shall be the sole and exclusive forum for such claim or cause of action. These provisions do not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Additionally, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation further provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there is uncertainty as to whether the provisions will be enforced by a court in those other jurisdictions.

44

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits and result in increased costs for investors to bring a claim. If a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

If securities analysts do not publish research or reports about our business or if they downgrade our common stock or our sector, our common stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade our common stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of these analysts ceases to cover us or fails to initiate coverage or publish reports on us regularly, we could lose visibility in the market, which in turn could cause our common stock price or trading volume to decline.

General Risk Factors

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Act, Nasdaq listing requirements and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of the Sarbanes-Oxley Act we will be required to furnish a report by our management on our internal control over financial reporting beginning with our second filing of an Annual Report on Form 10-K with the SEC after we become a public company. However, while we remain an emerging growth company or smaller reporting company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. In addition, if we identify one or more material weaknesses as a result of this implementation and evaluation process, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

45

Our business and financial performance could be adversely affected by inflation.

Until recently, the inflation rate has generally been low in the geographies where we operate. However, recently, the inflation rate in the United States reached a 40-year high, primarily as a result of higher energy costs and global supply chain disruptions. In the event of a significant increase in consumer prices, particularly over an extended period of time, customer demand for our products and services could be adversely affected and we could experience lower than expected sales. In addition, if any of our suppliers implemented price increases in response to higher raw material, labor, and energy costs or otherwise, we may not be able to pass along such price increased to our customers and our profitability may be reduced. The occurrence of any of these events could have a material adverse effect on our business, financial condition, and results of operations.

We cannot predict the consequences of future macroeconomic conditions or geopolitical events, but they may adversely affect market and economic conditions, the markets in which we operate, our ability to insure against risks, our operations or our profitability.

The global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, supply chain constraints, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic stability. For instance, ongoing instability and current conflicts in global markets, including in Eastern Europe, the Middle East and Asia, and the potential for other conflicts and future terrorist activities, as well as other recent geopolitical events throughout the world, including new or increased tariffs and potential trade wars, have created and may continue to create economic and political uncertainties and impacts that could have a material adverse effect on our business, operations, and profitability. We have not experienced, and do not anticipate, any disruption in our supply chain or other business operations due to the ongoing conflict in Ukraine. As the conflict expands or contracts, diminished sales would have little or no impact on our financial position, while increased sales would be reflected in increased revenue. Sanctions imposed by the United States and other countries in response to military conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. If credit in financial markets outside of the United States tightened, it could adversely affect the ability of our international customers and suppliers to obtain financing and could result in a decrease in or cancellation of orders for our products, systems and services or impact the ability of our customers to make payments. In addition, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. However, notwithstanding our current and anticipated position, these types of matters can cause uncertainty in financial markets and may significantly increase the political, economic and social instability in geographic areas in which we operate now or may operate in the future. The extent of the impact of these conditions on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, as well as that of third parties upon whom we rely, will depend on future developments which are uncertain and cannot be predicted. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current suppliers or other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

Our quarterly results of operations, revenues and cash flows may fluctuate from period to period due to a number of factors, which makes predicting financial results difficult.

We expect our quarterly results of operations to continue to fluctuate due to a number of factors, including as a result of supply chain issues, product introduction schedules, competitive products entering the market and the seasonality and uneven sales patterns of our OEM customers.

For example, a portion of sales in our Avionics segment is made to OEMs, and we expect that a large portion of the Avionics segment’s OEM sales in the future will consist of sales of products to a customer operating in the eVTOL market. We are subject to changes in buying patterns among our OEM customers, including unpredictable circumstances such as failed certifications and delayed production schedules. Significant delays to the certification and production of the OEM aircraft could delay revenues to future years and may result in cancelled orders by the OEM’s customers, which could have a material adverse effect on our business, results of operations and financial condition. As a result of these and other factors, quarter-to-quarter comparisons of our results of operations may not be reliable indicators of our future performance.

Conflicts of interest may arise because some members of our board of directors are representatives of our principal stockholders.

Certain of our principal stockholders or their affiliates are venture capital funds or other investment vehicles that could invest in entities that directly or indirectly compete with us. As a result of these relationships, when conflicts arise between the interests of the principal stockholders or their affiliates and the interests of other stockholders, members of our board of directors that are representatives of the principal stockholders may not be disinterested.

46

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical facts, including statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, financing needs, plans or intentions relating to markets, and business trends and other information contained in this prospectus are forward-looking statements, including statements about:

●	our ability to grow and manage growth profitably;

●	our financial and business performance and business metrics;

●	our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●	the implementation, market acceptance and success of our business model;

●	our market opportunity and the potential growth of that market;

●	our ability to compete effectively in a competitive industry;

●	our ability to protect and enhance our corporate reputation and brand;

●	the impact from future regulatory, judicial, and legislative changes in our industry;

●	our ability to effect our growth strategies, and make acquisitions, form joint ventures or make investments in companies and technologies successfully; and

●	our future capital requirements and sources and uses of cash.

These statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. The following factors, among others, may cause actual results to differ materially from those expressed or implied in our forward-looking statements:

●	our failure to comply with covenants under debt instruments;

●	our ability to successfully integrate the businesses and personnel of acquired companies and businesses, including those acquired in the Put-Together Transaction, and our ability to realize the anticipated synergies and benefits of such acquisitions;

●	our ability to keep pace with technological advances and our dependance on advances in technology by other companies, many of which have substantially greater resources than we do;

●	our inability to acquire additional aircraft to support our Training segment on acceptable terms or at all;

●	the impact that our customers may experience from service failures or interruptions due to defects in the software, infrastructure, components or engineering system that comprise our products and services, or due to errors in product installation;

●	our dependence on the continuing efforts of our key personnel and on our ability to attract and retain highly skilled personnel and senior management;

●	that we have identified material weaknesses in our internal control over financial reporting which, if not corrected, could affect the reliability of our consolidated financial statements;

47

●	our failure to comply with applicable government regulations;

●	any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees, including shortages in components for our products;

●	our significant reliance on sales to the U.S. government, particularly to agencies of the DoD and a decline in government budgets, funding, changes in spending or budgetary priorities, or delays in contract awards;

●	changes in the supply, demand and/or prices for our products and services and our ability to perform under existing contracts and obtain new contracts;

●	the complexities and uncertainty of obtaining and conducting international business, including export compliance and other reporting and compliance requirements;

●	the impact of potential security and cyber threats or the risk of unauthorized access to our, our customers’ and/or our suppliers’ information and systems;

●	our ability to respond and adapt to changes in economic, capital market, and political conditions in the U.S. and globally, such as from the global sanctions and export controls with respect to Russia, and any changes therein, and including changes related to financial market conditions, banking industry disruptions, fluctuations in commodity prices or supply (including energy supply), inflation, interest rates and foreign currency exchange rates, disruptions in global supply chain and labor markets, and geopolitical risks, including in the Middle East and Ukraine;

●	failure to develop new products or integrate new technology into current products;

●	unfavorable results in legal proceedings;

●	our anticipated use of the net proceeds from this offering;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

●	our expectations regarding the period during which we qualify as an emerging growth company and smaller reporting company.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target” or “will” or the negative of these terms or other similar expressions intended to identify statements about the future. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements in this prospectus by these cautionary statements.

48

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or other publicly available information, as well as other information based on our internal sources. While we believe the industry and market data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and other publicly available information. None of the industry publications referred to in this prospectus were prepared on our or on our affiliates’ behalf or at our expense. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.

The sources of certain statistical data, estimates and forecasts contained in this prospectus are the following independent industry publications, reports and other publicly available information:

●	Drone Market Size, Share & Trends Analysis Report By Component (Hardware, Software, Services), By Product, By Technology, By Payload Capacity, By Power Source, By End-use, By Region, And Segment Forecasts, 2024–2030, Grand View Research, 2024 (the “Grand View Drone Report”).

●	U.S. Pilot Training Market Size, Share & COVID-19 Impact Analysis, By Type (Fixed-wing Pilot Training, Rotary-wing Pilot Training, and UAV Pilot Training), By Application (Civil and Military), and Regional Forecast, 2023–2030, Fortune Business Insights, updated December 30, 2024 (the “Fortune U.S. Pilot Training Report”).

●	Military Drones Market Size, Share, and Trends Analysis: 2024–2034, Precedence Research, updated November 5, 2024 (the “Precedence Military Drones Report”).

●	Urban Air Mobility eVTOL/Urban Air Mobility TAM Update: A Slow Take-Off, But Sky’s the Limit, Morgan Stanley, May 6, 2021 (the “Morgan Stanley Report”).

49

DIVIDEND POLICY

We have never declared or paid, and do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

50

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $67.5 million (or approximately $77.8 million if the underwriters exercise their option to purchase additional shares in full) from the sale of the shares of our common stock offered by us in this offering, assuming a public offering price of $20.94 per share, the last reported sale price of our common stock on Nasdaq on September 5, 2025, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use (i) approximately $16.0 million of the net proceeds from this offering to effect the Stock Repurchase, assuming a public offering price of $20.94 per share, the last reported share price of our common stock on Nasdaq on September 5, 2025, after deducting estimated underwriting discounts and commissions, and (ii) the remainder primarily to fund growth initiatives and pursue opportunistic acquisitions of complementary businesses, products, services or technologies that algin with our strategic objectives. At this time, we do not have any binding agreements or commitments to enter into any material acquisitions. Any remaining proceeds will be used for general corporate purposes, including working capital and ongoing operational needs.

In addition, if the underwriters exercise their option to purchase additional shares, we intend to use a portion of the net proceeds to purchase up to an additional 301,312 shares in the Stock Repurchase. Any remaining proceeds after effecting the Stock Repurchase will be used for general corporate purposes, including working capital and ongoing operational needs.

Our management will have broad discretion in the application of the net proceeds from this offering after giving effect to the Stock Repurchase, and investors will be relying on the judgment of our management regarding the application of those net proceeds. Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment-grade instruments, medium term securities, certificates of deposit or direct or guaranteed obligations of the United States.

51

CAPITALIZATION

The following table sets forth our cash and restricted cash and capitalization as June 30, 2025:

●	on an actual basis; and

●	on an as adjusted basis, giving effect to the sale of 3,500,000 shares of our common stock in this offering at an assumed public offering price of $20.94 per share, the last reported sale price of our common stock on Nasdaq on September 5, 2025, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and application of the net proceeds, including the Stock Repurchase, and assuming no exercise by the underwriters of the option to purchase additional shares.

The as adjusted information below is illustrative only, and our cash and restricted cash and capitalization following the closing of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read the information in this table together with our consolidated financial statements and related notes included elsewhere in this prospectus and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information contained in this prospectus.

	As of June 30, 2025
	Actual	As Adjusted
	(in thousands, except share and per share data)
Cash	$40,342	$91,792
Restricted Cash	194	194
Current indebtedness(1)	$28,192	$28,192
Long term indebtedness	848	848
Stockholders’ equity:
Common stock, par value $0.000001 per share; 1,000,000,000 authorized, 27,025,503 shares issued and outstanding, actual; 30,525,503 shares issued and 29,710,503 shares outstanding, as adjusted	-	-
Additional paid-in capital	873,380	940,872
Accumulated other comprehensive loss	8,736	8,736
Treasury stock, at cost; zero shares actual; 815,000 shares, as adjusted	-	(16,042)
Accumulated deficit	(202,556)	(202,556)
Total stockholders’ equity	679,560	731,010
Total capitalization(2)	$708,600	$760,050

(1)	Reflects $5.6 million of related party borrowings, $8.1 million of current maturities of debt, $3.8 million of investor notes at fair value, $9.7 million of accrued deferred compensation, and $1.0 million due to the sellers of Sky-Watch.

(2)	Includes current and long-term indebtedness and stockholders’ equity.

The information in the table above excludes:

●	305,367 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2025, under the Legacy Plan, with a weighted-average exercise price of $8.59 per share;

●	254,010 shares of contingent restricted stock awards outstanding as of June 30, 2025;

●	66,026 shares of our common stock issuable upon the exercise of warrants to purchase our common stock outstanding as of June 30, 2025 at a weighted average exercise price of $16.83 per share;

●	87,941 shares of our common stock issuable upon the vesting of restricted stock awards under the 2025 Plan;

●	345,000 shares of our common stock issuable upon the exercise in full of the Underwriters’ Warrants;

●	1,812,059 shares of our common stock reserved for future issuance under the 2025 Plan as of June 30, 2025, as well as any future increases, including annual automatic evergreen increases in the number of shares of our common stock reserved for future issuance under the 2025 Plan;

●	204,574 shares of our common stock issued subsequent to June 30, 2025 under the 2025 Plan as deferred compensation to certain employees; and

●	71,319 shares of our common stock issued subsequent to June 30, 2025, pursuant to the Aspen Carveout Plan.

52

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

As of June 30, 2025, our historical net tangible book value was $18.5 million, or $0.68 per share of our common stock. Our historical net tangible book value per share represents the amount of our total assets (net of goodwill, intangible assets, right-of-use operating lease assets and deferred offering costs) less our total liabilities, divided by the total number of shares of our common stock outstanding as of June 30, 2025.

After giving effect to the sale of 3,500,000 shares in this offering at an assumed public offering price of $20.94 per share, the last reported sale price of our common stock on Nasdaq on September 5, 2025, and further assuming the receipt of the estimated net proceeds of $67.5 million (after deducting underwriting discounts and commissions and estimated offering expenses) and consummation of the Stock Repurchase, our as adjusted net tangible book value as of June 30, 2025, would have been approximately $70.0 million, or $2.35 per share. This represents an immediate increase in the net tangible book value of $1.67 per share to our existing stockholders and an immediate dilution (i.e., the difference between the offering price and the as adjusted net tangible book value after this offering) to new investors purchasing shares in this offering of $18.59 per share.

The following table illustrates the per share dilution to new investors purchasing shares in this offering:

Assumed offering price per share		$20.94
Historical net tangible book value per share as of June 30, 2025	$0.68
Increase in historical net tangible book value per share as of June 30, 2025 attributable to investors participating in this offering and the Stock Repurchase	1.67
As adjusted net tangible book value per share after this offering and the Stock Repurchase		2.35
Dilution per share to new investors participating in this offering		$18.59

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, and assuming a portion of the net proceeds are used to consummate the additional Stock Repurchase, the net tangible book value after the offering would be $2.48 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be $1.80 per share, and the dilution per share to new investors would be $18.46 per share, in each case assuming the public offering price of $20.94 per share, the last reported sales price of our common stock on the Nasdaq Global Market on September 5, 2025, remains the same and after deducting the underwriting discounts and commissions payable by us.

Except as otherwise indicated, the discussion and the tables above exclude:

●	305,367 shares of our common stock issuable upon the exercise of stock options outstanding as of June 30, 2025, under the Legacy Plan, with a weighted-average exercise price of $8.59 per share;

●	254,010 shares of contingent restricted stock awards outstanding as of June 30, 2025;

●	66,026 shares of our common stock issuable upon the exercise of warrants to purchase our common stock outstanding as of June 30, 2025 at a weighted average exercise price of $16.83 per share;

●	87,941 shares of our common stock issuable upon the vesting of restricted stock awards under the 2025 Plan;

●	345,000 shares of our common stock issuable upon the exercise in full of the Underwriters’ Warrants;

●	1,812,059 shares of our common stock reserved for future issuance under the 2025 Plan as of June 30, 2025, as well as any future increases, including annual automatic evergreen increases in the number of shares of our common stock reserved for future issuance under the 2025 Plan;

●	204,574 shares of our common stock issued subsequent to June 30, 2025 under the 2025 Plan as deferred compensation to certain employees; and

●	71,319 shares of our common stock issued subsequent to June 30, 2025, pursuant to the Aspen Carveout Plan.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that stock options are exercised, restricted stock awards are vested and settled or we issue additional shares of our common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

53

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, together with related notes thereto, and the unaudited condensed consolidated financial statements as of June 30, 2025 and for the three and six-month periods ended June 30, 2025 and 2024 which have been prepared in accordance with GAAP. Some of the information contained in this discussion and analysis includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a technologically differentiated aerospace, autonomy, and air mobility platform targeting 21st century aerospace and defense opportunities. We leverage decades of industry expertise and connections across the drone, aviation, and avionics markets to provide leading solutions to the aerospace and defense market. We offer connected and diversified solutions providing operational synergies across our segments and are powered by an international footprint as well as supplier and public sector relationships. Supported by complementary and innovative technologies, we believe we bring a unique value proposition to the market and are well-positioned to become a differentiated leader in the industry.

Our business is organized into four operating segments, each of which represents a critical growth vector in the aerospace and defense market: Drones, Avionics, Training, and Electric Air Mobility. These four segments collectively target a combined total addressable market estimated to be over $315.4 billion by 2030.

Drones. The Drones segment develops, manufactures, and sells drones and will provide drone services, such as DaaS, for military and commercial end users. Our military drones are sold through our Sky-Watch brand, which is a key supplier to European NATO countries. A critical point of differentiation lies in our drones’ ability to perform in a GPS-denied environment, which is a technology application relevant for both military and commercial end markets.

54

Avionics. The Avionics segment develops, manufactures, and sells avionics for military and general aviation aircraft, drones, and eVTOLs. Our advanced avionics products include flight displays, Connected Panels, and GPS/GNSS sensors, all of which have been installed on legacy military aircraft and general aviation platforms. We sell our advanced avionics through our Aspen Avionics brand, which is well-recognized in the general aviation aftermarket sector with over 20 years of operating history and long-term customer loyalty for our value proposition. We also serve as an avionics supplier for OEMs, including Robinson Helicopters, Pilatus, and Honeywell. We believe our avionics solutions have a considerable market opportunity as general aviation fleets continue to age, with owners and operators seeking to upgrade the avionics technology on their aircraft.

Training. The Training segment currently provides military pilot training and will provide commercial pilot training in the future. We offer professional training and consulting services to the U.S. military, select NATO countries, and other U.S. allies under our CDI brand. These offerings include adversary air, close air support, ISR, aircraft leasing, pilot training, ground liaison services, and JTAC, as well as full joint theatre ISR and simulated ground strike training. We work closely with special military forces such as SEAL teams, the U.S. Naval Air Warfare Center, and USAF Air Combat Command, and are a mandated recipient on a $5.7 billion IDIQ contract. Our personnel’s top security clearances and established relationships at the Pentagon provide us with a differentiated ability to bid on mandates. We also plan to offer commercial pilot training and plan to expand our non-military capabilities in response to the global pilot shortage.

Electric Air Mobility. The Electric Air Mobility segment is developing a rotorcraft eVTOL for cargo and passenger use through our Jaunt brand for fixed route flights, on-demand trips, and cargo operations. Our R&D efforts are focused on developing a cargo eVTOL platform, which will be a scaled-down version of our passenger eVTOL platform, and will target the attractive middle mile delivery cargo market. Meanwhile, our long-term R&D efforts are focused on developing a full-scale multi-role eVTOL platform, which will be able to serve both the cargo and passenger markets. We plan to certify our eVTOLs through existing CAR 529 Rotorcraft standards, with our platform including the best attributes of both rotary and fixed wing aircraft. Our patented compound rotorcraft technology, a core point of technological differentiation that will underpin our cargo eVTOL’s commercial capability, has over 300 piloted flight hours on multiple Jaunt demonstrator aircraft. We believe the range and payload capabilities driven by this technology uniquely position us to provide a compelling commercial solution for the eVTOL cargo market. Once developed and certified, we expect our cargo eVTOL program will serve as the foundation of our commercialization efforts, with passenger applications serving as a longer-term secondary initiative.

Initial Public Offering

On June 16, 2025, we completed the IPO of 6.9 million shares of our common stock, which included an additional 0.9 million shares of common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares, at an initial public offering price of $10.00 per share. Our common stock began trading on the Nasdaq Global Market under the ticker symbol “AIRO” on June 13, 2025. Net proceeds from the IPO, after deducting $7.5 million of underwriting discounts and commissions and issuance costs paid, were $61.5 million.

Business Combination Agreement

On March 3, 2023, we entered into the Business Combination Agreement. On August 5, 2024, the Business Combination Agreement was terminated and, as a result, none of the BCA Transactions were effectuated. We incurred expenses of $1.4 million and $4.1 million in the years ended December 31, 2024 and 2023, respectively, in connection with the entry into the Business Combination Agreement and steps to prepare for the BCA Transactions.

Business Combinations

We were formed in August 2021 for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry. During the year ended December 31, 2022, we completed our Put-Together Transaction to acquire six companies which are now organized into our four reportable segments, each with a diverse set of partners and customers: (i) Drones, through our subsidiaries, AIRO Drone and Sky-Watch; (ii) Avionics, through our subsidiary, Aspen Avionics; (iii) Training, through our subsidiaries, Agile Defense and CDI; and (iv) Electric Air Mobility, through our subsidiary, Jaunt.

55

We acquired Agile Defense on February 25, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Agile Defense, AIRO Group, Inc., n/k/a Old AGI, Inc., a Delaware corporation (“Legacy AIRO”), us, Agile Defense Merger Sub, LLC, and Joseph Burns as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $2.3 million (the “Agile Defense Promissory Note”). The Agile Defense Promissory Note bears no interest and was originally payable within five business days following the commencement of public trading of our common stock. On October 2, 2023, the parties signed a promissory note termination agreement (the “Agile Defense Promissory Note Termination Agreement”) whereby six of the seven note holders agreed to convert $1.4 million of the principal owed to them under the Agile Defense Promissory Note into 34,360 shares of our common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $0.2 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, in connection with the closing of the IPO, we issued 34,360 shares of our common stock to partially satisfy our obligations pursuant to the Agile Defense Promissory Note Termination Agreement and used proceeds of $0.8 million from the IPO to satisfy our obligations to the remaining holder under the Agile Defense Promissory Note during the quarter ended June 30, 2025. In July 2025, we used proceeds of $0.2 million to satisfy the remaining obligations to the holders pursuant to the Agile Defense Promissory Note Termination Agreement.

We acquired AIRO Drone on February 25, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among AIRO Drone, Legacy AIRO, us, AIRO Drone Merger Sub, LLC and Joseph Burns as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $2.1 million (the “AIRO Drone Promissory Note”). The AIRO Drone Promissory Note bears no interest and was originally payable within five business days following the commencement of public trading of our common stock. On October 2, 2023, the parties signed a promissory note termination agreement (the “AIRO Drone Promissory Note Termination Agreement”) whereby nine of the ten note holders agreed to convert approximately $1.5 million of the principal owed to them under the AIRO Drone Promissory Note into 37,080 shares of our common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $0.2 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, in connection with the closing of the IPO, we issued 37,080 shares of our common stock to partially satisfy our obligations pursuant to the AIRO Drone Promissory Note Termination Agreement and used proceeds of $0.4 million from the IPO to satisfy our obligations to the remaining holder under the AIRO Drone Promissory Note and the other holders pursuant to the AIRO Drone Promissory Note Termination Agreement during the quarter ended June 30, 2025. In July 2025, we used proceeds of $0.2 million to satisfy the remaining obligations to the holders pursuant to the AIRO Drone Promissory Note Termination Agreement.

We acquired Jaunt on March 10, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among Jaunt, Legacy AIRO, us, Jaunt Merger Sub, LLC and Martin Peryea as member representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of 3,143,001 shares of our common stock. As part of this acquisition, we acquired a contingent obligation originating from Jaunt’s acquisition of certain patents, licenses, and other intellectual property from Carter Aviation, a former member of Jaunt, in April 2019 (the “Jaunt Contingent Arrangement”). Under the Jaunt Contingent Arrangement, 10% of any cash receipt, including all income, receipts, proceeds, debt or equity investment, earnings, sales, or winnings, up to $50 million is payable to Carter Aviation. As of the acquisition date, $49.6 million in future payments remained on this obligation. The original terms of the Jaunt Contingent Arrangement provided that upon the completion of a business combination, the contingent consideration assumed from Jaunt would be replaced by promissory notes, the first of which would be for $23.0 million due one day after the closing of such business combination, and the second would be for the remaining portion of the contingent consideration and would be paid over three years subsequent to such closing. On October 27, 2023, we signed a satisfaction of indebtedness and satisfaction of covenant agreement (the “Jaunt Satisfaction of Indebtedness and Satisfaction of Covenant Agreement”), whereby the holder agreed to convert $44.6 million of the obligations owed to it as part of the Jaunt acquisition into 1,122,437 shares of our common stock immediately prior to the closing of the BCA Transactions, with the remaining portion of the contingent consideration of $5.0 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, in connection with the closing of the IPO, we issued 1,122,437 shares of our common stock to partially satisfy our obligations pursuant to the Jaunt Satisfaction of Indebtedness and Satisfaction of Covenant Agreement during the quarter ended June 30, 2025. In July 2025, we used proceeds of $3.9 million from the IPO to partially satisfy our obligations to the holders under the Jaunt Satisfaction of Indebtedness and Satisfaction of Covenant Agreement and signed an agreement to fund the remaining $1.1 million, subject to 10% per year in interest, on September 10, 2025.

56

We acquired Sky-Watch on March 28, 2022, pursuant to the terms and conditions of an Equity Purchase Agreement by and among Sky-Watch, Legacy AIRO, us, Dangroup ApS and Mekan I/S v/Per Pedersen & Claus Bo Jensen, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $12.9 million (the “Sky-Watch Promissory Note”), 524,064 shares of our common stock and an earnout of up to $6.5 million based on performance commencing on the closing date of the acquisition through June 2024. The $6.5 million earnout was made up of $3 million that was payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million would become due and payable if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount from $3.5 million to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reaches $17.0 million. In March 2024, the parties further amended the Equity Purchase Agreement, pursuant to which the former shareholders of Sky-Watch became eligible for an additional earnout of $1.0 million if Sky-Watch achieves earnings before interest, taxes, depreciation and amortization (“EBITDA”) of DKK 127,107,500 or above for fiscal year 2024. On June 28, 2024, the parties signed an amendment to the promissory notes (the “Sky-Watch Promissory Note Amendment”) whereby (i) the remaining principal of $5.7 million payable within five business days of the date that we or our successor closes one or more financing transactions with an aggregate value of at least $35.0 million and (ii) the remaining earnout liability is payable within five business days following the date that the we, or our successor, closes one or more financing transactions with an aggregate value of at least $45.0 million with interest continuing to accrue on the earned but unpaid earnout amounts at the federal discount rate plus 5.0%, compounded quarterly. In December 2024, we made a $13.9 million payment which resulted in a remaining balance of $3.1 million as of December 31, 2024. During the quarter ended June 30, 2025, we funded $2.3 million and funded the remaining $1.0 million related to the final earnout in July 2025.

We acquired Aspen Avionics on April 1, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Aspen Merger Agreement”) by and among Aspen, Legacy AIRO, us, Aspen Merger Sub, Inc. and John Uczekaj as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of 1,515,151 shares of our common stock. As part of this transaction, we agreed to assume $25.3 million of obligations, which primarily included $19.4 million related to the Aspen Notes, $2.9 million related to the Aspen Carveout Contingency and $1.9 million attributable to future allowable services or to be payable to the former Aspen Avionics shareholders at the closing of the IPO (“Aspen Contingent Debt”).

On October 6, 2023, we signed a satisfaction of indebtedness and satisfaction of covenant agreement (the “Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement”), whereby all of the holders agreed to convert various amounts due, which included $17.5 million under the Aspen Notes, $0.8 million related to the cash portion of Aspen Carveout Contingency, and $1.7 million attributable to the Aspen Contingent Debt into 440,584 shares, 43,512 shares and 20,010 shares, respectively, of our common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $2.2 million owed to such holders to be paid at the closing of the BCA Transactions. The 2021 Management Carveout Plan also provides for a $2.0 million Aspen Carveout Stock Obligation which equates to 51,309 shares that is also due at the closing of a business combination. Given that the BCA Transactions were not consummated, in connection with the closing of the IPO, we issued an aggregate of 484,096 shares of our common stock to partially satisfy our obligations to the holders under the Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement. During July 2025, we issued the 71,319 shares of our common stock based on the amended Satisfaction of Indebtedness and Satisfaction of Covenant Agreement dated June 30, 2025 and used proceeds of $0.1 million to satisfy our obligations to the participants in the Aspen Carveout Plan. During August 2025, we funded $1.5 million of the $1.9 million remaining balance of the Aspen Notes and signed an agreement to fund the remaining $0.2 million related to the Aspen Contingent Debt by October 1, 2025.

We acquired CDI on April 26, 2022, pursuant to the terms and conditions of an Agreement and Plan of Merger by and among CDI, Legacy AIRO, us, Coastal Merger Sub, Inc. and Jeffrey Parker as target representative, dated as of October 6, 2021, as amended, in exchange for consideration in the form of a promissory note in the amount of $10.1 million (the “CDI Promissory Note”) and 1,069,514 shares of our common stock. The CDI Promissory Note bears no interest and was originally payable within five business days following the commencement of public trading of our common stock. On October 17, 2023, the parties signed a promissory note termination agreement (the “CDI Promissory Note Termination Agreement”), as amended on March 7, 2025, whereby all of the holders agreed to convert $8.1 million of the principal owed to them under the CDI Promissory Note into 203,707 shares of our common stock immediately prior to the closing of an initial public offering, with the remaining principal of $2.0 million owed to such holders to be paid at the closing of an initial public offering. During the quarter ended June 30, 2025, we issued 203,707 shares and funded $2.0 million to fully satisfy our obligations to the holders of the CDI Promissory Note Termination Agreement.

57

Key Factors Affecting Our Performance

Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following.

Global Supply Chain

We are dependent on a global supply chain and in recent years have experienced supply chain disruptions that resulted in delays and increased costs which adversely affected our performance. These disruptions impacted our ability to procure raw materials, microelectronics, and certain commodities on a timely basis and/or at expected prices, and have been driven by supply chain market constraints and macroeconomic conditions, including inflation and labor market shortages. Current geopolitical conditions, including conflicts and other causes of strained intercountry relations, as well as sanctions and other trade restrictive activities, continue to contribute to these issues. Furthermore, our suppliers and subcontractors have been impacted by these same issues. We also experience periodic shortages of electronic and mechanical parts. Management continues to proactively manage the supply and transportation of parts during regular sales inventory and operations meetings. This proactive planning is an integral part of our normal operations and has allowed us to anticipate potential shortages and introduce redundancy along our supply chain. These mitigation efforts have not introduced new material risks related to product quality, reliability or regulatory approval of products. We continue to monitor the condition of our supply chain and evaluate our procurement strategy to reduce any negative impact on our business, financial condition, and results of operations. We have implemented actions and programs designed to mitigate the impacts of supply chain disruptions, but anticipate that we and others in our industry will continue to face such challenges for the foreseeable future. The supply chain disruptions discussed above did not materially impact our outlook, business goals, results of operations or capital resources during 2024 or the first six months of 2025.

Geopolitical Matters

We operate in a complex and evolving global security environment, and our business is affected by geopolitical and security issues. Conflicts, including the conflict between Russia and Ukraine, conflicts in the Middle East and heightened tension in the Pacific region, have elevated global security concerns resulting in increased interest for our products and services as countries seek to improve their security posture. In addition, security assistance provided by NATO and its allies to Ukraine has increased demand to replenish NATO stockpiles, resulting in additional and potential future orders, including for the ramp-up in production capacity for certain products. We continue to expect additional orders over the next several years attributable to the global threat environment.

Economic Environment

Our business and financial performance is also affected by elevated levels of inflation and interest rates. Certain costs, including rising labor rates and supplier costs, have increased as a result of inflation, and have adversely affected our margins on certain programs. Due to the nature of our government and commercial aerospace businesses, and their respective customer and supplier contracts, we are not always able to offset cost increases by increasing our contract value or pricing, in particular on our fixed-price contracts. Increasing material, component, and labor prices could subject us to losses in our fixed price contracts in the event of cost overruns. In addition, higher interest rates have increased the cost of borrowing and tightened the availability of capital. Among other things, these effects can affect our ability to acquire equipment and constrain our customers’ purchasing power and decrease orders for our products and services and impact the ability of our customers to make payments and of our suppliers to perform. Moreover, volatility in interest rates and financial markets can lead to economic uncertainty, an economic downturn or recession and impact the demand for our products and services as well as our supply chain.

58

U.S. Government’s Continuing Resolution

In March 2025, President Trump signed a continuing resolution that funds federal agencies through September 30, 2025. A continuing resolution authorizes federal agencies to operate generally at the same funding levels from the prior year, but typically does not authorize new spending initiatives during this period. If Congress is unable to enact formal fiscal year 2026 appropriation bills by September 30, 2025, it may pass another continuing resolution. However, if Congress fails to pass the formal appropriations bills or a continuing resolution, then the U.S. government would shut down during which federal agencies would cease all non-essential functions.

In the event of a U.S. government shutdown, our business, program performance and results of operations could be impacted by the resulting disruptions to federal government offices, workers, and operations, including risks relating to the funding of certain programs, stop work orders, as well as delays in contract awards, new program starts, payments for work performed, and other actions. We also may experience similar impacts in the event of an extended period of continuing resolutions. Generally, the significance of these impacts will primarily be based on the length of the continuing resolution or shutdown.

Development of the Electric Air Mobility Market

Our revenue will be tied to the continued development of short distance aerial transportation. While we believe the global market for electric air mobility will be large, it remains undeveloped and there is no guarantee of future demand. We anticipate receiving certification of our 33% downscaled cargo eVTOL under drone rules as early as 2027 and expect our first passenger production aircraft to be certified by the TCCA under existing CAR 529 Transport Category Rotorcraft airworthiness rules as early as 2031. Our business will require significant investment leading up to launching these services, including, but not limited to, final engineering designs, prototyping and testing, manufacturing, software development, certification, pilot training, infrastructure and commercialization. We benefit from supplier cost sharing, whereby our suppliers have agreed to defer their non-recurring engineering costs until commercialization, which has reduced our initial funding requirements prior to commercialization.

Key Components of Results of Operations

Revenue

Revenue consists primarily of product sales, fees for consulting services, licensing revenue, warranty sales and after sale services. A majority of our revenue is derived from the Drones segment. To date, our Electric Air Mobility segment has not generated material revenue.

Cost of Revenue

Cost of revenue includes direct labor (including salary, benefits and taxes), material costs and indirect production costs. Indirect production costs include indirect labor, purchasing, quality and manufacturing leadership, consumables, freight, charges for inventory reserves and amortization of intangible assets. We expect our cost of revenue to fluctuate based on a number of factors including, among others, availability and ability to obtain suitable aircraft, availability and cost of raw materials, such as lithium, and fluctuations in the labor market, in particular with respect to individuals who are highly skilled and specialized, such as pilots, and foreign currency exchange rates.

Operating Expenses

Research and Development

R&D expenses consist primarily of personnel expenses, including salaries, benefits, costs of consulting, equipment and materials, direct allocable overhead costs, including staff development cost, travel costs and technology costs, and amortization of intangible assets. We expect our R&D expenses to increase as we continue to invest in our infrastructure and technology and seek to develop new products and services.

59

Sales and Marketing

Sales and marketing expenses include salary, benefits and taxes, commissions, travel, costs of leased airplanes, advertising, trade shows and amortization of intangible assets. We expect our sales and marketing expenses to increase as we seek to build out our capabilities in these areas to acquire new customers.

General and Administrative

General and administrative expenses include costs of executive leadership, corporate governance, consulting fees, accounting and finance operations, travel, and support functions, including human resources and information technology. We expect our general and administrative expenses to increase as we incur additional costs associated with being a public company and certain terms of our consulting and incentive agreements become effective.

Goodwill Impairment

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. We manage our business primarily based upon four operating segments: (i) Drones, (ii) Avionics, (iii) Training and (iv) Electric Air Mobility, each of which represents a reportable segment. See “—Critical Accounting Policies and Estimates—Goodwill” for additional information.

Other Income (Expense)

Interest Expense, Net

Interest expense, net consists primarily of the interest expense from borrowings relating to revolving lines of credit with external banks and third-party notes, net of interest income earned on invested cash balances.

Gain on Debt Extinguishment, Net

Gain on debt extinguishment, net includes gains and losses on debt extinguishments.

Other Income (Expense), Net

Other income (expense), net includes changes in fair value on contingent consideration obligations and foreign currency exchange adjustments based on the terms of payments related an earnout obligation.

Income Tax (Expense) Benefit

Income tax (expense) benefit primarily consists of income taxes in certain foreign jurisdictions in which we conduct business.

Non-GAAP Financial Measures

To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, as described below, to facilitate analysis of our financial and business trends and for internal planning and forecasting purposes.

We define (1) EBITDA as net income (loss) before interest expense, income tax expense or provision, depreciation and amortization, (2) Adjusted EBITDA as net income (loss) before interest expense, income tax expense or provision, depreciation and amortization, gain on extinguishment of debt, stock-based compensation, contingent consideration fair value adjustments, warrant fair value adjustment, IPO contingencies and impairments, and (3) Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. The above items are excluded from our Adjusted EBITDA measure because these items are either non-cash in nature, or because the amount and timing of these items is unpredictable, or because they are not driven by core results of operations, thereby rendering comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this prospectus because it is a key measurement used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting.

60

These non-GAAP financial measures should not be considered as alternatives to performance measures derived in accordance with GAAP. Our presentation of these non-GAAP financial measures should not be construed to imply that our future results will be unaffected by items that are excluded from these metrics. In addition, our definitions of these non-GAAP financial measures may be different from similarly titled non-GAAP measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool, and you should not consider any of these non-GAAP financial measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that our non-GAAP financial measures:

●	do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

●	exclude depreciation and amortization expense, and although these are non-cash expenses, the assets being depreciated may have to be replaced in the future, increasing our cash requirements; and

●	do not reflect provision for or benefit from income taxes that reduces cash available to us.

Because of these limitations, we consider, and you should consider, the non-GAAP financial measures alongside other financial performance measures, including net loss and our other GAAP results. A reconciliation of EBITDA and Adjusted EBITDA to net loss, and Adjusted EBITDA Margin to net loss margin, the most directly comparable financial measures stated in accordance with GAAP, is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measure to their most directly comparable GAAP financial measure.

	Year Ended		Six Months Ended		Three Months Ended
(in thousands, except percentages)	December 31, 2024	December 31, 2023	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net income (loss)	$(38,694)	$(32,456)	$3,898	$(7,610)	$5,871	$(5,600)
Depreciation and amortization	12,640	12,731	6,126	6,344	2,988	3,108
Income tax expense	9,209	2,294	2,344	1,429	2,057	439
Interest expense, net	14,225	2,137	9,277	1,242	8,010	954
EBITDA	(2,620)	(15,294)	21,645	1,405	18,926	(1,099)
Gain on extinguishment of debt	-	-	(15,559)	-	(15,559)	-
Stock-based compensation	716	1,815	18,763	471	18,638	179
Contingent consideration fair value adjustments	(2,400)	18,009	(20,272)	1,700	(17,534)	1,500
Warrant fair value adjustment	-	-	(1,843)	-	(1,843)	-
IPO contingencies[1]	-	-	2,070	-	2,070	-
Impairments	37,994	-	-	-	-	-
Adjusted EBITDA	$33,690	$4,530	$4,804	$3,576	$4,698	$580

Net income (loss) margin	(44.5)%	(75.0)%	10.7%	(32.4)%	23.9%	(57.3)%
Adjusted EBITDA Margin	38.8%	10.5%	13.2%	15.2%	19.1%	5.9%

1 IPO contingencies are made up of $1.0 million in fees paid to KippsDeSanto & Co. related to financial advisory services, $0.8 million related to the legal settlement, $0.5 million of accrued legal expenses, $0.2 million for the contingent fee arrangement with New Generation Aerospace, LLC (“NGA”), $0.3 million transaction bonus awarded to Persistent LLC, a $0.6 million contingency recorded related to the Aspen Contingent Debt (as defined below) and $0.1 million cash portion of the Aspen Carveout Plan (as defined below), net of a $1.4 million gain on deferred compensation.

61

Results of Operations

Three and Six Months Ended June 30, 2025 and 2024

The following tables shows our consolidated financial results for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Period over period change
(in thousands)	2025	2024	($)	(%)
Revenue	$24,550	$9,780	$14,770	151.0%
Cost of revenue	9,515	4,005	5,510	137.6%
Gross profit	15,035	5,775	9,260	160.3%
Operating expenses:
Research and development	4,102	3,161	941	29.8%
Sales and marketing	1,758	1,409	349	24.8%
General and administrative	28,864	3,898	24,966	640.5%
Total-operating expenses	34,724	8,468	26,256	310.1%
Loss from operations	(19,689)	(2,693)	(16,996)	(631.1)%
Other income (expense):
Interest expense, net	(8,010)	(954)	(7,056)	(739.6)%
Gain (loss) on extinguishment of debt	15,559	-	15,559	100%
Other income (expense), net	20,068	(1,514)	21,582	N.M.
Total other income (expense)	27,617	(2,468)	30,085	N.M.
Income (loss) before income tax expense	7,928	(5,161)	13,089	253.6%
Income tax expense	(2,057)	(439)	(1,618)	(368.6)%
Net income (loss)	$5,871	$(5,600)	$11,471	204.8%

N.M. – Not meaningful

	Six Months Ended June 30,		Period over period change
(in thousands)	2025	2024	($)	(%)
Revenue	$36,345	$23,520	$12,825	54.5%
Cost of revenue	14,378	9,258	5,120	55.3%
Gross profit	21,967	14,262	7,705	54.0%
Operating expenses:
Research and development	7,768	6,318	1,450	23.0%
Sales and marketing	3,191	2,660	531	20.0%
General and administrative	33,778	8,441	25,337	300.2%
Total operating expenses	44,737	17,419	27,318	156.8%
Loss from operations	(22,770)	(3,157)	(19,613)	(621.3)%
Other income (expense):
Interest expense, net	(9,277)	(1,242)	(8,035)	(646.9)%
Gain (loss) on extinguishment of debt	15,559	-	15,559	100%
Other income (expense), net	22,730	(1,782)	24,512	N.M.
Total other income (expense)	29,012	(3,024)	32,036	N.M.
Income (loss) before income tax expense	6,242	(6,181)	12,423	201.0%
Income tax expense	(2,344)	(1,429)	(915)	(64.0)%
Net income (loss)	$3,898	$(7,610)	$11,508	151.2%

N.M. – Not meaningful

62

Years Ended December 31, 2024 and 2023

The following table shows our consolidated financial results for the years ended December 31, 2024 and 2023:

	Year Ended December 31,		Period over period change
(in thousands)	2024	2023	($)	(%)
Revenue	$86,935	$43,254	$43,681	101.0%
Cost of revenue	28,618	18,340	10,278	56.0%
Gross profit	58,317	24,914	33,403	134.1%
Operating expenses:
Research and development	13,133	11,871	1,262	10.6%
Sales and marketing	6,422	5,374	1,048	19.5%
General and administrative	18,201	17,601	600	3.4%
Impairment	37,994	-	37,994	N/A
Total operating expenses	75,750	34,846	40,904	117.4%
Loss from operations	(17,433)	(9,932)	(7,501)	(75.5)%
Other income (expense):
Interest expense, net	(14,225)	(2,137)	(12,088)	(565.7)%
Other income (expense), net	2,173	(18,093)	20,266	112.0%
Total other expense	(12,052)	(20,230)	8,178	40.4%
(Loss) income before income tax expense	(29,485)	(30,162)	677	2.2%
Income tax expense	(9,209)	(2,294)	(6,915)	(301.4)%
Net loss	$(38,694)	$(32,456)	$(6,238)	(19.2)%

Revenue

For the three months ended June 30, 2025 compared to 2024, the $14.8 million increase in revenue was due to a $15.0 million increase in the Drones segment and a $0.5 million increase in the Training segment offset by a $0.8 million decrease in the Avionics segment. For the six months ended June 30, 2025 compared to 2024, the $12.8 million increase in revenue was due to a $14.1 million increase in the Drones segment and a $0.3 million increase in the Training segment offset by a $1.5 million decrease in the Avionics segment. The increase in revenue in the Drones segment was due to the continued success of market entry strategies that target NATO member countries that have resulted in increased shipments. The increase in the Training segment was largely due to a specific government contract which occurs every two years that has higher profit margins as we provide training using ground target vehicles. The decrease in revenue in the Avionics segment reflects our strategic decision to delay investments in R&D and the commercialization of higher-margin products, particularly those targeting the general aviation and multi-engine aircraft markets, while prioritizing resources toward drone production. Training segment revenue continues to be impacted by our decision to defer aircraft acquisitions necessary to conduct certain programs as we focus capital on scaling our drone operations in response to growing market demand. We expect to resume investment in the Avionics and Training segments now that we have completed the IPO.

For the year ended December 31, 2024 compared to the year ended December 31, 2023, the $43.7 million increase in revenue was primarily due to a $46.7 million increase in revenue in the Drones segment, largely caused by an increase in drone shipments and support revenue. Increased drone sales were driven by market entry strategies to target NATO member countries, as we believe that drones can be a key component of NATO countries’ defense spending plans to meet their 2% GDP contribution target. The overall increase was partially offset by a $2.1 million decrease in revenue in the Training segment and a $0.7 million decrease in revenue in the Avionics segment. These declines were the result of the same capital prioritization described above — namely, the deferral of asset purchases and R&D investments in both segments while we focused near-term efforts on scaling drone production, which offered the most immediate revenue and margin opportunity. We expect to accelerate growth in both Avionics and Training once sufficient capital is deployed.

63

Cost of Revenue

For the three months ended June 30, 2025 compared to 2024, cost of revenue increased by $5.5 million primarily due to a $6.0 million and a $0.1 million increase in cost of revenue within the Drones and Training segment, respectively, offset by a decrease of $0.6 million within the Avionics segment. Gross margin was 61.2% during the three months ended June 30, 2025 compared to 59.0% during the same period in 2024. This 2.2%-point increase in gross margin was primarily attributable to a 30.5% increase in the Training segment margin due to the higher profitability of the ground target vehicles contract and a 7.2% increase in the Avionics segment margin due to favorable operating variances. These increases were offset by an 8.7% decrease in the margin within the Drones segment primarily due to product discounting and the mix of products sold during the period.

For the six months ended June 30, 2025 compared to 2024, cost of revenue increased by $5.1 million primarily due to a $6.1 million and a $0.1 million increase in cost of revenue within the Drones and Training segment, respectively, offset by a decrease of $1.1 million within the Avionics segment. Gross margin remained relatively flat at approximately 60.4% and 60.6% during the six months ended June 30, 2025 and 2024, respectively, with the increases in margins within the Training and Avionics segment being partially offset by the decrease in the Drones segment margin as discussed above.

For the year ended December 31, 2024 compared to the year ended December 31, 2023, cost of revenue increased by $10.3 million primarily due to an $11.5 million increase in the Drones segment due to increased sales, partially offset by a $0.9 million decrease from the Training segment due to the decrease in revenue described above. Gross margin was 67.1% in 2024 compared to 57.6% in 2023. This 9.5%-point improvement in gross margin was primarily attributable to the Drones segment which improved its margin by 3.1% points due to economies of scale with both production efficiencies and negotiating better pricing with suppliers.

Operating Expenses

Research and Development

For the three months ended June 30, 2025 compared to 2024, R&D expense increased $0.9 million primarily due to a $1.1 million increase in personnel costs within the Drones segment with offsetting decreases in personnel costs within the Electric Air Mobility and Avionics segments. For the six months ended June 30, 2025 compared to 2024, R&D expense increased $1.5 million primarily due to a $1.7 million increase in personnel costs within the Drones segment with offsetting decreases in personnel costs within the Electric Air Mobility and Avionics segments.

For the year ended December 31, 2024 compared to the year ended December 31, 2023, R&D expense increased $1.3 million primarily due to a $1.0 million increase in personnel costs and a $0.2 million increase in consulting fees for product development within the Drones segment.

Sales and Marketing

For the three months ended June 30, 2025 compared to 2024, sales and marketing expense increased $0.3 million primarily due to a $0.3 million increase in personnel costs within the Drones segment. For the six months ended June 30, 2025 compared to 2024, sales and marketing expense increased $0.5 million primarily due to a $0.5 million increase in personnel costs within the Drones segment.

64

For the year ended December 31, 2024 compared to the year ended December 31, 2023, sales and marketing expense increased $1.0 million primarily due to a $0.5 million increase in personnel costs and a $0.8 million increase in sales commissions and bonuses within the Drones segment, partially offset by a $0.3 million decrease within Avionics due to cost reduction initiatives in the business.

General and Administrative

For the three months ended June 30, 2025 compared to 2024, general and administrative expense increased $25.0 million primarily due to a $13.3 million increase due to corporate costs which included $6.8 million of equity compensation, $0.5 million of bonus compensation, $1.0 million of advisory services and $1.3 million of legal settlement accruals, all of which were contingent upon the IPO, $2.0 million increase in incentive and consulting fees at the corporate level related to the expansion of the Drones segment and $1.7 million of other corporate costs. There was also a $10.1 million increase within the Training segment that was primarily attributable to equity compensation, a $1.6 million increase within the Avionics segment that was primarily attributable to equity compensation, and a $0.4 million increase within the Drones segment, partially offset by a $0.4 million decrease within the Electric Air Mobility segment.

For the six months ended June 30, 2025 compared to 2024, general and administrative expense increased $25.3 million primarily due to a $13.1 million increase due to corporate costs which included $6.8 million of equity compensation, $0.5 million of bonus compensation, $1.0 million of advisory services and $1.3 million of legal settlement accruals, all of which were contingent upon the IPO, $2.6 million increase in incentive and consulting fees at the corporate level related to the expansion of the Drones segment and $0.9 million of other corporate costs. There was also a $1.5 million increase within the Drones segment, a $10.0 million increase within the Training segment, and a $1.5 million increase within the Avionics segment partially offset by a $0.8 million decrease within the Electric Air Mobility segment. Increases within the Drones segment were primarily due to a $1.5 million increase in personnel and other costs. Increases within the Avionics segment and Training segment were primarily attributable to equity compensation. The $0.8 million decrease within the Electric Air Mobility segment was due to cost reduction initiatives in the business.

For the year ended December 31, 2024 compared to the year ended December 31, 2023, general and administrative expense increased $0.6 million primarily due to a $5.0 million increase within the Drones segment, partially offset by a $0.4 million decrease within the Avionics segment, a $0.7 million decrease within the Training segment, a $1.2 million decrease within the Electric Air Mobility segment and a $2.1 million decrease in corporate costs. Increases within the Drones segment were primarily due to a $1.3 million increase in personnel costs, a $1.4 million increase in bonuses, a $1.1 million increase in consulting fees for assistance in branding and rolling out products and services into new markets and other expansion costs. Decreases within the Avionics, Training and Electric Air Mobility segments and corporate costs were due to cost reduction initiatives in the business.

Goodwill Impairment

For the year ended December 31, 2024, we recorded $38.0 million of goodwill impairment. Primary factors leading to the impairment were the continuation of funding delays which resulted in the change of projected cash flows within the Training and Electric Air Mobility segments. See “—Critical Accounting Policies and Estimates—Goodwill” for additional information.

Interest Expense, Net

For the three months ended June 30, 2025 and 2024, we had interest expense, net, of $8.0 million and $1.0 million, respectively. For the six months ended June 30, 2025 and 2024, we had interest expense, net, of $9.3 million and $1.2 million, respectively. The 2025 interest was primarily attributable to the interest paid in shares on the investor notes which totaled $6.7 million and additional interest paid on borrowings with WebBank and Libertas Funding, LLC (“Libertas”). The 2024 interest was primarily attributable to interest accrued on investor notes.

65

For the year ended December 31, 2024 compared to the year ended December 31, 2023, interest expense, net, increased $12.1 million primarily due to a $10.5 million debt extinguishment charge and a $0.4 million fair value adjustment on Investor Notes at fair value. During 2024, certain Investor Notes were amended which resulted in significant modifications of these Investor Notes. In accordance with ASC 470-50, as this significant modification created an election date for the fair value option and as the fair value election is applied on an instrument-by-instrument basis, we chose to record such Investor Notes at fair value beginning on the modification date in October 2024. See further details of the Investor Notes at fair value in Note 2 to our consolidated financial statements included elsewhere in this prospectus. Remaining changes included a $1.9 million increase in interest within the Drones segment, offset primarily by a $0.5 million decrease in the Electric Air Mobility segment for non-recurring accretion of deferred compensation assumed as part of the Jaunt acquisition and a $0.3 million decrease in both the Training and Avionics segments as amounts owed to FCCB and amounts owed under Aspen’s credit facility were reduced by payments during 2024. The interest in the Drones segment is attributable to amendments to the Sky-Watch Promissory Note, entered into in March and June of 2024, and earnouts requiring us to pay interest on the amounts due to the holders of the Sky-Watch Promissory Note beginning on January 1, 2024 and payments to the holders of the Sky-Watch earnouts beginning on April 1, 2024, as well as the accretion of the most recent earnout as described in Note 18 to our consolidated financial statements included elsewhere in this prospectus.

Gain on extinguishment of debt, net

For the three months and six months ended June 30, 2025, we had a gain on debt extinguishment, net of $15.6 million which was the result of the partial settlement in equity of the Aspen Notes which resulted in a $13.1 million gain and a $5.7 million gain on settlement of the Investor Notes at fair value, partially offset by losses on debt extinguishment of a combined $3.2 million for WebBank and Libertas.

Other Income (Expense), Net

For the three months ended June 30, 2025 compared to 2024, we had $20.1 million of other income, primarily due to $17.5 million of income from fair value adjustments on contingent consideration that was resolved in conjunction with the IPO and $1.8 million of income from a fair value adjustment on the warrants to purchase our common stock at an exercise price of $0.02 per share (the “Libertas Warrants”), net of a $0.6 million contingency recorded related to the Aspen Contingent Debt as compared to $1.5 million of other expense during the three months ended June 30, 2024, which was primarily due to the increase in the fair value of the Jaunt Contingent Arrangement.

For the six months ended June 30, 2025 compared to 2024, we had $22.7 million of other income, primarily due to $20.3 million of income from fair value adjustments on contingent consideration, $1.8 million of income from a fair value adjustment on the Libertas Warrants, net of a $0.6 million contingency recorded related to the Aspen Contingent Debt as compared to $1.8 million of other expense during the six months ended June 30, 2024, which was primarily due to the increase in the fair value of the Jaunt Contingent Arrangement.

For the year ended December 31, 2024, we had $2.2 million of other income, primarily due to a decrease in the fair value of the Jaunt Contingent Arrangement, as compared to $18.1 million of other expense during the year ended December 31, 2023, which was primarily due to an increase in the fair value of the Sky-Watch earnouts. Other income (expense), net also includes the change in the fair value of the contingent promissory notes with certain of the Acquired Companies.

Income Tax Expense

For the three months ended June 30, 2025 and 2024, our income tax expense was $2.1 million and $0.4 million, respectively. For the six months ended June 30, 2025 and 2024, our income tax expense was $2.3 million and $1.4 million, respectively. Tax expense for both periods was primarily attributable to Sky-Watch generating positive pre-tax income.

For the year ended December 31, 2024, our income tax expense was $9.2 million and our effective tax rate was 39.9%. The $9.2 million tax expense for the year ended December 31, 2024 was primarily attributable to Sky-Watch generating positive pre-tax income. The primary drivers of our effective tax rate consisted of the full valuation allowance positions taken by our U.S. and Canadian entities and the profit generated by our entities in other jurisdictions, mainly Denmark. On a worldwide basis, while our profit before tax was minimal, it represented significant losses in the United States and significant profits in Denmark, resulting in a high effective tax rate. For the year ended December 31, 2023, the Company’s income tax expense was $2.3 million and the effective tax rate was 7.6%.

66

Liquidity and Capital Resources

As of June 30, 2025, we had cash and restricted cash of $40.5 million, of which $0.2 million was either restricted or was designated exclusively for Sky-Watch operations, and working capital of $12.6 million.

Over the next twelve months, we expect to finance our operations with operating revenue from our commercial operations, subsidiary financing of operations, short-term debt financing, private sales of equity securities, and the proceeds from this offering. Additionally, pursuant to the terms of their acquisition agreements, our subsidiaries are obligated to obtain independent financing, such as through credit facilities, as necessary for their operations on a subsidiary level. Debt at the subsidiary level was refinanced and consolidated in connection with the IPO.

Pending the closing of this offering, we will continue to operate with nominal cash flow, as we have historically. We believe the proceeds of this offering, together with our cash and restricted cash, is expected to fund our growth strategies and business objectives into through the next 12 months. If we are unable to obtain a sufficient amount of financing to support all of our operations, we will prioritize deploying resources to the segments that generate the most revenue and have the potential for the greatest long-term growth. Specifically, we will focus on Drones, Avionics and Training for short-term revenue production and Electric Air Mobility as the driver of long-term growth.

Investor Notes

As of June 30, 2025, our Investor Notes had third party obligations of $3.0 million of Investor Notes as described within Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus, of which $0.2 million was repaid in July of 2025 and the remaining $2.8 million is due 190 days from the IPO; $3.8 million of Investor Notes as described in Note 12 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus which are due 190 days from the IPO; and $3.8 million of Investor Notes which we have elected to record using the fair value election as further described in Note 2 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. During July 2025, we repaid $2.1 million of the Investor Notes at fair value and amended the remaining notes such that the remaining $1.8 million, inclusive of a $0.1 million extension fee, is due December 16, 2025. During the quarter ended June 30, 2025, we issued 1.1 million shares and paid $0.6 million related to the Investor Notes.

Dangroup Incentive Agreement

In June 2024, we entered the Dangroup Incentive Agreement with Dangroup, whereby we agreed to pay Dangroup 20% of Sky-Watch’s EBITDA as an incentive bonus for their continued involvement in Sky-Watch’s governance, management and/or other operations, commencing on January 1, 2025 for an initial term of five years, which shall renew upon mutual agreement of the parties. In December 2024, we amended the Dangroup Incentive Agreement, whereby we agreed to transfer to Dangroup shares of our common stock immediately prior to the completion of the IPO such that Dangroup’s ownership would be increased to 5% of our capital stock on a fully diluted basis. During the six months ended June 30, 2025, we issued 0.5 million shares to Dangroup as a result of this agreement.

Cash Flows

The following summarizes our cash flows for the periods indicated:

	Year Ended December 31,		Six Months Ended June 30,
(in thousands)	2024	2023	2025	2024
Net cash provided by (used in) operating activities	$21,485	$22,106	$(30,755)	(7,829)
Net cash used in investing activities	(789)	(836)	(1,067)	(454)
Net cash provided by (used in) financing activities	(10,583)	(9,288)	49,614	746

67

Net Cash Provided by (Used in) Operating Activities

Net cash used in operations for the six months ended June 30, 2025 totaled $30.8 million, and was primarily due to net income of $3.9 million and positive non-cash adjustments including stock-based compensation, non-cash interest, legal settlement, and depreciation and amortization, offset by negative non-cash adjustments of gains of IPO transactions, debt extinguishment and fair value adjustments of contingent consideration and warrant liability and working capital adjustments, primarily consisting of the changes in accounts receivable, accounts payable, accrued expenses and other long-term liabilities and deferred revenue. Net cash used in operations for the six months ended June 30, 2024 totaled $7.8 million which was due to a net loss of $7.6 million and a change in working capital adjustments, primarily the change in deferred revenue, which was partially offset primarily by a positive non-cash adjustment of depreciation and amortization.

Net cash provided by operations for the year ended December 31, 2024 totaled $21.5 million, and was primarily due to positive non-cash adjustments, including goodwill impairment, depreciation and amortization, non-cash loss on debt extinguishment, and stock-based compensation, net of a negative non-cash adjustment for change in fair value of contingent consideration, offset by working capital adjustments, primarily consisting of the changes in accounts receivable, inventory, prepaid expenses, net of changes in accounts payable, accrued expenses and other long-term liabilities and deferred compensation partially offset by a net loss of $38.7 million. Net cash provided by operations of $22.1 million during the year ended December 31, 2023 was primarily due to positive non-cash adjustments, primarily the change in fair value of contingent consideration and depreciation and amortization, and working capital adjustments, primarily from increases in deferred revenue and accounts payable, accrued expenses and other long-term liabilities, partially offset by a net loss of $32.5 million.

Net Cash Used in Investing Activities

Cash of $1.0 million and $0.5 million was used in investing activities during the six months ended June 30, 2025 and 2024, respectively, to purchase property and equipment and intangible assets.

Cash of $0.8 million was used in investing activities during the years ended December 31, 2024 and 2023 to purchase property and equipment and intangible assets.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2025 was $49.6 million primarily due to $61.5 million of proceeds from the IPO, net of issuance costs, $8.5 million of proceeds from the Libertas Warrants and WebBank loans that were partially offset by $14.8 million of debt repayments on borrowings and related borrowings, $3.3 million of contingent consideration payments and $2.2 million in payments due to seller. Net cash provided by financing activities during the six months ended June 30, 2024 of $0.7 million was primarily due to $2.5 million proceeds from Investor Notes offset by repayments on borrowings and amounts paid to seller.

Net cash used in financing activities during the year ended December 31, 2024 was $10.6 million, primarily due to payments made to the sellers of Sky-Watch that were partially offset primarily by the proceeds from borrowings (including related party borrowings), net of repayments. Net cash used in financing activities during the year ended December 31, 2023 of $9.3 million was primarily due to payments on contingent consideration and amounts due to the sellers of Sky-Watch.

68

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, which are described in Note 1 “The Company and Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this prospectus, the following accounting policies and specific estimates involve a greater degree of judgment and complexity. Accordingly, these are the policies and estimates we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations:

●	the standalone selling price (“SSP”) of performance obligations for revenue contracts with multiple performance obligations;

●	the fair value of assets acquired and liabilities assumed for business combinations;

●	goodwill impairment;

●	impairment of indefinite lived and long-lived assets;

●	valuation of debt;

●	stock-based compensation;

●	inventory valuation; and

●	the recognition, measurement and valuation of current and deferred income taxes and uncertain tax positions.

As described more fully below, these estimates bear the risk of change due to the inherent uncertainty of the estimate. We base our estimates and judgments on historical experience, industry benchmarking information, and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

These estimates may change, as new events occur and additional information is obtained, and such changes will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from these estimates and any such differences may be material to our consolidated financial statements.

Revenue Recognition

We recognize revenue when, or as, we satisfy performance obligations by transferring promised products or services to our customers in an amount that reflects the consideration we expect to receive. We apply the following five steps: (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when a performance obligation is satisfied. We account for a contract with a customer when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial terms, and collectability of the contract consideration is probable.

For certain sales, we have contracts with customers that include multiple performance obligations. For these contracts, we account for individual performance obligations separately, by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative SSP of each distinct good or service in the contract. We determine the SSP based on our overall pricing objectives, taking into consideration market conditions. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized when control of the promised services is transferred to the customer in an amount that reflects the consideration we expect to be entitled to receive in exchange for those services. Our contracts do not include highly variable components. The timing of revenue recognition, billings, and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities). The costs to obtain contracts, primarily commission expenses, are expensed when incurred.

69

Amounts that are invoiced are recorded in accounts receivable and revenue or deferred revenue, depending on whether the revenue recognition criteria have been met. A large portion of our sales result in partial prepayments prior to shipment from customers. Otherwise, customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

Our revenue is derived from various sources: (i) avionics products consisting primarily of hardware with embedded firmware sold to an authorized dealer network and avionics and GNSS products sold to OEMs, (ii) R&D projects, (iii) sales-based royalties related to GNSS technology licensed to OEMs, (iv) consultation and training services related to aerial integration and close air support providing the latest tactics, technique, and procedures to incorporate contract close air support/intelligence surveillance reconnaissance with video downlink systems into tactical operations, (v) technology and equipment sales (vi) mUAS, commonly referred to as “commercial drones,” sales, including hardware, software, training, support and product service, and (vii) drone services, including surveys, imaging, security, and other drone applications.

Business Combinations

We account for acquired businesses using the purchase method of accounting. Under the purchase method, our consolidated financial statements include the financial results of an acquired business starting from the date the acquisition is completed. In addition, the assets acquired, liabilities assumed, and any contingent consideration must be recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill. Significant judgment is required in estimating the fair value of contingent consideration and intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant acquisitions. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but are inherently uncertain.

We use a discounted cash flow analysis given probability and estimated timing of payout to determine the fair value of contingent consideration on the date of acquisition. Significant changes in the discount rate used could affect the accuracy of the fair value calculation. Contingent consideration is adjusted based on experience in subsequent periods and the impact of changes related to assumptions are recorded in operating expenses as incurred.

We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product or technology life cycles, the economic barriers to entry, and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may result in a triggering event for which we would test for impairment.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. We manage our business primarily based upon four operating segments: (i) Drones, (ii) Avionics, (iii) Training and (iv) Electric Air Mobility, each of which represents a reportable segment. We have determined that each reportable segment represents a reporting unit and, in accordance with ASC 350, each reporting unit requires an allocation of goodwill. We will continue to reevaluate reportable and operating segments.

Goodwill is not amortized and is tested at the reporting unit level for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We have selected October 1st as the date to perform our annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from our business. If these estimates or their related assumptions change in the future, we may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if an impairment test is necessary. Management may choose to proceed directly to the evaluation, bypassing the initial qualitative assessment. The impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. A goodwill impairment loss would be the amount by which a reporting unit’s carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. We recorded goodwill impairment charges of $38.0 million during the year ended December 31, 2024 as described within Note 5 to our consolidated financial statements included elsewhere in this prospectus. No goodwill impairment charges were recorded for the six months ended June 30, 2025 and 2024 or for the year ended December 31, 2023.

70

2023 Impairment Test

In 2023, due to delays we experienced in securing financing, we performed a quantitative assessment on goodwill for all of our reporting units except Avionics, as no goodwill had been allocated to this reporting unit. The fair value of the reporting units for which we performed quantitative impairment tests was estimated using an income approach, which incorporates the use of the discounted cash flow (“DCF”) method. Financial projections used by management in performing quantitative impairment tests required the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions. Factors specific to each reporting unit included revenue growth, profit margins, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management.

The table below displays the fair value for each reporting unit tested in the 2023 annual impairment test. We determined that the fair value of the Drones and Training reporting units substantially exceeded their respective carrying values. While the Electric Air Mobility reporting unit fair value was not substantially in excess of its carrying value, the fair value of the Electric Air Mobility reporting unit exceeded its carrying value by $11.8 million, or 2.2%, and accordingly, our goodwill was not impaired.

	Drones	Electric Air Mobility	Training
Goodwill carrying value as of October 1, 2023	$109.9 million	$451.4 million	$36.5 million
Fair value of reporting unit as of October 1, 2023	$151.3 million	$545.2 million	$97.0 million
Carrying value of reporting unit as of October 1, 2023	$96.1 million	$533.4 million	$46.6 million

Estimates and assumptions varied between each reporting unit depending on the facts and circumstances specific to that reporting unit. The discount rate for each reporting unit was influenced by general market conditions as well as factors specific to the reporting unit. For the 2023 impairment test, the WACC discount rate we used for our reporting units was 25% to 40% and the terminal value growth rate was 4%. The terminal value growth rate represented the expected long-term growth rate for our industry, which incorporated the type of services each reporting unit provided as well as the global economy. Other factors influencing the revenue growth rates included the nature of the services the reporting unit provided for its clients, the geographic locations in which the reporting unit conducted business and the maturity of the reporting unit.

Specific to the Electric Air Mobility segment’s projections as of our October 1, 2023 testing date, projected revenue was primarily updated from our initial revenue estimates to reflect projected aircraft production from 2027 to 2028. As of our October 1, 2023 testing date, no R&D revenue was assumed for the period 2024 to 2027 as the Electric Air Mobility segment had been informed that it was not selected for the Defense Advanced Research Projects Agency program. Our projected revenue estimates in years 1 and 2 of commercialization as of October 1, 2023 increased as compared to initial revenue estimates for the same two-year period. Current projections were updated to reflect an assumed selling price in line with the negotiated pricing noted in nonbinding letters of intent and revised production levels based on expected capacity over the same two-year period.

Revenue projections were based on increasing production quantities year-over-year that max out at approximately 3,000 units per year at a single facility, and a per-unit sales price that increases over time, assuming a 1.5% escalation rate per year.

EBITDA projections as of October 1, 2023 during the two years post commercialization were developed using revised estimates of manufacturing costs, production hours per unit, learning curves and subsequent efficiencies, and operating costs.

71

Mid-term and long-term EBITDA projections incorporated economies of scale and synergies, however, changes between projections as of October 1, 2023 and our initial projections are not significant once maximum manufacturing conditions are reached.

As to the degree of uncertainty associated with our assumptions, we believed our long-term projected revenue was reasonable given a sales price supported by non-binding letters of intent and a relatively small number of units in comparison to, according to the Morgan Stanley Report, an anticipated global market ranging between an expected $1 trillion with an upside of $4.4 trillion by 2040. There was a higher degree of uncertainty in projected EBITDA as compared to projected revenue, as projected EBITDA included estimates as to future labor and material costs, efficiency rates as to the number of production hours required over time, and synergies.

The most sensitive factor in our analysis was the WACC discount rate. As of October 1, 2023, a 35% WACC discount rate was applied to the Electric Air Mobility segment, which was fairly consistent but still more conservative than the 34% WACC discount rate used as of the acquisition date. The 100 basis-point increase was deemed appropriate due to the development stage of the Electric Air Mobility segment, however, a larger increase was not deemed appropriate due to positive market changes including proof of concept in the market and observations of timing to certification by TCCA. As to the sensitivity of the WACC rate, another hypothetical 100 basis-point increase in the WACC discount rate would have yielded an estimated fair value for the Electric Air Mobility segment below carrying value.

We believe the factors considered in the impairment analysis were reasonable; however, significant changes in any one of our assumptions could have produced a different result and resulted in impairment charges that could have been material to our consolidated financial statements. The fair value of the Electric Air Mobility segment exceeded the carrying value as of October 1, 2023 by $11.8 million, or 2.2%. While the goodwill of this reporting unit was not currently impaired, we noted that there could be an impairment in the Electric Air Mobility segment in the future as a result of changes in certain assumptions. For example, the fair value of the Electric Air Mobility segment could be adversely affected and may result in an impairment of goodwill if this reporting unit is not able to advance the development of our aircraft and other products, obtain regulatory approvals, and launch and commercialize our products at scale, if the estimated production costs are significantly higher than estimated or if the WACC discount rate is increased.

2024 Impairment Test

As a result of the BCA Transactions being terminated in August 2024 and the continued delays in securing financing, we determined it appropriate to test the fair value of each reporting unit for goodwill impairment as of September 30, 2024 for all of our reporting units except Avionics as no goodwill had been allocated to this reporting unit. We determined that the fair value of the Drones reporting unit substantially exceeded its respective carrying value. The Electric Air Mobility and Training reporting unit fair values indicated goodwill impairment as detailed below.

	Drones	Electric Air Mobility	Training
Goodwill carrying value as of September 30, 2024	$115.8 million	$451.4 million	$36.5 million
Fair value of reporting unit as of September 30, 2024	$185.1 million	$510.2 million	$25.1 million
Carrying value of reporting unit as of September 30, 2024	$133.5 million	$527.2 million	$46.1 million
Impairment as of September 30, 2024	$—	$17.0 million	$21.0 million

Estimates and assumptions varied between each reporting unit depending on the facts and circumstances specific to that reporting unit. The discount rate for each reporting unit is influenced by general market conditions as well as factors specific to the reporting unit. The fair value of the reporting units for which we performed quantitative impairment tests was estimated using an income approach, which incorporates the use of the discounted cash flow method. Projections used require the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions. Factors specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management. For the 2024 impairment test, the WACC discount rates we used for our reporting units was 30%-35% and the terminal value growth rate was 4%. The terminal value growth rate represents the expected long-term growth rate for our industry, which incorporates the type of services each reporting unit provides as well as the global economy. Other factors influencing the revenue growth rates include the nature of the services the reporting unit provides for its clients, the geographic locations in which the reporting unit conducts business and the maturity of the reporting unit.

72

Specific to the Electric Air Mobility segment’s projections as of September 30, 2024, projected revenue was revised to include projected aircraft production timing for the Jaunt Journey in 2031 as compared to a previous estimate of 2028 and further incorporated production of a cargo UAV (a smaller cargo derivative of the Jaunt Journey) in 2027. Projected revenue in years 1 and 2 of commercialization of the cargo UAV as of September 30, 2024 were added to our September 30, 2024 projections based on an estimated assumed selling price and expected production levels of approximately 240 units over the two-year period. Projected revenue in years 1 and 2 of commercialization (i.e., 2028 and 2029) of the Jaunt Journey as of October 1, 2023 was based on a sales price that was in line with the negotiated pricing contained in our non-binding letters of intent and projected volume of 630 units over the same two-year period. Following the revision of the estimated commercialization date to 2031, the escalation rate utilized in our original projections continued to be consistently applied. Accordingly, such escalation rate was applied to the original estimated selling price in 2028 for a period of three additional years (i.e., 2028 to 2031). As a result, the sales price in the revised estimated first year of commercialization (2031) increased compared to prior projections. Revenue projections for both programs were based on increasing production quantities year-over-year that max out at approximately 400 units per year for the cargo UAV and 3,000 units per year for the Jaunt Journey at a single production facility, and a per-unit sales price that increases over time assuming a 1.5% escalation rate. The foregoing escalation rate and production volume of the Jaunt Journey remained consistent with prior year projections.

EBITDA projections as of September 30, 2024 and October 1, 2023 were developed using estimates of manufacturing costs, production hours per unit, learning curves and subsequent efficiencies, and operating costs. While mid-term and long-term EBITDA projections at maximum capacity have not significantly changed compared to our prior year testing date of October 1, 2023, the impact of delaying the projected cash flows from the Jaunt Journey as a result of a later expected commercialization date resulted in a decrease in the fair value of the Electric Air Mobility segment, which indicated impairment. Projected EBITDA as of October 1, 2023 gave effect to net research and development costs expected to be incurred between 2024 and 2027 leading up to the commercialization of the Jaunt Journey aircraft and assumed positive EBITDA during the two years following commercialization. Projected EBITDA as of September 30, 2024 gave effect to net research and development costs expected to be incurred (i) between 2025 and 2028 leading up to the commercialization of the cargo UAV and (ii) between 2029 and 2031 leading up to the commercialization of the Jaunt Journey and assumed positive EBITDA during the two years following commercialization. Mid-term and long-term EBITDA margin projections at full rate production were reduced slightly (1-2%) compared to our prior year testing date of October 1, 2023.

EBITDA projections as of September 30, 2024 were also revised to incorporate estimates of manufacturing costs of the cargo UAV, which reduced mid-term and long-term gross margins by approximately 2% at full rate production, as well as estimated efficiencies, which resulted in reduced operating expenses slightly (0.5%-1%) as a percentage of revenue as compared to the October 1, 2023 projections.

While the timing of projected cash flows from the Jaunt Journey has been delayed and as operations now include a plan to produce a cargo UAV, profitability of the Electric Air Mobility segment post-commercialization of the Jaunt Journey has always been part of our projections. We anticipate profitability in the Electric Air Mobility segment commencing in year two following commercialization of the cargo UAV. As to the degree of uncertainty associated with our assumptions, we believe our long-term projected revenue is reasonable given a sales price supported by non-binding letters of intent and a relatively small number of units in comparison to, according to the Morgan Stanley Report, an anticipated global market of $1 trillion with a potential upside scenario of $4.4 trillion by 2040. There is a higher degree of uncertainty in projected EBITDA, as compared to projected revenue as projected EBITDA includes estimates as to future labor and material costs, efficiency rates as to the number of production hours required over time, and synergies.

The most sensitive factor in our analysis was the WACC discount rate. As of September 30, 2024, a 33% WACC discount rate was applied to the Electric Air Mobility segment, which is fairly consistent with the 35% WACC discount rate used as of our prior year testing date of October 1, 2023. The 200 basis-point decrease from prior year was deemed appropriate due to more conservative projected long term EBITDA margins as compared to sales in the prior year, regulatory harmonization that has occurred for the industry between the FAA, TCCA, and EASA, advances in electric propulsion, battery density, and autonomous systems which lower remaining technical development risk. While these factors reduce risk to the Electric Air Mobility segment, a larger decrease in the WACC was not deemed appropriate due to delays in funding for development efforts and overall implementation risk that remains similar to October 1, 2023. As to the sensitivity of the WACC rate, another hypothetical 100 basis-point increase in the WACC discount rate would have yielded an additional $46.0 million in goodwill impairment.

73

We believe the factors considered in the impairment analysis are reasonable; however, significant changes in any one of our assumptions could produce a different result and result in additional impairment charges that could be material to our consolidated financial statements. For example, the fair value of the Electric Air Mobility segment could be adversely affected and may result in an additional impairment of goodwill if this reporting unit is not able to advance the development of our aircraft and other products, obtain regulatory approvals, and launch and commercialize our products at scale, if the estimated production costs are significantly higher than estimated or if the WACC discount rate is increased.

Specific to the Training segment’s projections as of September 30, 2024, we noted a significant decrease in sales and gross margins as a result of not being able to meet contractual demands due to delays in the funding of aircraft. In prior years, government ISR aircraft contracts did not require that the aircraft be able to employ weapons. As those contracts have aged-out, the new requirements for the re-competitions require assets that have the ability to employ training munitions and have been approved by the government to do so. CDI does not possess aircraft that can achieve this requirement; thus, we have either not been awarded or chose not to bid on certain contracts. The projected revenue and margins were revised to include the timing of projected aircraft and investments to be made in flight schools in the short-term (between 2025 and 2028) and then the acquisition of additional aircraft beginning in years after 2029.

EBITDA projections as of September 30, 2024 have not significantly changed compared to our prior year testing date of October 1, 2023, and we do not anticipate any changes until we are able to make more significant investments in aircraft, and at which time we can better leverage our operating expenses. At that point, we anticipate that mid-term and long-term EBITDA margins would increase. The shifting and corresponding discounting of these projections resulted in a significant decrease in the fair value of the Training segment, which indicated impairment.

As to the degree of uncertainty associated with our assumptions, we believe our short-term projected revenue is reasonable given our history with military contract practices and the historical results of flight schools, while our long-term projected revenue is subject to a higher degree of uncertainty. To mitigate this risk, a 30% WACC discount rate was applied to these projections which was consistent with our prior year testing date of October 1, 2023. As to the sensitivity of the WACC rate, another hypothetical 100-basis-point increase in the WACC discount rate would have yielded an additional $3.4 million in goodwill impairment.

We believe the factors considered in the impairment analysis are reasonable; however, significant changes in any one of our assumptions could produce a different result and result in additional impairment charges that could be material to our consolidated financial statements. For example, the fair value of the Training segment could be adversely affected and may result in an additional impairment of goodwill if this reporting unit is not able to purchase the needed aircraft, if the estimated costs for managing the flight schools are significantly higher than estimated or if the WACC discount rate is increased.

Intangible Assets

We perform valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. We determine the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives using the straight-line method which approximates the pattern in which the economic benefits are consumed. We capitalize third-party legal costs and filing fees, if any, associated with obtaining patents. Once the patent asset has been placed in service, we amortize these costs over the shorter of the asset’s legal life, generally 20 years from the initial filing date, or its estimated economic life using the straight-line method.

74

The estimated useful lives for our intangible assets are as follows:

Estimated useful life
Developed technology	8 to 13 years
Tradenames – definite-lived	4 to 8 years
Customer relationships	3 to 7 years
Patents	up to 20 years

In addition to the long-lived intangible assets, we also had $8.8 million of indefinite lived intangible assets which is primarily the $8.7 million tradename obtained in conjunction with the Jaunt acquisition.

Impairment of Indefinite Lived Assets

Under ASC 350-30-35-18, an intangible asset that is not subject to amortization shall be tested for impairment annually and more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired. In testing for impairment, we define our Asset Groups at the reporting unit level. Under ASC 360-10-35-26 when an asset group is a reporting unit, the asset group includes goodwill. When goodwill and indefinite lived intangibles are included in the long-lived asset group being tested for impairment, the indefinite-lived intangible assets are tested for impairment in accordance with ASC 350-30 first, then the long-lived assets (groups) are tested for impairment in accordance with ASC 360-10, and goodwill is tested for impairment at the reporting unit level in accordance with ASC 350-20 last.

ASC 350-30-35-18A specifies that an entity may first perform a qualitative assessment, as described in this paragraph and paragraphs 350-30-35-18B through 35-18F, to determine whether it is necessary to perform the quantitative impairment test.

When performing the annual impairment test in 2023, we used a qualitative assessment to determine if any facts or circumstances during the period could require a quantitative analysis. When performing a qualitative assessment, we considered factors listed in ASC 350 which includes cost factors, financial performance, legal, regulatory, contractual, political, business, or other factors. Based on our review of these factors, there was no impairment of indefinite lived assets recorded during the years ended December 31, 2022 or 2023.

As a result of the BCA Transactions being terminated in August 2024 and the continued delays in financing, we determined it appropriate to perform a qualitative assessment considering factors listed in ASC 350, which includes cost factors, financial performance, legal, regulatory, contractual, political, business, or other factors. Based on our review of these factors, there was no indication of impairment for the Avionics or Drones segments. However, we determined it appropriate to perform a quantitative analysis on intangible and long-lived assets within the Electric Air Mobility and Training segments. The fair value of the undiscounted cashflows of both the Electric Air Mobility and Training segments was significantly higher than the respective asset group’s carrying value and therefore no impairment charges were required to be recorded for the year ended December 31, 2024.

No impairment charges were recorded during the three or six months ended June 30, 2025 or 2024.

Impairment of Long-Lived Assets

We evaluate long-lived assets, including property and equipment and intangible assets, for impairment in accordance with ASC 360 whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. Our 2023 evaluation was performed in accordance with ASC 360 and included considerations related to market price, use and condition of the asset, business climate, projections of losses and other factors. While each of these reporting units had an operating loss through October 1, 2023, they continued to project increases in operating performance.

75

We therefore determined that, given this fact pattern and other considerations, the financial performance did not indicate that it is more likely than not that the long-lived assets of the reporting units were impaired. As such, there was no impairment recorded during the year ended 2023.

As a result of the BCA Transactions being terminated in August 2024 and the continued delays in financing, we determined it was appropriate to perform a qualitative assessment considering factors listed in ASC 350 Intangibles—Goodwill and Other (“ASC 350”) which includes cost factors, financial performance, legal, regulatory, contractual, political, business, or other factors. Based on our review of these factors, there was no indication of impairment for the Avionics or Drones segments. However, we determined it was appropriate to perform a quantitative analysis on intangible and long-lived assets within the Electric Air Mobility and Training segments. The fair value of the undiscounted cashflows of both the Electric Air Mobility and Training segments was significantly higher than the respective asset group’s carrying value and therefore no impairment charges were required to be recorded in 2024.

No impairment charges were recorded during the three or six months ended June 30, 2025 or 2024.

Valuation of Debt

During 2024, certain Investor Notes were amended which resulted in significant modifications of debt. In accordance with ASC 470-50, as this significant modification was considered an extinguishment and created an election date for the fair value option and as the fair value election is applied on an instrument-by-instrument basis, we chose to record these Investor Notes at fair value beginning on the modification date in October 2024. Investor Notes have historically included various interest features in the form of both stock and cash upon the closing of an initial public offering or qualified financing. In conjunction with the IPO, common stock was issued to partially settle the Investor Notes at fair value. As of June 30, 2025, the valuation of the Investor Notes was limited to unpaid cash amounts.

Inventory Valuation

We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Reductions to the carrying value of inventory are charged to cost of revenue and a new, lower cost basis for that inventory is established. Subsequent changes to facts or circumstances do not result in the restoration or increase in the related inventory value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Stock-based Compensation

We recognize compensation expense for stock-based awards based on the grant-date estimated fair value of the awards. Options and restricted stock awards may be granted as time-based awards, performance-based awards or combinations of the time-based and performance-based awards. We expense the fair value of its options to employees and non-employees on a straight-line basis over the associated service period for time-based awards, which is generally the vesting period. The performance-based awards begin their period of ratable vesting at the time that we determine that the achievement of the performance thresholds is probable. We account for forfeitures as they occur and does not estimate forfeitures at the time of grant. Ultimately, the actual expense recognized over the vesting period will be for only those options that vest.

Income Taxes

We account for income taxes in accordance with the asset and liability approach method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating losses and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more-likely-than-not to be realized.

We evaluate our tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions will more-likely-than-not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as income tax expense.

Off-Balance Sheet Arrangements

As of June 30, 2025 and December 31, 2024, we have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

76

BUSINESS

Overview

We are a technologically differentiated aerospace, autonomy, and air mobility platform targeting 21st century aerospace and defense opportunities. We leverage decades of industry expertise and connections across the drone, aviation, and avionics markets to provide leading solutions to the aerospace and defense market. We offer connected and diversified solutions providing operational synergies across our segments and are powered by an international footprint as well as supplier and public sector relationships. Supported by complementary and innovative technologies, we believe we bring a unique value proposition to the market and are well-positioned to become a differentiated leader in the industry.

Our business is organized into four operating segments, each of which represents a critical growth vector in the aerospace and defense market: Drones, Avionics, Training, and Electric Air Mobility. These four segments collectively target a combined total addressable market estimated to be over $315.4 billion by 2030.

Drones. The Drones segment develops, manufactures, and sells drones and will provide drone services, such as DaaS, for military and commercial end users. Our military drones are sold through our Sky-Watch brand, which is a key supplier to European NATO countries. A critical point of differentiation lies in our drones’ ability to perform in a GPS-denied environment, which is a technology application relevant for both military and commercial end markets.

Avionics. The Avionics segment develops, manufactures, and sells avionics for military and general aviation aircraft, drones, and eVTOLs. Our advanced avionics products include flight displays, Connected Panels, and GPS/GNSS sensors, all of which have been installed on legacy military aircraft and general aviation platforms. We sell our advanced avionics through our Aspen Avionics brand, which is well-recognized in the general aviation aftermarket sector with over 20 years of operating history and long-term customer loyalty for our value proposition. We also serve as an avionics supplier for OEMs, including Robinson Helicopters, Pilatus, and Honeywell. We believe our avionics solutions have a considerable market opportunity as general aviation fleets continue to age, with owners and operators seeking to upgrade the avionics technology on their aircraft.

Training. The Training segment currently provides military pilot training and will provide commercial pilot training in the future. We offer professional training and consulting services to the U.S. military, select NATO countries, and other U.S. allies under our CDI brand. These offerings include adversary air, close air support, ISR, aircraft leasing, pilot training, ground liaison services, and JTAC, as well as full joint theatre ISR and simulated ground strike training. We work closely with special military forces such as SEAL teams, the U.S. Naval Air Warfare Center, and USAF Air Combat Command and are a mandated recipient on a $5.7 billion IDIQ contract. Our personnel’s top security clearances and established relationships at the Pentagon provide us with a differentiated ability to bid on mandates. We also plan to offer commercial pilot training and plan to expand our non-military capabilities in response to the global pilot shortage.

77

Electric Air Mobility. The Electric Air Mobility segment is developing a rotorcraft eVTOL for cargo and passenger use through our Jaunt brand for fixed route flights, on-demand trips, and cargo operations. Our R&D efforts are focused on developing a cargo eVTOL platform, which will be a scaled-down version of our passenger eVTOL platform, and will target the attractive middle mile delivery cargo market. Meanwhile, our long-term R&D efforts are focused on developing a full-scale multi-role eVTOL platform, which will be able to serve both the cargo and passenger markets. We plan to certify our eVTOLs through existing CAR 529 Rotorcraft standards, with our platform including the best attributes of both rotary and fixed wing aircraft. Our patented compound rotorcraft technology, a core point of technological differentiation that will underpin our cargo eVTOL’s commercial capability, has over 300 piloted flight hours on multiple Jaunt demonstrator aircraft. We believe the range and payload capabilities driven by this technology uniquely position us to provide a compelling commercial solution for the eVTOL cargo market. Once developed and certified, we expect our cargo eVTOL program will serve as the foundation of our commercialization efforts, with passenger applications serving as a longer-term secondary initiative.

Our Platform

Our business is thoughtfully interconnected as we seek to leverage each segment’s full capabilities and drive synergies, creating a significant competitive advantage. We are synergistically leveraging our field-proven product track record – particularly through our Drone and Avionics brands – to drive opportunities across our platform. The manufacturing capabilities of our Avionics segment enable us to supply most of our own components for our drone and aircraft systems, including our eVTOL aircraft, which enhances our product quality and reduces production costs. Our deep, long-term relationships with the U.S. government and NATO countries that underpin our Training and Drones segments provide us with access to key decisionmakers, which provides us with new business opportunities. Our Electric Air Mobility platform represents a significant future growth opportunity to expand into cargo and passenger eVTOLs while also providing an OE platform for new products and services across our other segments.

In addition, we are able to utilize our certification capabilities to improve time to market for the introduction of products and services. These offerings leverage our U.S. and international sales and manufacturing capabilities to reduce costs and expand our market footprint. This capability also helps us swiftly integrate new avionics, electronics, and AI into our products, all while sharing the intra-segment R&D insights that drive our high-quality, interconnected products and services.

Our Competitive Strengths

We are an at scale, integrated aerospace and defense platform with multiple solutions and services in the high-growth aerospace and defense categories. Our competitive advantages include:

Cross-Platform Strategy Generates Operational and Product Synergies

Our business is thoughtfully interconnected to leverage each segment’s full capabilities, with synergies driving growth in new customer categories, geographies, and product lines that would not be attainable as standalone entities. Each of our segments benefits from operational synergies in certification, economies of scale, shared R&D insights and integration of products and services across a global platform with operations in the United States, Canada and Denmark. Accordingly, our platform generates a considerable positive network effect, with shared access to commercial, technological, and public sector relationship resources, including the United States, EU members, NATO countries and other international allies of the United States, which drive growth and innovation to meet customer needs.

78

Fulsome Product Assortment Targeting Actionable Market Opportunities

We offer differentiated technologies and diversified product offerings across the Drones, Avionics, Training, and Electric Air Mobility segments for both military and commercial end users. Our product lineup is competitively designed to take advantage of key opportunities in the aerospace and defense sector, focusing on areas with potential for future growth. Additionally, the collaboration between our R&D and commercial teams ensures that our products are both market-relevant and commercially available. With offerings ranging from training to drones to services to avionics, we address the marketplace of tomorrow.

Talented Management Team Possesses Robust Operational Experience and Deep Private and Public Sector Relationships

Our robust leadership team possesses over 150 years of combined operating experience and industry success in the aerospace and defense market. We maintain strong relationships with key contacts within the U.S. government and NATO, as well as regulatory agencies, such as the FAA, DHS, and NASA, which has provided us with access to key decisionmakers to secure new business and enable us to build the trust necessary to offer additional functions and features for our products and services. For example, certain members of our management team currently serve on various boards for several government agencies and have held military leadership positions in the past. These relationships are critical to this industry and have enabled us to initiate discussions with key government officials, which is a significant barrier to entry. We believe our established relationships are a core point of differentiation that will support our future success.

Exceptional Research and Development that Supports the Potential for Industry-Leading Products

We have a history of developing and launching innovative products, with our product advantage rooted in our exceptional R&D capabilities. From prototyping to certification to commercialization, our ability to launch solutions with strongly differentiated technology and direct product market fit is core to our platform. Our innovative, technology-additive solutions are underpinned by a robust new product development pipeline supported by our platform. Moreover, critical human capital interdependencies between our various segments have provided a positive network effect, increasing the quality and efficiency of our development process. This has been proven out particularly in our Drones and Avionics segments, where the RQ-35 Heidrun and Connected Panel solutions, respectively, have proven to be compelling value propositions in their end markets.

Market Opportunity

The defense industry is affected by geopolitical and security issues. Conflicts in Ukraine, the Middle East, and heightened geopolitical tension in the Pacific region have elevated global security concerns. This has caused many governments to increase their focus on defense and security, leading to a rise in defense spending and a growing willingness to adopt new technologies and solutions. Specifically, beginning in 2014 in response to Russia’s illegal annexation of Crimea and amid broader instability in the Middle East, NATO countries agreed to commit 2% of their national GDP to defense spending to help ensure the continued military readiness of NATO allies. According to NATO, all NATO countries are expected to meet or exceed the target of investing at least 2% of GDP in defense in 2024, compared to only three NATO countries in 2014. Over the past decade, European allies of the United States and Canada have steadily increased their collective investment in defense by 41.3%, and are investing a combined total of more than $430 billion in defense spending in 2024. Moreover, NATO has recently signaled it will increase its defense spending benchmark from its current 2% of GDP target. Moreover, at the 2025 NATO Summit in The Hague, NATO members adopted a new long-term defense investment commitment: by 2035, member states aim to allocate 5% of GDP annually on combined defense and security-related spending, with at least 3.5% of GDP dedicated to core defense requirements and up to 1.5% of GDP directed to critical infrastructure protection, cyber defense, innovation, and strengthening the defense industrial base. NATO has also reaffirmed its guideline that at least 20% of defense expenditures should go toward major equipment, including associated research and development, to ensure modernization and interoperability. These commitments reflect NATO’s recognition that the “2% guideline” alone is no longer sufficient to meet emerging threats and technological demands. NATO leaders have signaled that higher, sustained investment levels are needed to close capability gaps, accelerate modernization, and support innovation across domains such as artificial intelligence, autonomous systems, and advanced defense technologies. Current NATO Secretary General, Mark Rutte, has acknowledged the “goal of 2%, set a decade ago, will not be enough to meet the challenges of tomorrow” and that NATO members will have to increase spending by “considerably more than 3%.” In order to ensure that these funds are spent in the most effective and efficient way to acquire and deploy modern capabilities, NATO countries have also agreed that at least 20% of defense expenditure should be devoted to major new equipment, including associated R&D perceived as a crucial indicator for the scale and pace of modernization. These tailwinds support the development of a new market leader in the aerospace and defense market, with the emergence of new technologies such as 5G, artificial intelligence, and advanced autonomous vehicles creating new commercial opportunities.

79

Drones. Global conflicts, particularly the conflict between Russia and Ukraine, have led to an increase in military spending and investment in new technologies solutions such as drones. According to the Precedence Military Drones Report, the military drone market size is expected to reach approximately $24.75 billion by 2030. Key demand drivers include the rise of asymmetrical warfare, new avionics, and the inherent user safety advantages of drones over manned systems. We believe that our products will continue to play a role in the arsenals of the future, including through NATO countries. In addition, we believe that the U.S. military’s transformation into a smaller, more agile force that operates via a network of observation, communication, and precision targeting technologies will continue to accelerate the acceptance and use of small drone military operations around the world.

In addition, commercial drone use is gaining momentum as multiple industries are incorporating drones into their daily business functions, given the wide range of applications, including monitoring, inspection and surveillance. According to the Grand View Drone Report, it is anticipated that worldwide commercial drone revenues will reach $163.5 billion by 2030. For example, farmers are using drones to inspect and spray their crops, which improves yields, construction sites are adopting drones to survey and monitor land, which improves workplace safety, and companies are using drones to inventory product in factories and warehouses, which improves efficiency. Additionally, drones are being used increasingly to transport and deliver goods. For example, hospitals are deploying drones to deliver critical medicine and other medical supplies to remote and underserved regions, while logistics companies are using drones to transport cargo between locations, expediting deliveries. As the commercial drone industry matures, we believe that aircraft and their components subsystems will become more commoditized, with additional pockets of growth expected in services and service-derivative revenues. The trajectory of commercial drone applications is well-aligned with our business strategy, which includes a focus on commercializing multiple types of value-added drone solutions to meet various end user and industry needs.

Avionics. New aircraft production and upgrades to existing aircraft are driving demand for our avionics solutions. We believe the market places a premium on avionics solutions like ours that have capabilities such as improved flight controls, communications and navigation capabilities, and flight monitoring. Continued technological advances in avionics and aging general aviation fleets are expected to drive growth for the general aviation avionics aftermarket.

Training. Overall demand for military flight training is expected to grow as countries around the world increase defense spending and outsource flight training to the private sector. Key market drivers include outsourcing of military training, technological advancement, and the ongoing pilot shortage. Additionally, the DoD has awarded over $13.7 billion in military aviation training contracts since 2015, representing a new public-private sector market norm. In the commercial market, the same shortage of trained pilots serves as the main driver of demand. According to the Fortune U.S. Pilot Training Report, the commercial training market is projected to grow from $1.8 billion in 2023 to over $4.9 billion in 2030, representing a CAGR of 15.4%.

Electric Air Mobility. According to the Morgan Stanley Report, it is estimated that the global electric air mobility market may grow to approximately $55 billion by 2030 and to approximately $1 trillion by 2040. We believe that autonomous aerial cargo is one of the largest unaddressed segments within the EAM market, with an additional actionable opportunity in passenger transportation. We expect both of these segments will provide a substantial market opportunity. While the electric air mobility market is in its nascent stage, we believe that the growing prevalence of e-commerce, rising labor costs in traditional ground transportation, traffic congestion and the continued advancement in AAV technology will lead to growing demand for cargo solutions based on AAVs. In addition, the implementation of government regulations and creation of federal and state incentives has started to meaningfully influence consumer behavior by increasing the focus on emissions standards and targets and leading to greater interest in aircraft electrification. Ultimately, cargo represents the most actionable near-term end market owing to its large commercial opportunity and reduced technological hurdles.

Our Growth Strategies

We are a growing platform built off a successful M&A strategy, with a robust pipeline of future commercial opportunities. Our growth strategies are rooted in a bold and focused vision for the future, with a mix of organic and inorganic growth initiatives. Within each of our segments, there are several opportunities to increase market share and penetrate new business areas.

80

Organically grow existing business line capabilities.

We intend to make substantial investments in our sales and marketing, analytics, and communications functions to support our expansion within current markets and into future and specialized markets within each of our segments. We have identified specific opportunities to invest in organic growth, including procuring additional aircraft to expand the capabilities of the Training segment, launching larger screen form factor avionics with increased functionality, and iteratively developing our existing drone technology to enter new commercial end markets. With strong customer relationships and a focus on loyalty and satisfaction, we will continue to upsell and cross-sell across our portfolio, which in conjunction with investments in marketing and brand positioning will bolster our brand awareness. Finally, we are planning on both measured geographic expansion and targeting new customer end markets, which will further expand our addressable market.

Develop and commercialize new products and services and expand certification of new and future products and services.

Our segment specific initiatives are as follows:

●	Drones. We intend to launch U.S. production of our military drones and subsequently seek DoD Blue UAS drone certification, which we currently estimate will take approximately six months to achieve and will allow us to sell drones to the DoD. This certification process involves sponsors in various U.S military branches supporting our product, with full certification essentially contingent on U.S-domiciled production. In addition, we intend to expand our drone and DaaS offerings into new verticals, including agricultural, security, and industrial applications, leveraging our GPS denied technology proposition as the leading edge of our value proposition owing to its inherent product-market fit.

●	Avionics. We intend to focus our R&D activities on integrated avionics for our cargo eVTOL platform, the Jaunt Journey, and other eVTOLs as well as training aircraft in current markets. We believe focusing on in-flight controls, navigation, and communications will lead us to experience strong growth through organic expansion opportunities designed to expedite the development of integrated systems for both internal platforms and external OEM initiatives. With a history of providing innovative avionics for over 20 years, Aspen Avionics is primed to launch products for the aircraft of tomorrow.

●	Training. We intend to expand our current training capabilities through the acquisition of a flight school for commercial flight training and the launch of a fixed wing military simulation service offering. Our training capabilities will be further enhanced by the acquisition of additional training aircraft through our acquisition of a flight school or otherwise. Additionally, we plan to offer drone and electric air mobility flight training to take advantage of these rapidly growing markets.

●	Electric Air Mobility. We intend to develop, certify, and commercialize our eVTOL aircraft. We anticipate certification of our 33% downscaled cargo eVTOL under drone rules as early as 2027 and expect our first passenger production aircraft to be certified by the TCCA under existing CAR 529 Transport Category Rotorcraft airworthiness rules as early as 2031.

Leverage Public Sector Relationships and Security Clearances to Drive Business.

Our deep public sector relationships and security clearances enable us to bid on government RFPs and drive brand awareness of our drone, eVTOL, avionics, and training solutions with key military decision makers. For example, members of our management team maintain close relationships with the highest levels of government around the world, including military leaders, ambassadors, and defense attachés from NATO and its allies. Our senior leadership team has also held and/or currently holds positions on various government committees across the FAA, Pentagon, and White House. Key employees also possess extensive military leadership experience having served in U.S. special forces units. This competitive moat grants us enviable access to key growth end markets and unlocks commercial synergies between our various segments.

81

Partnering with other firms on commercial ventures to drive technology convergence.

Partnerships allow us to expedite development of customer solutions by bringing together critical technologies across the aerospace and defense marketplace. For example, our Sky-Watch brand has critical partnerships with companies such as Palantir and Helsing that have boosted our drone’s capabilities. For our Electric Air Mobility segment, partnerships with have been and will be at the forefront of our eVTOL platform’s integrated and convergent technology advantage - not only for the end-product but also in the areas of manufacturing, engineering and supply chain. New partnerships in AI and machine learning are also being explored in the Drones segment as well as virtual training system partnerships in the Training segment.

Strategically acquire businesses and technologies to enhance our offerings.

We were formed in August 2021 for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry. Since our founding, including the Put-Together Transaction, we have gained experience in successfully integrating businesses, and will continue to focus on thoughtful strategic acquisitions as a key component of our business growth strategy. For example, the drone and avionics markets are primed for consolidation due to the lack of scale, capital, and resources necessary for expansion by many drone and avionics companies, and we have identified and are actively evaluating a wide range of strategic opportunities for expansion. We believe our acquisition strategy will enable us to expand our footprint and opportunities in new and existing areas, strengthen our customer base and market share and improve overall brand recognition.

Continual investment in software, AI, and machine learning to expand solutions capabilities and increase operational efficiencies.

We plan on building out our software, AI, and machine learning capabilities to help our customers solve more complex problems and bring additional capabilities to the marketplace. In addition, we intend to offer new product and service lines to ensure our customers are equipped with the proper tools for their evolving needs. These investments are expected to further bolster our cross-platform network effort to help support future R&D and new product development. These initiatives will also help us streamline our internal processes and optimize our supply chain, which will support further growth.

Segment Summary

Drones

The Drones segment develops, manufactures and sells drones and will provide drone services, such as DaaS, for military and commercial end users. Our military drones are sold through our Sky-Watch brand, which is a key supplier to European NATO countries. Military applications include reconnaissance, surveillance, and defense services, while commercial applications currently include inspection, survey, mapping, and photography, with future potential expansion into agriculture, weather analysis, conservation, healthcare, search and rescue and construction applications. A critical point of differentiation lies in our drones’ ability to perform in a GPS denied environment, which has numerous military and commercial applications. Moreover, our close feedback loop with in-field operators supports a battlefield relevant capability set. Key market tailwinds include heightened geopolitical instability, increased defense spending, and the evolving realities of the 21st century battlefield. Our core future initiatives include military manufacturing in the United States to sell our drones to the DoD and expansion of the DaaS business.

Our primary military product, the RQ-35 Heidrun, offers significant advantages over existing micro-ISR drones, because of the combination of its full-autonomy, demonstrated ability to operate in harsh electronic warfare and GPS-denied battlespaces, its long flight time, ease of operation, and robust supply chain. Our RQ-35 Heidrun drones operate in EU and NATO countries, having been tested and deployed in international markets in the EMEA region, including in the ongoing Ukraine conflict. These drones have hundreds of thousands of hours operating successfully in these harsh environments, and via integrations with other battlespace partners, and has proven to be an essential link between intelligence gathering and decision making for military customers around the world.

82

We also have three cargo drone platforms, including the Sentinel 30 km short-distance drone, the Chaos 60 km medium distance drone, and a downscaled cargo version of the Electric Air Mobility segment’s Jaunt Journey that can carry up to 250 pounds. All of these platforms are currently in the prototype stage and we are working to obtain FAA certification, which has been granted by the FAA for cargo oriented drones, for our cargo drones before going to market.

Our drone assortment has critical points of parity with other drones along parameters such as wingspan, weight, payload, and endurance, with our critical point of differentiation being our drone’s ability to autonomously operate in GPS-denied environments. This core attribute expands the solutions scope of our offerings while reducing the need for human input. This technology has critical applications across military and commercial use cases, and we believe we are uniquely suited to capitalize on this opportunity.

We also plan to provide DaaS offerings, including surveillance services for businesses interested in monitoring, surveying, and evaluating their properties. Our DaaS strategy is rooted in our GPS-denied technology, which has strong commercial potential in agriculture, security, and industrials applications. We plan to offer an extensive suite of capabilities for a wide range of commercial use cases, including mapping, surveying, inspecting, photographing and filming, dispensing and spraying, warehousing, monitoring. We will expand our commercial capabilities by offering drone maintenance, repair, and overhaul services, which would allow us expand the breadth of our commercial offerings.

Sales of our drones to the DoD is a key future initiative. Our production facilities in Albuquerque and Phoenix are currently in the process of obtaining Blue UAS certification, which will enable us to manufacture and sell our RQ-35 drone to the DoD. This certification process involves sponsors in various U.S military branches supporting our product, with full certification essentially contingent on U.S.-domiciled production. A version of the RQ-35 intended for Blue UAS certification, the RQ-35 v.251, is currently in our development plan, along with a follow-on certification program. We currently estimate that it will take approximately six months to achieve Blue UAS certification. We are leveraging the full breadth of our product development excellence, public sector relationships, and our platform to penetrate the U.S. military drone market.

To support future new product development, we are designing and engineering efficient, reliable, and low-carbon-emission unmanned aircraft systems for both commercial and military markets. We are actively developing improvements for our existing RQ-35 Heidrun drone while also designing the next generation of fully autonomous, fixed-wing mini drones.

Finally, we are developing a global command, control and communications network for safe, efficient and seamless air platform interoperability called “AIRO Link.” This network would be designed to enable ground operators to establish a data link to unmanned aircraft systems, providing valuable flight analytics and support the development of drone flights performed in BVLOS. Currently, we are researching the requirements and framework that will enable multiple BVLOS drone operations at low altitudes in airspace where FAA air traffic services are not provided. We are also working to demonstrate the feasibility of using small radio or communication links on drone airframes.

Avionics

The Avionics segment develops, manufactures, and sells avionics for military and general aviation aircraft, drones, and eVTOLs. Our advanced avionics products include flight displays, Connected Panels, and GPS/GNSS sensors, all of which have been installed on legacy military aircraft and general aviation platforms. With technology constantly advancing and general aviation fleets aging, we believe there is considerable potential for military and general aviation aircraft to be upgraded with our solutions. Key market tailwinds include technological advancements, robust general aviation delivery numbers, and an aging general aviation fleet.

Our Aspen Avionics brand provides avionics solutions to the general aviation aftermarket, including Connected Panels and OEM displays and integrations for select partners. Our Aspen Avionics brand is well-known in the avionics market, given its extensive presence on older military, general aviation, and rotary wing platforms. In addition, our Aspen Avionics brand possesses over 20 years of experience and strong, long-term customer acceptance of its value proposition. We also supply parts to OEMs, including displays to Robinson Helicopters, our Connected Panels to Pilatus and Honeywell, and are developing solutions for our Jaunt eVTOL platforms and other eVTOL operators like Joby Aviation.

83

Our product assortment is built on our Connected Panels, Evolution Flight Display System, and NexNAV offerings depicted below:

Brand	Description	Applications
CONNECTED PANEL™	• Smart bridge between installed avionics systems and applications – Applications from General Aviation to Air Transport Category aircraft – Versatility of data modes available including Wi-Fi, cellular and satellite – Strong portfolio of patents – Ability to receive data from almost any panel-mounted GPS navigator – OEM relationships with Pilatus and Honeywell/UPS	**General** **Cargo** **Passenger** Military
EVOLUTION FLIGHT DISPLAY SYSTEM	• Glass panel primary flight displays and multi-function displays – Integrated Display System – Worldwide install base of 14,000 aircraft – Over 600 aftermarket dealers worldwide – Strong line-up of products including autopilot interfaces, interface boxes, synthetic vision and Angle of Attack (AOA) indicators – Multiple cross-selling opportunities across AIRO – FAA STCs allow installation on more than 600 different civil aircraft makes/models	**General** **Cargo** **Passenger** Military
NexNav	• GPS solutions for manned and unmanned aircraft applications – Exclusive global licensed technology acquired in 2015 Direct customers include BAE, FreeFlight, Genesys, IS&S and Trig – GNSS approved by FAA and other civil aviation authorities for aircraft use – Installed on manned and unmanned military aircraft	**General** **Military** Cargo Passenger

The Avionics segment uses a book and bill model, leveraging our strong relationships with more than 650 dealers worldwide. We primarily use contract manufacturers based in the United States for our advanced avionics product. Product-market fit has been robust with our flight display system, our Connected Panels, and NexNav, which have been well received by consumers.

Our solutions demonstrate strong points of parity with products manufactured by competitors Garmin Ltd., Dynon Avionics, Inc., and Avidyne Corporation along many core product functionality attributes such as Primary Flight (“PFD”) and Multi-functional Displays, PFD Backup, Vacuum Removal, Small Form Factor, and GPS / GNSS Integration. Our key point of differentiation is our products’ easy-use, low-cost installation, and unique upgradeability, with our avionics engineered ground-up to allow for value-added features to be added seamlessly throughout the ownership lifecycle.

We are developing new avionics systems with additional capabilities. These systems are being designed to improve detection and avoidance with obstacles that could enable manned and unmanned BVLOS operations and enhance connectivity and health monitoring between ground-based and flight-based systems. We are also developing sensor payloads for specific missions and researching the use of advanced light field and near-eye optics for display systems.

We are also developing larger screen displays which will allow us to serve as an OEM supplier for a variety of platforms. Additionally, these larger screen displays will also be used on our Jaunt cargo and passenger aircraft, which we expect will significantly reduce total eVTOL and Avionics production costs.

84

Training

The Training segment provides military and commercial pilot training for the military and commercial sectors. We offer professional training and consulting services to the U.S. military, select NATO countries, and other U.S. allies under our CDI brand. These offerings include adversary air, close air support, ISR, aircraft leasing, pilot training, ground liaison services, JTAC training, as well as full joint theatre ISR and simulated ground strike training. We work closely with special military forces such as SEAL teams, the U.S. Naval Air Warfare Center, and USAF Air Combat Command. Our top security clearances and established relationships at the Pentagon provide us a differentiated ability to bid on mandates. We also offer commercial pilot training for individuals looking to satisfy their training requirements to earn their commercial pilot license and are actively expanding our non-military capabilities. Our leased aircraft platforms include the Cessna-310, Cessna-206, and L-39 Albatros with plans to also procure the Marchetti S-211, enabling us to provide a wide variety of training services.

Coastal Defense Incorporated. CDI provides a full suite of services including close air support, intelligence surveillance and reconnaissance and simulated ground strike training. We are highly experienced in special forces and possess top secret clearance for our facility, which enables us to bid on contracts with special clearance requirements. CDI is an approved participant under certain multiple award IDIQ contracts issued by the U.S. military. Approved IDIQ contract participants such as CDI bid on task orders as they are issued by the U.S. military pursuant to such IDIQ contracts. The U.S. military chooses winning bids based on such factors as cost, certainty of fulfilling the requirements of a specific task order, safety records, and other factors.

CDI is a current participant under two such IDIQ contracts. The first is for Combat Air Force CAS services, which was awarded in September 2024 and expected to be completed by September 2029, with a combined not-to-exceed aggregate award of $5.7 billion across all task orders and participants. The Combat Air Force CAS contract is still active and is expected to continue through 2029. We plan to compete for task orders under this contract that we qualify for based on our fleet of aircraft. The second contract is for terminal air attack controller trainer services (“TAACTS”). The TAACTS contract will be active through 2028, with a combined not-to-exceed aggregate award of $249 million across all task orders and participants. We plan to compete for task orders under this contract as they are released. In addition to the IDIQ contracts, CDI also bids quarterly on individual contracts and purchase orders to provide ISR support services, including a current contract award until April 30, 2029.

Our staff includes a large network of Air Force, Navy, and Marine Corps pilots. CDI is a mandated participant in a $5.7 billion IDIQ contract from 2024 through 2029 as one of seven companies approved by U.S. Air Force Air Combat Command to bid for contract military training contracts. Key market tailwinds include a persistent military pilot shortage and the DoD outsourcing pilot training to the private sector.

Commercial Flight School. In November 2023, we signed non-binding letters of intent to acquire two businesses for the Training segment, including a flight training school. Over time, we plan to expand into other airports by leveraging the flight school’s FAA certification and grow our base of flight instructors, while competing with other commercial pilot training centers in the United States. There can be no assurance that we will acquire the flight school on the terms described herein or at all.

Electric Air Mobility

The Electric Air Mobility segment is developing a rotorcraft eVTOL for cargo and passenger applications through our Jaunt brand. Use cases including fixed route flights, on-demand trips, and cargo operations. Our R&D efforts are focused on developing the cargo eVTOL platform, targeting the attractive middle mile delivery cargo market. We plan to certify our platforms through existing CAR 529 Rotorcraft standards, with our eVTOL platform including the best attributes of both rotary and fixed wing aircraft. This certification process does not require us to modify existing rules to get certified, which we believe is a distinct advantage versus our competitors who are certifying under FAA Part 21.17(B) rules. Our patented compound rotorcraft technology is a core point of technological differentiation that will underpin our cargo eVTOL’s commercial capability and it has over 300 piloted flight hours on multiple Jaunt demonstrator aircraft. We believe the range and payload capabilities driven by this technology uniquely positions us to provide a compelling commercial solution for the eVTOL cargo market. Once developed and certified, our cargo eVTOL will serve as the foundation of our commercialization efforts, with passenger applications as a longer-term secondary initiative.

85

Our R&D efforts are focused on designing efficient energy management systems, flight control computers, and fly-by-wire systems capable of delivering cargo and passengers. Additionally, we are collaborating with other technology companies to provide high-fidelity virtual-reality flight simulators to eventually support eVTOL aircraft testing and pilot training. We are also researching robotic automation technologies for thermoplastic airframe manufacturing to accelerate the mass production of electric air mobility aircraft and reduce overall production costs. Key growth tailwinds include increasing demand for mid mile cargo, urban mobility access, and the inherent commercial efficiency advantages of electric platforms vis-à-vis traditional propulsion systems. Our four big target markets include cargo, passenger, emergency response, and the military, with cargo being our initial focus due to its readily addressable market potential.

We believe we are well-positioned to penetrate the eVTOL cargo market due to our certification approach and funding support. We anticipate that our certification strategy under CAR 529 Rules through the TCCA will significantly expedite the certification process. Once certified, our cargo aircraft will immediately be recognized by U.S. and European aviation authorities via FAA/EASA reciprocity, allowing us to bring our eVTOL aircraft to market in both the United States, Europe, and Canada concurrently. We expect to receive significant funding support from multiple sources, including the Canadian government, suppliers, and customer deposits. Additionally, we benefit from supplier cost sharing, whereby our suppliers have agreed to defer the costs of non-recurring engineering expenses until commercialization, which reduces our initial funding requirements prior to commercialization. As a result, we believe we have access to funding to cover most of our aircraft development.

We started developing our cargo eVTOL platform in 2024 and anticipate entering the preliminary design review phase in the fourth quarter of 2025, with completion expected in the first quarter of 2026. Following completion of preliminary design review, we expect to enter the critical design review phase as early as 2027 and then plan to obtain cargo UAS certification as early as 2028. Once we receive cargo UAS certification, we expect to begin production of our cargo eVTOL. In parallel, we are planning to develop our passenger eVTOL platform, which we estimate will overlap with approximately 75% of our cargo eVTOL platform. Nevertheless, we expect the timeline from program launch through production to take longer. This is due to both our initial focus on launching our cargo eVTOL platform and the generally more stringent development requirements for a passenger version. We expect our initial product will be a downscaled cargo-only eVTOL, to be followed by a fullscale multi-role cargo and passenger eVTOL.

We have approximately 300 aircraft in our backlog to date, all of which are for our dual-use model that is configurable for both cargo and passenger transportation. Configuration change can be accomplished in less than 15 minutes, which gives operators flexibility to perform either mission from any base of operation.

Customers

Our customer relationships underpin the strength and growth potential of our business. We service a wide variety of end markets, with a diverse mix of customers ranging from blue-chip OEMs to NATO. Our track record of success, innovative products, tight customer relationships, and excellent service have driven strong customer retention.

Drones. We sell our drones to military and defense entities worldwide, including NATO member countries such as the Netherlands, Denmark, and Germany, which procure the drones through their sovereign funds at the country level, and then donate the majority of the drones to Ukraine. European demand is robust, as NATO countries continue to procure RQ-35s for their own use with the majority of drones subsequently donated to Ukraine for in-field use. We have over $200 million of bookings in process for the RQ-35 over 2025 and 2026, which will be spread among several countries. These bookings are not dependent on additional U.S. funding to Ukraine. We believe that drones can be a key component of NATO countries’ defense spending plans to meet their 2% GDP contribution target and that we have a unique opportunity for our products to take a share of these countries’ defense spending, particularly with our mUAS. Expansion of the RQ-35 into the U.S. market is in process, and we believe we will obtain certification as we have already demonstrated the RQ-35’s capabilities to U.S. forces overseas in Europe. We plan to use a portion of the funds from the IPO to begin manufacturing in the United States to certify for sales to the DoD. In the future, we aim to serve the commercial end markets through our drone services and AIRO Link offerings, targeting Fortune 500 companies.

86

Avionics. We sell our avionics solutions through our network of more than 650 dealers to sell products to owner-operators of general aviation aircraft and directly as an OEM solution to Robinson Helicopters, Pilatus, and Honeywell. In addition, the Drones and Electric Air Mobility segments use our avionics and electronics components on their platforms.

Training. We have contracts with the U.S. government to provide military training and simulation services.

Electric Air Mobility. We intend to sell directly to middle mile cargo logistics providers and UAM operators.

Corporate History

We were formed on August 30, 2021 for the purpose of acquiring and integrating various companies engaged in the aerospace and defense industry. During the year ended December 31, 2022, we completed our “Put-Together Transaction” to acquire six companies which are now organized into our four reportable segments: (i) Drones, through our subsidiaries, AIRO Drone and Sky-Watch; (ii) Avionics, through our subsidiary, Aspen Avionics; (iii) Training, through our subsidiaries, Agile Defense and CDI; and (iv) Electric Air Mobility, through our subsidiary, Jaunt.

Competition

We operate in highly competitive markets that are sensitive to technological advances. In each of our market segments, some of our competitors are larger and can maintain higher levels of expenditures for R&D. In each of our markets, we concentrate on the opportunities that we believe suit our resources, overall technological capabilities, and objectives. Principal competitive factors in these markets are product quality and reliability; technological capabilities, including reliable, resilient, and innovative cyber capabilities; service; past performance; ability to develop and implement complex, integrated solutions; ability to meet delivery schedules; the effectiveness of third-party sales channels in international markets; and cost-effectiveness. We frequently “partner” or are involved in subcontracting and teaming relationships with companies that are, from time to time, competitors on other programs.

Avionics. We have several competitors in the avionics market. Those major competitors include companies such as Honeywell International Inc. (HON), Avidyne Corporation, Collins Aerospace, Dynon Avionics, Inc., uAvionix Corporation, L3Harris Technologies, Inc., and Garmin Ltd. (“Garmin”). In the display and integrated avionics segment, the primary competitor is Garmin, which has the largest market share in the aftermarket segment. Garmin, Honeywell, and Collins Aerospace are the leaders in the OEM segment. As the eVTOL market emerges, we expect new market competitors as well as the existing competitors in the avionics segment. Our primary competitors in the Connected Panel market include Honeywell, Garmin, and Teledyne. In the GPS market space, the NexNav system has few direct competitors. NexNav products include licensing, Circuit Card Assemblies (“CCA”), and Line Replaceable Units or boxes (“LRU”). Competitors include Honeywell’s wholly owned division, Bendix/King, CMC Electronics Inc./Esterline Technologies Corp., FreeFlight Systems Inc. (“FreeFlight”) Trig Avionics Ltd. (“Trig Avionics”), and uAvionix Corporation. FreeFlight and Trig Avionics also license our design. Other manufacturers of GPS components such as Garmin, Honeywell, and Collins Aerospace do not sell standalone GPS devices in our markets and typically provide that functionality embedded in an integrated product.

Training. Our Training segment is part of an industry that is highly concentrated with several well capitalized competitors including, without limitation, Draken International, Inc. (“Draken”), Top Aces Inc. (“Top Aces”), Airborne Tactical Advantage Company, LLC (“ATAC”), and Tactical Air Defense Services Inc. (“TacAir”). Draken has a large inventory of domestic and foreign-built aircraft including A4 Skyhawk, L-159G Alca, Aermacchi MB 339, MiG 21, L-39 Albatros, F1 Mirage, and Atlas Cheetah. A current contractor with the U.S. Air Force (“USAF”) and the U.S. Navy (“Navy”), Top Aces, is a Canadian-based company with an inventory of domestic and foreign-built aircraft, including A4 Skyhawk and Dornier Alpha Jet, and is set to acquire F-16 Falcons through its acquisition of Advanced Training Systems International in Mesa, Arizona. ATAC is a current contractor with the USAF and Navy, and has a large inventory of foreign-built fighter jets, including F21 Kfir, MK-58 Hawker, L-39 Albatros, and F1 Mirage, of which the newest aircraft was operational in 1968. TacAir has a medium inventory of domestic built F-5 Freedom Fighters and also operates customer-owned domestic and foreign-built aircraft, including F-16 Falcon and SU-27. We also compete with simulation training.

87

Drones. We anticipate the defense market for sUAS continues to evolve in response to changing technologies, shifting customer needs and expectations, and the potential introduction of new products. We believe that a number of established domestic and international defense contractors have developed or are developing sUAS that continue to compete, or will compete, directly with our products. Some of these contractors have significantly greater financial and other resources than we possess. Our current principal sUAS competitors include Elbit Systems Ltd., Teledyne Technologies, Inc., L3 Technologies, Inc., and Lockheed Martin Corporation. The U.S. defense market for mUAS has been addressed primarily by Boeing’s ScanEagle and Textron Inc.’s Shadow UAS. Our current principal mUAS competitors include those competing with us for the U.S. Army’s Future Tactical UAS Program: Martin UAV, LLC and Northrop Grumman Corporation’s V-Bat, Textron Inc.’s Aerosonde, and L3Harris Technologies, Inc.’s FVR-90. International mUAS competitors include Elbit Systems Ltd. and Israel Aircraft Industries International, Inc. We do not view large UAS, such as Northrop Grumman Corporation’s Global Hawk or General Atomics, Inc.’s Predator and its derivatives, as direct competitors to the sUAS because they perform different missions, do not typically deliver their information directly to front-line ground forces, and are not hand launched and controlled. However, we cannot be certain that these platforms will not become direct competitors in the future. Potential competition from consumer-focused drone manufacturers is emerging as their capabilities increase and their prices remain low relative to existing defense solutions, which is resulting in some level of military consideration even if such drones do not meet traditional military performance or security specifications. Such potential competitors include Skydio Inc. and Shield AI, Inc.

The market for commercial UAS products and services is in an early stage of development, but is evolving rapidly, generating a great deal of interest as government regulations evolve to accommodate commercial UAS operations in the NAS and in the airspace systems of other countries. Given the breadth of applications and the diversity of industries that could benefit from UAS technology, a growing number of potential competitors in this market include consumer drone manufacturers such as Da Jiang Innovations (although regulation is trending toward further restrictions against Chinese made drones, Da Jiang Innovations remains a global industry leader and continues to serve markets on which we are focused), who seek to enhance their systems’ capabilities over time; other sUAS manufacturers, including large aerospace companies such as Lockheed Martin Corporation, and drone and aerial surveying and mapping service providers such as PrecisionHawk, Inc., Sentera LLC, and SlantRange, Inc.; ground-based surveying and mapping service providers; satellite imagery providers; and specialty system manufacturers, software as a service and other service providers aiming to address specific market segments. The emerging non-military market is attracting numerous additional competitors and significant venture capital funding given perceived lower barriers to entry and a much more fragmented marketplace as compared to the military market. Potential additional competitors include start-up companies providing low-cost solutions.

Electric Air Mobility. Unlike our competitors, we anticipate utilizing existing certification rules for our aircraft configuration, which we believe will give us a clearer path to commercial service. The Jaunt Journey air taxi is certifying at the highest level of commercial transport, allowing it to fly under existing rotorcraft rules and to utilize existing aviation infrastructure.

Our main sources of competition in the Electric Air Mobility segment fall into three categories:

●	companies, including other eVTOL manufacturers and UAM service providers, that have entered, or plan to enter, the commercial electric vehicle market, such as publicly traded competitors Archer Aviation Inc., Eve Holding, Inc., Joby Aviation, Inc., and Vertical Aerospace Ltd.;

●	incumbent aircraft charter services that have served a similar market for years with hydro-carbon-based combustion engines; and

●	ground vehicle transportation, including personal vehicles and asset-light businesses, such as Uber Technologies, Inc. and Lyft, Inc., with whom we expect some amount of competitive overlap despite our belief that the traditional ground vehicle will be largely complementary to our electric air mobility offerings.

88

We believe the principal competitive factors in this market include, but are not limited to:

●	certification approach and timeline;

●	cost;

●	customer experience;

●	integrated business model;

●	manufacturing efficiency;

●	product quality, reliability, and safety;

●	product performance;

●	service capabilities;

●	supplier partnerships and cost sharing; and

●	technological innovation.

Because of our focus on eVTOL aircraft design for safety and commercialization, we believe that we are able to compete favorably across these factors.

Research and Development

We benefit from the intellectual experience and capacity of visionary leadership and a robust R&D culture linked directly to our operating business model. We leverage this to continue our thought and innovation leadership among industries, government, military, academic, aviation, and other market segments.

Business survival and evolution of best systems demand comprehensive self-assessment and disruption analysis to be a true leader in the industry. Accordingly, we characterize our company and our people as an “innovation and invention machine.”

To this end, we promote company-wide experimentation, partnering and client/customer collaboration to assimilate and harness the best ideas. We plan to induce R&D through big data collection, an internal architecture for participation and an enablement process to absorb external innovation resources extensively and assimilate them into our indigenous business. Our R&D process is matrixed internally with operating segments and engineering efforts. It involves management and oversight from idea conception to prototyping, to commercialization and sales; then cycles to improve products and services continuously.

Additionally, we partner with appropriate industry leaders, scientific and technology communities, academia, government entities and others to foster simultaneous research, design, development, and maintenance of both new and existing products.

Our R&D focuses in five areas that correspond to government and industry needs: (1) Advanced Avionics and Sensors, Displays and Integrations; (2) Electric Air Mobility System; (3) UAS and sUAS Critical Systems; (4) Drone Command, Control, and Communication Systems; and (5) U.S. and Global Standards.

Advanced Avionics and Sensors, Displays and Integration. We design and engineer advanced systems that include, but are not limited to:

●	Cockpit display system functions for primary flight and multi-functional devices installed in general aviation cockpits;

89

●	connectivity and health monitoring between ground-based and flight-based systems; and

●	sensor payloads for specific missions.

Electric Air Mobility Systems. We design and engineer safe, efficient, low-carbon, reliable and functional platforms and systems for passengers through stringent flight testing and evaluation. This includes, but is not limited to the research, development or analysis of:

●	efficient energy management system, flight control computers, and fly-by-wire systems with industry partners to enable the development of our all-electric aircraft; and

●	robotic automation technologies for thermoplastic airframe manufacturing to accelerate the mass production of electric air mobility aircraft and reduce production costs.

UAS and sUAS Critical Systems. We design and engineer safe, efficient, low-carbon-emission, reliable and functional platforms and systems for multi-mission roles through stringent flight testing and evaluation. This includes, but is not limited to the research, development or analysis of:

●	sense and avoid systems and standards necessary to comply with the Code of Federal Regulations that apply to operating and flight rules (14 C.F.R. pt. 91);

●	de-risking operations by AI-enhanced on-board autonomy and decision-making for collision avoidance, mapping and path-planning, particularly in confined and largely inaccessible areas;

●	enabling the scale of UAS missions and services by minimizing UAS training lead-time via on-board AI/algorithm modification and hardware modularity to enhance flight safety and performance across broader applications;

●	disposable and recyclable drones; and

●	partner to design leading-edge vertiports and operations.

Drone Command, Control and Communications Systems. We develop a global Command, Control and Communications network for safe, efficient and seamless air platform interoperability termed, “AIRO-NET;” through which we will:

●	explore operation, data exchange requirements and the supporting framework to enable multiple BVLOS drone operations at low altitudes (under 400 feet above ground level) in airspace where FAA air traffic services are not provided;

●	demonstrate and prove the feasibility of using a small radio or communications link in sUAS, UAS, and UAM airframes, while evaluating the operating compatibility with existing avionics equipment;

●	develop secure Command and Control links with interference mitigation among satellite, drone-to-drone, and drone-to-controllers;

●	design command centers for BVLOS Drone and Advanced Air Mobility missions and services; and

●	absorb, assimilate and develop best services, roles and responsibilities, information architecture, data exchange protocols, software functions, infrastructure, and performance requirements systems for a drone “traffic management” ecosystem for uncontrolled operations complementary to FAA’s Air Traffic Management system.

90

U.S. and Global Standards. Our goal is to be a leader of standard setting in the new aerosphere, such that it will support the development of regulations, policies, procedures, guidance, and standards for manned and unmanned aircraft operations, including but not limited to function allocation, control station requirements, pilot training and certification requirements. To accomplish that goal, we:

●	provide information from flight tests, modeling and simulation, technology evaluations, risk assessments, and data gathering and analysis to provide the FAA and other global authorities with critical information in areas such as Detect and Avoid, UAS communications, Human Factors, System Safety, and Certification;

●	support the FAA and industry with ongoing participation with the General Aviation Manufacturers Association and the American Society for Testing and Materials in the development of standards for UAS and electric aircraft systems; and

●	address human factors, maintenance and safety concerns that are unique to manned and unmanned aircraft.

Intellectual Property and Brand Protection

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of intellectual-property rights (e.g., patents, trademarks, copyrights, and trade secrets including know-how and expertise) and contracts (e.g., license agreements, confidentiality and non-disclosure agreements with third parties, and employee and contractor disclosure and invention assignment agreements).

We own or have exclusive rights to patents, trademarks, copyrights, trade secrets, and/or other intellectual property rights in the United States and abroad that support us and the respective brands, products and services of each of our four segments. We have 34 issued patents worldwide (of which 27 are U.S. patents and 7 of which are British, French, German, and Italian validations of European patents). Without accounting for any potential patent term adjustments or extensions or other forms of exclusivity with respect to our U.S. issued patents, 4 expire before 2026, 13 expire between the beginning of 2026 and the end of 2030, and 10 expire between the beginning of 2031 and the end of 2039. The European patents are expected to expire between the beginning of 2027 and the end of 2032.

Of the above referenced patents and applications, approximately 20 of the issued U.S. patents are related to electronic flight display technologies. Approximately 7 of the issued U.S. patents are related to vertical take-off and landing aircraft technologies. We also have 5 U.S. trademark registrations and 1 pending U.S. trademark application. Our various portfolio companies regularly file for patent and trademark protection, and we have also acquired intellectual property by way of corporate acquisition.

We believe that our differentiated and balanced portfolio of intellectual property rights in the aerospace, defense and drone technologies spaces, our diversified product portfolio, ranging from established and mature product offerings to innovative drone and eVTOL solutions, and the brand reputation of our companies, provide us with a competitive advantage.

In the future, we intend to continue to seek intellectual property protection for our new products, technologies and designs, and exercise our rights to exclusively use these valuable assets.

Properties

Our corporate headquarters and U.S. manufacturing plant are located in Albuquerque, New Mexico. Our manufacturing plant is leased and comprises approximately 18,000 square feet and primarily supports our Avionics segment. In addition, our Drones segment leases property in Soevring, Denmark that is used for office space, manufacturing and inventory storage which comprises approximately 43,185 square feet. Over time, we expect that we will need additional engineering and manufacturing facilities to support the design and production of our Electric Air Mobility and Avionics segments products.

91

Employees and Human Capital Management

As of June 30, 2025, we had 188 full-time employees across our platform, including 130 in the Drones segment, 31 in the Avionics segment, seven in the Training segment, and nine in the Electric Air Mobility segment. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and new employees, advisors and consultants. We anticipate additional hiring activity across our four segments as we continue to scale our operations.

Fifty-one employees based in Denmark in the Drones segment are covered by a collective bargaining agreement with the Danish Industry union. Apart from such employees, no other employees are currently covered by collective bargaining agreements or represented by labor unions.

We anticipate increased hiring activity as we continue to scale operations. In particular, our Electric Air Mobility segment anticipates substantial hiring activity, although it will also augment staffing using third-party service providers. We intend to hire operational management and engineering staff for R&D.

Government Regulation

We are subject to various local, state, federal and international laws and regulations relating to the development, manufacturing, sale and distribution of our products, systems and services, and it is our policy to comply with the applicable laws in each jurisdiction in which we conduct business. Regulations include but are not limited to those related to import and export controls, corruption, bribery, environment, government procurement, wireless communications, competition, product safety, workplace health and safety, employment, labor and data privacy.

Drones

Because it contracts with the DoD and other agencies of the U.S. government—and, for certain of those contracts, requires access to classified information—our Drones segment is subject to extensive federal statutes and regulations, including the FAR, the DFARS, the Truthful Cost and Pricing statute, the Foreign Corrupt Practices Act, the False Claims Act, and the regulations implementing the National Industrial Security Program Operating Manual (“NISPOM”). The NISPOM regulations establish the security requirements applicable to classified contracts and programs, facility security clearances, and personnel security clearances. The federal government audits and reviews contractors’ performance on contracts, pricing practices, cost accounting systems and practices, and compliance with applicable laws, regulations and standards. Like most government contractors, the Drones segment’s contracts are audited and reviewed regularly by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency.

Certain of these statutes and regulations impose substantial penalties for violations, including significant financial liability and suspension or debarment from government contracting or subcontracting for a period of time. Our management monitors its government business to reduce the risk of such violations occurring.

In addition, the Drones segment is subject to industry-specific regulations due to the nature of the products and services it provides. For example, certain aspects of its business are subject to further regulation by additional U.S. government authorities, including: (i) the FAA, which regulates airspace for all air vehicles in the NAS; (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which its UAS depend in the U.S.; (iii) the Directorate of Defense Trade Controls of the U.S. Department of State, which administers the International Traffic in Arms Regulations that regulate the export of controlled technical data, defense articles and defense services and (iv) the Bureau of Industry and Security of the U.S. Department of Commerce, which regulates matters relating to U.S. national security and technology.

92

On June 21, 2016, the FAA released its final rules that allow routine use of certain sUAS in the NAS. The FAA rules, which went into effect in August 2016, provide safety rules for sUAS (under 55 pounds) conducting non-recreational operations. The rules limit flights to visual-line-of-sight daylight operation, unless the UAS has anti-collision lights in which case twilight operation is permitted. The final rule also addresses height and speed restrictions, operator certification, optional use of a visual observer, aircraft registration and marking and operational limits, including prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. Current FAA regulations require drone operators to register their systems with the FAA and secure operating licenses for their drones as per the Part 107 specifications. These regulations continue to evolve to accommodate the integration of UAS into the NAS for commercial applications, including High-Altitude Pseudo-Satellite UAS.

In December 2019, the FAA proposed rules requiring the remote identification of UAS. Remote identification, which provides for a UAS in flight to provide identification that can be received by other parties, is designed to enhance safety and security by allowing the FAA and other agencies to identify a UAS that appears to be flying unsafely or in an area in which flight is not permitted. The public comment period for the proposed rules expired on March 2, 2020. On April 21, 2021, the final rule for remote identification of UAS went into effect. On the same day, the final rule for operation of sUAS over people also went into effect. This rule permits routine operations of sUAS over people, moving vehicles, and at night under certain conditions. The final rule also makes changes to the recurrent testing framework and expands the list of persons who may request the presentation of a remote pilot certificate. Additionally, in February 2020, the FAA issued a public request for comment on its proposed policy for the creation of a new type certification of certain UAS as a special class of aircraft under FAA regulations. Currently the Part 107 Rules allow for the operation of sUAS without the need for FAA airworthiness certification as long as the UAS meets certain specified criteria and certain flight rules are followed; larger UAS and operations of sUAS outside the scope of the Part 107 Rules require a waiver from the FAA. The FAA’s proposed policy proposes a new special class of UAS for which airworthiness certification can be obtained, however, the proposed policy only applies to the procedures for the type certification of the new class of UAS, not the criteria that will be needed for the UAS or the flight operations to be followed to operate. Further rulemaking by the FAA is anticipated regarding the particular criteria for the airworthiness certification standards under the new special class proposed by the new policy. The comment period for the FAA’s proposed policy expired on March 4, 2020.

While it is currently anticipated that the enactment of remote identification, operation of sUAS over people, and a new airworthiness certification process for a newly created special class of UAS will help formalize the process for manufacturing and obtaining airworthiness certification for UAS within the newly created class and accelerate the development of commercial UAS in the U.S., it is uncertain whether the FAA’s actions, if any, will have such effects. Additionally, it is unclear when, if ever, the FAA will implement final rules regarding remote UAS identification and whether they will differ from the proposed rules. It is also unclear when, if at all, the FAA will create a new class of UAS and what the final rules regarding the certification of such UAS will look like. We cannot be certain as to how its business will be affected by the FAA’s proposals until the final rules for such matters are issued by the FAA.

Furthermore, our non-U.S. operations are subject to the laws and regulations of foreign jurisdictions, which may include regulations that are more stringent than those imposed by the U.S. government on our U.S. operations.

The defense and security mUAS segment, most often represented by government clients, has, in our opinion, the best possibility to utilize mUAS systems, as both armed forces and security agencies often times have access to restricted airspace in which to train, build capabilities, and operate. Nevertheless, the extent to which the mUAS market—defense, security and civilian professional—can be accessed, expanded, and commercially exploited is tied to clients’ ability to fly in non-restricted airspace and, moreover, the ability to fly BVLOS. National and international regulation, such as the Unmanned Aircraft System Traffic Management initiative implemented by the FAA and NASA in the U.S. or the “U-Space” initiative implemented by the EASA to address UAS traffic management in the EU, is still underway, as is standardization of operator certification and platform (airworthiness) certification. Until these standards, certifications, and traffic management are effectively clarified and ratified systematically and internationally, certain clients of the targeted customer segment may be hesitant, or even prevented, in acquiring and utilizing our mUAS solutions. Accordingly, the nature of and the speed with these regulations are completed and implemented pose a risk for both our financial performance and condition, timing of growth and (short-term) growth potential.

93

Government Contracting Process

Our Drones segment sells the significant majority of its small and medium UAS and traffic management system products and services as the prime contractor under contracts with the U.S. government. Certain important aspects of its government contracts are described below.

Proposal Process

Most of the Drones segment’s current government contracts were awarded through a competitive proposal process. The U.S. government awards competitive contracts based on solicitations that describe the procuring agency’s needs and establish proposal evaluation and source selection criteria. Each interested supplier prepares a proposal in response to the agency’s solicitation. Proposals usually must be prepared in a short time period in response to a deadline identified in the solicitation, and the proposal effort requires extensive involvement of numerous technical and administrative personnel. Following award announcements, unsuccessful offerors may challenge the agency’s award decision in a proceeding known as a “bid protest.”

Funding

The funding of U.S. government programs is subject to congressional appropriations. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis, even though a program may continue for many years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations.

The U.S. military funds its contracts for full-rate production UAS either through operational need statements or as programs of record. Operational need statements require allocations of discretionary spending or reallocations of funding from other government programs. We define a program of record as a program that, after undergoing extensive DoD review and product testing, is included in the five-year government budget cycle, meaning that funding is allocated for purchases under these contracts during the five-year cycle, absent affirmative action by the customer or Congress to change the budgeted amount. Despite being included in the five-year budget cycle, funding for these programs is subject to annual approval.

Material Government Contract Clauses

All contracts with the U.S. government contain clauses, and are subject to laws and regulations, that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:

●	terminate existing contracts for convenience, in whole or in part, when it is in the interest of the government to do so;

●	terminate contracts for default upon the occurrence of certain enumerated events;

●	unilaterally modify contracts with regard to certain performance requirements;

●	terminate contracts (including multi-year contracts) and related orders if funds for contract performance become unavailable;

●	obtain rights in, or potentially ownership of, intellectual property developed or delivered by a contractor as a result of its performance of the contract;

●	adjust contract costs and fees on the basis of audits completed by its agencies;

●	suspend or debar a contractor from doing business with the U.S. government; and

●	control or prohibit the export of certain items.

94

Generally, government contracts are subject to oversight audits by government representatives. Compensation, if any, in the event of a termination for default is limited to payment for work completed at the time of termination. In the event of a termination for convenience, the contractor may receive the contract price for completed work, as well as its costs of performance of terminated work including an allowance for profit and reasonable termination settlement costs.

NATO Foreign Drone Contracting Process

While similar to U.S. government processing, the NATO acquisition process for defense products and services differs in a few key ways, as discussed below. NATO coordinates capability development and engagement with the defense industry through the Conference of National Armaments Directors (“CNAD”), the principal committee that brings together the top national officials responsible for defense procurement in NATO member and partner countries. The CNAD is the senior NATO committee responsible for promoting cooperation between countries in the armaments field. The CNAD implements decisions taken by member countries as part of the NATO Defense Planning Process (“NDPP”). Through the NDPP, NATO identifies the capabilities that it requires and promotes their development and acquisition by member countries. It facilitates the timely identification, development and delivery of the necessary range of forces that are interoperable and adequately prepared, equipped, trained and supported, as well as the associated military and non-military capabilities, to undertake NATO’s full spectrum of missions.

The Defense Industrial Production Board (“DIPB”), created as a result of the Defense Production Action Plan in 2023, brings together experts from NATO member countries on defense industrial planning and procurement, to share best practices on defense planning and other relevant issues such as procurement and supply chains. The DIPB meets regularly and reports to the CNAD. The DIPB addresses challenges related to defense industrial capacity, integration of industry into defense planning, as well as broader obstacles related to enhancing defense industrial cooperation. The DIPB also serves as a forum for identifying measures to step up defense production and increase national capabilities for deterrence and defense, replenish depleted stockpiles and operationalize NATO’s support for Ukraine.

The NATO Industrial Advisory Group is a high-level consultative body comprised of senior industrialists from NATO member countries and partner countries. It advises the CNAD on how to foster government-to-industry and industry-to-industry armaments co-operation within NATO. Furthermore, it provides advice to the CNAD on how to foster government-to-industry and industry-to-industry armaments co-operation within NATO.

The NATO Support and Procurement Agency (“NSPA”) also plays a role in NATO’s logistics and procurement activities. It acquires, operates and maintains a wide range of capabilities that support NATO, its member countries, partners and other international organizations. The NSPA brings together NATO’s logistics support and procurement activities, providing effective and cost-efficient multinational support solutions. The NSPA is a sponsoring country customer-funded agency, operating on a “no profit - no loss” basis.

Government Contract Categories

There are three primary types of government contracts in the commercial drones industry, each of which involves a different payment methodology and level of risk related to the cost of performance. These basic types of contracts are typically referred to as fixed-price contracts, cost reimbursable contracts (including cost-plus-fixed fee, cost-plus-award fee, and cost-plus-incentive fee), and time-and-materials contracts.

In some cases, depending on the urgency of the project and the complexity of the contract negotiation, one of our Drones segment subsidiaries will enter into a Letter Contract prior to finalizing the terms of a definitive fixed-price, cost reimbursable or time-and-materials contract. A Letter Contract is a written preliminary contractual instrument that provides limited initial funding and authorizes the contractor to begin immediately performing while negotiating the definitive terms of the definitive contract.

Fixed-Price. These contracts are not subject to adjustment by reason of costs incurred in the performance of the contract. With this type of contract, the contractor assumes the risk that it will not be able to perform at a cost below the fixed price, except for costs incurred because of contract changes ordered by the customer. Upon the U.S. government’s termination of a fixed-price contract, generally the contractor would be entitled to payment for items delivered to and accepted by the U.S. government and, if the termination is at the U.S. government’s convenience, for payment of fair compensation for work performed plus the costs of settling and paying claims by any terminated subcontractors, other settlement expenses and a reasonable allowance for profit on the costs incurred.

95

Cost Reimbursable. Cost reimbursable contracts include cost-plus-fixed fee contracts, cost-plus-award fee contracts and cost-plus-incentive fee contracts, each of which is described below. Under each type of cost reimbursable contract, the contractor may recover allowable and allocable costs incurred in performing the contract, but it assumes the risk that it may not be able to recover costs if they are not allowable or allocable under the contract terms or applicable regulations, or if the costs exceed the contract funding.

●	A cost-plus-fixed fee contract is a cost reimbursable contract that provides for payment of a negotiated fee that is fixed at the inception of the contract. This fixed fee does not vary with actual cost of the contract, but may be adjusted as a result of changes in the work to be performed under the contract. This contract type poses less risk of loss than a fixed-price contract, but a contractor’s ability to win future contracts from the procuring agency may be adversely affected if it fails to perform within the maximum cost set forth in the contract.

●	A cost-plus-award fee contract is a cost reimbursable contract that provides for a fee consisting of a base amount, which may be zero, fixed at inception of the contract and an award amount, based upon the government’s satisfaction with the performance under the contract. With this type of contract, the contractor assumes the risk that it may not receive the award fee, or only a portion of it, if it does not perform satisfactorily.

●	A cost-plus-incentive fee contract is a cost reimbursable contract that provides for an initially negotiated fee to be adjusted later by a formula based on the relationship of total allowable costs to total target costs.

Time-and-Materials. Under a time-and-materials contract, compensation is based on a fixed hourly rate established for specified labor or skill categories. Contractors are paid at the established hourly rates for the hours it expends performing the work specified in the contract. Labor costs, overhead, general and administrative costs and profit are included in the fixed hourly rate. Materials, subcontractors, travel and other direct costs are reimbursed at actual costs plus an amount for material handling. Contractors make critical pricing assumptions and decisions when developing and proposing time-and-materials labor rates, risking reduced profitability if actual costs exceed the costs incorporated into the fixed hourly labor rate. One variation of a standard time-and-materials contract is a time-and-materials, award fee contract. Under this type of contract, a positive or negative incentive can be earned based on achievement against specific performance metrics.

Electric Air Mobility

A transport category type certification is the highest level in safety provided by the Civil Aviation Authorities. Jaunt intends to certify under CAR 529, single pilot IFR (instrument flight rules) and comply with Category Enhanced of EASA SC-VTOL-01 by:

●	using System Safety Assessment processes (Aerospace Recommended Practice “ARP” 4761 with ARP 4754A) that are industry standard for commercial transport aircraft (Exposure Draft (ED) 79A);

●	designing flight critical systems to meet the requirements of a probability of catastrophic failure of less than 10-9 per flight hour (less than once every billion flight hours);

●	developing robust software design processes to meet Development Assurance Level A for functions that could exhibit catastrophic failures; and

●	meeting requirements for bird strike, fatigue and damage tolerance, lightning strike, fire protection, and designing and incorporating elements for crashworthiness right from conceptual stage.

96

We believe that this approach puts the design of the Jaunt Journey air taxi in line with the commercial transport category aircraft and rotorcraft in terms of safety and robustness. We also believe it provides Jaunt with a clear, low risk path to certification by using existing eVTOL regulations, thereby removing any guesswork from the certification approach.

Government Regulations and Compliance

In the near-term, the efforts of the Electric Air Mobility segment will focus on obtaining FAA certification of its aircraft and engaging with key decision makers in the cities in the United States in which it anticipates its aircraft and UAM service will initially operate. Its aircraft will be required to comply with regulations governing aircraft design, production and airworthiness. In the United States, this primarily includes regulations put forth by the FAA and the Department of Transportation (“DOT”). Outside the United States, similar requirements are generally administered by the national civil aviation and transportation authorities of each country.

Producing the Aircraft

Production certification is the FAA’s approval for aircraft manufacturers to be able to manufacture aircraft under an FAA approved type design. To obtain production certification from the FAA, the manufacturer must demonstrate that its organization and its personnel, facilities, and quality system can produce the aircraft such that they conform to the approved design. Jaunt is working to develop the systems and processes it will need to obtain FAA production certification with the goal of obtaining such certification shortly following completion of the aircraft type certificate.

Operating the Aircraft

Airworthiness certification from the FAA signifies that an aircraft meets its approved type design and is in a condition for safe operation in the NAS. As is the industry standard, each of the aircraft manufactured by Jaunt will need to be issued an airworthiness certificate. We expect that the airworthiness certificates issued to Jaunt’s aircraft will be a Standard Airworthiness certificate in the Normal Category, as such terms are defined by the FAA.

Operating the UAM Service

The DOT and the FAA have regulatory authority over air transportation operations in the United States. To operate its UAM in air taxi service, Jaunt will be required to hold an FAA Air Carrier Certificate and operate under Part 135 of the FARs and register as an air taxi operator at the DOT. In addition, takeoff and landing locations (e.g., airports and heliports) typically require state and local approval for zoning and land use and their ongoing use are subject to regulations by local authorities. We expect that as Jaunt builds out its UAM service there will be additional local, state and federal laws, regulations and other requirements that will cover its operations. Therefore, Jaunt has already begun and will continue to grow its engagement and collaboration with the cities in which it intends to operate its service in an effort to ensure that it operates in a safe and sustainable manner.

Regulatory Approvals Relating to Passenger-grade AAVs

Jaunt operates in a new and rapidly evolving industry, which is subject to extensive legal and regulatory requirements. While regulations governing this industry are evolving, currently in the jurisdictions where Jaunt plans to sell its products, the commercial use of its passenger-grade AAVs, if approved, and in some cases its non-passenger-grade AAVs, is subject to an uncertain or lengthy approval process. In order for customers to use Jaunt’s passenger-grade AAVs, Jaunt is working on obtaining, or working closely with customers to obtain, relevant approvals and permits in the jurisdictions where it sells and plans to sell its products. We are unable to estimate the average length of time required to obtain the applicable regulatory approvals due to the nascent nature of AAV-related regulations and the lack of relevant precedents. For example, we are not aware of any operator having been granted all required approvals for the commercial operations of passenger-grade AAVs in China or the United States. See the section titled “Risk Factors—Risks Related to Our Business.” In the jurisdictions where Jaunt plans to sell its products, the commercial use of its passenger-grade AAVs, and in some cases of its non-passenger-grade AAVs, is subject to an uncertain or lengthy approval process. We cannot predict when regulations will change, and any new regulations may impose onerous requirements and restrictions with which Jaunt, its AAVs and its potential customers may be unable to comply. As a result, Jaunt may be limited in, or completely restricted from, growing its business in the foreseeable future.

97

Avionics

Aspen Avionics designs and manufactures equipment under worldwide aviation regulatory agency approvals. These include but are not limited to FAA, EASA, TCCA, and ENAC (Brazil) regulations. These govern the design test, certification, installation, and manufacturing of Aspen’s equipment.

The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the United States. Its regulations are designed to ensure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. Aircraft operators must maintain logs concerning the utilization and condition of aircraft engines, life-limited engine parts and airframes. In addition, the FAA requires that various maintenance routines be performed on aircraft engines, some engine parts, and airframes at regular intervals based on cycles or flight time. Engine maintenance must also be performed upon the occurrence of certain events, such as foreign object damage in an aircraft engine or the replacement of life-limited engine parts. Such maintenance usually requires that an aircraft engine be taken out of service. Aspen Avionics’ operations may in the future be subject to new and more stringent regulatory requirements. In that regard, Aspen Avionics closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact it. Our businesses that sell defense products directly to the U.S. government or for use in systems delivered to the U.S. government can be subject to various laws and regulations that govern pricing and other factors.

Import/Export Regulations. Aspen Avionics sells products and solutions to customers all over the world and is required to comply with U.S. Export Administration Regulations and U.S., EU and other economic and trade sanctions programs limiting or banning sales into certain countries. Countries outside of the United States have implemented similar controls and sanction regulations. Together these controls and regulations may impose licensing requirements on exports of certain technology and software from the United States and the EU and may impact Aspen Avionics’ ability to transact business in certain countries or with certain customers. Aspen Avionics has developed compliance programs and training to prevent violations of these programs and regulations, and regularly monitors changes in the law and regulations and create strategies to deal with changes. Changes in the law may restrict or further restrict Aspen’s ability to sell products and solutions.

Anti-Corruption Regulations. Because Aspen Avionics has significant international operations, it must comply with complex regulations, including U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other local laws prohibiting corrupt payments to governmental officials, and anticompetition regulations. Aspen Avionics has compliance policies, programs and training to prevent non-compliance with such anti-corruption regulations in the United States and outside the United States. Aspen Avionics monitors pending and proposed legislation and regulatory changes that may impact its business and develops strategies to address the changes and incorporate them into existing compliance programs.

Environmental Regulations. Aspen Avionics’ facilities and operations are subject to numerous domestic and international laws and regulations designed to protect the environment, particularly with regard to waste and emissions. The applicable environmental laws and regulations are common within the industries and markets in which Aspen Avionics operates and serves. Aspen Avionics believes that it has complied with these requirements and that such compliance has not had a material adverse effect on its financial condition, results of operations, cash flows or equity. Aspen Avionics has installed waste treatment facilities and pollution control equipment to satisfy legal requirements and to achieve its waste minimization and prevention goals.

98

Electronic products are subject to governmental environmental regulation in a number of jurisdictions, such as domestic and international requirements requiring end-of-life management and/or restricting materials in products delivered to customers, including the European Union’s Directive 2012/19/EU on Waste Electrical and Electronic Equipment and Directive 2011/65/EU on the Restriction of the use of certain Hazardous Substances in Electrical and Electronic Equipment, as amended. Other jurisdictions have adopted similar legislation. Such requirements typically are not applicable to most equipment produced by Aspen Avionics. Aspen Avionics believes that it has complied with such rules and regulations, where applicable, with respect to its existing products sold into such jurisdictions. Aspen Avionics intends to comply with such rules and regulations with respect to its future products.

Wireless Communications Regulations. Wireless communications, whether radio, satellite or telecommunications, are also subject to governmental regulation. Equipment produced in Aspen Avionics’ Communication Systems and Space and Airborne Systems segments, in particular, is subject to domestic and international requirements to avoid interference among users of radio and television frequencies and to permit interconnection of telecommunications equipment. Aspen Avionics is also required to comply with technical operating and licensing requirements that pertain to its wireless licenses and operations. Aspen Avionics believes that it has complied with such rules and regulations and licenses with respect to its existing products and services, and it intends to comply with such rules and regulations and licenses with respect to its future products and services. Governmental reallocation of the frequency spectrum could impact Aspen Avionics’ business, financial condition, and results of operations.

Environmental Regulation

Operations in all of our segments are subject to extensive, and frequently changing, federal, state and local environmental laws and substantial related regulation by government agencies, including the Environmental Protection Agency. Among other matters, these regulatory authorities impose requirements that regulate the operation, handling, transportation and disposal of hazardous materials; protect the health and safety of workers; and require us to obtain and maintain licenses and permits in connection with our operations. This extensive regulatory framework imposes significant compliance burdens and risks on us. Notwithstanding these burdens, we believe that we are in material compliance with all federal, state and local environmental laws and regulations governing our operations. To date, there have been no material adverse effect to our consolidated financial statements nor competitive positions as a result of these environmental regulations.

Other Regulation

We are also subject to a variety of other regulations including work-related and community safety laws. The Occupational Safety and Health Act of 1970 mandates general requirements for safe workplaces for all employees and established the Occupational Safety and Health Administration (“OSHA”) in the Department of Labor. In particular, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances. In addition, specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. Requirements under state law, in some circumstances, may mandate additional measures for facilities handling materials specified as extremely dangerous. We believe that our operations are in material compliance with OSHA’s health and safety requirements.

Legal Proceedings

A civil action was filed against Old AGI, Inc. in the Circuit Court of Cook County, State of Illinois in February 2022. The claimant alleges that an agreement for certain services entered into in March 2020 was breached and resulted in damages to claimant. This case was dismissed on July 5, 2022. However, the court allowed the claimant to amend its complaint. On August 5, 2022, the claimant filed its amended complaint, and we filed our response on October 12, 2022. The parties have engaged in discovery and mandatory arbitration. The arbitration resulted in an award in our favor, which was contested by the claimant. On December 19, 2024, the Circuit Court denied our motion for summary judgment. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. This matter was set for trial in June of 2025, but was voluntarily dismissed without prejudice on June 4, 2025.

99

Civil actions were filed against CDI and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and the claimant is seeking recovery of the outstanding amounts. The claimant obtained judgments against all named defendants. On March 27, 2025, the Company entered into a settlement agreement with FCCB providing for a full and unconditional release of all claims related to the underlying debt upon completion of payments totaling approximately $0.2 million. As of April 30, 2025, we have fulfilled our payment obligations under the agreement, and the parties have fully and unconditionally released each other from and all claims/liabilities, or obligations related to the underlying debt.

A civil action was filed against us, Old AGI, Inc., AIRO Group (Illinois), AIRO Drone, Agile Defense, Joseph Burns, Chirinjeev Kathuria and John Uczekaj in Chancery Court in Delaware in September 2023. The claimant, Robert Perrin, one of our stockholders, alleges that these entities failed to pay him for services allegedly rendered under an Employment Agreement with AIRO Group (Illinois), that the individual defendants have breached their fiduciary duties as members of our board of directors, and that defendants violated the Computer Fraud and Abuse Act. On November 17, 2023, we filed a motion to dismiss. In response, the claimant filed an Amended Complaint on February 22, 2024 in which he dropped AIRO Group (Illinois) as a defendant, dropped the breach of contract claim and added a wage claim under Delaware statute. On April 5, 2024, we filed a Partial Answer and Affirmative Defenses as well as a Partial Motion to Dismiss. In response, the claimant filed a Second Amended Complaint on May 16, 2024 in which he dropped the wage claim under Delaware statute and added a civil conspiracy claim against all defendants. We filed an Amended Answer on November 15, 2024. In March 2025, we agreed to settle Mr. Perrin’s individual claims in the lawsuit for $0.8 million, contingent upon the closing of the IPO, which will be paid over six quarters beginning with the quarter ending September 30, 2025.

Aside from the above matters, we are not a party to any material legal proceedings and are not aware of any pending or threatened claims. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Legal contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. To the extent applicable, we will accrue losses that are both probable and reasonably estimable. As of June 30, 2025, we had accruals of $0.8 million related to litigation.

100

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our current executive officers and directors as of July 31, 2025:

Name	Age	Position
Executive Officers
Dr. Chirinjeev Kathuria	60	Executive Chairman, Co-Founder and Director
Captain Joseph D. Burns	63	Chief Executive Officer and Director
John Uczekaj	66	President, Chief Operating Officer and Director
Dr. Mariya Pylypiv	36	Chief Financial Officer
Non-Employee Directors
John M. Belcher(1)	84	Director
Brian Nelson(1)	54	Director
Elizabeth Ng (1)(2)(3)	68	Director
Edvard Per Erik Svehag	56	Director
Gregory Winfree(3)	59	Director
Sherrie McCandless (2)(3)	56	Director

(1)	Member of our audit committee.

(2)	Member of our compensation committee.

(3)	Member of our nominating and corporate governance committee.

Executive Officers

Dr. Chirinjeev Kathuria has served our Executive Chairman since our inception in 2020. Dr. Kathuria is an Indian-American investor, businessperson, and philanthropist. He is co-founder and serves on the board of directors of UpHealth, Inc. (OTC: UPH), a digital health company founded in 2020. Dr. Kathuria also co-founded Ocean Biomedical, Inc. (Nasdaq: OCEA), a biopharmaceutical company, and serves as the executive chairman of its board of directors, a position he has held since its inception in 2019. In addition, Dr. Kathuria co-founded New Generation Power, an energy company, in February 2009 and American Teleradiology NightHawks, Inc., a telemedicine company, in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on Nasdaq in October 2006. From March 1998 to March 2000, Dr. Kathuria served as a director of The X-Stream Networks Inc., an internet service provider, that was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration and, in January 1999, became the founding director of MirCorp, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria received a Bachelor of Science and Doctor of Medicine from Brown University and a Master of Business Administration from Stanford University.

We believe that Dr. Kathuria is qualified to serve on our board of directors because of his extensive knowledge of our business and public company experience.

Captain Joseph D. Burns has served as our Chief Executive Officer and as a member of our board of directors since our inception in 2020. Captain Burns is a 40-year veteran of the aviation, technology, and communications industries. Captain Burns was an executive at United Airlines from 1992 to 2020, most recently serving as the Managing Director of Technology and Flight Test at United Airlines responsible for over $250 million in annual NextGen programs. Captain Burns held several positions at United Airlines, including Managing Director – Flight Standards, FAA Certificate Director of Operations, Director Flight Standards, Chief Pilot FFDO Program, Manager Automation Systems, and Pilot Instructor. His engineering and management experience also includes CEO positions at Sensurion Aerospace, an avionics company, from 2014 to 2018 and ATN Systems, Inc., an optics company, from 2001 to 2014. Captain Burns currently serves on the National Space-Based Positioning, Navigation, and Timing Advisory Board and Emeritus for EMS Technologies. He is also a prior member of the NextGen Advisory Council Subcommittee and he is the Chairman Emeritus for the Airline Operations Committee and the Air Traffic Control Council of Airlines for America, formerly known as the Air Transport Association of America. Captain Burns received a Master of Business Administration in Management from the Miami University Farmer School of Business and a Bachelor of Science in Aeronautics/Aeronautical Engineering from Miami University.

101

We believe that Captain Burns is qualified to serve on our board of directors because of his aerospace experience, including regulations governing the aerospace industry.

John Uczekaj has served as our President and Chief Operating Officer since July 2022. In addition to his position as our President and Chief Operating Officer, he has led Aspen Avionics as Chief Executive Officer since February 2007. Prior to joining Aspen Avionics, he was President and Chief Operating Officer of The NORDAM Group. He received the Aviation Industry Leader of the Year in 2012 from the Living Legends of Aviation and was inducted into the Living Legends of Aviation in 2013. He is a member of the Board of Directors of the General Aviation Manufacturers Association. Mr. Uczekaj has over 35 years of experience in the avionics industry, starting out as an engineer at The Boeing Company (NYSE: BA) and moving into key management positions at Sperry and Honeywell International Inc. (Nasdaq: HON). Mr. Uczekaj holds a B.S. in Electrical and Computer Engineering from Oregon State University and an M.B.A. from City University, Seattle, Washington.

We believe that Mr. Uczekaj is qualified to serve on our board of directors because of his extensive industry and management experience, his previous board memberships, and his officer-level corporate experience.

Dr. Mariya Pylypiv has served as our Chief Financial Officer since May 2024 and, prior to that, as our interim Chief Financial Officer from June 2023 to May 2024. She also served as Director and President of Maven Execs, a CFO services firm she co-founded, from September 2022 to May 2024. In addition, she currently serves as a director for UpHealth, Inc. (OTC: UPH), a digital health company, where she previously held several executive positions, including Vice President of Finance from May 2022 to August 2022 and Chief Strategy Officer from June 2021 to May 2022. Prior to that, she served as Vice President of Investment Banking and Corporate Development at Sikich LLP, a professional services firm specializing in accounting, technology, investment banking and advisory services, from January 2021 to August 2021 and as an Investment Banking and Corporate Development Associate from March 2018 to December 2020. Her early career includes roles as Senior Research Analyst at Acrospire Investment Management LLC, from February 2016 to March 2018, and Quantitative Research Analyst at Rotella Capital Management from, July 2014 to January 2016. She holds a Bachelor of Business Economics in Accounting and Audit and a Master’s in Accounting and Audit from Vasyl Stefanyk Precarpathian National University, as well as B.A. and M.A. degrees in International Economics from Ternopil National Economic University. Additionally, she earned her Ph.D. in Consumer and Family Economics with a focus on Finance from Purdue University. She has also completed multiple certifications in financial accounting, ESG, corporate governance, and cybersecurity.

Non-Employee Directors

John M. Belcher has served as a member of our board of directors since December 2024. Mr. Belcher currently serves as the Chief Executive Officer of JMCB Enterprise Solutions, a management consulting firm, which he founded in 2017. He previously served as the Chief Executive Officer and Chairman of ARINC, a provider of transport communications and systems engineering solutions, from 1998 to 2015. Prior to that, Mr. Belcher served as the President and Chief Executive Officer of Hughes Aircraft of Canada and the President/Chief Executive Officer of Thomson Hickling Aviation. He held several executive positions with Canada’s Federal Government, including Executive Director of Facilities, Engineering and Systems Development, Transport Canada, Director General of Office Automation Services and Information Systems, and Director General of Corporate Systems, Supply and Services Canada. He has over 40 years of experience in aviation, aerospace, airports, information technology, communications, and defense. He previously served as Chairman of the Canadian Advanced Technology Association and Chairman of the Advisor Board for the University of Waterloo. He also served on the board of directors for several trade associations and aerospace technology companies. He has received numerous awards and honors, including the Canadian National Transportation Award, the Maryland International Business Leadership Award, Business Leader of the Year for Annapolis and Anne Arundel County, the Louis V. Gerstner, Jr. Excellence Award, and the Anne Arundel Excellence in Leadership Award. He is a member of the Annapolis and Anne Arundel County Chamber of Commerce Business Hall of Fame. Most recently he was awarded the USA Ellis Island Medals of Honor for his contribution to aviation, aerospace, and information technology as well as his successes as an entrepreneur and community leader. He graduated from the University of Ottawa with a B.S.C. in Applied Science and earned a graduate degree in Systems Engineering and Business Management from Queens University.

102

We believe that Mr. Belcher is qualified to serve on our board of directors because of his extensive industry and regulatory experience, his previous board memberships, and his officer-level corporate experience.

Brian Nelson has served as a member of our board of directors since June 2025. Mr. Nelson has served as the Chief Executive Officer of Precision Surfacing Solutions Group (formerly known as the Lapmaster Group), a manufacturing company, since 2003 and as the President since 2002. Mr. Nelson also currently serves on the board of directors of Dragonfly Energy Holdings Corp. (NASDAQ: DFLI), a public battery manufacturing company, since October 2022. Mr. Nelson holds an M.B.A. in Entrepreneurship from the DePaul University Charles H. Kellstadt School of Business and a B.S. in Civil & Environmental Engineering from Marquette University. He is a member of the Association of Manufacturing Technology and Young President’s Organization.

We believe that Mr. Nelson is qualified to serve on our board of directors based on his years of business experience as a president and chief executive officer and public company board membership.

Elizabeth Ng has served as a member of our board of directors since June 2025. Ms. Ng previously served as the Chief Executive Officer of Ocean Biomedical, Inc., a public biopharmaceutical company, from January 2019 to October 2024 and currently serves as a member of the Ocean Biomedical, Inc.’s board of directors since January 2019. Ms. Ng previously served as Vice President/Head of Strategy and Business Development at Bioelectric Devices Inc. starting in 2018. Previously, she served as Senior Director of Portfolio Strategy at BioMarin Pharmaceutical Inc. from 2010 to 2017 and prior to that, as Director Strategy Development Group at Merck & Co. Inc., and Director of Commercial/Portfolio Strategy at Gilead Sciences. Ms. Ng holds a B.S. in Physics from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

We believe Ms. Ng is qualified to serve on our board of directors because of her business experience as a chief executive officer and her public company board membership.

Edvard Per Erik Svehag has served as a member of our board of directors since June 2025. Mr. Svehag currently serves as an advisor to Dangroup Invest, an investment firm, and previously as the Chief Executive Officer, since 2017. Mr. Svehag co-founded Sky-Watch and has served as the chairman of its board of directors since 2011. He has also served as a member of the board of directors of Danoffice IT ApS, a supplier of IT infrastructure, since 2001, and as chairman of the board of directors of GSOL Energy Global A/S, a supplier of solar solutions, since 2018. Mr. Svehag holds a B.Sc. from Syddansk Universitet and a M.B.A. from the University of Reading Henley Business School.

We believe that Mr. Svehag is qualified to serve on our board of directors because of his extensive business and product experience and his board membership.

Gregory Winfree has served as a member of our board of directors since June 2025. Mr. Winfree currently serves as an Agency Director and the Chief Execute Officer of Texas A&M Transportation Institute, a transportation research agency, since December 2016. He also serves as an Adjunct Professor of Law at Texas A&M University School of Law, since January 2017. Mr. Winfree previously served as Assistant Secretary for the Office of the Assistant Secretary for Research and Technology of the United States Department of transportation, from January 2014 to November 2016. Mr. Winfree holds a Sc.B. in Communications from St. John’s University and a J.D. from Georgetown University Law Center.

We believe Mr. Winfree is qualified to serve on our board of directors because of his extensive industry and regulatory expertise and his previous government experience.

Sherrie McCandless has served as a member of our board of directors since June 2025. Ms. McCandless currently serves as a member of the board of directors for The Old Soldiers Home Foundation since December 2023. Ms. McCandless previously served as Commanding General of the District of Columbia National Guard, from April 2021 until September 2023. Ms. McCandless previously served as Director of Legislative Affairs for the National Guard Bureau, from May 2019 until April 2021. Ms. McCandless holds a B.S. in Mathematics from the University of Miami and an M.S. in National Security Strategy from the National War College.

103

We believe Ms. McCandless is qualified to serve on our board of directors because of her extensive industry experience and her previous government experience.

Family Relationships and Other Arrangements

There are no family relationships among our directors and executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of nine members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and on an ad hoc basis as required.

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors is divided into three classes, as follows:

●	Class I consists of Gregory Winfree, Brian Nelson and Sherrie McCandless, whose terms will expire at our annual meeting of stockholders to be held in 2026;

●	Class II consists of John Uczekaj, Edvard Per Erik Svehag and Elizabeth Ng, whose terms will expire at our annual meeting of stockholders to be held in 2027; and

●	Class III consists of Captain Joseph D. Burns, Dr. Chirinjeev Kathuria and John Belcher, whose terms will expire at our annual meeting of stockholders to be held in 2028.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of a majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66-2/3% of our voting stock.

Director Independence

Our board of directors has undertaken a review of the independence of our directors and considered whether any director has a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a member of our board. Based upon information requested from and provided by each director concerning such director’s background, employment, and affiliations, including family relationships, our board of directors has determined that Gregory Winfree, John Belcher, Brian Nelson, Elizabeth Ng and Sherrie McCandless, representing five of our nine directors, are “independent directors” as defined under the Nasdaq Listing Rules. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.” Our board of directors has determined that Dr. Kathuria, Captain Burns and Mr. Uczekaj, by virtue of their roles as our executive officers, are not independent directors under the current rules and regulations of the SEC and the Nasdaq Listing Rules.

104

Board Leadership Structure

Our board of directors is currently chaired by Dr. Chirinjeev Kathuria who has authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the Chairperson has substantial ability to shape the work of the board of directors. We believe that separation of the positions of Chairperson and Chief Executive Officer reinforces the independence of the board of directors in its oversight of our business and affairs. In addition, we intend to have a separate chair for each committee of our board of directors. The chair of each committee is expected to report annually to our board of directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The audit committee of our board of directors is primarily responsible for overseeing our risk management processes on behalf of our board of directors. Our audit committee receives reports from management periodically regarding our assessment of risks. In addition, our audit committee reports regularly to our board of directors, which also considers our risk profile. Our audit committee and our board of directors focus on the most significant risks we face and our general risk management strategies. While our board of directors oversees our risk management, management is responsible for day-to-day risk management processes. Our board of directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by our audit committee and our board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board of directors’ leadership structure, which also emphasizes the independence of our board of directors in its oversight of its business and affairs, supports this approach.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a written charter that satisfies the applicable rules and regulations of the Sarbanes-Oxley Act, the SEC and Nasdaq Listing Rules.

Audit Committee

Our audit committee consists of Brian Nelson, John Belcher and Elizabeth Ng. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq and SEC independence requirements. Brian Nelson will serve as the chair of our audit committee. The functions of this committee include, among other things:

●	evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;

●	reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

●	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

●	prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;

105

●	reviewing our annual and quarterly consolidated financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

●	reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

●	reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

●	preparing the report that the SEC requires in our annual proxy statement;

●	reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

●	reviewing our major financial, information security and cybersecurity risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

●	reviewing on a periodic basis our investment policy and related-person transactions policy; and

●	reviewing and evaluating on an annual basis the performance of our audit committee and the charter of our audit committee.

Our board of directors has determined that each of Elizabeth Ng and John Belcher qualifies as an “audit committee financial expert” within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our board has considered prior experience, business acumen and independence. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.

We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of John Belcher, Elizabeth Ng and Sherrie McCandless. John Belcher serves as the chair of our compensation committee. Our board of directors has determined that each of the members of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the Nasdaq independence requirements. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	reviewing and approving or, in the case of our chief executive officer’s compensation, making recommendations to the full board of directors regarding the compensation and other terms of employment of our executive officers;

106

●	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

●	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

●	overseeing workplace diversity initiatives and progress;

●	reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

●	establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering our equity incentive plans;

●	establishing policies with respect to equity compensation arrangements;

●	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

●	reviewing and making recommendations to the full board of directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

●	reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing the report that the SEC requires in our annual proxy statement; and

●	reviewing and assessing on an annual basis the performance of our compensation committee and the charter of our compensation committee.

We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Gregory Winfree, Elizabeth Ng and Sherrie McCandless. Gregory Winfree serves as the chair of our nominating and corporate governance committee. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq independence requirements. The functions of this committee include, among other things:

●	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

107

●	determining the minimum qualifications for service on our board of directors;

●	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

●	evaluating, nominating and recommending individuals for membership on our board of directors;

●	evaluating nominations by stockholders of candidates for election to our board of directors;

●	considering and assessing the independence of members of our board of directors;

●	reviewing and recommending updates to the list of executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act;

●	developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our board of directors any changes to such policies and principles;

●	reviewing and recommending updates to our insider trading policy;

●	overseeing our environmental, social and governance strategies, targets, policies, performance and reporting;

●	considering questions of possible conflicts of interest of directors as such questions arise; and

●	reviewing and assessing on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter.

We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of our current or former executive officers serve as a member of our compensation committee. None of our officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, see the section titled “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all our employees, officers and directors. This includes our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. A current copy of the code is available on the Corporate Governance section of our website, www.theairogroup.com. We intend to disclose on our website any future amendments of our code of business conduct and ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or our directors from provisions in the code of business conduct and ethics. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

Director Independence

Under Rule 5605(a)(2) of the Nasdaq Listing Rules, independent directors must comprise a majority of our board of directors as a public company within one year of listing.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning the director’s background, employment and affiliations, our board of directors has determined that, with the exception of Captain Joseph D. Burns, Dr. Chirinjeev Kathuria, John Uczekaj and Edvard Per Erik Svehag, none of our directors have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that all directors are “independent” as that term is defined under the Nasdaq Listing Rules. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

108

EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers for the fiscal year ended December 31, 2024 were:

●	Captain Joseph D. Burns, Chief Executive Officer;

●	John Uczekaj, President and Chief Operating Officer; and

●	Dr. Chirinjeev Kathuria, Executive Chairman.

Summary Compensation Table for Fiscal Year Ended December 31, 2024

The following table presents all of the compensation awarded to our named executive officers during the fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Captain Joseph D. Burns Chief Executive Officer(1)	2024	—		—	—	—	—	—
John Uczekaj President and Chief Operating Officer	2024	261,994	(3)	—	—	—	—	261,994
Dr. Chirinjeev Kathuria Executive Chairman(2)	2024	—		—	—	—	—	—

(1)	Captain Burns did not receive a base salary, was not granted equity, and did not receive any compensation during the fiscal year ended December 31, 2024.

(2)	Dr. Kathuria did not receive a base salary, was not granted equity, and did not receive any compensation during the fiscal year ended December 31, 2024.

(3)	Amount disclosed represents the base salary earned by Mr. Uczekaj with respect to the fiscal year ended December 31, 2024. However, as of December 31, 2024, $46,153 of this amount had not yet been, but will be, paid to Mr. Uczekaj. In addition, Mr. Uczekaj was entitled to a $300,000 base salary pursuant to the Uczekaj Employment Agreement, which is discussed further below, but agreed to a reduction in salary and earned $261,994 for the fiscal year ended December 31, 2024. Other than base salary, Mr. Uczekaj did not receive any compensation during the fiscal year ended December 31, 2024.

Narrative to the Summary Compensation Table

Annual Base Salary

The 2024 annual base salary rates for our named executive officers are set forth in the table below. As noted above, neither Captain Burns nor Dr. Kathuria received a base salary in 2024.

Name	2024 Base Salary
Captain Joseph D. Burns	—
John Uczekaj	$300,000	(1)
Dr. Chirinjeev Kathuria	—

(1)	As discussed above in the Summary Compensation Table, Mr. Uczekaj was entitled to a $300,000 base salary for the fiscal year ended December 31, 2024, but agreed to a reduction in his base salary and earned $261,994 for the fiscal year ended December 31, 2024.

109

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees, including our executive officers. The board of directors or an authorized committee thereof is responsible for approving equity grants.

We did not grant any equity awards to our named executive officers during the fiscal year ended December 31, 2024. We plan to grant equity awards under the terms of our 2025 Plan. The terms of our equity plans are described below under the subsection titled “—Equity Incentive Plans.”

Outstanding Equity Awards as of December 31, 2024

None of our named executive officers have outstanding equity awards as of December 31, 2024.

Employment Arrangements with our Named Executive Officers

On August 11, 2025, we entered into employment agreements with Joseph Burns (the “Burns Employment Agreement”), John Uczekaj (the “Uczekaj Employment Agreement”), and Chirinjeev Kathuria (the “Kathuria Employment Agreement”, and together with the Burns Employment Agreement and the Uczekaj Employment Agreement, the “Employment Agreements”). The terms of the Employment Agreements are described below.

Captain Burns

On August 11, 2025, we entered into the Burns Employment Agreement, which provides for base annual compensation of $700,000 and an IPO bonus of $350,000. Captain Burns is eligible to earn an annual discretionary bonus of up to 100% of his annual base salary. Under the Burns Employment Agreement, Captain Burns is entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.”

Mr. Uczekaj

On August 11, 2025, we entered into the Uczekaj Employment Agreement, which provides for base annual compensation of $500,000 per year, as well as a grant of restricted stock units (“RSUs”) with a total value of $50,000. The RSUs vest in four equal quarterly installments on the first day of each calendar quarter following the grant date, subject to Mr. Uczekaj’s continued employment through each such vesting date. Mr. Uczekaj is eligible to earn an annual discretionary bonus of up to 80% of his annual base salary. Under the Uczekaj Employment Agreement, Mr. Uczekaj is entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.”

Dr. Kathuria

On August 11, 2025, we entered into the Kathuria Employment Agreement, which provides for base annual compensation of $400,000 and an IPO bonus of $100,000. Mr. Kathuria is eligible to earn an annual discretionary bonus of up to 50% of his annual base salary. Under the Kathuria Employment Agreement, Mr. Kathuria is entitled to certain severance and change in control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

Captain Burns

Pursuant to the Burns Employment Agreement, if he is terminated without cause (other than as a result of death or disability) or if he resigns for good reason, or voluntarily terminates his employment due to retirement (“Qualifying Termination”), he is entitled to continued payment of his base salary for 12 months following the termination, a pro-rated portion of his target bonus for the calendar year of termination paid, if any such bonus has been determined by our board of directors, and employee benefit coverage for up to 12 months.

110

If Captain Burns is terminated due to a Qualifying Termination within three months prior to or within 12 months following a change in control, subject to his continued compliance with the terms of the Burns Employment Agreement, the vesting of any then-unvested equity awards will be accelerated, such that one hundred percent of such equity awards shall be deemed immediately vested and exercisable.

If Captain Burns is terminated without good reason, or if we terminate his employment for cause, or if we terminate his employment as a result of death or disability, he will receive his base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through his last day of employment. Under these circumstances, Captain Burns will not be entitled to any other form of compensation, including any severance or accelerated vesting, other than his rights to the vested portion of any equity awards and any other rights to which he is are entitled under our benefit programs.

For purposes of Captain Burns’s employment agreement:

●	“Cause” for termination will mean the occurrence of any of the following events, as determined reasonably and in good faith by the board of directors or a committee designated by the board of directors: (i) gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or willful and deliberate violation of a Company policy; (ii) conviction of a felony or commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted injury on the business of the Company, to be determined in the sole discretion of the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party that he owes an obligation of nondisclosure as a result of his relationship with the Company; or (iv) willful and deliberate breach of this Agreement that causes or could reasonably be expected to cause material injury to the business of the Company.

●	“Good reason” means resigning from employment with the Company if any of the following actions are taken by the Company without his prior written consent: (i) a material reduction in duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, excluding having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control; (ii) the relocation of his primary work location to a point more than fifty (50) miles from his primary work location as set forth herein that requires a material increase in his one-way driving distance, provided, however, that neither his transition from remote work to a Company office nor to remote work from a Company office will be considered a relocation of your primary work location for purposes of this definition; (iii) a material reduction by the Company of your base salary or annual target bonus opportunity, as initially set forth herein or as the same may be increased from time to time pursuant to this offer letter agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of this Agreement. Provided, however that, such termination by him shall only be deemed for Good Reason pursuant to the foregoing definition if (1) the Company is given written notice from him within sixty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition, (2) the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (3) he terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

Mr. Uczekaj

Pursuant to the Uczekaj Employment Agreement, if he is terminated without cause (other than as a result of death or disability) or if he resigns for good reason, or voluntarily terminates his employment due to retirement, he is entitled to continued payment of his base salary for 12 months following the termination, a pro-rated portion of his target bonus for the calendar year of termination paid, if any such bonus has been determined by our board of directors, and employee benefit coverage for up to 12 months.

111

If Mr. Uczekaj is terminated due to a Qualifying Termination within three months prior to or within 12 months following a change in control, subject to his continued compliance with the terms of the Uczekaj Employment Agreement, the vesting of any then-unvested equity awards will be accelerated, such that one hundred percent of such equity awards shall be deemed immediately vested and exercisable.

If Mr. Uczekaj is terminated without good reason, or if we terminate his employment for cause, or if we terminate his employment as a result of death or disability, he will receive his base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through his last day of employment. Under these circumstances, Mr. Uczekaj will not be entitled to any other form of compensation, including any severance or accelerated vesting, other than his rights to the vested portion of any equity awards and any other rights to which he is are entitled under our benefit programs.

For purposes of Mr. Uczekaj’s employment agreement

●	“Cause” is generally as defined above with respect to Captain Burns’s employment agreement.

●	“Good reason” is generally as defined above with respect to Captain Burns’s employment agreement.

Dr. Kathuria

Pursuant to the Kathuria Employment Agreement, if he is terminated without cause (other than as a result of death or disability) or if he resigns for good reason, or voluntarily terminates his employment due to retirement, he is entitled to continued payment of his base salary for 12 months following the termination, a pro-rated portion of his target bonus for the calendar year of termination paid, if any such bonus has been determined by our board of directors, and employee benefit coverage for up to 12 months.

If Dr. Kathuria is terminated due to a Qualifying Termination within three months prior to or within 12 months following a change in control, subject to his continued compliance with the terms of the Kathuria Employment Agreement, the vesting of any then-unvested equity awards will be accelerated, such that one hundred percent of such equity awards shall be deemed immediately vested and exercisable.

If Dr. Kathuria is terminated without good reason, or if we terminate his employment for cause, or if we terminate his employment as a result of death or disability, he will receive his base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through his last day of employment. Under these circumstances, Dr. Kathuria will not be entitled to any other form of compensation, including any severance or accelerated vesting, other than his rights to the vested portion of any equity awards and any other rights to which he is are entitled under our benefit programs.

For purposes of Dr. Kathuria’s employment agreement

●	“Cause” is generally as defined above with respect to Captain Burns’s employment agreement.

●	“Good reason” is generally as defined above with respect to Captain Burns’s employment agreement.

2021 Management Carveout Plan

In December 2021, Aspen Avionics adopted the 2021 Management Carveout Plan, which was most recently amended in May 2025 (as amended, the “Management Carveout Plan”). The Management Carveout Plan establishes a benefit pool for designated employees and consultants, including Mr. Uczekaj, payable upon the occurrence of a change in control, which is defined as two steps consisting of (1) the closing of the merger of between us and Aspen and (2) our IPO or merger with a special purpose acquisition company (“SPAC”) by June 30, 2025. The amount to be paid as benefits under the Management Carveout Plan is determined by the plan administrator pursuant to Section 2(e) therein and is based upon percentages of the total net proceeds calculated at the closing of our IPO or a SPAC, ranging from 0% to 5%. The net proceeds are calculated as the net sum of cash and the fair value of equity securities available for distribution to the stockholders of Aspen after all liabilities, exclusive of the subordinated convertible notes or other loans from the stockholders and transaction costs are paid, capped at $2.3 billion. As amended, all participants in the Management Carveout Plan have agreed to convert a portion of the amount owed to them under the Management Carveout Plan into an aggregate 71,319 shares of common stock immediately prior to the closing of this offering which includes the conversion of $0.8 million of the principal owed to certain former Aspen Avionics shareholders pursuant to the Aspen Merger Agreement into an aggregate of 20,010 shares of our common stock, with the remaining amount to be paid in cash at the closing of the IPO. Our merger with Aspen closed on April 1, 2022, and the closing of the IPO constituted an offering for purposes of the Management Carveout Plan. Therefore, upon closing of the IPO, in satisfaction of his award opportunity under the Management Carveout Plan, we issued Mr. Uczekaj approximately 28,678 shares of our common stock and paid Mr. Uczekaj approximately $35,496 in cash. None of our other named executive officers participate in the Management Carveout Plan.

112

Other Compensation and Benefits

Our named executive officers are eligible to participate, in our employee benefit plans, including medical, dental, vision, short- and long-term disability, health savings and flexible spending accounts, and life and accidental dismemberment insurance plans, in each case on the same basis as all of our other employees. We pay a portion of the premiums for the medical, dental and short-term disability insurance, and the full premiums for life, accidental death and dismemberment, and long-term disability insurance for all our employees, including Mr. Uczekaj. We generally do not provide perquisites or personal benefits to our named executive officers. In addition, we provide the opportunity to participate in a 401(k) plan to our employees, including Mr. Uczekaj, as discussed in the subsection titled “—401(k) Plan” below.

Dr. Kathuria was also entitled to certain stock and cash amounts pursuant to the Amended and Restated Success Fee Arrangement in connection with the IPO. For more information, see the section titled “Certain Relationships and Related Party Transactions—Success Fee Arrangement.”

401(k) Plan

Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Code. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Our board of directors may elect to adopt qualified or nonqualified benefit plans in the future, if it determines that doing so is in our best interests.

Equity Incentive Plans

The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the applicable plan, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

2025 Equity Incentive Plan

Our board of directors adopted, and our stockholders approved, our 2025 Plan in March 2025. Our 2025 Plan provides for the grant of incentive stock options (“ISOs”) to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants, including employees and consultants of our affiliates. Our 2025 Plan is a successor to our Legacy Plan (referred to in the 2025 Plan as our Prior Plan) and became effective in connection with the IPO.

113

Authorized Shares

Initially, 1,900,000 shares of our common stock (the “Share Reserve”) are reserved for issuance under our 2025 Plan. In addition, the number of shares of our common stock reserved for issuance under our 2025 Plan will automatically increase on January 1 of each year, starting on January 1, 2026, through and including January 1, 2035, in an amount equal to (1) 3% of the total number of shares of our common stock outstanding on the last day of the preceding calendar year, or (2) a lesser number of shares of our common stock determined by our board of directors prior to the date of the increase. The maximum number of shares of our common stock that may be issued upon the exercise of ISOs under our 2025 Plan will be three times the Share Reserve.

Shares subject to stock awards granted under our 2025 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2025 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under our 2025 Plan. If any shares of our common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us (1) because of the failure to vest, (2) to satisfy the exercise, strike or purchase price, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2025 Plan.

Plan Administration

Our board of directors, or a duly authorized committee of our board of directors, will administer our 2025 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more persons or bodies the authority to (1) designate recipients (other than officers) to receive specified stock awards; (2) determine the number of shares subject to such stock awards; and (3) determine the terms of such awards. Under our 2025 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2025 Plan, the board of directors also generally has the authority to effect, with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options

ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2025 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2025 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

114

Acceptable consideration for the purchase of our common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument.

Tax Limitations on ISOs

The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards

Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of our common stock, a combination of cash and shares of our common stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2025 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment, as determined by our board of directors and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2025 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

115

Performance Awards

The 2025 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.

The performance goals may be based on any measure of performance selected by our board of directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our board of directors when the performance award is granted, our board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of our business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

Other Stock Awards

The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Non-Employee Director Compensation Limit

The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year that begins on or after June 16, 2025, the effective date of the IPO, including awards granted and cash fees paid by us to such non-employee director, will not exceed (1) $750,000 in total value or (2) if such non-employee director is first appointed or elected to our board of directors during such calendar year, $1,000,000 in total value.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2025 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs, and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

116

Corporate Transactions

The following applies to stock awards under the 2025 Plan in the event of a corporate transaction (as defined in the 2025 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2025 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of common stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn-out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our common stock.

Under the 2025 Plan, a corporate transaction is generally defined as the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control

Awards granted under the 2025 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Under the 2025 Plan, a change in control is generally defined as: (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (2) a consummated merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (3) a consummated sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or (4) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date the 2025 Plan was adopted by the board of directors, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

117

Plan Amendment or Termination

Our board of directors has the authority to amend, suspend, or terminate our 2025 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date our board of directors adopts our 2025 Plan. No stock awards may be granted under our 2025 Plan while it is suspended or after it is terminated.

Legacy Plan

In connection with the acquisition of Jaunt on March 10, 2022, we assumed the Jaunt Air Mobility, LLC 2021 Option Plan, which was renamed the AIRO Group Holdings, Inc. Option Plan (the “Legacy Plan”). The Legacy Plan provides for the grant of options to employees, directors and consultants, including employees and consultants of our affiliates. No further grants have been made under our Legacy Plan since it was assumed, and no further grants will be made under the Legacy Plan. Any outstanding awards granted under our Legacy Plan will remain subject to the terms of our Legacy Plan and applicable award agreements.

Authorized Shares

Shares subject to stock awards granted under our Legacy Plan that expire, are forfeited or otherwise terminate without being exercised in full do not reduce the number of shares available for issuance under our Legacy Plan.

Plan Administration

Our board of directors administers our Legacy Plan and is referred to as the “plan administrator” herein. Under our Legacy Plan, the plan administrator has the authority to, among other things, in consultation with our chief executive officer, determine who will be granted options, determine the number of shares subject to the options and when the options will vest and become exercisable, and to construe and interpret the terms of our Legacy Plan.

Options

The plan administrator determines the exercise price for stock options, within the terms and conditions of the Legacy Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Legacy Plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the Legacy Plan, up to a maximum of 10 years.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator as specified in the award agreement and may include payment by delivery of cash, shares of our common stock or other consideration having a fair market value equal to the exercise price, or any combination thereof, including exercise by means of a cashless exercise arrangement.

Unless the plan administrator provides otherwise in an award agreement, options may not be transferred, assigned, pledged or hypothecated or otherwise disposed of in any way.

Changes in Capital Structure

In the event of any change in our capitalization by reason of any dividend, split, spin-off, recapitalization, merger, consolidation, combination, reorganization or other similar change, the terms and number of any outstanding awards under the Legacy Plan shall be adjusted by the plan administrator if it determines that the change in capitalization would adversely impact such awards.

118

Change in Control

Upon a change in control, options may be cancelled for the amount paid in connection with the change in control for a share of common stock less the exercise price. If the acquisition price is less than the exercise price, the option may be cancelled for no consideration. In addition, the plan administrator may provide for the substitution or assumption of options by the acquiror in a change in control.

Plan Amendment or Termination

The plan administrator may amend, suspend or terminate the Legacy Plan at any time. No amendment, suspension or termination of the Legacy Plan will alter or impair any awards in an adverse manner to the applicable participation without the consent of the participant. Unless terminated sooner, the Legacy Plan will automatically terminate on July 27, 2031. No stock awards may be granted under our Legacy Plan while it is suspended or after it is terminated. Once the 2025 Plan is effective, no further grants will be made under the Legacy Plan.

Director Compensation

None of our directors received compensation for their services on our board of directors for the fiscal year ended December 31, 2024.

Non-Employee Director Compensation Policy

We intend to adopt a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors, following the completion of this offering.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

●	any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	as a director, unlawful payments of dividends or unlawful stock repurchases or redemptions;

●	as an officer, derivative claims brought on behalf of the corporation by a stockholder; or

●	any transaction from which the director or officer derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation.

We believe that our amended and restated certificate of incorporation and these amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

119

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2022, to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2024 and 2023, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock at the time of such transaction, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.”

Stock Repurchase

We have entered into a stock purchase agreement with certain of our directors and executive officers and their affiliates, including New Generation Aerospace, LLC, from which we have agreed to purchase 273,525 shares of common stock; Carter Aviation Technologies LLC, from which we have agreed to purchase 195,900 shares of common stock; the Joe and Kim Burns Trust, from which we have agreed to purchase 121,242 shares of common stock; Chirinjeev Kathuria, from whom we have agreed to purchase 69,949 shares of common stock; the JS DM Uczekaj Family Trust, from which we have agreed to purchase 24,208 shares of common stock; and John Uczekaj, from whom we have agreed to purchase 1,500 shares of common stock. In addition, if the underwriters exercise their option to purchase additional shares, we have agreed to purchase (i) up to 132,109 additional shares from New Generation Aerospace LLC, (ii) up to 94,616 additional shares from Carter Aviation Technologies LLC, (iii) up to 58,558 additional shares from the Joe and Kim Burns Trust, (iv) up to 33,784 additional shares from Chirinjeev Kathuria, (v) up to 11,692 additional shares from the JS DM Uczekaj Family Trust and (vi) up to 725 additional shares from John Uczekaj. The closing of the Stock Repurchase is contingent on, and is expected to occur immediately following, the closing of this offering. The closing of the additional Stock Repurchase is contingent on, and is expected to close immediately following, the closing of the option to purchase additional shares by the underwriters. The stock purchase agreement and related arrangements and transactions were reviewed and approved by our audit committee, which is charged with reviewing related party transactions, and is composed of three independent directors. Upon the recommendation by the audit committee, a pricing committee established by the Board also approved such transaction.

Success Fee Arrangement

In June 2022, we executed a previously arranged contingent fee agreement with New Generation Aerospace, Inc. (“NGA”) to compensate NGA for past services rendered and future services rendered through December 31, 2022 related to the acquisitions and financing of the Acquired Companies in the amount of $1.5 million (the “Contingent Fee”). The Contingent Fee was payable upon the closing of the IPO. In October 2023, we signed an Amended and Restated Success Fee Agreement, whereby all of the holders agreed to convert $1.4 million of the principal owed to them into 33,995 shares of our common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $0.1 million owed to such holders to be paid at the closing of the BCA Transactions. We issued 33,995 shares of our common stock and used proceeds of $0.1 million to satisfy our obligations to the holders under the Amended and Restated Success Fee Agreement upon the closing of the IPO. Dr. Kathuria, our Executive Chairman, Co-Founder and a member of our board of directors, is the managing member of NGA and beneficially owns more than 5% of our outstanding capital stock.

Dangroup Incentive Agreement

In June 2024, we entered the Dangroup Incentive Agreement with Dangroup, whereby we agreed to pay Dangroup 20% of Sky-Watch’s EBITDA as an incentive bonus for their continued involvement in Sky-Watch’s governance, management and/or other operations, commencing on January 1, 2025 for an initial term of five years, which shall renew upon mutual agreement of the parties. In December 2024, we amended the Dangroup Incentive Agreement, whereby we agreed to transfer to Dangroup shares of our common stock immediately prior to the completion of the IPO such that Dangroup’s ownership was increased to 5% of our capital stock on a fully diluted basis. Edvard Per Erik Svehag, one of our directors, is the co-founder and Chief Operating Officer of Dangroup.

Svehag Consulting Agreement

In June 2024, we entered into a consulting agreement (the “Svehag Consulting Agreement”) with Svehag Invest S.L., a Spanish limited liability company (“Svehag”), pursuant to which Edvard Per Erik Svehag, a nominee for our board of directors, would personally provide us with services relating to our preparation and implementation of our European, African, and Asian market strategy (the “Svehag Services”). The Svehag Services include, without limitation, assistance with our branding as well as the roll-out of our products and services into new additional markets. In consideration for the Svehag Services, we have agreed to pay Svehag an incentive fee equal to 2.5% of the fiscal year EBITDA of Sky-Watch, paid no later than 10 business days following the date that Sky-Watch’s audited financial statements for the relevant fiscal year have been approved and signed by Sky-Watch’s auditor and board of directors. The Svehag Consulting Agreement became effective for the Sky-Watch fiscal year commencing on January 1, 2024, and shall continue until terminated.

120

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements with our named executive officers, see the section titled “Executive and Director Compensation—Employment Arrangements with our Named Executive Officers.”

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers. For more information, see the section titled “Executive and Director Compensation—Limitations on Liability and Indemnification.”

Policies and Procedures for Transactions with Related Persons

We have adopted a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and continuing oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities, including any of their immediate family members and affiliates, and entities owned or controlled by such persons or entities in which such person has a 5% or greater beneficial ownership interest.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate for reasons of conflict of interest or otherwise, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties or to employees generally and management’s recommendation. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

121

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2025, and as adjusted to give effect to this offering by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares of our common stock as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership before this offering is based on 27,025,503 shares of our common stock outstanding as of June 30, 2025. Applicable percentage ownership after this offering is based on 29,710,503 shares of our common stock outstanding as of June 30, 2025 after giving effect to the issuance of shares in this offering and the Stock Repurchase, assuming no exercise of the underwriters’ option to purchase additional shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of our common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of June 30, 2025, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of all listed stockholders is c/o AIRO Group Holdings, Inc., 5001 Indian School Road NE, Suite 100, Albuquerque, New Mexico 87110.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Before Offering		After Offering
	Shares	Percentage	Shares	Percentage
Name and Address of Beneficial Owner
Greater than 5% Stockholders:
New Generation Aerospace, LLC(1)	4,056,344	15.0%	3,760,198	12.7%
Carter Aviation Technologies, LLC(2)	2,905,168	10.7%	2,693,067	9.1%
Woodline Partners LP(3)	1,952,611	7.2%	1,952,611	6.6%
Directors and Named Executive Officers:
Captain Joseph D. Burns(4)	1,828,890	6.8%	1,697,621	5.7%
John Uczekaj(5)	383,030	1.4%	355,196	1.2%
Dr. Chirinjeev Kathuria(6)	5,093,675	18.8%	4,721,795	15.9%
John Belcher	11,778	*	11,778	*
Gregory Winfree	—	—	—	—
Brian Nelson	—	—	—	—
Elizabeth Ng	—	—	—	—
Edvard Per Erik Svehag(7)	1,070,237	4.0%	1,070,237	3.6%
Sherrie McCandless	—	—	—	—
All current executive officers and directors as a group (10 persons)	8,467,860	31.3%	7,936,877	26.7%

*	Represents beneficial ownership of less than 1%.

(1)	Shares held after this offering reflects the repurchase of 296,146 shares of our common stock in the Stock Repurchase. The Company expects to repurchase up to 109,488 additional shares from NGA in the Stock Repurchase if the underwriters exercise their option to purchase additional shares in full. Dr. Kathuria is the managing member and may be deemed to have sole voting and dispositive power over the shares of our common stock held by NGA. Dr. Kathuria disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The principal business address for NGA is 19W060 Avenue LaTour, Oak Brook, Illinois 60523.

122

(2)	Shares held after this offering reflects the repurchase of 212,101 shares of our common stock in the Stock Repurchase. The Company expects to repurchase up to 78,415 additional shares from Carter Aviation Technologies, LLC in the Stock Repurchase if the underwriters exercise their option to purchase additional shares in full. The principal business address for Carter Aviation Technologies, LLC is 2730 Commerce St., Ste 600, Wichita Falls, Texas 76301.

(3)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by Woodline Partners LP on August 14, 2025. The address of Woodline Partners LP is 4 Embarcadero Center, Suite 3450, San Francisco, California 94111.

(4)	Shares held before the offering consist of (i) 1,798,002 shares of our common stock held by the Joe and Kim Burns Trust (the “Burns Trust”), (ii) 29,574 shares of our common stock held by Captain Burns and (iii) 1,314 shares of our common stock held by Joseph D. Burns & Kim A Burns JTWROS. Shares held after this offering consist of (i) 1,666,733 shares of our common stock held by the Burns Trust (ii) 29,574 held by Captain Burns and (iii) 1,314 shares of our common stock held by Joseph D. Burns & Kim A Burns JTWROS. The Company expects to repurchase up to 48,531 additional shares from the Burns Trust if the underwriters exercise their option to purchase additional shares in full. Captain Burns is the trustee of the Burns Trust and has sole voting and dispositive power with respect to the shares held by the Burns Trust.

(5)	Shares held before the offering consist of (i) 359,006 shares of our common stock held by the JS DM Uczekaj Family Trust (the “Uczekaj Trust”), (ii) 1,769 shares of our common stock held by John Uczekaj and Diane M. Uczekaj as Community Property with ROS and (iii) 22,255 shares of our common stock held by Mr. Uczekaj. Shares held after the offering consist of (i) 332,796 shares of our common stock held by the Uczekaj Trust, (ii) 1,769 shares of our common stock held by John Uczekaj and Diane M. Uczekaj as Community Property with ROS and (iii) 20,631 shares of our common stock held by Mr. Uczekaj. The Company expects to repurchase up to 9,690 and 601 additional shares from the Uczekaj Trust and Mr. Uczekaj, respectively, in the Stock Repurchase if the underwriters exercise their option to purchase additional shares in full. Mr. Uczekaj is the trustee of the Uczekaj Trust and has sole voting and dispositive power with respect to the shares of our common stock held by the Uczekaj Trust.

(6)	Shares held before the offering consist of (i) 1,037,331 shares of our common stock held by Dr. Kathuria and (ii) 4,056,344 shares of our common stock held by New Generation Aerospace, LLC (“NGA, LLC”). Shares held after the offering consist of (i) 961,597 shares of our common stock held by Dr. Kathuria and (ii) 3,760,198 shares of our common stock held by NGA, LLC. The Company expects to repurchase up to 109,488 and 27,999 additional shares from Dr. Kathuria and NGA, LLC, respectively, in the Stock Repurchase if the underwriters exercise their option to purchase additional shares in full. Dr. Kathuria is the managing member of NGA, LLC and may be deemed to have sole voting and dispositive power over the shares held by NGA. Dr. Kathuria disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(7)	Consists of 1,070,237 shares of our common stock held by Dangroup ApS (“Dangroup”). Mr. Svehag is a director of Dangroup and may be deemed to have shared voting and dispositive power over the shares held by Dangroup. Mr. Svehag disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The inclusion of shares held by Dangroup shall not be deemed an admission that Mr. Svehag is deemed to beneficially own such shares

123

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of our common stock, par value $0.000001 per share, and 10,000,000 shares of preferred stock, par value $0.000001 per share. All of our authorized preferred stock is undesignated. The following is a summary of the rights of our common and preferred stockholders and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and of the Delaware General Corporation Law. This summary is not complete. For more detailed information, see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

Outstanding Shares

As of June 30, 2025, there were 27,025,503 shares of our common stock outstanding. Our common stock was held by 175 stockholders of record as of June 30, 2025.

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of the outstanding shares of our common stock are, and the shares of our common stock to be issued in this offering will be, fully paid and nonassessable.

124

Convertible Preferred Stock

As of June 30, 2025, there were no shares of convertible preferred stock outstanding.

Under the amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Stock Options

As of June 30, 2025, 305,367 shares of our common stock were issuable upon the exercise of outstanding stock options, issued under the Legacy Plan, at a weighted-average exercise price of $8.59 per share. For information regarding the terms of our equity incentive plans, see the section titled “Executive and Director Compensation—Equity Incentive Plans.”

Restricted Stock Awards

As of June 30, 2025, 254,010 shares of our common stock were subject to outstanding restricted stock awards issued outside of an equity incentive plan and 87,941 shares of our common stock were subject to outstanding restricted stock awards issued under the 2025 Plan. For information regarding the terms of our equity incentive plans, see the section titled “Executive and Director Compensation—Equity Incentive Plans.”

Warrants

As of June 30, 2025, we had 66,026 shares of our common stock issuable upon the exercise of warrants at a weighted average exercise price of $16.83 per share (the “Jaunt Warrants”). The Jaunt Warrants were issued in exchange for warrants to purchase equity in Jaunt pursuant to a Warrant Exchange Agreement between us, Jaunt and the individual warrant holders. The Jaunt Warrants may be exercised within ten years of the issue date.

As of June 30, 2025, 345,000 shares of our common stock are issuable upon the exercise of warrants to purchase our common stock as an exercise price of $11.00 per share, which were issued to the underwriters in the IPO as compensation for assistance with an IPO.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

●	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

125

●	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person who beneficially owns, or within the three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

●	permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

●	provide that the authorized number of directors may be changed only by resolution of the board of directors;

●	provide that the board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then outstanding common stock;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

126

●	divide our board of directors into three classes;

●	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

●	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of our stockholders may be called only by the Chairperson of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

●	provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative claim or cause of action brought on our behalf, (ii) any claim or cause of action that is based upon a violation of a duty owed by any of our current or former director, officer, employees or stockholder, to us or our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; (v) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees governed by the internal-affairs doctrine or otherwise related to our internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants; provided, however, that if the designation of such court as the sole and exclusive forum for a claim or action referred to in foregoing clauses (i) through (vi) would violate applicable law, then the United States District Court for the District of Delaware shall be the sole and exclusive forum for such claim or cause of action; and

●	provide that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or Exchange Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66-2/3% of our then-outstanding common stock.

Exchange Listing

Our common stock is listed and traded on the Nasdaq Global Market under the symbol “AIRO.”.

Limitations on Liability and Indemnification Matters

See the section titled “Executive Compensation—Limitations on Liability and Indemnification.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, New York 10005.

127

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of our common stock outstanding as of June 30, 2025, upon the closing of this offering and giving effect to the Stock Repurchase and assuming (i) no exercise of the underwriters’ option to purchase additional shares of our common stock and (ii) no exercise of outstanding options, or the vesting and settlement of outstanding restricted stock awards, an aggregate of 29,710,503 shares of our common stock will be outstanding. All of the shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless held by an affiliate of ours. Except as set forth below, the remaining shares of our common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. In addition, any shares sold in this offering to entities affiliated with our existing stockholders, executive officers and directors will be subject to lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

●	337,611 restricted shares will be eligible for immediate sale upon the closing of this offering;

●	approximately 96,153 restricted shares will be eligible for sale under Rule 144 or Rule 701 on September 10, 2025, based on the last reported sale price of our common stock on Nasdaq of $20.94 per share;

●	8,517,517 shares of our common stock will be eligible for sale in the public market beginning on December 9, 2025 and from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below;

●	11,430,163 restricted shares will be eligible for sale 120 days after the date of this prospectus; and

●	the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods under Rule 144, as described below.

Rule 144

In general, under Rule 144 as currently in effect, beginning September 10, 2025, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available. Beginning September 10, 2025, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which will equal approximately 297,105 shares immediately after this offering; or

●	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

128

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold by:

●	persons other than affiliates, beginning September 10, 2025, subject only to the manner-of-sale provisions of Rule 144; and

●	our affiliates, beginning September 10, 2025, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of June 30, 2025, options to purchase a total of 305,367 shares of our common stock were outstanding, of which 305,367 were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with us or the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of the restrictions set forth in those agreements unless held by an affiliate of ours.

Lock-Up Agreements

In connection with this offering, our executive chairman, chief executive officer, president and chief operating officer, directors and certain of our stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of Cantor Fitzgerald & Co. These agreements are described in more detail in the section titled “Underwriting”.

In connection with the IPO, our executive officers and directors and certain of our stockholders signed lock-up agreements with substantially similar restrictions, and subject to substantially similar exceptions. The restricted period for those lock-up agreements continues through December 9, 2025, which is the 180th day after the date of the prospectus we filed for the IPO. In connection with this offering, Cantor, as representative of the several underwriters of the IPO, has agreed to waive the IPO lock-up restrictions applicable to us for purposes of this offering. Also in connection with this offering and the Purchase Agreement, Cantor has waived the restrictions under the IPO lock-up agreements applicable to the stockholders participating in the Stock Repurchase, including certain of our directors and executive officers and their affiliates, solely with respect to the sale of shares to the Company pursuant to the Purchase Agreement. The remaining shares held by such participants and not sold pursuant to the Purchase Agreement will be locked up under new lock-up agreements that will expire 120 days after the date of this prospectus, as further described above. Shares held by stockholders not participating in this offering will continue be locked up pursuant to the IPO lock-up agreements. Certain of our employees, including our executive officers and/or directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Equity Incentive Plans

We have an effective registration statement on Form S-8 under the Securities Act, which became effective on June 16, 2025 upon its filing, covering 305,367 shares of our common stock reserved for issuance under the Legacy Plan and 1,900,000 shares of our common stock reserved for issuance under the 2025 Plan. Accordingly, shares registered under the registration statement are available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

129

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock acquired pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, does not address the potential application of the Medicare contribution tax on net investment income, or the alternative minimum tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, and applicable Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect as of the date hereof. These authorities are subject to differing interpretations and may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion is limited to non-U.S. holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	partnerships or other pass-through entities (and investors therein);

●	“controlled foreign corporations”;

●	“passive foreign investment companies”;

●	corporations that accumulate earnings to avoid U.S. federal income tax;

●	banks, other financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities;

●	tax-exempt organizations and governmental organizations;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons that own, or have owned, actually or constructively, more than 5% of our common stock at any time; and

●	persons holding our common stock as part of a hedging or conversion transaction, straddle, synthetic security, constructive sale, or other risk reduction strategy or integrated investment.

130

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and the partners in such partnerships are urged to consult their tax advisors about the particular U.S. federal income tax consequences to them of holding and disposing of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS AND UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Distributions on Common Stock

We have never declared or paid any cash dividends on our capital stock and we do not intend to pay cash dividends on our common stock for the foreseeable future. However, if we do make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a non-U.S. holder’s tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “Gain on Disposition of Common Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. This certification must be provided to us or our paying agent before the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other intermediary, the non-U.S. holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

131

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s conduct of a U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business within the United States.

However, any such effectively connected dividends paid on our common stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (unless an applicable income tax treaty provides for different treatment) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of our common stock, unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

●	our common stock constitutes a “United States real property interest” by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock is not “regularly traded” on an established securities market (as defined by applicable Treasury Regulations).

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are or become a USRPHC and the “regularly traded” exception noted above does not apply to the disposition, a non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a corporation also may be subject to an additional branch profits tax equal to 30% (unless an applicable income tax treaty provides for different treatment) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (unless an applicable income tax treaty provides for different treatment) on gain realized upon the sale or other taxable disposition of our common stock, but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

132

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply regardless of whether such distributions constitute dividends and even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 24% rate, generally will not apply to payments to a non-U.S. holder of dividends on or the gross proceeds of a disposition of our common stock provided the non-U.S. holder furnishes the required certification for its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder’s U.S. federal income tax liability, if any.

Withholding on Foreign Entities

Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities certain information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification certifying it does not have any “substantial United States owners” (as defined in the Code) or identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. FATCA currently applies to dividends paid on our common stock. The U.S. Treasury released proposed Treasury Regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed Treasury Regulations, the U.S. Treasury Department stated that taxpayers may generally rely on such proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors are encouraged to consult with their own tax advisors regarding the potential implications of FATCA on their investment in our common stock.

133

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated            , 2025 between us and Cantor Fitzgerald & Co. (“Cantor”), as representative of the underwriters named below (the “Representative”), we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the shares of our common stock shown opposite its name below:

Underwriter	Number of Shares
Cantor Fitzgerald & Co.
Total	3,500,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of our common stock if any of them are purchased. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our common stock subject to their acceptance of the shares of our common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 525,000 shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $          per share of our common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $      per share of our common stock to certain brokers and dealers. After the initial offering, the Representative may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

134

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.4 million, which includes our agreement to reimburse the underwriters for certain of their expenses up to $0.5 million.

Listing

Our common stock is listed on the Nasdaq Global Market under the trading symbol “AIRO.”

No Sales of Similar Securities

We, our executive chairman, chief executive officer, president and chief operating officer, directors and certain of our stockholders have agreed, subject to certain specified exceptions, not to directly or indirectly, for a period of 120 days after the date of the underwriting agreement:

●	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially,

●	enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock, or

●	publicly announce an intention to do any of the foregoing for a period of 120 days after the date of this prospectus without the prior written consent of the Representative.

In addition, we and each such person agrees that, without the prior written consent of the Representative, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions in the immediately preceding paragraph do not apply to, among other things, and subject in certain cases to various conditions:

(a) transfers in certain circumstances, including:

(i)	as a bona fide gift or gifts, or charitable contribution, or for bona fide estate planning purposes,

(ii)	by will or intestacy or any other testamentary document,

(iii)	to any member of the holder’s immediate family,

(iv)	to any trust for the direct or indirect benefit of the holder or the immediate family of the holder,

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above,

(vi)	by a business entity (A) to an affiliated or controlled entity or (B) as part of a distribution to current or former general or limited partners, managers or members, shareholders or other equityholders,

(vii)	by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,

135

(viii)	to us upon death, disability, or if the holder is our employee, termination of employment,

(ix)	as part of a sale of common stock acquired (A) from the underwriters in this offering or (B) in open market transactions after the closing date of this offering,

(x)	to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, held pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan described in this prospectus, or

(xi)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, that is approved by our board of directors and made to all holders of our capital stock;

(b) the exercise of outstanding options, settle restricted stock units or other equity awards or the exercise of warrants pursuant to plans described in this prospectus;

(c) the conversion of outstanding preferred stock, warrants to acquire preferred stock or convertible securities into shares of common stock or warrants to acquire shares of common stock;

(d) the establishment or amendment of trading plans pursuant to Rule 10b5-1 under the Exchange Act; provided that (1) no transfers occur under such plan during such lock-up period and (2) no filing by any party under the Exchange Act or other public announcement shall be made voluntarily in connection with the establishment or amendment of such trading plans pursuant to Rule 10b5-1, provided that if a filing under the Exchange Act or other public announcement is required, such announcement or filing shall include a statement that a transfer, sale or other disposition is not permitted under such trading plan during the lock-up period; and

(e) the transfer or disposition of shares of common stock pursuant to “sell-to-cover” transactions in connection with the issuance of shares pursuant to a benefit pool or as deferred compensation described in this prospectus, provided that, any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock in connection with such sell-to-cover transaction that is legally required during the lock-up period shall clearly indicate in the footnotes thereto the nature and conditions of such transaction.

The Representative may, in its sole discretion and at any time or from time to time before the termination of the 120-day period release all or any portion of the securities subject to lock-up agreements.

In connection with the IPO, we, our executive officers and directors and certain of our stockholders, made a similar agreement with respect to the 180-day period ending on December 9, 2025.

In connection with this offering, Cantor, as representative of the several underwriters of the IPO, has agreed to waive the IPO lock-up restrictions applicable to us for purposes of this offering. Also in connection with this offering and the Purchase Agreement, Cantor has waived the restrictions under the IPO lock-up agreements applicable to the stockholders participating in the Stock Repurchase, including certain of our directors and executive officers and their affiliates, solely with respect to the sale of shares to the Company pursuant to the Purchase Agreement. The remaining shares held by such participants and not sold pursuant to the Purchase Agreement will be locked up under new lock-up agreements that will expire 120 days after the date of this prospectus, as further described above. Directors, officers and stockholders that are locked up at the time of this offering under the IPO lock-up agreements that are not participants in the Stock Repurchase will continue to be locked up until the expiration of the original 180-day IPO lock-up period ending on December 9, 2025.

136

Market Making, Stabilization and Other Transactions

The underwriters may make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, and certain persons participating in the offering, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of our common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of our common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, may end any of these activities at any time.

Passive Market Making

The underwriters may also engage in passive market making transactions in our common stock on Nasdaq in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and, if commenced, may end passive market making activities at any time.

137

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters, selling group members (if any) or their affiliates. The underwriters may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of its business, the underwriters and their respective affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Stamp Taxes

If you purchase shares of our common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities in any jurisdiction where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

United Arab Emirates

The securities have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

138

Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the issuer and the underwriters provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the issuer and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the issuer prepares and files a prospectus under applicable Canadian securities laws. Any resale of the securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of purchasers

Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and the underwriters that the investor (i) is purchasing the securities as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and eligibility for investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of action for damages or rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

139

Language of documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Australia

This document does not constitute a prospectus, product disclosure statement or other disclosure document under the Australia’s Corporations Act 2001 (Cth) (the “Corporations Act”) of Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this document in Australia:

You confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

●	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this document for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area (each a “Member State”), no securities have been offered or will be offered pursuant to the offer described herein in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Member State at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

140

provided that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who acquires any securities in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

The issuer and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase, or subscribe for, any securities and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In Member States, this document is being distributed only to, and is directed only at, persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”). This document must not be acted on or relied on in any Member State by persons who are not Qualified Investors. Any investment or investment activity to which this document relates is available in any Member State only to Qualified Investors and will be engaged in only with such persons.

France

The securities are being issued and sold outside the Republic of France and that, in connection with their initial distribution, the underwriters have not offered or sold and will not offer or sell, directly or indirectly, any securities to the public in the Republic of France, and that they has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the securities, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated October 1, 1998.

Germany

Each person who is in possession of this prospectus is aware that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to the securities. In particular, the underwriters have represented that they have not engaged and have agreed that they will not engage in a public offering (offentliches Angebot) within the meaning of the Act with respect to any of the securities otherwise then in accordance with the Act and all other applicable legal and regulatory requirements.

Peoples’ Republic of China

This prospectus may not be circulated or distributed in the PRC and the securities may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

141

Hong Kong

No securities have been, may be or will be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell securities or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the securities has been issued or may be issued or will be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

This document has not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, this document may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this document and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended) (the “FIEA”). The securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is, amongst others:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

142

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the securities (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

143

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to the offer described herein to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the UK Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”),

provided that no such offer of the securities shall require the issuer or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who acquires any securities in the offer or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither the issuer nor the underwriters have authorised, nor do they authorise, the making of any offer of securities through any financial intermediary, other than offers made by the underwriters which constitute the final placement of securities contemplated in this document.

The issuer and the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of United Kingdom law by virtue of the European Union (Withdrawal) Act 2018.

In the United Kingdom, this document is being distributed only to, and is directed only at, persons who are “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation who are also: (i) persons who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) persons falling within Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with such persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA and the Order must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

144

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Cooley LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of AIRO Group Holdings, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to AIRO Group Holdings, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements included elsewhere in this prospectus) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of our common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 5001 Indian School Road NE, Suite 100, Albuquerque, New Mexico 87110, or calling us at (505) 338-2434.

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.theairogroup.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

145

AIRO GROUP HOLDINGS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements as of June 30, 2025 and December 31, 2024 and for the Three and Six Months Ended June 30, 2025 and 2024
Condensed Consolidated Balance Sheets	F-2
Condensed Consolidated Statements of Operations	F-3
Condensed Consolidated Statements of Comprehensive Income (Loss)	F-4
Condensed Consolidated Statements of Stockholders’ Equity	F-5
Condensed Consolidated Statements of Cash Flows	F-6
Notes to Condensed Consolidated Financial Statements	F-7

F-1

AIRO Group Holdings, Inc.

Condensed Consolidated Balance Sheets

unaudited

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$40,341,555	$20,740,590
Restricted cash	193,780	170,088
Accounts receivable, net	23,655,866	8,960,705
Related party receivables	790,967	790,967
Inventory	10,609,390	8,822,721
Prepaid expenses and other current assets	3,572,701	2,309,676
Deferred offering costs	-	798,796
Total current assets	79,164,259	42,593,543
Property and equipment, net	7,390,447	6,833,817
Right-of-use operating lease assets	370,578	352,486
Goodwill	572,031,507	557,508,331
Intangible assets, net	88,647,429	93,502,277
Other assets	245,590	208,333
Total assets	$747,849,810	$700,998,787

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,213,380	$16,439,760
Related party payables	1,104,525	1,099,970
Accrued expenses	18,796,560	17,457,155
Operating lease liabilities, current	267,763	212,591
Deferred revenue	3,942,806	10,339,978
Related party borrowings	5,601,091	5,971,281
Revolving lines of credit	-	126,589
Current maturities of debt	8,079,126	27,992,450
Investor notes at fair value	3,795,934	13,819,000
Deferred compensation	9,716,243	-
Due to seller	1,000,000	3,147,762
Total current liabilities	66,517,428	96,606,536
Long-term debt, net of current maturities	847,766	688,270
Long-term deferred compensation	-	11,218,573
Deferred tax liability	767,331	767,331
Long-term deferred revenue	7,943	10,158
Operating lease liabilities, noncurrent	99,746	146,214
Other long-term liabilities	50,000	50,000
Contingent consideration	-	42,782,276
Total liabilities	68,290,214	152,269,358

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock, $0.000001 par value; 35,000,000 shares authorized; 27,025,503 and 16,387,180 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	27	16
Additional paid-in capital	873,379,525	764,691,988
Stockholder loan	(5)	(5)
Accumulated other comprehensive loss	8,735,660	(9,509,285)
Accumulated deficit	(202,555,611)	(206,453,285)
Total stockholders’ equity	679,559,596	548,729,429
Total liabilities and stockholders’ equity	$747,849,810	$700,998,787

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Operations

unaudited

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue	$24,550,193	$9,780,336	$36,344,878	$23,520,272
Cost of revenue	9,515,626	4,005,251	14,377,786	9,258,106
Gross profit	15,034,567	5,775,085	21,967,092	14,262,166

Operating expenses:
Research and development	4,101,005	3,161,395	7,767,469	6,318,255
Sales and marketing	1,758,223	1,409,648	3,191,221	2,660,058
General and administrative	28,864,680	3,897,598	33,778,492	8,440,883
Total operating expenses	34,723,908	8,468,641	44,737,182	17,419,196
Loss from operations	(19,689,341)	(2,693,556)	(22,770,090)	(3,157,030)
Other income (expense):
Interest expense, net	(8,010,246)	(953,260)	(9,277,321)	(1,241,748)
Gain on extinguishment of debt	15,559,069	-	15,559,069	-
Other income (expense), net	20,068,254	(1,514,016)	22,730,295	(1,782,165)
Total other income (expense)	27,617,077	(2,467,276)	29,012,043	(3,023,913)
Income (loss) before income tax expense	7,927,736	(5,160,832)	6,241,953	(6,180,943)
Income tax expense	(2,057,307)	(439,009)	(2,344,279)	(1,428,587)
Net income (loss)	$5,870,429	$(5,599,841)	$3,897,674	$(7,609,530)

Net income (loss) per share – basic(1)	$0.32	$(0.34)	$0.22	$(0.46)
Net income (loss) per share – diluted (1)	$0.30	$(0.34)	$0.20	$(0.46)

Weighted-average number of shares of common stock used in computing net income (loss) per share, basic (1)	18,490,316	16,387,180	17,444,558	16,387,180
Weighted-average number of shares of common stock used in computing net income (loss) per share, diluted(1)	19,472,648	16,387,180	19,592,255	16,387,180

(1)	Prior year share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-1.7 reverse stock split effected on March 7, 2025, as discussed in Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Comprehensive Income (loss)

unaudited

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Net income (loss)	$5,870,429	$(5,599,841)	$3,897,674	$(7,609,530)
Other comprehensive income (loss):
Foreign currency translation, net of tax	12,604,232	(670,937)	18,244,945	(3,052,010)
Total other comprehensive income (loss)	12,604,232	(670,937)	18,244,945	(3,052,010)
Comprehensive income (loss)	$18,474,661	$(6,270,778)	$22,142,619	$(10,661,540)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

unaudited

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive Income	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loan	(Loss)	Deficit	Equity
Balance as of April 1, 2025	16,387,180	$16	$764,816,530	$(5)	$(3,868,572)	$(208,426,040)	$552,521,929
Conversion of Coastal Defense promissory note	203,707	-	2,037,070	-	-	-	2,037,070
Conversion of Aspen Bridge Notes	440,584	1	4,405,840	-	-	-	4,405,841
Conversion of Jaunt Carter debt	1,122,437	1	11,224,369	-	-	-	11,224,370
Issuance of investor note interest shares	1,126,043	1	11,260,423	-	-	-	11,260,424
Conversion of Airo Drone debt	37,080	-	370,800	-	-	-	370,800
Conversion of Agile Defense debt	34,360	-	343,600	-	-	-	343,600
Conversion of Aspen Contingent Debt	43,512	-	435,120	-	-	-	435,120
Conversion of Jaunt deferred compensation	46,017	-	460,170	-	-	-	460,170
Reclassification of Libertas Warrants	-	-	1,042,000	-	-	-	1,042,000
Exercise of Libertas Warrants	104,415	-	2,088	-	-	-	2,088
Issuance of Underwriter Warrants	-	-	2,029,900	-	-	-	2,029,900
Sale of common stock in initial public offering, including over-allotment, net of $12,686,393 offering costs	6,900,000	7	56,313,600	-	-	-	56,313,607
Shares issued to NGA	33,995	-	339,950	-	-	-	339,950
Shares issued to Dangroup	546,173	1	5,461,730	-	-	-	5,461,731
Stock-based compensation	-	-	12,836,335	-	-	-	12,836,335
Foreign currency translation adjustment	-	-	-	-	12,604,232	-	12,604,232
Net income	-	-	-	-	-	5,870,429	5,870,429
Balance as of June 30, 2025	27,025,503	$27	$873,379,525	$(5)	$8,735,660	$(202,555,611)	$679,559,596

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loan	Loss	Deficit	Equity
Balance as of April 1, 2024 (1)	16,387,180	$16	$764,267,961	$(5)	$(3,142,236)	$(169,768,735)	$591,357,001
Stock-based compensation	-	-	179,022	-	-	-	179,022
Foreign currency translation adjustment	-	-	-	-	(670,937)	-	(670,937)
Net loss	-	-	-	-	-	(5,599,841)	(5,599,841)
Balance as of June 30, 2024(1)	16,387,180	$16	$764,446,983	$(5)	$(3,813,173)	$(175,368,576)	$585,265,245

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive Income	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loan	(Loss)	Deficit	Equity
Balance as of January 1, 2025	16,387,180	$16	$764,691,988	$(5)	$(9,509,285)	$(206,453,285)	$548,729,429
Conversion of Coastal Defense promissory note	203,707	-	2,037,070	-	-	-	2,037,070
Conversion of Aspen Bridge notes	440,584	1	4,405,840	-	-	-	4,405,841
Conversion of Jaunt Carter debt	1,122,437	1	11,224,369	-	-	-	11,224,370
Issuance of investor note interest shares	1,126,043	1	11,260,423	-	-	-	11,260,424
Conversion of Airo Drone debt	37,080	-	370,800	-	-	-	370,800
Conversion of Agile Defense debt	34,360	-	343,600	-	-	-	343,600
Conversion of Aspen Contingent Debt	43,512	-	435,120	-	-	-	435,120
Conversion of Jaunt deferred compensation	46,017	-	460,170	-	-	-	460,170
Reclassification of Libertas Warrants	-	-	1,042,000	-	-	-	1,042,000
Exercise of Libertas Warrants	104,415	-	2,088	-	-	-	2,088
Issuance of Underwriter Warrants	-	-	2,029,900	-	-	-	2,029,900
Sale of common stock in initial public offering, including over-allotment, net of $12,686,393 offering costs	6,900,000	7	56,313,600	-	-	-	56,313,607
Shares issued to NGA	33,995	-	339,950	-	-	-	339,950
Shares issued to Dangroup	546,173	1	5,461,730	-	-	-	5,461,731
Stock-based compensation	-	-	12,960,877	-	-	-	12,960,877
Foreign currency translation adjustment	-	-	-	-	18,244,945	-	18,244,945
Net income	-	-	-	-	-	3,897,674	3,897,674
Balance as of June 30, 2025	27,025,503	$27	$873,379,525	$(5)	$8,735,660	$(202,555,611)	$679,559,596

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Loan	Loss	Deficit	Equity
Balance as of January 1, 2024 (1)	16,387,180	$16	$763,975,896	$(5)	$(761,163)	$(167,759,046)	$595,455,698
Stock-based compensation	-	-	471,087	-	-	-	471,087
Foreign currency translation adjustment	-	-	-	-	(3,052,010)	-	(3,052,010)
Net loss	-	-	-	-	-	(7,609,530)	(7,609,530)
Balance as of June 30, 2024(1)	16,387,180	$16	$764,446,983	$(5)	$(3,813,173)	$(175,368,576)	$585,265,245

(1)	Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-1.7 reverse stock split effected on March 7, 2025, as discussed in Note 1.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

AIRO Group Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

unaudited

	Six months ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$3,897,674		$(7,609,530)
Adjustments to reconcile net income (loss) to net cash used in operating activities:			-
Stock-based compensation	18,762,558		471,087
Non-cash gain on IPO transactions	(932,170)		-
Note issuance for legal settlement	750,000
Provision for credit losses	7,016		1,326
Non-cash interest	1,064,130		897,718
Non-cash investor note interest	6,731,103		-
Non-cash gain on debt extinguishment	(15,559,069)		-
Change in investor notes at fair value	186,000		-
Depreciation and amortization	6,125,888		6,343,846
Amortization of right-of-use lease assets	86,221		143,758
Change in fair value of contingent consideration	(20,271,826)		1,700,000
Change in fair value of warrant liability	(1,843,000)		-
Change in deferred taxes	-		(71,389)
Changes in operating assets and liabilities:
Accounts receivable	(12,612,699)		(2,866,043)
Related party receivables	-		(129,523)
Prepaid expenses and other assets	(119,036)		(219,959)
Inventory	(633,018)		(2,402,759)
Accounts payable, accrued expenses and other long-term liabilities	(9,404,463)		3,370,937
Related party payables	4,555		74,257
Lease liabilities	(103,575)		(149,337)
Deferred revenue	(7,216,365)		(8,531,557)
Deferred compensation	325,130		1,148,410
Net cash used in operating activities	(30,754,946)		(7,828,758)
Cash flows from investing activities:
Purchase of property and equipment and investment in intangible assets	(1,066,934)		(454,254)
Net cash used in investing activities	(1,066,934)		(454,254)
Cash flows from financing activities:
Proceeds from the sale of common stock, net	61,471,250		-
Change in lines of credit	(127,396)		(8,935)
Proceeds from borrowings	8,500,000		1,700,000
Repayments on borrowings	(14,071,726)		(416,898)
Proceeds from related party borrowings	230,900		834,000
Repayments on related borrowings	(708,899)		(25,000)
Debt issuance costs paid	(170,000)		(25,000)
Proceeds from the exercise of warrants	2,088		-
Payment of contingent consideration	(3,266,622)		-
Cash paid to seller	(2,245,769)		(1,311,941)
Net cash provided by financing activities	49,613,826		746,226
Effect of exchange rate changes	1,832,711		(311,566)
Net increase (decrease) in cash and restricted cash	19,624,657		(7,848,352)
Cash and restricted cash as of beginning of period	20,910,678		13,102,312
Cash and restricted cash as of end of period	$40,535,335		$5,253,960

Supplemental disclosures of non-cash information:
Deferred compensation settled in common stock	$460,170		$-
Reclass between accrued expenses and notes payable	$621,716		$-
Reclass between accrued expenses and contingent consideration	$5,267,988		$-
Financing of insurance premiums	$926,744		$-
Initial recognition of warrant liability	$2,885,000	$
Reclass of warrants to equity	$1,042,000		$-
Deferred offering cost in accounts payable	$3,125,655		$-
Debt settled in common stock	$8,935,160		$-
Contingent consideration settled in common stock	$13,975,851		$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-6

AIRO Group Holdings, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	The Company and Summary of Significant Accounting Policies

Nature of Operations

AIRO Group Holdings, Inc., a Delaware corporation (“Holdings” or the “Company”), is a technologically differentiated aerospace, autonomy, and air mobility platform targeting 21st century aerospace and defense opportunities. The Company is organized into four operating segments: (i) Drones, (ii) Avionics, (iii) Training and (iv) Electric Air Mobility. The Drones segment develops, manufactures, and sells drones and expects to provide drone services, such as Drone as a Service (“DaaS”), for military and commercial end users. The Avionics segment develops, manufactures, and sells avionics for military and general aviation aircraft, drones, and electric vertical takeoff and landing (“eVTOL”) aircraft. The Training segment currently provides military pilot training and expects to provide commercial pilot training in the future. The Electric Air Mobility segment is developing a rotorcraft eVTOL for cargo and passenger use for fixed route flights, on-demand trips, and cargo operations.

In October 2021, Holdings entered into agreements and plans of merger (the “Merger Agreements”) with AIRO Drone, LLC (“AIRO Drone”), Agile Defense, LLC (“Agile Defense”), Coastal Defense, Inc. (“Coastal Defense”), Jaunt Air Mobility, LLC (“Jaunt”), and Aspen Avionics, Inc. (“Aspen Avionics”). Holdings also entered into an equity purchase agreement (“Equity Purchase Agreement”) with Sky-Watch A/S (“Sky-Watch”). AIRO Drone, Agile Defense, Coastal Defense, Jaunt, Aspen Avionics and Sky-Watch together represent the “Merger Entities.” Under the Merger Agreements and Equity Purchase Agreement, the parties entered into a series of transactions in which Holdings acquired all of the equity of the Merger Entities. The acquisitions of the Merger Entities by Holdings were completed between February and April 2022.

On March 3, 2023, the Company entered into a Business Combination Agreement, as amended by that certain First Amendment to the Business Combination Agreement, dated August 29, 2023, that certain Second Amendment to the Business Combination Agreement, dated January 16, 2024, that certain Third Amendment to the Business Combination Agreement, dated February 5, 2024, and that certain Fourth Amendment to the Business Combination Agreement, dated June 24, 2024, with Kernel Group Holdings, Inc., a Cayman Islands exempted company (“Kernel”), AIRO Group, Inc., a Delaware corporation (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo, AIRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo, VKSS Capital, LLC, a Delaware limited liability company, in the capacity as the representative for the stockholders of Kernel and ParentCo and also in the capacity as Kernel’s sponsor, and Dr. Chirinjeev Kathuria, in the capacity as the representative for the stockholders (the “Business Combination Agreement”), pursuant to which a series of transactions would have occurred that would have resulted in the Company becoming a wholly-owned subsidiary of ParentCo with ParentCo becoming a publicly listed company (collectively, the “BCA Transactions”). On August 5, 2024, the Business Combination Agreement (“BCA”) was terminated and, as a result, none of the BCA Transactions were effectuated.

On June 16, 2025, the Company completed its initial public offering of 6.9 million shares of its common stock (the “IPO”), which included an additional 0.9 million shares of common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares, at an initial public offering price of $10.00 per share. The shares began trading on the Nasdaq Global Market under the ticker symbol “AIRO” on June 13, 2025. The net proceeds to AIRO from the IPO, after deducting $7.5 million of underwriting discounts and commissions and issuance costs paid were $61.5 million.

Consolidation and Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, including Old AGI, Inc. f/k/a AIRO Group, Inc. (“AIRO Group”), AIRO Drone, Agile Defense, Jaunt, Sky-Watch, Coastal Defense, and Aspen Avionics. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results. Certain information and disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Accordingly, the unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s final prospectus, dated June 12, 2025, filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on June 16, 2025 (the “Prospectus”) in connection with the IPO. The condensed consolidated balance sheet as of December 31, 2024 has been derived from the audited consolidated financial statements as of that date.

The results for the unaudited interim condensed consolidated statements of operations are not necessarily indicative of results to be expected for the year ending December 31, 2025 or for any future interim period.

Reverse Stock Split

On March 7, 2025, the Board of Directors approved a 1-for-1.7 reverse stock split (“Stock Split”) of the Company’s issued and outstanding shares of common stock and options to purchase common stock. The Stock Split reduced the number of shares of the Company’s issued and outstanding common stock, as well as the numbers of shares reserved and available for future issuance and underlying outstanding options to purchase common stock. No fractional shares were distributed as a result of the reverse stock split, and stockholders were entitled to a cash payment in lieu of fractional shares. The Stock Split did not affect the par values per share or total authorized common stock. Accordingly, all share and per share amounts for all periods presented in the condensed consolidated financial statements have been adjusted retroactively, where applicable, to reflect this Stock Split.

F-7

Liquidity and Management’s Plans

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31. 2025, the Company had incurred recurring losses from operations and negative cash flows, which raised substantial doubt about its ability to continue as a going concern. On June 16, 2025, the Company completed its IPO of common stock, which resulted in net proceeds of $61.5 million after deducting underwriting discounts and commissions and issuance costs paid of $7.5 million.

Management believes that the net proceeds from the IPO, together with existing cash on hand, are sufficient to meet its obligations and fund planned operations for at least the next twelve months from the date these condensed consolidated financial statements are issued. Accordingly, the conditions that previously raised substantial doubt about the Company’s ability to continue as a going concern have been alleviated.

As of June 30, 2025, the Company had cash and restricted cash of $40.5 million of which $0.2 million was either restricted or was designated to only being used for Sky-Watch operations and working capital of $12.6 million. Based on its current operating plan and available liquidity, management believes that the Company has sufficient cash and resources to meet its obligations and continue its operations for at least the next 12 months from the date of issuance of the financial statements.

The Company is opportunistically pursuing additional capital through equity or debt financing to support growth initiatives. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These judgments, estimates and assumptions are used to determine litigation and claims and other asset and liability amounts. The Company bases its estimates and judgments on historical experience along with other pertinent information available at the time the estimate is made. However, future events are subject to change and the estimates and judgments may require adjustments. Actual results could differ from these estimates and these differences may be material.

Business Combinations and Asset Acquisitions

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement. Examples of estimates and assumptions in valuing certain of the intangible assets and goodwill the Company has acquired include, but are not limited to, future expected cash flows from acquired developed technologies, customer relationships, and tradenames. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

The authoritative guidance allows a measurement period of the purchase price allocation that ends when the entity has obtained all relevant information about facts that existed at the acquisition date, and that cannot exceed one year from the date of acquisition. As a result, during the measurement period the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments will be recorded to the condensed consolidated statements of operations.

Where the purchase of an entity or net assets does not meet the definition of a business, the Company accounts for the transaction as an asset acquisition. In an asset acquisition, the purchase price is allocated to the net assets acquired on a relative fair value basis, and no goodwill is recognized in the transaction. Direct costs for asset acquisitions are generally considered part of the purchase price.

F-8

Business Risk and Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. Cash is maintained with financial institutions and the composition and maturities are regularly monitored by management. Deposits at any time may exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise, customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s operational structure includes an existing operating business and early-stage businesses in emerging and developing markets that are concentrated in an industry characterized by rapid technological advances, changes in customer requirements, and evolving regulatory requirements and industry standards. Any significant delays in the development or introduction of products or services, or any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, could have a material adverse effect on the Company’s business and operating results.

The Company’s business, results of operations, and financial condition for the foreseeable future will likely continue to depend on sales to a relatively small number of customers. In the future, these customers may decide not to purchase the Company’s products, may purchase fewer products than in previous years, or may alter their purchasing patterns. Further, the amount of revenue attributable to any single customer or customer concentration generally may fluctuate in any given period. In addition, a decline in the production levels of one or more of the Company’s major customers could reduce revenue. The loss of one or more key customers, a reduction in sales to any key customer or the Company’s inability to attract new significant customers could negatively impact revenue and adversely affect the Company’s business, results of operations, and financial condition.

Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents as of June 30, 2025 and December 31, 2024.

Restricted Cash

The Company had $0.2 million in restricted cash as of June 30, 2025 and December 31, 2024. As of June 30, 2025 and December 31, 2024, restricted cash was primarily deposits from a customer contract that have been placed in an escrow account to be released upon shipment of orders.

Accounts Receivable, Net

Accounts receivable are reported on the accompanying condensed consolidated balance sheets at the gross outstanding amount adjusted for a provision for credit losses. The Company determines the provision for credit losses by regularly evaluating expected loss as well as individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. As of June 30, 2025 and December 31, 2024, the Company provided a provision for credit losses of $0.1 million for amounts that may ultimately be uncollectible. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

F-9

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is primarily determined based on standard cost and approximates actual cost on a first-in, first-out basis. Work-in-process and finished goods include materials, labor and allocated overhead. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Reductions to the carrying value of inventory are charged to cost of revenue and a new, lower cost basis for that inventory is established. Subsequent changes to facts or circumstances do not result in the restoration or increase in the related inventory value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity issuances as deferred offering costs until such equity issuances are consummated. During the quarter ended June 30, 2025, $12.7 million of offering costs were recorded as a reduction to the net proceeds received from the IPO. As of December 31, 2024, the Company had a balance of $0.8 million of deferred offering costs on the condensed consolidated balance sheet.

Fair Value Measurements

The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a summary of the financial liabilities measured at fair value on a recurring basis by caption and by level within the fair value hierarchy as of June 30, 2025 and December 31, 2024:

	Fair value as of June 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Investor Notes at fair value	$-	$-	$3,795,934	$3,795,934

Total financial liabilities	$-	$-	$3,795,934	$3,795,934

	Fair value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	$-	$-	$42,782,276	$42,782,276
Investor Notes at fair value	-	-	13,819,000	13,819,000

Total financial liabilities	$-	$-	$56,601,276	$56,601,276

There were no financial assets measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024. There were no transfers between Levels 1, 2, or 3 within the fair value hierarchy during the six months ended June 30, 2025 nor during the year ended December 31, 2024.

F-10

Contingent Consideration

As of December 31, 2024, contingent consideration included an obligation assumed from the Jaunt acquisition that was contingent on future cash receipts (the “Jaunt Contingent Arrangement”) and promissory notes issued in conjunction with the acquisitions of Agile Defense, Airo Drone, and Coastal Defense.

The contingent consideration liabilities were measured at fair value on a recurring basis for which there was no available quoted market prices or principal markets. The inputs for this measurement were unobservable and were, therefore, classified as Level 3 inputs.

The Jaunt Contingent Arrangement was valued using discounted cash flow models. As of December 31, 2024, the significant inputs included discount factors ranging from 21% to 45% and a 67% initial public offering (“IPO”) likelihood to arrive at a total fair value of $33.4 million.

The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million as of December 31, 2024. Valuations were based on a 67% probability of the IPO closing and a discount rate of 3% as of December 31, 2024 based on proximity to an estimated closing date.

As a result of the closing of the IPO, the contingencies on the liabilities discussed above were resolved and the Company recorded the fair the value of the expected settlement in shares of common stock and cash, resulting in income of $17.5 million being recorded to other income (expense), net. During the three months ended June 30, 2025, 1.4 million shares were issued at a fair value of $10.00 per share and $3.3 million in cash was paid related to these obligations. The remaining cash obligations totaling $5.3 million are reflected as accrued expenses on the Company’s condensed consolidated balance sheet as of June 30, 2025. The Company funded $4.2 million of the remaining cash obligations in July 2025 and agreed to fund the remaining $1.1 million to Carter Aviation Technologies LLC on September 10, 2025 through an unsecured promissory note, dated July 10, 2025.

Investor Notes at fair value

The Company has historically issued unsecured promissory notes to certain investors (“the Investor Notes”), which have included various interest features in the form of both stock and cash and were contingently payable upon the closing of the IPO or qualified financing. The Company has evaluated these features and determined that they do not meet the criteria for being accounted as an embedded derivative under Accounting Standards Codification (“ASC”) 815. During the fourth quarter of 2024, certain Investor Notes were amended such that when the Company performed a significance test as of the modification date in accordance with ASC 470-50, the Company determined that the change in terms of these Investor Notes were substantially different than the previous terms such that the Company recorded a loss on extinguishment of $10.5 million.

As this significant modification created an election date for the fair value option and as the fair value election is applied on an instrument-by-instrument basis, the Company chose to record these Investor Notes at fair value beginning on the modification date in October 2024 (“Investor Notes at fair value”). Significant judgment was required in estimating the fair value of debt prior to the IPO. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but are inherently uncertain.

To determine the fair value of Investor Notes at fair value, the Company estimated stock pricing and incorporated the probability of both the IPO and non-IPO scenario with the IPO probability being 67% as of December 31, 2024. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows. The Company used a present value model for the expected cash payments, and a probability-weighted calculation to fair value the contingent interest shares to be paid. This probability-weighted calculation incorporated expectations to complete the IPO as well as a probability derived from a lattice model with key assumptions being equity volatility and discount for lack of marketability (“DLOM”). Equity volatility rates utilized were 70% and the DLOM rates selected were 10% for December 31, 2024. As described in Note 2, the terms of the Investor Notes at fair value were further amended and then partially settled through the issuance of common stock during the six months ended June 30, 2025. As of June 30, 2025, the $3.8 million of Investor Notes at fair value included unpaid cash amounts of which $2.1 million was repaid in July of 2025. During July 2025, the Company modified the remaining notes which totaled $1.7 million such that $1.8 million, inclusive of a $0.1 million fee, would be due by December 16, 2025.

F-11

Warrant liability

During the quarter ended March 31, 2025, the Company entered into two warrant agreements whereby Libertas Funding, LLC (“Libertas”) agreed to purchase an aggregate of 0.5% of the fully diluted number of shares of common stock of the Company immediately before the closing of the Company’s IPO at an exercise price of $0.02 per share (“Libertas Warrants”). At inception, prior to the IPO, the Libertas Warrants did not meet the indexation criteria in ASC 815-40; accordingly, the Libertas Warrants were recorded as a liability measured at fair value as of March 31, 2025. During the three months ended March 31, 2025, in conjunction with the Libertas Agreements, as defined in Note 2, the Company allocated the net proceeds to the $2.9 million warrant liability with the residual proceeds then being allocated to the debt associated with the Libertas Agreements, which resulted in the recording of a debt discount of $2.9 million.

Upon the closing of the IPO, the number of shares issuable became fixed such that the Libertas Warrants became indexed to the Company’s stock and were eligible to be classified in stockholders’ equity on the Company’s condensed consolidated balance sheets at that time. As such, the Company reclassified the fair value of the warrant liability of $1.0 million as of June 12, 2025 to stockholders’ equity and recognized $1.8 million of income due to the change in fair value of the Libertas Warrants within other income (expense), net on the condensed consolidated statements of operations.

To determine the fair value of the Libertas Warrants, the Company utilized the Black-Scholes model to determine the common stock price on a non-controlling, non-marketable value basis. Key assumptions included equity volatility rate of 70%.

Debt

The Company modified certain debt arrangements as of March 31, 2022. The debt was recorded at present value to estimate the fair value of the debt obligation as of March 31, 2024 and December 31, 2023. Since the debt was fully accreted to its expected value during the six months ended June 30, 2024, the debt is no longer measured at fair value on a recurring basis and was transferred out of Level 3 fair value measurements.

The changes in fair value of the Level 3 financial liabilities for the three and six months ended June 30, 2025 and 2024 were as follows:

	Debt	Investor Notes at Fair Value	Warrant liability	Contingent Consideration
Balance as of April 1, 2025	$-	$14,005,000	$2,885,000	$40,044,022
Change in fair value	-	(5,679,746)	(1,843,000)	(17,533,572)
Settlement	-	(4,529,320)	-	(17,242,462)
Transfers out	-	-	(1,042,000)	(5,267,988)
Balance as of June 30, 2025	$-	$3,795,934	$-	$-

	Debt	Investor Notes at Fair Value	Warrant liability	Contingent consideration
Balance as of April 1, 2024	$19,440,519	$-	$-	$45,382,276
Change in fair value	-	-	-	1,500,000
Transfers out	(19,440,519)	-	-	-
Balance as of June 30, 2024	$-	$-	$-	$46,882,276

	Debt	Investor Notes at Fair Value	Warrant liability	Contingent Consideration
Balance as of January 1, 2025	$-	$13,819,000	$-	$42,782,276
Addition	-	-	2,885,000	-
Change in fair value	-	(5,493,746)	(1,843,000)	(20,271,826)
Settlement	-	(4,529,320)	-	(17,242,462)
Transfers out	-	-	(1,042,000)	(5,267,988)
Balance as of June 30, 2025	$-	$3,795,934	$-	$-

	Debt	Investor Notes at Fair Value	Warrant liability	Contingent Consideration
Balance as of January 1, 2024	$19,426,848	$-	$-	$45,182,276
Change in fair value	13,671	-	-	1,700,000
Transfers out	(19,440,519)	-	-	-
Balance as of June 30, 2024	$-	$-	$-	$46,882,276

The change in the fair value of the debt is included in interest expense, net on the condensed consolidated statements of operations and represents the amortization of the debt discount. The change in the fair value of the Investor Notes at fair value is included in interest expense, net on the condensed consolidated statements of operations. The change in the fair value of the contingent consideration and warrant liability is included in other income (expense), net on the condensed consolidated statements of operations.

Fair Value of Financial Instruments

The carrying value of accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate fair value due to the short time to maturity. The carrying value of the Company’s borrowings approximates fair value based on current rates available to the Company.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the condensed consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating losses and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more-likely-than-not to be realized.

F-12

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more-likely-than-not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as income tax expense. No interest or penalties have been accrued for as of June 30, 2025 or December 31, 2024. On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted. While this event has no effect on the financial results for the three and six months ended June 30, 2025, we are currently evaluating the impact of the new legislation.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is provided primarily utilizing the straight-line method for condensed consolidated financial statement purposes at rates based on the following useful lives:

Aircraft equipment	5 - 20 years
Machinery and equipment	2 - 15 years
Furniture and fixtures	3 - 10 years
Leasehold improvements	The shorter of the useful life or term of the lease
Software	3 - 7 years

Additions, improvements, and expenditures that significantly add to the productivity or extend the economic life of assets are capitalized. Any amounts incurred as recurring expenditures or that do not extend or improve the economic life of the asset are expensed as incurred.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized and is tested at the reporting unit level for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has selected October 1st as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company’s business. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more likely than not that the fair value of a reporting unit is less than its carrying amount and to determine if an impairment test is necessary. Management may choose to proceed directly to the evaluation, bypassing the initial qualitative assessment. The impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. A goodwill impairment loss would be the amount by which a reporting unit’s carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. See Note 5 for additional considerations related to goodwill impairment recorded in 2024.

Definite-lived Intangible Assets

The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives using the straight-line method which approximates the pattern in which the economic benefits are consumed. The Company capitalizes third-party legal costs and filing fees, if any, associated with obtaining patents. Once the patent asset has been placed in service, the Company amortizes these costs over the shorter of the asset’s legal life, generally 20 years from the initial filing date, or its estimated economic life using the straight-line method.

F-13

The estimated useful lives for the Company’s intangible assets are as follows:

Estimated useful life
Developed technology	8 to 13 years
Tradenames - definite-lived	4 to 8 years
Customer relationships	3 to 7 years
Patents	up to 20 years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value.

Revenue Recognition

The Company recognizes revenue when, or as, it satisfies performance obligations by transferring promised products or services to its customers in an amount that reflects the consideration the Company expects to receive. The Company applies the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied. The Company accounts for a contract with a customer when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial terms, and collectibility of the contract consideration is probable.

For certain sales, the Company has contracts with customers that include multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately, by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. The Company determines the SSP based on its overall pricing objectives, taking into consideration market conditions. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized when control of the promised services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company’s contracts do not include highly variable components. The timing of revenue recognition, billings, and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities). The costs to obtain contracts, primarily commission expenses, are expensed when incurred.

Amounts that are invoiced are recorded in accounts receivable and revenues or deferred revenue, depending on whether the revenue recognition criteria have been met. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s revenues are derived from various sources: (i) avionics products consisting primarily of hardware with embedded firmware sold to an authorized dealer network and avionics and global navigation satellite system technologies (“GNSS”) products sold to original equipment manufacturers (“OEMs”), (ii) research and development (“R&D”) projects, (iii) sales-based royalties related to GNSS technology licensed to OEMs, (iv) consultation and training services related to aerial integration and close air support providing the latest tactics, technique, and procedures (“TTP”) to incorporate contract close air support/intelligence surveillance reconnaissance (“CCAS/ISR”) with video downlink systems into tactical operations, (v) technology and equipment sales, (vi) mini unmanned aerial systems (“MUAS” or “commercial drones”) sales, including hardware, software, training, support and product service, and (vii) drone services, including surveys, imaging, security, and other drone applications.

F-14

The Company expenses costs to obtain a contract as incurred when the amortization period is one year or less.

In general, revenue is disaggregated by segment and geography. See Note 11. Segment Information.

Product Revenue

Product revenue, which includes avionics, MUAS/commercial drones and other equipment sales, is recognized upon the transfer of control of promised products to the customer in an amount that depicts the consideration the Company is entitled to for the related products. Product revenue is recognized upon shipment or delivery and title and risk of loss have transferred to the customer.

Service and Extended Warranty Revenue

Service revenue includes drone services, support, training, consultations, and out-of-warranty repairs. Revenue from services rendered is recognized over time in amounts that correspond directly with the value to the customer when performance is completed. Support revenue is recognized on a straight line basis over the support period, which is generally one year.

Extended warranties are service-type warranties and are typically sold under separate contracts. Revenue for those extended warranties is recognized over the contractual service period, which is typically two or three years.

Research and Development Contracts

Revenue from engineering development projects is recognized over a period of time based on the input method and is measured by the percentage of total labor and materials cost incurred to date to estimated total labor and materials cost at completion for each contract. The input method of accounting involves considerable use of estimates in determining revenues, costs, and profits and in assigning the amounts to accounting periods; as a result, there can be a significant disparity between earnings as reported and actual cash received by the Company during any reporting period.

Sales-based Royalties

Revenue for sales-based royalties is recognized at a point in time as subsequent sales occur.

The following table summarizes the revenue recognition based on time periods:

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Point in time	$22,814,809	$8,847,400	$32,734,066	$21,790,943
Over time	1,735,384	932,936	3,610,812	1,729,329
	$24,550,193	$9,780,336	$36,344,878	$23,520,272

The contract liabilities as of June 30, 2025 and December 31, 2024 were $4.0 million and $10.4 million, respectively. The majority of contract liabilities are expected to be recognized as revenue through 2025. The Company had no significant contract assets as of June 30, 2025 and December 31, 2024. During the three and six months ended June 30, 2025, the Company recognized $1.6 million and $8.7 million, respectively, in revenue previously included in contract liabilities as of December 31, 2024.

F-15

Cost of Revenue

Cost of revenue includes labor cost and direct material cost, including freight and duties. Indirect production costs comprising of consumables, cost of sales freight, quality related costs and production maintenance costs are also included in cost of revenue.

Shipping and Handling

Shipping charges billed to customers are included in revenue and related costs are included in cost of revenue.

Research and Development

Research and development costs are expensed when incurred.

Product Warranty

Drone Product Warranty

The Company provides a one-year warranty on drone sales. Estimated future warranty obligations related to those products are recorded as a component of cost of revenue in the condensed consolidated statements of operations at the time of sale.

Avionics Product Warranty

The Company establishes warranty reserves based on estimates of avionics product warranty return rates over two or three years depending on the product and the related warranty period and the expected costs to repair or to replace the avionics products under warranty. The warranty provision is recorded as a component of cost of revenue in the condensed consolidated statements of operations. The Company does not offer returns unless special circumstances exist and the return is approved by the Company.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards based on the grant-date estimated fair value of the awards. Options and restricted stock awards may be granted as time-based awards, performance-based awards or combinations of the time-based and performance-based awards. The Company expenses the fair value of its options to employees and non-employees on a straight-line basis over the associated service period for time-based awards, which is generally the vesting period. The performance-based awards begin their period of ratable vesting at the time that the Company determines that the achievement of the performance thresholds is probable. The Company accounts for forfeitures as they occur and does not estimate forfeitures at the time of grant. Ultimately, the actual expense recognized over the vesting period will be for only those options that vest.

Comprehensive Income (Loss)

Comprehensive income (loss) generally represents all changes in the equity of a business except those resulting from investments or contributions by stockholders. Unrealized gains and losses on foreign currency translation adjustments, net of tax are included in the Company’s components of comprehensive income (loss), which are excluded from net loss.

Lease Accounting

At contract inception, the Company determines whether the contract is, or contains, a lease and whether the lease should be classified as an operating or a financing lease and reassesses that conclusion if the contract is modified. Operating leases are recorded in operating lease right-of-use (“ROU”) assets, lease liability, current and lease liability, noncurrent on the condensed consolidated balance sheets. The Company did not have any finance leases during the periods presented.

F-16

The Company recognizes operating lease ROU assets and operating lease liabilities based on the present value of the future minimum lease payments over the lease term at commencement date. The lease ROU asset is reduced for tenant incentives, if any, and excludes any initial direct costs incurred, if any. The Company uses its incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. In determining the inputs to the incremental borrowing rate calculation, the Company makes judgments about the value of the leased asset, its credit rating and the lease term including the probability of its exercising options to extend or terminate the underlying lease. The Company defines the initial lease term to include renewal options determined to be reasonably certain. If the Company determines the option to extend or terminate is reasonably certain, it is included in the determination of lease assets and liabilities. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the control of the Company, such as construction of significant leasehold improvements that are expected to have economic value when the option becomes exercisable.

The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the condensed consolidated statements of cash flows.

The Company has lease agreements with lease and non-lease components, which it has elected to not combine for all asset classes. In addition, the Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes.

Net Income (Loss) Per Share

Basic net income (loss) per share is determined using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is determined using the weighted average number of common shares and potential common shares (representing the hypothetical number of incremental shares issuable under the assumed exercise of outstanding stock options and vesting of outstanding RSUs) during the period using the treasury stock method. The calculation of dilutive shares outstanding excludes securities that would have an antidilutive effect on net income per share.

The following table presents the computation of basic and diluted net income (loss) per share:

	Three Months ended June 30,		Six Months ended June 30,
	2025	2024	2025	2024
Numerator: Net income (loss)	$5,870,429	$(5,599,841)	$3,897,674	$(7,609,530)
Denominator: Basic weighted average shares outstanding	18,490,316	16,387,180	17,444,558	16,387,180
Dilutive effect of common equivalent shares outstanding	982,332	-	2,147,697	-
Diluted weighted average shares outstanding	19,472,648	16,387,180	19,592,255	16,387,180
Net income (loss) per share – basic	$0.32	$(0.34)	$0.22	$(0.46)
Net income (loss) per share - diluted	$0.30	$(0.34)	$0.20	$(0.46)
Anti-dilutive securities	-	2,972,284	-	2,972,284

Debt Discounts

Debt issuance costs are presented as a discount to the related debt and are amortized over the term of the related loan for which the fees were incurred using the straight-line method, which approximates the effective interest method. As of June 30, 2025 and December 31, 2024, unamortized debt discount totaled $0.0 million and $0.3 million, respectively.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is its local currency. As such, assets and liabilities are translated to U.S. dollars at the exchange rates on the date of consolidation and related revenues and expenses are generally translated at average exchange rates prevailing during the period included in results of operations. Adjustments resulting from foreign currency translation are recorded in accumulated other comprehensive loss on the condensed consolidated balance sheets. Foreign currency transaction gains and losses are included in other income (expense), net on the condensed consolidated statements of operations. Losses from foreign currency transactions were not significant for the three and six months ended June 30, 2025 and 2024, respectively.

F-17

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2025. Entities are permitted to early adopt the standard for annual financial statements that have not yet been issued or made available for issuance. Adoption is either prospectively or retrospectively. The Company will adopt this ASU on a prospective basis. The Company is currently evaluating the impact of the new standard on the annual consolidated financial statements and related disclosures.

On January 6, 2025 and November 4, 2024, the FASB issued ASU No. 2025-01, “Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”) and ASU No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), respectively. ASU 2025-01 and ASU 2024-03 requires disclosure of certain costs and expenses on an interim and annual basis in the notes to the condensed consolidated financial statements. The guidance is effective for annual reporting periods beginning after December 15, 2026 and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The guidance is to be applied either (1) prospectively to financial statements issued for reporting periods after the effective date or (2) retrospectively to any or all prior periods presented in the financial statements. The Company is currently evaluating the potential impact of adopting this new guidance on its condensed consolidated financial statements and related disclosures.

On May 12, 2025, the FASB issued ASU No. 2025-03, “Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity”. This guidance revises ASC 805 on identifying the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (VIE). The ASU is intended to improve comparability between business combinations and is effective for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its condensed consolidated financial statements and related disclosures.

On May 15, 2025, the FASB issued ASU No. 2025-04, “Compensation – Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-based Consideration Payable to a Customer.” This guidance clarifies ASC 606 and ASC 718 on the accounting for share-based payment awards that are granted by an entity as consideration payable to its customer. The ASU is intended to reduce diversity in practice and improve existing guidance, primarily by revising the definition of a “performance condition” and eliminating a forfeiture policy election for service conditions associated with share-based consideration payable to a customer. In addition, the ASU clarifies that the guidance in ASC 606 on the variable consideration constraint does not apply to share-based consideration payable to a customer “regardless of whether an award’s grant date has occurred” (as determined under ASC 718). Entities can use either a modified retrospective or a retrospective method to adopt the ASU’s amendments. The guidance is effective for fiscal years beginning after December 15, 2026. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its condensed consolidated financial statements and related disclosures.

On July 30, 2025, the FASB issued ASU 2025-05, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets.” This guidance amends ASC 326-20 to provide a practical expedient and an accounting policy election related to the estimation of expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606. The guidance is effective for fiscal years beginning after December 15, 2025. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its condensed consolidated financial statements and related disclosures.

2.	Revolving Lines of Credit and Long-Term Debt

Revolving Lines of Credit

In February 2020, Aspen Avionics entered into a Loan and Security Agreement for an asset-based loan facility (the “Facility”) with Crestmark, a Division of Pathward (formerly known as Metabank), with a maximum advance limit of $2.5 million. The Facility was due on demand, carried variable interest at the greater of 9% or prime plus 4.25% and was collateralized by substantially all assets of Aspen Avionics. In October 2024, Aspen Avionics terminated the Facility and repaid the Facility in full.

In November 2018, Coastal Defense obtained two variable rate non-disclosable revolving lines of credit of up to $0.5 million and $0.2 million, due on demand, from First Citizens Community Bank (“FCCB”). These arrangements were collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, and commercial security agreements dated November 15, 2018, and all associated financing statements. Interest was initially set at the prime rate as published in the Wall Street Journal plus 0.50 percentage points. Commencing in 2022, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 12% as of December 31, 2024. Jeffrey F. Parker, Coastal Defense’s former Vice-President and Treasurer, and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings; guaranteed these notes. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2069. No withdrawals were made during the six months ended June 30, 2025 or the year ended December 31, 2024. During the quarter ended March 31, 2025, the lines of credit with FCCB were fully repaid and closed.  The total amount outstanding on the lines of credit as of June 30, 2025 and December 31, 2024 was $0 and $0.1 million, respectively.

The two lines of credit with FCCB contained certain financial covenants. As of December 31, 2024, the Company was not in compliance with these financial covenants. However, the Company entered into a series of forbearance agreements with FCCB, under which FCCB agreed not to exercise its rights and remedies arising from such noncompliance through March 31, 2025, subject to the Company’s adherence to the terms of said forbearance agreements, which were satisfied at the time of repayment during the quarter ended March 31, 2025.

F-18

Current Maturities of Debt and Long-Term Debt

Current maturities of debt and long-term debt consist of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024

Bridge Loans	$2,959,500	$2,959,500
Libertas	-	2,791,691
WebBank	-	1,510,179
Muncy Bank & Trust Company 2021-1	651,000	651,000
Muncy Bank & Trust Company 2021-2	450,000	450,000
SBA COVID-19 Economic Injury Disaster Loan (“EIDL”)	500,000	500,000
Code 1	272,693	331,795
Perrin Legal Settlement	750,000	-
Husch Blackwell	422,153	-
Financed Insurance Premiums	977,494	173,348
First Citizens Community Bank	-	152,706
2022 Notes	1,944,052	2,066,396
2019 Notes	-	5,022,353
2018 Notes	-	12,351,771
	8,926,892	28,960,739
Less: unamortized debt discount	-	(280,019)
Less: current maturities of long-term debt	(8,079,126)	(27,992,450)
Long-term debt, net of current maturities	$847,766	$688,270

Aggregate maturities required on long-term debt as of June 30, 2025 are due in future years as follows:

Amount
2025 (remaining)	$7,738,622
2026	688,270
2027	6,974
2028	10,891
2029	11,358
Thereafter	470,777
Total	$8,926,892

Bridge Loans

From May 2022 through June 30, 2025, the Company issued unsecured promissory notes, with no collateral or guarantees, to third parties for purposes of funding its operations. The aggregate principal balance of these notes was $3.0 million as of June 30, 2025 for which $0.2 million was due 30 days from the closing of the IPO (“Closing Date”) and remaining $2.8 million is due 190 days from the Closing Date. During the quarter ended June 30, 2025, the Company issued 0.3 million shares related to these Investor Notes and recorded interest expense of $2.9 million.

During the first quarter of fiscal 2025, the notes below except for $0.1 million, were amended such that interest would be payable in shares of common stock at the “Closing Date” whereby the number of shares would be based on the IPO price and the principal amounts due would be payable within the same number days subsequent to the closing of the IPO as stated in the prior amended note agreements.

Bridge Loans were primarily made up of the following as of December 31, 2024:

●	Notes totaling $0.8 million accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock based on the IPO price, with 110% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date.
●	Notes totaling $0.2 million carry the same terms as above except only 100% of the principal is paid 190 days following the Closing Date.
●	Notes totaling $1.0 million, as amended, accrue an interest charge equal to 110% of the principal amount, payable in shares of common stock based on the IPO price, with 110% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date.
●	Notes totaling $0.1 million which include a one-time interest charge equal to 100% of the aggregate principal amount, contingently payable in shares of common stock immediately prior to the Closing Date, with 110% of the principal to be paid on the maturity date, which is 30 days following the closing of the IPO and accruing interest at a rate of 12% per annum from the Closing Date.
●	Notes totaling $0.5 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock based on the IPO price with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date.
●	Notes totaling $0.1 million accrue an interest charge equal to 150% of the principal amount, payable in shares of the Company’s common stock based on the IPO price, with the principal to be paid 190 days following the Closing Date and accruing interest at a rate of 12% interest per annum from the Closing Date.
●	Notes totaling $0.1 million accrue an interest charge equal to 125% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date.
●	Notes totaling $0.1 million accrue an interest charge equal to 100% of the principal amount, payable in shares of the Company’s common stock based on the IPO price, with 120% of the principal to be paid 190 days following the Closing Date and accruing interest at a rate of 15% interest per annum from the Closing Date.
●	Notes totaling $0.1 million, as amended, due at the earlier of April 30, 2025 or 30 days subsequent to the IPO, with 120% contingent stock premium, contingently payable in shares of the Company’s common stock immediately prior to the Closing Date with an interest rate of 15% per annum from either the date of the Note through April 30, 2025 or from the Closing Date to 30 days subsequent to the Closing Date. This Note was amended in April to include 130% principal with a revised maturity date of June 30, 2025.

In July 2025, $0.2 million of the $3.0 million third party obligations of the Notes as of June 30, 2025 was repaid.

F-19

First Citizens Community Bank

Between November 15, 2018 and May 15, 2019, Coastal Defense entered into three agreements which totaled $3.0 million with FCCB which had an outstanding of $0.2 million as of December 31, 2024. These arrangements were collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, a commercial security agreement, and all associated financing statements. As of December 31, 2024, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note was due on demand and is shown as a component of “Current maturities of debt” on the condensed consolidated balance sheets. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleged that payment under certain promissory notes is due, and FCCB sought recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings have guaranteed this note. The Company negotiated forbearance agreements to prevent FCCB from enforcing the judgments through March 31, 2025. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due, including interest and fees, would be paid by April 30, 2025. During the six months ended June 30, 2025, all amounts due to FCCB were paid.

2018, 2019 and 2022 Notes

The maturity date of the $19.4 million of debt related to that certain (i) Note and Warrant Purchase Agreement dated as of March 9, 2018, as amended (the “2018 Notes”), (ii) Note Purchase Agreement dated as of October 18, 2019, as amended (the “2019 Notes”), and (iii) Note Purchase Agreement dated as of January 31, 2022, as amended (the “2022 Notes” and, together with the 2018 Notes and the 2019 Notes, the “Bridge Notes”) was extended to June 30, 2025. On October 6, 2023, the Company signed a Satisfaction of Indebtedness and Satisfaction of Covenant Agreement, whereby all of the holders agreed to convert $17.5 million of the principal owed to them under the Bridge Notes into 440,584 shares of common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $1.9 million owed to such holders to be paid at the closing of the BCA Transactions.

On June 30, 2025, the Company amended the Satisfaction of Indebtedness and Satisfaction of Covenant Agreement to stipulate that the terms in the original agreement that were contingent upon the BCA Transactions would be completed within 15 business days of the IPO and identified the underlying recipients of the 440,584 shares described above. The Company issued 440,584 shares of the Company’s common stock and recognized a gain on debt extinguishment of $13.1 million within interest expense, net during the quarter ended June 30, 2025 to partially satisfy the obligations attributable to the Bridge Notes. Of the remaining balance of $1.9 million as of June 30, 2025, the Company funded $1.5 million in August 2025.

Muncy Bank & Trust Company 2021-1

On September 15, 2021, Coastal Defense entered into a $0.7 million commercial promissory note agreement with Muncy Bank & Trust Company (“Muncy”) for continuing operations. The loan originally carried an annual interest rate of 4.5% per year and matured in March 2022. The maturity date of this promissory note was extended such that the principal amount of $0.7 million is due and payable on September 15, 2025 with interest payments at a rate of 8.5% per year due monthly. This arrangement is collateralized by a life insurance policy and a contract with the Air Force. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer, and stockholder of Holdings, and Alison D. Parker, Corporate Secretary of Coastal Defense, have guaranteed this note.

Muncy Bank & Trust Company 2021-2

On January 21, 2021, Coastal Defense entered into a $0.4 million commercial promissory note agreement with the Muncy for continuing operations and for the execution of the Naval Special Warfare task orders. The loan originally carried an annual interest rate of 4.5% per year and matured in October 2021. The maturity date of this promissory note was extended such that the principal amount of $0.4 million is due and payable on September 20, 2025 with interest payments at a rate of 8.5% per year due monthly. This arrangement is collateralized by a contract with the Naval Special Warfare Command. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer, and stockholder of Holdings has guaranteed this note.

F-20

U.S. Small Business Administration (“SBA”) COVID-19 Economic Injury Disaster Loan (“EIDL”)

On May 28, 2020, Coastal Defense entered into a $0.5 million EIDL agreement with the SBA. The loan matures on May 28, 2050 and has an interest rate of 3.75% per year. The SBA granted a payment deferral and amended the first payment due date to November 2022. These payments first reduce the interest accrued prior to reducing the principal owed. As such, the outstanding loan balance was included as a component of “Long-term debt, net of current maturities” on the condensed consolidated balance sheets. The EIDL is collateralized by all assets of Coastal Defense. Jeffrey F. Parker, Coastal Defense’s former Vice President and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and Treasurer, and stockholder of Holdings have guaranteed this note.

Financed Insurance Premiums

During 2023, Coastal Defense entered into financing agreements which totaled $0.4 million in relation to financing its insurance premiums. The financings have various maturity dates during 2023 and 2024 and have interest rates ranging from 8.0% to 13.3% per year. These agreements are collateralized by a security interest in the premium refund due under the policies being purchased.

During 2024, Coastal Defense entered into financing agreements which totaled $0.3 million in relation to financing its insurance premiums. The financings have various maturity dates during 2025 and have interest rates ranging from 8.27% to 13.75% per year. These agreements are collateralized by a security interest in the premium refund due under the policies being purchased.

During 2025, the Company entered into a financing agreement which totaled $0.9 million in relation to financing its insurance premiums. The financing has a maturity date during 2026 and has an interest rate of 7.98%.

Libertas

On October 2, 2024, January 31, 2025 and February 28, 2025, the Company entered into separate Agreements of Sale of Future Receipts (collectively, the “Libertas Agreements”) with Libertas.

Under the terms of the agreement dated October 2, 2024, the Company sold $4.1 million of its future receivables with a factor rate of 1.25 in exchange for immediate cash proceeds net of origination fees of $3.2 million. On April 17, 2025, the Company made a $1.9 million payment and recognized a $0.2 million loss on debt extinguishment to fully resolve the Company’s obligations under this agreement.

Under the terms of the agreement dated January 31, 2025, the Company sold $2.5 million of its future receivables in exchange for immediate cash proceeds of $2.0 million.

Under the terms of the agreement dated February 28, 2025, the Company sold $1.9 million of its future receivable in exchange for immediate cash proceeds of $1.5 million.

While there were no repayment terms on the Libertas Agreements, based on historical revenues, the Company estimated the associated receivables to be remitted in 1 year. The receivables were remitted to Libertas as they were collected, subject to a specific percentage deduction from weekly receipts. The Libertas Agreements were collateralized by all Accounts, as defined by UCC Article 9.

In conjunction with each of the Agreements dated January 31, 2025 and February 28, 2025, the Company entered into a warrant agreement whereby Libertas agreed to purchase an aggregate of 0.25% of the fully diluted number of shares of common stock of the Company immediately before the closing of the Company’s IPO at an exercise price of $0.02 per share. See additional considerations related to the Libertas Warrants in Note 1.

Under the terms of the agreement dated April 16, 2025, the Company sold $2.2 million of its future receivables in exchange for immediate cash proceeds net of origination fees of $1.7 million.

On June 30, 2025, the Company made a $4.5 million payment and recognized a $2.6 million loss on debt extinguishment to fully resolve the Company’s obligations under the remaining Libertas agreements described above.

WebBank

On October 2, 2024, the Company entered into a Business Loan and Security Agreement (the “October WebBank Agreement”) with WebBank, with Libertas acting as its servicer. Under the October WebBank Agreement, the Company received a loan of $1.8 million collateralized by an interest in the Company’s Accounts, Payment Intangibles and Letter of Credit Rights, as defined under UCC Article 9. The repayment terms are structured to deduct a fixed amount from collected receivables on a weekly basis with maximum term of one year and a factor rate of 1.25. The Company has the right to pay to end this financing transaction early by repurchasing the future receipts sold to WebBank but not yet delivered.

On April 17, 2025, the Company entered into a Business Loan and Security Agreement with WebBank whereby the Company received a loan of $3.3 million which was structured with similar terms to those in the October WebBank Agreement. With the proceeds from the April WebBank Agreement, the Company repaid the $1.1 million outstanding balance on the loan affiliated with the October WebBank Agreement and the $1.9 million outstanding balance on the loan affiliated with the October 2, 2024 Libertas Agreement as described above. In conjunction with the modification of the October WebBank Agreement, the Company recognized a $0.2 million loss on extinguishment.

On June 30, 2025, the Company made a $3.0 million payment and recognized a $0.2 million loss on debt extinguishment to fully resolve the Company’s obligations to WebBank.

Code 1

On November 18, 2024, the Company entered into a Receivables Financing Agreement with Code 1 Aviation, LLC (“Code 1”) whereby the Company financed aircraft maintenance services provided by Code 1 between January 2018 and August 2024 which totaled $0.4 million. The Receivables Financing Agreement has a payment term of two years, an interest rate of 15%, requires monthly payments and can be prepaid without penalty. Code 1 obtained mechanic’s liens and other similar encumbrances on certain Coastal Defense aircraft.

F-21

Husch Blackwell

On June 24, 2025, the Company entered into a promissory note with Husch Blackwell LLP (“Husch Blackwell”) whereby the Company agreed to fund aged invoices which totaled $0.6 million. All amounts are due by December 15, 2025 with no interest.

Investor Notes at Fair Value

In October 2024, certain Investor Notes were amended, and the Company performed a significance test as of the modification date in accordance with ASC 470-50. The Company determined that the modified terms of these Investor Notes were substantially different than the previous terms such that the Company recorded a loss on debt extinguishment of $10.5 million during the fourth quarter of 2024.

As described in Note 1, the Company determined it appropriate to elect the fair value option for ten individual Investor Notes which had significantly different terms established during the fourth quarter of 2024. Investor Notes at fair value are issued unsecured promissory notes, with no collateral or guarantees, to third parties for purposes of funding the Company’s operations.

As of June 30, 2025, the Investor Notes had a fair value of $3.8 million and represented cash amounts due to holders. During July 2025, the Company repaid $2.1 million of the Investor notes at fair value and amended the remaining notes such that the remaining $1.8 million, inclusive of a $0.1 million extension fee, is due December 16, 2025. During the quarter ended June 30, 2025, the Company issued 0.4 million shares related to the Investor Notes, which is inclusive of 0.1 million of default shares for the IPO being completed after May 31, 2025, and recognized a $5.7 million gain on debt extinguishment.

Investor Notes at fair value were made up of the following as of December 31, 2024:

● Note A which had a fair value of $3.7 million as of December 31, 2024. The December 31, 2024 balance includes a one-time interest charge equal to the issuance of 0.1 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.8 million principal paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge was calculated using an enterprise value of $770 million, which was to be increased by a factor of 1.25x if the Company’s valuation was less than $770 million at the Closing Date. On March 27, 2025, Note A was amended such that the number of shares became fixed at 0.1 million shares with an additional 22,058 shares of common stock if the IPO was not completed prior to May 31, 2025.

● Note B which had a fair value of $2.5 million as of December 31, 2024 which includes a one-time interest charge equal to 0.1 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.1 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge was calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. On March 27, 2025, Note B was amended such that the number of shares became fixed at 0.1 million shares. An additional 12,867 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

● Note C which had a fair value of $1.5 million as of December 31, 2024 which includes a one-time interest charge equal to 0.04 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal and a $0.2 million additional cash payment to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge was calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation was less than $770 million at the Closing Date. On March 27, 2025, Note C was amended such that the number of shares became fixed at 0.04 million shares. An additional 5,514 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

● Note D which had a fair value of $1.0 million as of December 31, 2024 which includes a one-time interest charge equal to 0.02 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge was calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation was less than $770 million at the Closing Date. On March 27, 2025, Note D was amended such that the number of shares became fixed at 0.02 million shares. An additional 5,882 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

● Note E which had a fair value of $0.7 million as of December 31, 2024 which includes a one-time interest charge equal to 0.02 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. On March 27, 2025, Note E was amended such that the number of shares became fixed at 0.02 million shares. An additional 4,411 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

● Note F which had a fair value of $0.8 million as of December 31, 2024 which includes a one-time interest charge equal to 0.02 million in shares of the Company’s common stock immediately prior to the Closing Date, with the $0.1 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. On March 27, 2025, Note E was amended such that the number of shares became fixed at 0.02 million shares. On March 27, 2025, Note F was amended such that the number of shares became fixed at 0.02 million shares. An additional 3,676 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

● Note G which had a fair value of $0.5 million as of December 31, 2024 which includes a one-time interest charge equal to 0.01 million in shares of the Company’s common stock immediately prior to the Closing Date, with the $0.1 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. On March 27, 2025, Note G was amended such that the number of shares became fixed at 0.01 million shares. An additional 2,941 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

F-22

● Note H which had a fair value of $0.2 million as of December 31, 2024 which includes a one-time interest charge equal to 0.01 million in shares of the Company’s common stock immediately prior to the Closing Date, with the $0.05 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or May 31, 2025 at a rate of 12% per annum. As of December 31, 2024, this note had a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. On March 27, 2025, Note H was amended such that the number of shares became fixed at 0.01 million shares. An additional 1,470 shares of common stock will be issued if the IPO is not completed prior to May 31, 2025.

● Notes I and J with a combined fair value of $2.9 million as of December 31, 2024 which each includes a one-time interest charge equal to 0.1 million in shares of the Company’s common stock immediately prior to the Closing Date, with the 120% of the combined $1.0 million principal to be paid on the earlier of 30 days subsequent to the Closing Date or April 30, 2025 and with interest accruing from the date of the note or from October 31, 2022 through the earlier of 30 days subsequent to the Closing Date or April 30, 2025 at a rate of 15% per annum. During the second quarter of 2025, Notes I and J were amended such that 130% of the combined principal was to be paid on the earlier of 30 days subsequent to the Closing Date or June 30, 2025.

3.	Common Stock, Warrants and Equity Incentive Plan

Common Stock

The Company has reserved the following shares of authorized but unissued common stock as of June 30, 2025: 0.3 million stock options, 0.4 million warrants, 0.3 million of contingent restricted stock awards and units, and 0.2 million shares to be issued in connection with the debt conversion agreements.

In conjunction with the IPO, the Company recorded $11.1 million of stock compensation expense related to 0.3 million contingent restricted stock awards and units during the quarter ended June 30, 2025. The majority of these awards and units were issued in July 2025.

In December 2024, the Company amended an Incentive Agreement with Dangroup such that Dangroup will receive shares in conjunction with the closing on the IPO such that their ownership will be 5% on a fully diluted basis. In conjunction with the IPO, the Company recorded $5.5 million of stock compensation expense related to the 0.5 million shares that were issued to Dangroup on June 12, 2025.

Warrants

The Company assumed warrants to purchase 0.1 million shares of the Company’s common stock as part of the merger with Jaunt. These warrants expire ten years from the date of issuance, March 10, 2022, have an exercise price of $16.83 per share and were outstanding as of June 30, 2025 and December 31, 2024. The Company determined that these warrants are equity classified.

During the quarter ended March 31, 2025, the Company entered into two warrant agreements with Libertas to purchase an aggregate of 0.5% of the fully diluted number of shares of common stock immediately before the closing of the IPO at an exercise price of $0.02 per share as described in Note 1. On June 12, 2025, in conjunction with the IPO, the number of Libertas Warrants became fixed, and on June 13, 2025, Libertas exercised their warrants in exchange for 104,415 shares of common stock. In July 2025, the Company entered into a warrant agreement with Libertas whereby Libertas had the option to purchase 0.1 million shares with an exercise price of $0.02 between July 28, 2025 and July 28, 2030. Libertas exercised the warrants on July 31, 2025.

In September 2024, the Company executed a financing advisor agreement with Cantor Fitzgerald & Co. as compensation for assistance with the IPO, pursuant to which the Company agreed to issue to certain of the underwriters upon the closing of the IPO, the Underwriter Warrants, which are warrants exercisable for the number of shares of common stock equal to 5% of the total number of shares of common stock sold in such IPO. In conjunction with the IPO, the Company issued the Underwriter Warrants, which are exercisable into 345,000 shares of common stock. The Company determined the fair value of the Underwriter Warrants at the grant date on June 12, 2025 to be $2.0 million which was recorded as an issuance cost against IPO proceeds during the quarter ended June 30, 2025. The Underwriter Warrants have an exercise price of $11.00 and can be exercised between December 12, 2025 and June 12, 2030.

Equity Incentive Plan

In March 2025, the Board of Directors adopted, and the stockholders approved, the AIRO Group Holdings, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan provides for the grant of incentive stock options (“ISOs”) to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants, including employees and consultants of the Company’s affiliates. The 2025 Plan is a successor to and continuation of the Legacy Plan (referred to in the 2025 Plan as the Prior Plan) and will become effective on the execution of the underwriting agreement related to the IPO. Initially, the maximum number of shares of the Company’s common stock that may be issued under the 2025 Plan after it becomes effective will not exceed 1.9 million shares of the Company’s common stock (the “Share Reserve”). In addition, the number of shares of the Company’s common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each year, starting on January 1, 2026, through and including January 1, 2035, in an amount equal to (1) 5% of the total number of shares of the Company’s common stock outstanding on the last day of the preceding calendar year, or (2) a lesser number of shares of the Company’s common stock determined by the Board of Directors prior to the date of the increase. The maximum number of shares of the Company’s common stock that may be issued upon the exercise of ISOs under the 2025 Plan will be three times the Share Reserve.

During the six months ended June 30, 2025, there were 0.1 million of stock awards and 0 options, respectively, granted to employees under the 2025 Plan.

F-23

4.	Management Carveout Plan

In December 2021, the Company adopted the 2021 Management Carveout Plan (the “Aspen Carveout Plan”), which establishes a benefit pool for designated employees and consultants payable upon the occurrence of a change in control, which is defined as two steps consisting of 1) the closing of the merger with Holdings and 2) the IPO of Holdings or merger with a special purpose acquisition company (“SPAC”) by a specified expiration date, which was extended through June 30, 2025. The amount to be paid as benefits under the Aspen Carveout Plan are determined based upon percentages of the total net proceeds calculated at the closing of the IPO or a SPAC merger, ranging from 0% to 5%. The net proceeds are calculated as the net sum of cash and the fair value of equity securities available for distribution to the stockholders of the Company after all liabilities, exclusive of the subordinated convertible notes or other loans from the stockholders and transaction costs are paid, capped at $2.3 billion. The benefit payments to the participants in the Aspen Carveout Plan are to be made in the form or forms of payment and in the same proportions as the consideration paid by the purchaser which were estimated to be $2.0 million in stock and $0.9 million in cash.

On October 6, 2023, the Company signed a Satisfaction of Indebtedness and Satisfaction of Covenant Agreement, whereby all of the holders agreed to convert $0.8 million of the cash amount owed to them under the Aspen Carveout Plan into 20,010 shares of common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $0.1 million owed to such holders to be paid at the closing of the BCA Transactions. In addition, the Satisfaction of Indebtedness and Satisfaction of Covenant Agreement stipulated that the $2.0 million in stock would be settled through the issuance of 51,309 shares.

On June 30, 2025, the Company amended the Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement to stipulate that the terms in the original agreement that were contingent upon the BCA Transactions would be completed within 15 business days of the IPO and identified the underlying recipients of the 71,319 shares related to the Aspen Carveout Plan. The Company recognized $1.7 million of stock compensation expense based on the June 30, 2025 modification date and accrued $0.1 million in conjunction with the Aspen Carve-out Plan. During July 2025, the Company issued 71,319 shares of common stock and funded the remaining $0.1 million.

5.	Goodwill

The changes in the carrying value of goodwill were as follows:

	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Balance as of April 1, 2025	$-	$112,133,712	$434,346,520	$15,541,468	$562,021,700
Effect of exchange rate	-	10,009,807	-	-	10,009,807
Balance as of June 30, 2025	$-	$122,143,519	$434,346,520	$15,541,468	$572,031,507

Balance as of April 1, 2024	$-	$112,090,854	$451,370,520	$36,511,468	$599,972,842
Effect of exchange rate	-	(528,789)	-	-	(528,789)
Balance as of June 30, 2024	$-	$111,562,065	$451,370,520	$36,511,468	$599,444,053

	Advanced Avionics	Uncrewed Air Systems	Electric Air Mobility	Training	Total
Balance as of January 1, 2025	$-	$107,620,343	$434,346,520	$15,541,468	$557,508,331
Effect of exchange rate	-	14,523,176	-	-	14,523,176
Balance as of June 30, 2025	$-	$122,143,519	$434,346,520	$15,541,468	$572,031,507

Balance as of January 1, 2024	$-	$114,720,513	$451,370,520	$36,511,468	$602,602,501
Effect of exchange rate	-	(3,158,448)	-	-	(3,158,448)
Balance as of June 30, 2024	$-	$111,562,065	$451,370,520	$36,511,468	$599,444,053

As a result of the BCA Transactions being terminated in August 2024 and the continued delays in securing financing, the Company determined it appropriate to test the fair value of each reporting unit for goodwill impairment as of September 30, 2024 for all of its reporting units except Avionics as no goodwill had been allocated to this reporting unit. Management determined that the fair value of the Drones reporting unit substantially exceeded its respective carrying value. The Electric Air Mobility and Training reporting unit fair values indicated goodwill impairment as detailed below.

	Drones	Electric Air Mobility	Training
Goodwill carrying value as of September 30, 2024	$115.8 million	$451.4 million	$36.5 million
Fair value of reporting unit as of September 30, 2024	$185.1 million	$510.2 million	$25.1 million
Carrying value of reporting unit as of September 30, 2024	$133.5 million	$527.2 million	$46.1 million
Impairment as of September 30, 2024	$-	$17.0 million	$21.0 million

Estimates and assumptions varied between each reporting unit depending on the facts and circumstances specific to that reporting unit. The discount rate for each reporting unit is influenced by general market conditions as well as factors specific to the reporting unit. The fair value of the reporting units for which the Company performed quantitative impairment tests was estimated using an income approach, which incorporates the use of the discounted cash flow method. Projections used require the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions. Factors specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management. For the 2024 impairment test, the weighted average cost of capital (“WACC”) discount rates the Company used for its reporting units was 30%-35% and the terminal value growth rate was 4%. The terminal value growth rate represents the expected long-term growth rate for the Company’s industry, which incorporates the type of services each reporting unit provides as well as global economic conditions. Other factors influencing the revenue growth rates include the nature of the services the reporting unit provides for its customers, the geographic locations in which the reporting unit conducts business and the maturity of the reporting unit.

Specific to the Electric Air Mobility segment’s projections as of September 30, 2024, projected revenue was revised to include projected aircraft production timing for the Jaunt Journey in 2031 and a downscaled cargo version of the Jaunt Journey in 2028. Projected revenue in years 1 and 2 of commercialization of the downscaled cargo version of the Jaunt Journey as of September 30, 2024 were increased as compared to prior revenue estimates from the Company’s prior year testing date of October 1, 2023 for the same two-year period. Projected revenue in years 1 and 2 of commercialization of the Jaunt Journey as of September 30, 2024 also increased as compared to prior revenue estimates from the Company’s prior year testing date of October 1, 2023 for the same two-year period.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) projections as of September 30, 2024 were developed using revised estimates of manufacturing costs, production hours per unit, learning curves and subsequent efficiencies, and operating costs.

F-24

Mid-term and long-term EBITDA projections at maximum capacity have not significantly changed compared to the Company’s prior year testing date of October 1, 2023, but the shifting and corresponding discounting of these projections resulted in a significant decrease in the fair value of the Electric Air Mobility segment, which indicated impairment.

As to the degree of uncertainty associated with the Company’s assumptions, the Company believes its long-term projected revenue is reasonable given a sales price supported by non-binding letters of intent and a relatively small number of units. There is a higher degree of uncertainty in projected EBITDA, as compared to projected revenue as projected EBITDA includes estimates as to future labor and material costs, efficiency rates as to the number of production hours required over time, and synergies.

The most sensitive factor in the Company’s analysis was the WACC discount rate. As of September 30, 2024, a 33% WACC discount rate was applied to the Electric Air Mobility segment, which is fairly consistent with the 35% WACC discount rate used as of the Company’s prior year testing date of October 1, 2023. The 200 basis-point decrease from prior year was deemed appropriate due to more conservative projected long term EBITDA margins as compared to sales in the prior year, regulatory harmonization that has occurred for the industry between the Federal Aviation Association, Transport Canada Civil Aviation, and European Union Aviation Safety Agency, advances in electric propulsion, battery density, and autonomous systems which lower remaining technical development risk. While these factors reduce risk to the Electric Air Mobility segment, a larger decrease in the WACC was not deemed appropriate due to delays in funding for development efforts and overall implementation risk that remains similar to October 1, 2023. As to the sensitivity of the WACC rate, another hypothetical 100-basis-point increase in the WACC discount rate would have yielded an additional $46.0 million in goodwill impairment.

The Company believes the factors considered in the impairment analysis are reasonable; however, significant changes in any one of its assumptions could produce a different result and result in additional impairment charges that could be material to its condensed consolidated financial statements. For example, the fair value of the Electric Air Mobility segment could be adversely affected and may result in an additional impairment of goodwill if this reporting unit is not able to advance the development of its aircraft and other products, obtain regulatory approvals, and launch and commercialize its products at scale, if the estimated production costs are significantly higher than estimated or if the WACC discount rate is increased.

Specific to the Training segment’s projections as of September 30, 2024, the Company noted a significant decrease in sales and gross margins as a result of not being able to meet contractual demands due to delays in the funding of aircraft. In prior years, government intelligence, surveillance and reconnaissance (“ISR”) aircraft contracts did not require that the aircraft be able to employ weapons. As those contracts have aged-out, the new requirements for the re-competitions require assets that have the ability to employ training munitions and have been approved by the government to do so. Coastal Defense does not possess aircraft that can achieve this requirement; thus, the Company has either not been awarded or chose not to bid on certain contracts. The projected revenue and margins were revised to include the timing of projected aircraft and investments to be made in flight schools in the short-term (between 2025 and 2028) and then the acquisition of additional aircraft beginning in years after 2029.

EBITDA projections as of September 30, 2024 did not significantly change compared to the Company’s prior year testing date of October 1, 2023, and the Company does not anticipate any changes until the Company is able to make more significant investments in aircraft, and at which time the Company can better leverage its operating expenses. At that point, the Company anticipates that mid-term and long-term EBITDA margins would increase. The shifting and corresponding discounting of these projections resulted in a significant decrease in the fair value of the Training segment, which indicated impairment.

As to the degree of uncertainty associated with the Company’s assumptions, the Company believes its short-term projected revenue is reasonable given its history with military contract practices and the historical results of flight schools, while the Company’s long-term projected revenue is subject to a higher degree of uncertainty. To mitigate this risk, a 30% WACC discount rate was applied to these projections which was consistent with the Company’s prior year testing date of October 1, 2023. As to the sensitivity of the WACC rate, another hypothetical 100-basis-point increase in the WACC discount rate would have yielded an additional $3.4 million in goodwill impairment.

The Company believes the factors considered in the impairment analysis are reasonable; however, significant changes in any one of its assumptions could produce a different result and result in additional impairment charges that could be material to its condensed consolidated financial statements. For example, the fair value of the Training segment could be adversely affected and may result in an additional impairment of goodwill if this reporting unit is not able to purchase the needed aircraft, if the estimated costs for managing the flight schools are significantly higher than estimated or if the WACC discount rate is increased.

F-25

6.	Intangible Assets, Net

Intangible assets acquired through business combinations were as follows:

	As of June 30, 2025
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology-definite lived	9.4	$100,194,953	$29,096,843	$71,098,110
Developed technology-indefinite lived	N/A	66,216	-	66,216
Tradenames - definite lived	3.7	1,933,783	1,008,653	925,130
Tradenames - indefinite lived	N/A	8,737,607	-	8,737,607
Customer Relationships	3.8	20,344,834	12,732,928	7,611,906
Patents	6.9	569,347	360,887	208,460
		$131,846,740	$43,199,311	$88,647,429

	As of December 31, 2024
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology - definite lived	9.9	$99,377,209	$24,818,823	$74,558,386
Patents pending	N/A	66,216	-	66,216
Tradenames - definite-lived	4.1	1,892,631	824,044	1,068,587
Tradenames - indefinite-lived	N/A	8,737,607	-	8,737,607
Customer relationships	4.2	20,014,349	11,208,224	8,806,125
Patents	7.5	569,347	303,991	265,356
		$130,657,359	$37,155,082	$93,502,277

Amortization expense is reported on the condensed consolidated statements of operations line items as shown in the table below for the three and six months ended June 30:

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Cost of revenue	$106,666	$106,666	$213,333	$213,333
Research and development	1,905,273	1,895,505	3,798,145	3,792,791
Sales and marketing	504,145	705,786	1,204,957	1,413,479
General and administrative	88,656	87,700	175,747	175,815
	$2,604,740	$2,795,657	$5,392,182	$5,595,418

Total estimated future amortization expense as of June 30, 2025 is as follows:

2025 (remaining)	$5,310,642
2026	10,288,250
2027	10,053,147
2028	9,886,633
2029	8,405,921
Thereafter	35,899,013
$79,843,606

7.	Inventory

Inventory consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024

Raw materials	$6,255,566	$8,150,164
Work in process	1,805,820	32,449
Finished goods	2,548,004	640,108
Total	$10,609,390	$8,822,721

F-26

8.	Balance Sheet Details

Accrued expenses consisted of the following as of June 30, 2025 and December 31, 2024:

	June 30, 2025	December 31, 2024
Accrued legal and professional fees	$4,976,582	$2,656,421
Outstanding cash obligations on previously contingent liabilities	5,417,988	-
Payroll related expenses	4,394,136	3,380,449
Accrued warranty	213,119	286,874
Accrued taxes	2,628,972	9,669,506
Other accrued expenses	1,165,763	1,463,905
	$18,796,560	$17,457,155

9.	Deferred Compensation

The Company has deferred salary arrangements with various employees that allow for a portion of their compensation to be deferred and paid upon a single outside investment of no less than $25 million, or such earlier time as the Company determines in its sole discretion that sufficient funds are available to commence payment of the deferred amounts. Employees must be actively employed, including approved leave, or if a consultant, providing services to the Company, to be eligible to receive such deferred compensation. As of June 30, 2025 and December 31, 2024, the accrued deferred compensation was $9.7 million and $11.2 million, respectively.

In October 2023 and July 2024, the Company signed various deferred compensation agreements whereby the holders agreed to convert $7.8 million of the principal owed to them into 195,582 shares of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $0.9 million owed to such holders to be paid at the closing of the BCA Transactions.

The Company issued 46,017 shares of common stock and used proceeds of $0.2 million to satisfy the obligations of certain holders under the Jaunt merger agreement at the closing of the IPO. The Company recorded $1.4 million of other income during the three months ended June 30, 2025 related to the common stock issued to partially settle these obligations.

During August 2025, the Company signed amendments with various employees such that remaining amounts outstanding as of June 30, 2025 will be settled through the issuance of 0.2 million shares during the quarter ending September 30, 2025 and with cash payments of $0.9 million to be made during the second half of 2025.

10.	Commitments and Contingencies

Consulting Agreement

In October 2020, the Company entered into an agreement for market analysis and business strategy consulting. The services were performed in prior periods. The agreement states a fee of $0.5 million for the services, due upon the completion of the IPO, SPAC merger, financing raise of at least $100 million or an acquisition of at least 50% of the equity of the Company. The fee for these consulting services was included in “Accrued expenses” on the condensed consolidated balance sheets.

Contingent Fee Arrangement

In June 2022, the Company executed a previously arranged contingent fee agreement with New Generation Aerospace, Inc. (“NGA”) to compensate NGA for past services rendered and future services rendered through December 31, 2022 related to the acquisitions and financing of the Merger Entities in the amount of $1.5 million (the “Contingent Fee”). The Contingent Fee is payable upon the closing of the IPO. On October 2, 2023, the Company signed an Amended and Restated Success Fee Agreement, whereby NGA agreed to convert $1.4 million of the amounts owed to it into 33,995 shares of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $0.1 million owed to such holders to be paid at the closing of the BCA Transactions.

In conjunction with the IPO, the Company recorded $0.3 million of stock compensation and accrued $0.1 million in cash due to NGA. During the quarter ended June 30, 2025, the Company issued 33,995 shares of common stock. The Company funded $0.1 million in July 2025 to fully satisfy obligations under this agreement.

Contingent Financing Fee Arrangement

In September 2024, the Company executed a financing advisor agreement with Cantor Fitzgerald & Co. as compensation for assistance with the IPO which totals the greater of $2 million and 7% of the gross proceeds in conjunction with the IPO (the “Cantor Contingent Financing Fee”). In conjunction with the IPO, the Company recorded $4.8 million related to the Cantor Contingent Financing Fee as an offset to gross proceeds.

KDC IPO Payment Agreement

In April 2022, Aspen Avionics and KippsDeSanto & Co. (“KDC”) entered into an amendment (the “KDC IPO Payment Agreement”) to the parties’ prior engagement letter dated August 7, 2018 (the “KDC Agreement”), pursuant to which Aspen Avionics engaged KDC to provide financial advisory services in connection with AIRO’s potential acquisition of Aspen Avionics. Pursuant to the terms of the KDC IPO Payment Agreement upon the closing of the IPO, Aspen Avionics is obligated to cause a one-time, final payment of $1.0 million to be made to KDC in satisfaction of Aspen Avionics obligations under the KDC Agreement. In conjunction with the IPO, the Company recorded an accrual of $1.0 million during the three months ended June 30, 2025, which was funded in July 2025.

Non-binding Letters of Intent

In November 2023, the Company signed non-binding letters of intent to acquire two businesses for the Training segment including flight training schools. The parties have undertaken due diligence to determine whether a binding purchase agreement will be negotiated. The total anticipated purchase price for the acquisitions is expected to range from $5.1 million to $7.7 million, which would be paid in a combination of cash and the issuance of common stock.

F-27

Litigation

A civil action was filed against Old AGI, Inc. in the Circuit Court of Cook County, State of Illinois in February 2022 (the “2022 Lawsuit”). The claimant alleged that an agreement for certain services entered into in March 2020 was breached and resulted in damages to claimant. This case was dismissed on July 5, 2022. However, the court allowed the claimant to amend its complaint. On August 5, 2022, the claimant filed its amended complaint, and the Company filed its response on October 12, 2022. The parties have engaged in discovery and mandatory arbitration. The arbitration resulted in an award in favor of the Company, which was contested by the claimant. On December 19, 2024, the Circuit Court denied the Company’s motion for summary judgment. In March 2025, the Company agreed to settle Mr. Perrin’s individual claims in the lawsuit as described below.

Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, First Citizens Community Bank (“FCCB”), alleged that payment under certain promissory notes is due, and the claimant is seeking recovery of the outstanding amounts. The claimant obtained judgments against all named defendants. On March 27, 2025, the Company entered into a settlement agreement with FCCB providing for a full and unconditional release of all claims related to the underlying debt upon completion of payments totaling approximately $0.2 million. As of April 30, 2025, the Company had fulfilled its payment obligations under the agreement, and the parties had fully and unconditionally released each other from and all claims/liabilities, or obligations related to the underlying debt.

A civil action was filed against Holdings, AIRO Group, AIRO Group (Illinois), AIRO Drone, Agile Defense, Joseph Burns, Chirinjeev Kathuria and John Uczekaj in Chancery Court in Delaware in September 2023. The claimant, Robert Perrin, one of the Company’s stockholders, alleged that the these entities failed to pay him for services allegedly rendered under an Employment Agreement with AIRO Group (Illinois), that the individual defendants have breached their fiduciary duties as members of the Company’s board of directors, and that defendants violated the Computer Fraud and Abuse Act. On November 17, 2023, the Company filed a motion to dismiss. In response, the claimant filed an Amended Complaint on February 22, 2024 in which he dropped AIRO Group (Illinois) as a defendant, dropped the breach of contract claim and added a wage claim under Delaware statute. On April 5, 2024, the Company filed a Partial Answer and Affirmative Defenses as well as a Partial Motion to Dismiss. In response, the claimant filed a Second Amended Complaint on May 16, 2024 in which he dropped the wage claim under Delaware statute and added a civil conspiracy claim against all defendants. The Company filed an Amended Answer on November 15, 2024. In March 2025, the Company agreed to settle Mr. Perrin’s individual claims in the lawsuit for $0.8 million, which will be paid over six quarters beginning the quarter ending September 30, 2025. As of June 30, 2025, the Company had recorded the $0.5 million and $0.3 million in current maturities of debt and long-term debt, net of current maturities, respectively.

Aside from the above matters, the Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities. Legal contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. The Company will accrue losses that are both probable and reasonably estimable.

11.	Segment Information

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s chief operating decision maker (“CODM”) has been identified as the chief executive officer. The Company will continue to reevaluate reportable and operating segments. The Company manages its business primarily based upon four operating segments: Avionics, Drones, Electric Air Mobility and Training. In accordance with the segment reporting accounting standard, the Company evaluated the economic similarity of its operating segments and determined that each of these operating segments represents a reportable segment.

F-28

The Company has determined that each reportable segment represents a reporting unit and, in accordance with ASC 350, each reporting unit requires an allocation of goodwill.

●	Avionics: This segment develops, manufactures, and sells avionics and GPS sensors for the GA, UAS and eVTOL market segments. The Company’s advanced avionics products are focused on GA aftermarket, OEM display, integration and connected panel solutions.

●	Drones: This segment offers direct operation of drones and drone systems, provision of drone-derived information, and the development of drone-optimized communication services. Additionally, it consists of development and commercialization of market leading MUAS for professional users, primarily in the defense and security markets. The MUAS includes internally developed software, hardware, and mechanical system components. Operations cover sourcing, manufacturing, assembly, quality assurance testing activities and logistics.

●	Electric Air Mobility: This segment includes designing, licensing and ultimately the manufacturing of air vehicles incorporating slowed rotor compound technology that is capable of transporting people and packages operated by pilots or autonomous flight systems.

●	Training: This segment provides and operates military aircraft for U.S. military services and Department of Defense (“DOD”) contractors. Segment revenues are earned from 1) flying training missions as part of armed forces training groups, and 2) providing aircraft and support services to DOD contractors.

The Company evaluates the performance of its reportable segments based on the net income (loss) for each reporting segment. Presented below are reconciliations of the reportable segment total revenues to the condensed consolidated revenues and the reportable segment total net income (loss) to the condensed consolidated net income (loss) for the three and six months ended June 30, 2025 and June 30, 2024:

	Three months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
Revenue	$1,526,926	$21,969,290	$-	$1,053,977	$24,550,193
Cost of revenue	957,613	7,900,096	-	657,917	9,515,626
Gross profit	569,313	14,069,194	-	396,060	15,034,567
Research and development	199,162	2,061,974	1,839,869	-	4,101,005
Sales and marketing	340,617	921,178	-	496,428	1,758,223
General and administrative	2,123,329	1,748,122	214,823	10,660,103	14,746,377
Interest expense	4,124	50,464	-	79,492	134,080
Interest income	-	(27,272)	-	-	(27,272)
Gain on extinguishment of debt, net	(13,090,628)	-	-	-	(13,090,628)
Other expense (income), net	626,973	(196,778)	(16,790,395)	(1,878,398)	(18,238,598)
Income tax benefit (expense)	-	(2,057,307)	-	-	(2,057,307)
Segment profit (loss)	$10,365,736	$7,454,199	$14,735,703	$(8,961,565)	23,594,073
Unallocated amounts:
Corporate expenses					14,118,303
Interest expense, net					7,903,438
Gain on debt extinguishment, net					(2,468,441)
Other expense (income), net					(1,829,656)
Net income					$5,870,429

	Three months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Revenue	$2,286,734	$6,942,556	$-	$551,046	$9,780,336
Cost of revenue	1,599,451	1,893,586	-	512,214	4,005,251
Gross profit	687,283	5,048,970	-	38,832	5,775,085
Research and development	239,874	1,004,632	1,916,889	-	3,161,395
Sales and marketing	307,089	604,016	-	498,543	1,409,648
General and administrative	524,303	1,337,138	602,064	646,646	3,110,151
Interest expense	38,892	617,131	-	73,694	729,717
Interest income	-	(57,020)	(2,654)	-	(59,674)
Other expense (income), net	13,953	24,886	1,499,845	(17,992)	1,520,692
Income tax benefit (expense)	-	(439,009)	-	-	(439,009)
Segment profit (loss)	$(436,828)	$1,079,178	$(4,016,144)	$(1,162,059)	(4,535,853)
Unallocated amounts:
Corporate expenses					787,447
Interest expense, net					283,217
Other income, net					(6,676)
Net loss					$(5,599,841)

	Six months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
Revenue	$3,775,876	$30,452,390	$-	$2,116,612	$36,344,878
Cost of revenue	2,149,344	10,554,832	-	1,673,610	14,377,786
Gross profit	1,626,532	19,897,558	-	443,002	21,967,092
Research and development	443,839	3,608,318	3,715,312	-	7,767,469
Sales and marketing	614,570	1,583,795	-	992,856	3,191,221
General and administrative	2,531,177	4,010,813	491,335	11,416,722	18,450,047
Interest expense	19,783	158,474	-	146,058	324,315
Interest income	-	(115,487)	-	-	(115,487)
Gain on debt extinguishment, net	(13,090,628)	-	-	-	(13,090,628)
Other expense (income), net	628,459	(281,171)	(18,573,555)	(2,680,081)	(20,906,348)
Income tax benefit (expense)	-	(2,344,279)	-	-	(2,344,279)
Segment profit (loss)	$10,479,332	$8,588,537	$14,366,908	$(9,432,553)	24,002,224
Unallocated amounts:
Corporate expenses					15,328,445
Interest expense, net					9,068,493
Gain on debt extinguishment, net					(2,468,441)
Other expense (income), net					(1,823,947)
Net income					$3,897,674

	Six months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Revenue	$5,278,329	$16,391,934	$-	$1,850,009	$23,520,272
Cost of revenue	3,267,200	4,453,434	-	1,537,472	9,258,106
Gross profit	2,011,129	11,938,500	-	312,537	14,262,166
Research and development	587,490	1,865,606	3,865,159	-	6,318,255
Sales and marketing	630,055	1,034,152	-	995,851	2,660,058
General and administrative	1,018,137	2,473,564	1,335,139	1,357,187	6,184,027
Interest expense	78,623	632,450	-	155,488	866,561
Interest income	-	(135,445)	-	-	(135,445)
Other expense (income), net	50,060	47,177	1,699,845	(14,917)	1,782,165
Income tax benefit (expense)	-	(1,428,587)	-	-	(1,428,587)
Segment profit (loss)	$(353,236)	$4,592,409	$(6,900,143)	$(2,181,072)	(4,842,042)
Unallocated amounts:
Corporate expenses					2,256,856
Interest expense, net					510,632
Net loss					$(7,609,530)

F-29

The following table presents revenue by geographic area for the three and six months ended June 30:

	Three months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$914,222	$1,214	$-	$1,053,977	$1,969,413
Europe	422,345	21,968,076	-	-	22,390,421
Other	190,359	-	-	-	190,359
	$1,526,926	$21,969,290	$-	$1,053,977	$24,550,193

	Three months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$1,311,206	$-	$-	$551,046	$1,862,252
Europe	556,378	6,942,556	-	-	7,498,934
Other	419,150	$-	$-	$-	$419,150
	$2,286,734	$6,942,556	$-	$551,046	$9,780,336

	Six months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$2,308,007	$33,376	$-	$2,116,612	$4,457,995
Europe	919,507	30,419,014	-	-	31,338,521
Other	548,362	-	-	-	548,362
	$3,775,876	$30,452,390	$-	$2,116,612	$36,344,878

	Six months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$2,875,265	$-	$-	$1,850,009	$4,725,274
Europe	1,353,274	16,391,934	-	-	17,745,208
Other	1,049,790	$-	$-	$-	$1,049,790
	$5,278,329	$16,391,934	$-	$1,850,009	$23,520,272

The Company identified classification errors in the revenue by geographic area table above for the Avionics segment for the six months ended June 30, 2024 and corrected these classification errors for comparability to the current period presentation. The Company determined that the errors corrected were not material to any previously issued condensed consolidated financial statements and did not change the Company’s previously reported condensed consolidated financial statements.

The following table presents revenue by products and services for the three and six months ended June 30:

	Three months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
Products	$1,523,491	$20,173,681	$-	$585,712	$22,282,884
Services	3,435	1,795,609	-	468,265	2,267,309
	$1,526,926	$21,969,290	$-	$1,053,977	$24,550,193

	Three months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Products	$2,286,734	$5,945,408	$-	$15,117	$8,247,259
Services	-	997,148	-	535,929	1,533,077
	$2,286,734	$6,942,556	$-	$551,046	$9,780,336

	Six months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
Products	$3,765,984	$26,851,469	$-	$585,712	$31,203,165
Services	9,892	3,600,921	-	1,530,900	5,141,713
	$3,775,876	$30,452,390	$-	$2,116,612	$36,344,878

	Six months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Products	$5,278,329	$14,668,054	$-	$79,970	$20,026,353
Services	-	1,723,880	-	1,770,039	3,493,919
	$5,278,329	$16,391,934	$-	$1,850,009	$23,520,272

The following table presents capital expenditures, depreciation and amortization, stock-based compensation and contingent consideration fair value adjustments for the three and six months ended June 30:

	Three months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
Depreciation and amortization	$120,599	$359,465	$1,700,329	$807,404	$2,987,797
Stock-based compensation	1,716,648	-	41,514	10,087,029	11,845,191
Contingent consideration fair value adjustments	-	(230,205)	(15,423,030)	(1,880,337)	(17,533,572)
Capital expenditures	-	463,537	-	258,605	722,142

	Three months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Depreciation and amortization	$124,051	$471,392	$1,700,331	$811,851	$3,107,625
Stock-based compensation	-	-	179,022	-	179,022
Contingent consideration fair value adjustments	-	-	1,500,000	-	1,500,000
Capital expenditures	-	283,217	-	-	283,217

	Six months ended June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
Depreciation and amortization	$243,795	$866,626	$3,400,660	$1,614,807	$6,125,888
Stock-based compensation	1,716,648	-	166,056	10,087,029	11,969,733
Contingent consideration fair value adjustments	-	(365,053)	(17,223,030)	(2,683,743)	(20,271,826)
Capital expenditures	-	808,329	-	258,605	1,066,934

	Six months ended June 30, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Depreciation and amortization	$248,262	$940,116	$3,400,662	$1,754,806	$6,343,846
Stock-based compensation	-	-	471,087	-	471,087
Contingent consideration fair value adjustments	-	-	1,700,000	-	1,700,000
Capital expenditures	-	454,254	-	-	454,254

F-30

The following table presents tangible long-lived assets by geographic area as of June 30, 2025 and December 31, 2024:

	June 30, 2025
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$195,218	$-	$1,163	$5,089,165	$5,285,546
Europe	-	2,104,901	-	-	2,104,901
	$195,218	$2,104,901	$1,163	$5,089,165	$7,390,447

	December 31, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$201,112	$-	$1,822	$5,338,936	$5,541,870
Europe	-	1,291,947	-	-	1,291,947
	$201,112	$1,291,947	$1,822	$5,338,936	$6,833,817

Total segment assets reconciled to consolidated amounts are as follows as of June 30, 2025 and December 31, 2024:

	Total Segment assets
	Avionics	Drones	Electric Air Mobility	Training	Corporate	Total
June 30, 2025	$7,564,074	$164,618,561	$510,786,055	$31,025,451	$33,855,669	$747,849,810
December 31, 2024	$1,208,363	$150,721,804	$514,151,757	$32,377,740	$2,539,123	$700,998,787

Government Regulation

The Company is subject to various local, state, federal and international laws and regulations relating to the development, manufacturing, sale and distribution of its products, systems and services, and it is the Company’s policy to comply with the applicable laws in each jurisdiction in which it conducts business. Regulations include but are not limited to those related to import and export controls, corruption, bribery, environment, government procurement, wireless communications, competition, product safety, workplace health and safety, employment, labor and data privacy.

Drones

Because it contracts with the Department of Defense (“DoD”) and other agencies of the U.S. government—and, for certain of those contracts, requires access to classified information—the Company’s Drones segment is subject to extensive federal statutes and regulations, including the Federal Acquisition Regulation, the Defense Federal Acquisition Regulation Supplement, the Truthful Cost and Pricing statute, the Foreign Corrupt Practices Act, the False Claims Act, and the regulations implementing the National Industrial Security Program Operating Manual (“NISPOM”). The NISPOM regulations establish the security requirements applicable to classified contracts and programs, facility security clearances, and personnel security clearances. The federal government audits and reviews contractors’ performance on contracts, pricing practices, cost accounting systems and practices, and compliance with applicable laws, regulations and standards. Like most government contractors, the Drones segment’s contracts are audited and reviewed regularly by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency.

In addition, the Drones segment is subject to industry-specific regulations due to the nature of the products and services it provides. For example, certain aspects of its business are subject to further regulation by additional U.S. government authorities, including: (i) the Federal Aviation Administration (“FAA”), which regulates airspace for all air vehicles in the U.S. National Airspace System (“NAS”); (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which its unmanned aircraft system (“UAS”) depend in the U.S.; (iii) the Directorate of Defense Trade Controls of the U.S. Department of State, which administers the International Traffic in Arms Regulations that regulate the export of controlled technical data, defense articles and defense services and (iv) the Bureau of Industry and Security of the U.S. Department of Commerce, which regulates matters relating to U.S. national security and technology.

Electric Air Mobility

A transport category type certification is the highest level in safety provided by the Civil Aviation Authorities. Jaunt intends to certify under CAR 529, single pilot IFR (instrument flight rules) and comply with Category Enhanced of EASA SC-VTOL-01 by:

● using System Safety Assessment processes (Aerospace Recommended Practice “ARP” 4761 with ARP 4754A) that are industry standard for commercial transport aircraft (Exposure Draft (ED) 79A);

● designing flight critical systems to meet the requirements of a probability of catastrophic failure of less than 10-9 per flight hour (less than once every billion flight hours);

● developing robust software design processes to meet Development Assurance Level A for functions that could exhibit catastrophic failures; and

● meeting requirements for bird strike, fatigue and damage tolerance, lightning strike, fire protection, and designing and incorporating elements for crashworthiness right from conceptual stage.

In the near-term, the efforts of the Electric Air Mobility segment will focus on obtaining FAA certification of its aircraft and engaging with key decision makers in the cities in the United States in which it anticipates its aircraft and urban air mobility (“UAM”) service will initially operate. Its aircraft will be required to comply with regulations governing aircraft design, production and airworthiness. In the United States, this primarily includes regulations put forth by the FAA and the Department of Transportation (“DOT”). Outside the United States, similar requirements are generally administered by the national civil aviation and transportation authorities of each country.

Avionics

Aspen Avionics designs and manufactures equipment under worldwide aviation regulatory agency approvals. These include but are not limited to FAA, European Union Aviation Safety Agency (“EASA”), Transport Canada Civil Aviation (“TCCA”), and National Civil Aviation Agency of Brazil (“ENAC (Brazil)”) regulations. These govern the design test, certification, installation, and manufacturing of Aspen’s equipment.

F-31

The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the United States. Its regulations are designed to ensure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. Aircraft operators must maintain logs concerning the utilization and condition of aircraft engines, life-limited engine parts and airframes. In addition, the FAA requires that various maintenance routines be performed on aircraft engines, some engine parts, and airframes at regular intervals based on cycles or flight time. Engine maintenance must also be performed upon the occurrence of certain events, such as foreign object damage in an aircraft engine or the replacement of life-limited engine parts. Such maintenance usually requires that an aircraft engine be taken out of service. Aspen Avionics’ operations may in the future be subject to new and more stringent regulatory requirements. In that regard, Aspen Avionics closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact it. The Company’s businesses that sell defense products directly to the U.S. government or for use in systems delivered to the U.S. government can be subject to various laws and regulations that govern pricing and other factors.

12.	Related Party Transactions

Related party transactions include the following:

●	Aspen Avionics has a Commercialization Agreement with Centro Italiano Richerche Aerospaziali S.c.p.A (“CIRA”), a stockholder of Aspen Avionics, whereby CIRA licensed certain technology to Aspen Avionics. As consideration for the license, CIRA will receive a royalty based on each unit sold by Aspen Avionics. In March 2020, Aspen Avionics entered into an agreement with CIRA to settle unpaid royalty amounts due under a development agreement. The Company owed $0.6 million to CIRA as of June 30, 2025 and December 31, 2024.

●	Aspen Avionics owed $0.4 million to Accord Global, a stockholder, as of June 30, 2025 and December 31, 2024. Sales to Accord Global were $0 and $0.1 million during the three and six months ended June 30, 2025 and 2024, respectively. Amounts due from Accord Global were $0.4 million as of June 30, 2025 and December 31, 2024.

●	As of June 30, 2025 and December 31, 2024, Coastal Defense had net receivables due from Failor Services, Inc. (“Failor”), which is owned by a stockholder of the Company, of $0.4 million which are included in “Related party receivables” on the condensed consolidated balance sheets. No purchases were made from Failor during the three and six months ended June 30, 2025 or 2024. Coastal Defense also pays for certain expenses on Failor’s behalf, which are reimbursable to Coastal Defense.

●	Coastal Defense uses West Run LLC (“West Run”) as a subcontractor for its military exercises. West Run is owned by both a Coastal Defense employee and a shareholder of the Company and the wife of Coastal Defense’s former President. The Company owed $0.6 million and $0.3 million to West Run as of June 30, 2025 and December 31, 2024, respectively.

●	During 2024, the Company issued a series of promissory notes to Martin Peryea, its Senior Vice President and General Manager, Electric Air Mobility Division, which totaled $0.2 million as of June 30, 2025 and December 31, 2024 which were payable within two weeks of closing of the IPO and has an interest charge of $1. The Company is in discussions with Peryea and is evaluating potential changes to the terms.

●

From May 2022 through June 30, 2025, the Company issued unsecured promissory notes, with no collateral or guarantees, to employees and stockholders for purposes of funding its operations. The principal balance of these notes was $3.8 million and $4.2 million as of June 30, 2025 and December 31, 2024, respectively.

As of June 30, 2025, the $3.8 million of Investor Notes as described below are due 190 days from the IPO. During the three months ended June 30, 2025, the Company repaid $0.6 million, issued 0.4 million shares related to these Investor Notes and recognized $3.9 million of interest expense.

During the first quarter of 2025, $3.4 million of the notes below were amended such that interest would be payable in shares at the closing of the IPO whereby the number of shares would be based on the trading price and the principal amounts due would be payable within the same number days subsequent to the closing of the IPO.

As of December 31, 2024, notes totaling $2.3 million, as amended, accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock on the Closing Date, with 110% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.6 million carry the same terms except only 100% of the principal is paid 190 days following the Closing Date. Notes totaling $0.2 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock on the Closing Date with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.2 million accrue an interest charge equal to 115% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 15% interest per annum accruing from the Closing Date. Notes totaling $0.4 million accrue an interest charge equal to 125% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.1 million accrue an interest charge equal to 150% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date.

Notes totaling $0.1 million, as amended, accrue an interest charge equal to $50,000 payable in shares of common stock immediately prior to closing of the IPO, with the principal due by June 30, 2025.

Notes totaling $0.5 million with Dangroup which accrued interest at a rate of 10.5% per annum and becomes payable five days after the closing of the IPO or the closing of one or more financing transactions with an aggregate value of at least $35.0 million

F-32

●	Coastal Defense entered into unsecured due on demand notes with two stockholders (the “Stockholder Notes”). Interest is charged at 7.00% per year. As of June 30, 2025 and December 31, 2024, the total outstanding balance of the Stockholder Notes was $1.0 million. The Company is in discussions with the counterparties and is evaluating potential changes to the terms.

●

The Company entered into promissory notes with the Merger Entities during 2022. The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million as of December 31, 2024 and were included in contingent consideration on the condensed consolidated balance sheets. In October 2023, the Company signed various agreements pursuant to which approximately 90% of the principal owed would be converted to equity in the Company at a rate of $39.7112 per share no later than two days prior to closing of the BCA Transactions. In March 2025, the Company signed an amendment with Coastal Defense pursuant to which immediately prior to the closing of the IPO, the Company would issue 203,707 shares for 80% of the principal owed under the contingent consideration promissory note.

Given that the BCA Transactions were not consummated, at the closing of the IPO, the Company issued the following shares and used the following proceeds to satisfy the following contingent consideration obligations:

●	Promissory Note issued in connection with the Agile Defense Acquisition (the “Agile Defense Promissory Note”) - issued 34,360 shares of common stock and used proceeds of $0.8 million during the quarter ended June 30, 2025 to partially satisfy the Company’s obligations to the under the Agile Defense Promissory Note and Note Termination Agreement. The remaining $0.2 million, which is included within accrued expenses 2025 on the Company’s condensed consolidated balance sheet as of June 30, 2025, was funded in July 2025.

●	Promissory Note issued in connection with the Airo Drone acquisition (the “Airo Drone Promissory Note”) - issued 37,080 shares of common stock and used proceeds of $0.4 million during the quarter ended June 30, 2025 to partially satisfy the Company’s obligations under the Airo Drone Promissory Note and Note Termination Agreement. The remaining $0.2 million, which is included within accrued expenses on the Company’s condensed consolidated balance sheet as of June 30, 2025, was funded in July 2025.

●	Promissory Note issued in connection with the acquisition of Coastal Defense (the “CDI Promissory Note”), as amended on March 7, 2025 - issued 203,707 shares of common stock and used proceeds of $2.0 million during the quarter ended June 30, 2025 to satisfy the Company’s obligations to the holders under the CDI Promissory Note pursuant to a Promissory Note Termination Agreement.

●

As part of the Jaunt acquisition, the Company acquired a contingent obligation originating from Jaunt’s acquisition of certain patents, licenses, and other intellectual property from Carter Aviation, a former member of Jaunt, in April 2019 (the “Jaunt Contingent Arrangement”). Under the Jaunt Contingent Arrangement, 10% of any cash receipt, including all income, receipts, proceeds, debt or equity investment, earnings, sales, or winnings, up to $50 million is payable to Carter Aviation. As of the acquisition date, $49.6 million in future payments remained on this obligation. The original terms of the Jaunt Contingent Arrangement provided that upon the completion of a business combination, the contingent consideration assumed from Jaunt would be replaced by promissory notes, the first of which would be for $23.0 million due one day after the closing of such business combination, and the second would be for the remaining portion of the contingent consideration and would be paid over three years subsequent to such closing. On October 27, 2023, the Company signed a satisfaction of indebtedness and satisfaction of covenant agreement (the “Jaunt Satisfaction of Indebtedness and Satisfaction of Covenant Agreement”), whereby the holder agreed to convert $44.6 million of the obligations owed to it as part of the Jaunt acquisition into 1,122,437 shares of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining portion of the contingent consideration of $5.0 million owed to such holders to be paid at the closing of the BCA Transactions.

Given that the BCA Transactions were not consummated, at the closing of the IPO, the Company issued 1,122,437 shares of the Company’s common stock during the quarter ended June 30, 2025 to partially satisfy the Company’s obligations to the holders under the Jaunt Satisfaction of Indebtedness and Satisfaction of Covenant Agreement. The remaining $5.0 million, which is included within accrued expenses on the Company’s condensed consolidated balance sheet as of June 30, 2025, was partially funded with a $3.9 million payment in July 2025. On July 10, 2025, the Company entered into an unsecured promissory note with Carter Aviation Technologies LLC to fund the remaining $1.1 million by September 10, 2025.

●	In conjunction with the Aspen Avionics acquisition, the Company agreed to assume $25.3 million of obligations as defined within the merger agreement of which $19.4 million was attributable to the Aspen Notes, $1.9 million was attributable to future allowable services or to be payable to the former Aspen Avionics shareholders at the closing of the IPO, and $0.9 million was attributable to the Aspen Carveout Plan. The Aspen Carveout Plan also includes a one-time stock payment of $2.0 million for designated employees and consultants payable upon the occurrence of certain change in control events. On October 6, 2023, the Company signed a satisfaction of indebtedness and satisfaction of covenant agreement (the “Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement”), whereby all of the holders agreed to convert various amounts due, which included $17.5 million under the Bridge Notes, $0.8 million related to the cash portion of Aspen Carveout Plan, and $1.7 million attributable to the a contingency to Aspen shareholders (“Aspen Contingent Debt”) into 440,584 shares, 20,010 shares and 43,512 shares, respectively, of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $2.2 million owed to such holders to be paid at the closing of the BCA Transactions. The Aspen Carveout Plan also provides for a $2.0 million payment in stock which equates to 51,309 shares that is also due at the closing of a business combination.

The Company issued 440,584 shares of the Company’s common stock and recognized a gain on debt extinguishment of $13.1 million during the quarter ended June 30, 2025 as described in Note 2 to partially satisfy the obligations attributable to the Bridge Notes. The Company funded $1.5 million during August 2025.

Prior to the IPO, the Company had not recorded the Aspen Contingent Debt as it was not probable or estimable in accordance with ASC 450. On June 12, 2025, the Company issued 43,512 shares to the target representative and recorded an accrual for $0.2 million related to the Aspen Contingent Debt which resulted in $0.6 million of other expense during the three and six months ended June 30, 2025.

On June 30, 2025, the Company amended the Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement to stipulate that the terms in the original agreement that were contingent upon the BCA Transactions would be completed within 15 business days of the IPO and identified the underlying recipients of 43,512 of the shares described above. In conjunction with the amended Satisfaction of Indebtedness and Satisfaction of Covenant Agreement, the target representative transferred the shares to the underlying shareholders. In August 2025, the Company agreed to fund the remaining $0.2 million owed under the Aspen Contingent Debt by October 1, 2025.

On June 30, 2025, the Company also recognized $1.7 million of stock compensation and accrued $0.1 million as described in Note 4 in conjunction with the Aspen Carve-out Plan. During July 2025, the Company issued 71,319 shares of the Company’s common stock and funded the remaining $0.1 million to fully settle all obligations with the participants of the Aspen Carveout Plan.

●

The Company entered into a $12.9 million promissory note in conjunction with the acquisition of Sky-Watch in 2022. The $12.9 million promissory note was fully repaid during the year ended December 31, 2024.

As detailed in Note 1, the Sky-Watch earnout liability was originally payable up to $6.5 million, of which up to a maximum of $3.0 million was payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million would become due and payable if and only if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reaches $17.0 million with the earnouts payable by May 31, 2024. As of December 31, 2023, the earnout liability was recorded to the full amount owed net of $3.0 million in payments made to date, or $11.5 million and was classified as due to seller as all contingencies had been resolved.

F-33

In March 2024, the parties further amended the Equity Purchase Agreement, to extend the due dates of the earnout liability and the promissory note to June 30, 2024 in exchange for the former shareholders of Sky-Watch becoming eligible for an additional earnout of $1.0 million if Sky-Watch achieved EBITDA of DKK 127,107,500 or above for fiscal year 2024. As both the promissory note and the second and third earnouts were due within three months of the amendment date and as the Company would not have been able to refinance the then current balance of $18.3 million with another lender, the Company determined this modification to be an extinguishment in accordance with ASC 470-50. The loss on debt extinguishment was not significant. The Company recorded $0 and $0.3 million of interest during the three and six months ended June 30, 2025 and 2024, respectively.

In June 2024, the Company amended the Equity Purchase Agreement to extend the payment dates for the remaining balance on the seller promissory note to five business days following the date that the Company, or its successor, closes one or more financing transactions with an aggregate value of at least $35 million, and for the remaining earnout liability to five business days following the date that the Company, or its successor, closes one or more financing transactions with an aggregate value of at least $45 million. Interest shall continue to accrue on the earned but unpaid earnout amounts at the federal discount rate plus five percent, compounded quarterly. The former shareholders agreed to waive enforcement of payment until June 30, 2025.

During the three months ended June 30, 2025, the Company repaid $2.3 million of its Due to seller obligations. As of June 30, 2025 and December 31, 2024, the total amount included in due to seller and owed under the earnouts was $1.0 million and $3.1 million, respectively. During July 2025, the Company funded the remaining $1.0 million earnout balance.

●

On June 28, 2024, the Company signed an Incentive Agreement whereby the Company will pay Dangroup 20% of Sky-Watch’s EBITDA as an incentive bonus for their continued involvement in Sky-Watch’s governance, management and/or other operations commencing on January 1, 2025 for an initial term of five years. The Incentive Agreement also included a contingent 5% payout on any aggregate earnout awards that the Company’s stockholders were entitled to in conjunction with the BCA Transactions. In December 2024, the Incentive Agreement was amended such that Dangroup will contingently receive shares in conjunction with the Closing such that their ownership will be 5% on a fully diluted basis. In conjunction with the IPO, the Company recorded $5.5 million of stock compensation expense related to the 0.5 million shares that were issued to Dangroup during the quarter ended June 30, 2025.

On June 28, 2024, the Company signed a Consulting Agreement whereby the Company will pay a shareholder and former board member of Sky-Watch 2.5% of Sky-Watch’s EBITDA as a consulting fee for his assistance with branding and rolling out products and services into new and additional markets commencing on January 1, 2024. This agreement may be terminated by either party with 30 days notice.

During the three and six months ended June 30, 2025, the Company recorded $2.0 million and $2.6 million, respectively, of expense within general and administrative expense related to the Incentive and Consulting Agreement. During the three and six months ended June 30, 2024, the Company recorded $0.2 million related to the Incentive and Consulting Agreement.

13.	Subsequent Events

The Company funded $3.9 million of the remaining cash obligations to Carter Aviation Technologies LLC in July 2025 and agreed to fund the remaining $1.1 million on September 10, 2025 through an unsecured promissory note dated July 10, 2025.

During July 2025, the Company issued 71,319 shares of the Company’s common stock and funded the remaining $0.1 million to fully settle all obligations with the participants of the Aspen Carveout Plan. During August 2025, the Company funded $1.5 million of the remaining obligations under the Aspen Bridge Notes and agreed to fund the remaining $0.2 million owed under the Aspen Contingent Debt by October 1, 2025.

The Company funded $0.3 million of the remaining cash obligations under the Agile Defense Promissory Note and Airo Drone Promissory Note in July 2025.

During July 2025, the Company repaid $2.1 million of Investor Notes at fair value and modified the remaining Investor Notes at fair value such that the remaining $1.8 million, inclusive of a $0.1 million fee, is due on December 16, 2025.

In July 2025, the Company entered into a warrant agreement with Libertas whereby Libertas has the option to purchase 0.1 million shares with an exercise price of $0.02 between July 28, 2025 and July 28, 2030. Libertas exercised these warrants on July 31, 2025.

During August 2025, the Company signed amendments with various holders such that remaining amounts outstanding as of June 30, 2025 will be settled through the issuance of 0.2 million shares during the quarter ending September 30, 2025 and with cash payments of $0.9 million to be made during the second half of 2025.

On August 11, 2025, the Company entered into employment agreements with Joseph Burns (the “Burns Employment Agreement”), John Uczekaj (the “Uczekaj Employment Agreement”), and Chirinjeev Kathuria (the “Kathuria Employment Agreement”, and together with the Burns Employment Agreement and the Uczekaj Employment Agreement, the “Employment Agreements”).

Under the Burns Employment Agreement, Captain Burns is entitled to base compensation of $700,000 per year and an IPO bonus of $350,000. Under the Uczekaj Employment Agreement, Mr. Uczekaj is entitled to base compensation of $500,000 per year, as well as a grant of restricted stock units (“RSUs”) with a total value of $50,000. The RSUs vest in four equal quarterly installments on the first day of each calendar quarter following the grant date, subject to Mr. Uczekaj’s continued employment through each such vesting date. Under the Kathuria Employment Agreement, Dr. Kathuria is entitled to base compensation of $400,000 per year and an IPO bonus of $100,000. Captain Burns, Mr. Uczekaj and Dr. Kathuria will also be entitled to other benefits on the same basis as those benefits are made available to other similarly situated employees of the Company.

During August 2025, the Company entered into a five-year lease agreement in Phoenix, Arizona in support of its efforts to expand its U.S. footprint for advanced drone innovation. The Company expects total rent payments to equal approximately $2.3 million over the lease term.

F-34

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of AIRO Group Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of AIRO Group Holdings, Inc. (a Delaware corporation) and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s cash and working capital as of December 31, 2024 are not sufficient to complete its planned activities for the next twelve months. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2022.

San Jose, California

April 9, 2025

F-35

AIRO Group Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$20,740,590	$4,117,875
Restricted cash	170,088	8,984,437
Accounts receivable, net	8,960,705	1,377,388
Related party receivables	790,967	445,033
Inventory	8,822,721	2,864,170
Prepaid expenses and other current assets	2,309,676	1,368,123
Deferred offering costs	798,796	-
Total current assets	42,593,543	19,157,026
Property and equipment, net	6,833,817	10,132,103
Right-of-use operating lease assets	352,486	329,957
Goodwill	557,508,331	602,602,501
Intangible assets, net	93,502,277	105,054,245
Other assets	208,333	246,786
Total assets	$700,998,787	$737,522,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,439,760	$17,229,424
Related party payables	1,099,970	993,023
Accrued expenses	17,457,155	6,974,174
Operating lease liabilities, current	212,591	328,560
Deferred revenue	10,339,978	11,088,153
Related party borrowings	5,971,281	4,371,239
Revolving lines of credit	126,589	743,227
Current maturities of debt	27,992,450	25,014,151
Investor notes at fair value	13,819,000	-
Due to seller	3,147,762	18,766,921
Total current liabilities	96,606,536	85,508,872
Long-term debt, net of current maturities	688,270	500,000
Deferred compensation	11,218,573	9,327,168
Deferred tax liability	767,331	1,475,102
Long-term deferred revenue	10,158	14,649
Operating lease liabilities, noncurrent	146,214	8,853
Other long-term liabilities	50,000	50,000
Contingent consideration	42,782,276	45,182,276
Total liabilities	152,269,358	142,066,920

Commitments and contingencies (Note 12)

Stockholders’ equity:
Common stock, $0.000001 par value; 35,000,000 shares authorized; 16,387,180 shares issued and outstanding as of December 31, 2024 and 2023 (1)	16	16
Additional paid-in capital	764,691,988	763,975,896
Stockholder loan	(5)	(5)
Accumulated other comprehensive loss	(9,509,285)	(761,163)
Accumulated deficit	(206,453,285)	(167,759,046)
Total stockholders’ equity	548,729,429	595,455,698
Total liabilities and stockholders’ equity	$700,998,787	$737,522,618

(1) Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-1.7 reverse stock split effected on March 7, 2025, as discussed in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-36

AIRO Group Holdings, Inc.

Consolidated Statements of Operations

	Year ended December 31,
	2024	2023
Revenue	$86,935,059	$43,253,815
Cost of revenue	28,618,322	18,339,915
Gross profit	58,316,737	24,913,900

Operating expenses:
Research and development	13,133,488	11,870,771
Sales and marketing	6,422,000	5,374,332
General and administrative	18,200,677	17,600,953
Goodwill impairment	37,994,000	-
Total operating expenses	75,750,165	34,846,056
Loss from operations	(17,433,428)	(9,932,156)
Other income (expense):
Interest expense, net	(14,225,089)	(2,137,234)
Other income (expense), net	2,172,925	(18,093,226)
Total other expense	(12,052,164)	(20,230,460)
Loss before income tax expense	(29,485,592)	(30,162,616)
Income tax expense	(9,208,647)	(2,293,807)
Net loss	$(38,694,239)	$(32,456,423)

Net loss per share - basic and diluted (1)	$(2.36)	$(1.98)

Weighted-average number of common shares used in computing net loss per share, basic and diluted (1)	16,387,180	16,387,180

(1) Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-1.7 reverse stock split effected on March 7, 2025, as discussed in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-37

AIRO Group Holdings, Inc.

Consolidated Statements of comprehensive loss

	Year ended December 31,
	2024	2023
Net loss	$(38,694,239)	$(32,456,423)
Other comprehensive income (loss):
Foreign currency translation, net of tax	(8,748,122)	3,099,837
Total other comprehensive income (loss)	(8,748,122)	3,099,837
Comprehensive loss	$(47,442,361)	$(29,356,586)

The accompanying notes are an integral part of these consolidated financial statements.

F-38

AIRO Group Holdings, Inc.

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In	Stockholder	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares (1)	Amount (1)	Capital (1)	Loan	Loss	Deficit	Equity
Balance as of January 1, 2023	16,387,180	$16	$762,160,671	$(5)	$(3,861,000)	$(135,302,623)	$622,997,059
Stock-based compensation	-	-	1,815,225	-	-	-	1,815,225
Foreign currency translation adjustment	-	-	-	-	3,099,837	-	3,099,837
Net loss	-	-	-	-	-	(32,456,423)	(32,456,423)
Balance as of December 31, 2023	16,387,180	16	763,975,896	(5)	(761,163)	(167,759,046)	595,455,698
Stock-based compensation	-	-	716,092	-	-	-	716,092
Foreign currency translation adjustment	-	-	-	-	(8,748,122)	-	(8,748,122)
Net loss	-	-	-	-	-	(38,694,239)	(38,694,239)
Balance as of December 31, 2024	16,387,180	$16	$764,691,988	$(5)	$(9,509,285)	$(206,453,285)	$548,729,429

(1) Share and per share amounts have been retroactively adjusted to reflect the impact of a 1-for-1.7 reverse stock split effected on March 7, 2025, as discussed in Note 1.

The accompanying notes are an integral part of these consolidated financial statements.

F-39

AIRO Group Holdings, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(38,694,239)	$(32,456,423)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	716,092	1,815,225
Provision (recovery of) for credit losses	(42,237)	12,965
Non-cash interest	1,421,691	635,684
Non-cash loss on debt extinguishment	10,461,137	—
Change in investor notes at fair value	353,284	—
Depreciation and amortization	12,640,166	12,730,779
Accretion of deferred compensation assumed	-	478,993
Amortization of right-of-use lease assets	351,704	516,800
Change in fair value of contingent consideration	(2,400,000)	18,009,278
Change in deferred taxes	(653,876)	974,754
Goodwill impairment	37,994,000	-
Changes in operating assets and liabilities:
Accounts receivable	(7,908,375)	279,539
Related party receivables	(345,934)	(53,956)
Prepaid expenses and other assets	(1,523,801)	(281,898)
Inventory	(6,362,573)	(663,522)
Accounts payable, accrued expenses and other long-term liabilities	13,878,887	8,914,658
Related party payables	143,357	55,483
Lease liabilities	(359,555)	(516,298)
Deferred revenue	(75,975)	10,251,760
Deferred compensation	1,891,405	1,402,122
Net cash provided by operating activities	21,485,158	22,105,943
Cash flows from investing activities:
Purchase of property and equipment and investment in intangible assets	(789,131)	(835,922)
Net cash used in investing activities	(789,131)	(835,922)
Cash flows from financing activities:
Change in lines of credit	(620,805)	(422,333)
Change in related party lines of credit	-	(1,598,188)
Proceeds from borrowings	6,950,000	1,184,500
Repayments on borrowings	(1,542,179)	(796,665)
Proceeds from related party borrowings	1,373,750	1,580,000
Repayments on related party borrowings	(50,000)	(25,000)
Debt issuance costs paid	(475,000)	(25,000)
Payment of contingent consideration	-	(3,010,000)
Payment to seller	(16,218,551)	(6,175,808)
Net cash used in financing activities	(10,582,785)	(9,288,494)
Effect of exchange rate changes	(2,304,876)	292,133
Net (decrease) increase in cash and restricted cash	7,808,366	12,273,660
Cash and restricted cash as of beginning of period	13,102,312	828,652
Cash and restricted cash as of end of period	$20,910,678	$13,102,312

Supplemental disclosures of non-cash information:
Financing of insurance premiums	$268,300	$297,351
Return of property and cancellation of corresponding accounts payable	$2,593,740	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$380,947	$129,109
Conversion of accounts payable to debt	$356,795	$—
Extinguishment of the carrying value of principal and interest	$1,405,000	—

The accompanying notes are an integral part of these consolidated financial statements.

F-40

AIRO Group Holdings, Inc.

Notes to Consolidated Financial Statements

1.	The Company and Summary of Significant Accounting Policies

Nature of Operations

AIRO Group Holdings, Inc., a Delaware corporation (“Holdings” or the “Company”), is a technologically differentiated aerospace, autonomy, and air mobility platform targeting 21st century aerospace and defense opportunities. The Company is organized into four operating segments: (i) Drones, (ii) Avionics, (iii) Training and (iv) Electric Air Mobility. The Drones segment develops, manufactures, and sells drones and expects to provide drone services, such as Drone as a Service (“DaaS”), for military and commercial end users. The Avionics segment develops, manufactures, and sells avionics for military and general aviation aircraft, drones, and electric vertical takeoff and landing (“eVTOL”) aircraft. The Training segment currently provides military pilot training and expects to provide commercial pilot training in the future. The Electric Air Mobility segment is developing a rotorcraft eVTOL for cargo and passenger use for fixed route flights, on-demand trips, and cargo operations.

In October 2021, Holdings entered into agreements and plans of merger (the “Merger Agreements”) with AIRO Drone, LLC (“AIRO Drone”), Agile Defense, LLC (“Agile Defense”), Coastal Defense, Inc. (“Coastal Defense”), Jaunt Air Mobility, LLC (“Jaunt”), and Aspen Avionics, Inc. (“Aspen Avionics”). Holdings also entered into an equity purchase agreement (“Equity Purchase Agreement”) with Sky-Watch A/S (“Sky-Watch”). AIRO Drone, Agile Defense, Coastal Defense, Jaunt, Aspen Avionics and Sky-Watch together represent the “Merger Entities.” Under the Merger Agreements and Equity Purchase Agreement, the parties entered into a series of transactions in which Holdings acquired all of the equity of the Merger Entities. The acquisitions of the Merger Entities by Holdings were completed between February and April 2022.

On March 3, 2023, the Company entered into a Business Combination Agreement, as amended by that certain First Amendment to the Business Combination Agreement, dated August 29, 2023, that certain Second Amendment to the Business Combination Agreement, dated January 16, 2024, that certain Third Amendment to the Business Combination Agreement, dated February 5, 2024, and that certain Fourth Amendment to the Business Combination Agreement, dated June 24, 2024, with Kernel Group Holdings, Inc., a Cayman Islands exempted company (“Kernel”), AIRO Group, Inc., a Delaware corporation (“ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo, AIRO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ParentCo, VKSS Capital, LLC, a Delaware limited liability company, in the capacity as the representative for the stockholders of Kernel and ParentCo and also in the capacity as Kernel’s sponsor, and Dr. Chirinjeev Kathuria, in the capacity as the representative for the stockholders (the “Business Combination Agreement”), pursuant to which a series of transactions would have occurred that would have resulted in the Company becoming a wholly-owned subsidiary of ParentCo with ParentCo becoming a publicly listed company (collectively, the “BCA Transactions”). On August 5, 2024, the Business Combination Agreement was terminated and, as a result, none of the BCA Transactions were effectuated.

Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of Holdings and its wholly owned subsidiaries, including Old AGI, Inc. f/k/a AIRO Group, Inc. (“AIRO Group”), AIRO Drone, Agile Defense, Jaunt, Sky-Watch, Coastal Defense, and Aspen Avionics. All intercompany accounts and transactions have been eliminated in consolidation.

Reverse Stock Split

On March 7, 2025, the Board of Directors approved a 1-for-1.7 reverse stock split (“Stock Split”) of the Company’s issued and outstanding shares of common stock and options to purchase common stock. The Stock Split reduced the number of shares of the Company’s issued and outstanding common stock, as well as the numbers of shares reserved and available for future issuance and underlying outstanding options to purchase common stock. No fractional shares were distributed as a result of the reverse stock split, and stockholders were entitled to a cash payment in lieu of fractional shares. The Stock Split did not affect the par values per share or total authorized common stock. Accordingly, all share and per share amounts for all periods presented in the consolidated financial statements have been adjusted retroactively, where applicable, to reflect this Stock Split.

F-41

Liquidity and Management’s Plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception. As of December 31, 2024, the Company had cash and restricted cash of $20.9 million, of which $0.2 million was either restricted or was designated solely for use in Sky-Watch operations, and a working capital deficit of $54.0 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company is actively seeking additional funding through equity and debt financing, including an initial public offering. There can be no assurance that additional financing will be available on terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations, raise additional capital and reduce discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These judgments, estimates and assumptions are used to determine litigation and claims and other asset and liability amounts. The Company bases its estimates and judgments on historical experience along with other pertinent information available at the time the estimate is made. However, future events are subject to change and the estimates and judgments may require adjustments. Actual results could differ from these estimates, and these differences may be material.

Business Combinations and Asset Acquisitions

The Company recognizes identifiable assets acquired and liabilities assumed at their acquisition date fair values. Goodwill is measured as the excess of the consideration transferred over the fair value of assets acquired and liabilities assumed on the acquisition date. While the Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed, these estimates are inherently uncertain and subject to refinement. Examples of estimates and assumptions in valuing certain of the intangible assets and goodwill the Company has acquired include, but are not limited to, future expected cash flows from acquired developed technologies, customer relationships, and tradenames. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

The authoritative guidance allows a measurement period of the purchase price allocation that ends when the entity has obtained all relevant information about facts that existed at the acquisition date, and that cannot exceed one year from the date of acquisition. As a result, during the measurement period, the Company may record adjustments to the fair values of assets acquired and liabilities assumed, with the corresponding offset to goodwill to the extent that it identifies adjustments to the preliminary purchase price allocation. Upon conclusion of the measurement period or final determination of the values of the assets acquired and liabilities assumed, whichever comes first, any subsequent adjustments will be recorded to the consolidated statements of operations.

F-42

Where the purchase of an entity or net assets does not meet the definition of a business, the Company accounts for the transaction as an asset acquisition. In an asset acquisition, the purchase price is allocated to the net assets acquired on a relative fair value basis, and no goodwill is recognized in the transaction. Direct costs for asset acquisitions are generally considered part of the purchase price.

Business Risk and Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. Cash is maintained with financial institutions and the composition and maturities are regularly monitored by management. Deposits at any time may exceed federally insured limits. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise, customer invoices generally have payment terms of net 30 days and do not have a significant financing component. During the year ended December 31, 2024, two customers accounted for 72% of the Company’s revenue. During the year ended December 31, 2023, two customers accounted for 61% of the Company’s revenue. As of December 31, 2024, one customer accounted for 86% of accounts receivable. As of December 31, 2023, two customers accounted for 52% of accounts receivable.

The Company’s operational structure includes an existing operating business and early-stage businesses in emerging and developing markets that are concentrated in an industry characterized by rapid technological advances, changes in customer requirements, and evolving regulatory requirements and industry standards. Any significant delays in the development or introduction of products or services, or any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, could have a material adverse effect on the Company’s business and operating results.

The Company’s business, results of operations, and financial condition for the foreseeable future will likely continue to depend on sales to a relatively small number of customers. In the future, these customers may decide not to purchase the Company’s products, may purchase fewer products than in previous years, or may alter their purchasing patterns. Further, the amount of revenue attributable to any single customer or customer concentration generally may fluctuate in any given period. In addition, a decline in the production levels of one or more of the Company’s major customers could reduce revenue. The loss of one or more key customers, a reduction in sales to any key customer, or the Company’s inability to attract new significant customers could negatively impact revenue and adversely affect the Company’s business, results of operations, and financial condition.

Supply Risk

During the years ended December 31, 2024 and 2023, purchases from three vendors constituted 61% and 51%, respectively, of total inventory purchases.

Cash Equivalents

The Company considers all highly liquid investments with an original or remaining maturity of three months or less from the date of purchase to be cash equivalents. The Company had no cash equivalents as of December 31, 2024 and 2023.

Restricted Cash

The Company had $0.2 million and $9.0 million in restricted cash as of December 31, 2024 and 2023, respectively. As of December 31, 2024, restricted cash was primarily collateral held for credit cards. As of December 31, 2023, restricted cash was primarily deposits from a customer contract that have been placed in an escrow account to be released upon shipment of orders.

Accounts Receivable, Net

Accounts receivable are reported on the accompanying consolidated balance sheets at the gross outstanding amount adjusted for a provision for credit losses. The Company determines the provision for credit losses by regularly evaluating expected loss as well as individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. As of December 31, 2024 and 2023, the Company provided a provision for credit losses of $0.1 million for amounts that may ultimately be uncollectible. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

F-43

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is primarily determined based on standard cost and approximates actual cost on a first-in, first-out basis. Work-in-process and finished goods include materials, labor and allocated overhead. The Company writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Reductions to the carrying value of inventory are charged to cost of revenue and a new, lower cost basis for that inventory is established. Subsequent changes to facts or circumstances do not result in the restoration or increase in the related inventory value. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity issuances as deferred offering costs until such equity issuances are consummated. After consummation of the equity issuance, these costs are recorded as a reduction in the capitalized amount associated with the equity issuance. Should the equity issuance be delayed or abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations. During the year ended December 31, 2024, $0.8 million of offering related costs were capitalized and included on the consolidated balance sheets as of December 31, 2024.

Fair Value Measurements

The Company applies the requirements of the fair value measurements framework, which establishes a hierarchy for measuring fair value and requires enhanced disclosures about fair value measurements. The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement guidance also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy in which these assets and liabilities must be grouped based on significant levels of inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.
Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability.
Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a summary of the financial liabilities measured at fair value on a recurring basis by caption and by level within the fair value hierarchy as of December 31, 2024 and 2023:

	Fair value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	$—	$—	$42,782,276	$42,782,276
Investor Notes at fair value	—	—	13,819,000	13,819,000
Total financial liabilities	$—	$—	$56,601,276	$56,601,276

	Fair value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Debt	$—	$—	$19,426,848	$19,426,848
Contingent consideration	—	—	45,182,276	45,182,276
Total financial liabilities	$—	$—	$64,609,124	$64,609,124

There were no financial assets measured at fair value on a recurring basis as of December 31, 2024 and 2023. There were no transfers between Levels 1, 2, or 3 within the fair value hierarchy during the years ended December 31, 2024 or 2023.

Debt

As discussed in Note 2. Revolving Lines of Credit and Long-Term Debt, the Company modified certain debt arrangements as of March 31, 2022. The debt was recorded at present value to estimate the fair value of the debt obligation as of December 31, 2023. The effective interest rate in the fair value shown above for December 31, 2023 was 12.5%. Since the debt was fully accreted to its expected value during the year ended December 31, 2024, the debt is no longer measured at fair value on a recurring basis and was transferred out of Level 3 fair value measurements.

F-44

Contingent Consideration

As of December 31, 2024 and 2023, contingent consideration includes an obligation assumed from the Jaunt acquisition that is contingent on future cash receipts (the “Jaunt Contingent Arrangement”) and promissory notes issued in conjunction with the acquisitions of Agile Defense, Airo Drone, and Coastal Defense.

The contingent consideration liabilities are measured at fair value on a recurring basis for which there was no available quoted market prices or principal markets. The inputs for this measurement were unobservable and were, therefore, classified as Level 3 inputs.

The Jaunt Contingent Arrangement was valued using discounted cash flow models. As of December 31, 2024 and 2023, the significant inputs included discount factors ranging from 21% to 45% and a 67% initial public offering (“IPO”) likelihood to arrive at a total fair value of $33.4 million and $35.8 million, respectively.

The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million as of December 31, 2024 and 2023. Valuations were based on a 67% probability of an IPO closing and a discount rate of 3% as of December 31, 2024 and 2023 based on proximity to an estimated closing date.

As of January 1, 2023, the contingent consideration liabilities included an earnout liability with a fair value of $5.9 million and a promissory note issued in conjunction with the acquisition of Sky-Watch with a fair value of $7.8 million. During the first quarter of 2023, the contingent promissory note was amended such that it was payable no later than December 31, 2023. As the contingency was resolved, the difference between the December 31, 2022 fair value of $7.8 million and the face value of the promissory note of $12.9 million was recorded to other income (expense), net during the year ended December 31, 2023 and the $12.9 million liability was reclassified to due to seller. See Note 18 for additional considerations related to due to seller.

The Sky-Watch earnout liability was originally payable up to $6.5 million, of which up to a maximum of $3.0 million was payable on a dollar-for-dollar basis on revenue earned within the first two years following the acquisition and $3.5 million would become due and payable if Sky-Watch earned a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reached $17.0 million. During the year ended December 31, 2023, the change in fair value related to this earnout totaled $8.7 million. As of December 31, 2023, the earnout liability was recorded to the full amount owed net of $3.0 million in payments made to date totaling $11.5 million and was classified as due to seller as all contingencies had been resolved. See Note 18 for additional considerations related to due to seller.

F-45

Investor Notes at fair value

The Company has historically issued unsecured promissory notes to certain investors (“the Investor Notes”), which have included various interest features in the form of both stock and contingently payable upon the closing of an IPO or qualified financing. The Company has evaluated these features and determined that they do not meet the criteria for being accounted as an embedded derivative under Accounting Standards Codification (“ASC”) 815. During 2024, certain Investor Notes were amended such that when the Company performed a significance test as of the modification date in accordance with ASC 470-50. The Company determined that the change in terms of these Investor Notes were substantially different than the previous terms such that the Company recorded a loss on extinguishment of $10.5 million.

As this significant modification created an election date for the fair value option and as the fair value election is applied on an instrument-by-instrument basis, the Company chose to record these Investor Notes at fair value beginning on the modification date in October 2024. Significant judgment is required in estimating the fair value of debt. Accordingly, we typically obtain the assistance of third-party valuation specialists for valuations. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but are inherently uncertain.

To determine the fair value of Investor Notes, we incorporated the probability of both an IPO and non-IPO scenario of 67% and 33%, respectively, as of October 14, 2024 and December 31, 2024 and estimated stock pricing. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows. The Company used a a present value model for the expected cash payments, and a probability- weighted calculation to fair value the contingent interest shares to be paid. This probability-weighted calculation incorporated expectations to complete an IPO as well as a probability derived from a lattice model with key assumptions being equity volatility and discount for lack of marketability (“DLOM”). Equity volatility rates utilized were 65% and 70% and DLOM rates selected were 13% and 10% for October 14, 2024 and December 31, 2024, respectively. The increase in equity volatility was determined reasonable given that the upper quartile of the peer group increasing by 5% from October 14, 2024 to December 31, 2024 while the decrease in DLOM was determined appropriate given the midpoint of put option models and the closer proximity to an IPO.

The changes in fair value of the Level 3 financial liabilities for the year ended December 31, 2024 and 2023 were as follows:

	Debt	Investor Notes at fair value	Contingent Consideration
Balance as of January 1, 2023	$19,098,741	$—	$54,807,319
Change in fair value	328,107	—	17,764,957
Settlement	—	—	(3,010,000)
Transfers to due to seller liability	—	—	(24,380,000)
Balance as of December 31, 2023	19,426,848	—	45,182,276
Addition	—	13,465,716	—
Change in fair value	13,672	353,284	(2,400,000)
Transfers out	(19,440,520)	—	—
Balance as of December 31, 2024	$—	$13,819,000	$42,782,276

The change in the fair value of the debt, which represents the amortization of the debt discount is included in “Interest expense, net” on the consolidated statements of operations. The change in the fair value of the Investor Notes at fair value is included in “Interest expense, net” on the consolidated statements of operations. The change in the fair value of the contingent consideration for 2023 includes the effect of translating the contingent consideration with Sky-Watch from local currency to reporting currency and is included in “Other income (expense), net” on the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying value of accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses approximate fair value due to the short time to maturity. The carrying value of the Company’s borrowings approximates fair value based on current rates available to the Company.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method of accounting. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating losses and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more-likely-than-not to be realized.

F-46

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions will more-likely-than-not be sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are not recorded as a tax benefit or expense in the current year. Interest and penalties, if applicable, are recorded in the period assessed as income tax expense. No interest or penalties have been accrued for as of December 31, 2024 or 2023.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation of property and equipment is provided primarily utilizing the straight-line method for consolidated financial statement purposes at rates based on the following useful lives:

Aircraft equipment	5 - 20 years
Machinery and equipment	2 - 15 years
Furniture and fixtures	3 - 10 years
Leasehold improvements	The shorter of the useful life or term of the lease
Software	3 - 7 years

Additions, improvements, and expenditures that significantly add to the productivity or extend the economic life of assets are capitalized. Any amounts incurred as recurring expenditures or that do not extend or improve the economic life of the asset are expensed as incurred.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of net identifiable assets acquired in a business combination. Goodwill is not amortized and is tested at the reporting unit level for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has selected October 1st as the date to perform its annual impairment test. In the valuation of goodwill, management must make assumptions regarding estimated future cash flows to be derived from the Company’s business. If these estimates or their related assumptions change in the future, the Company may be required to record an impairment for these assets. Management may first evaluate qualitative factors to assess if it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount and to determine if an impairment test is necessary. Management may choose to proceed directly to the evaluation, bypassing the initial qualitative assessment. The impairment test involves comparing the fair value of the reporting unit to which goodwill is allocated to its net book value, including goodwill. A goodwill impairment loss would be the amount by which a reporting unit’s carrying value exceeds its fair value, however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. See Note 5 for additional considerations related to goodwill impairment recorded in 2024.

Definite-lived Intangible Assets

The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of the acquired business to the respective net tangible and intangible assets. The Company determines the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives using the straight-line method which approximates the pattern in which the economic benefits are consumed. The Company capitalizes third-party legal costs and filing fees, if any, associated with obtaining patents. Once the patent asset has been placed in service, the Company amortizes these costs over the shorter of the asset’s legal life, generally 20 years from the initial filing date, or its estimated economic life using the straight-line method.

F-47

The estimated useful lives for the Company’s intangible assets are as follows:

Estimated useful life
Developed technology	8 to 13 years
Tradenames - definite-lived	4 to 8 years
Customer relationships	3 to 7 years
Patents	up to 20 years

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. See Note 6 for additional considerations related to impairment.

Revenue Recognition

The Company recognizes revenue when, or as, it satisfies performance obligations by transferring promised products or services to its customers in an amount that reflects the consideration the Company expects to receive. The Company applies the following five steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied. The Company accounts for a contract with a customer when there is a legally enforceable contract, the rights of the parties are identified, the contract has commercial terms, and collectibility of the contract consideration is probable.

For certain sales, the Company has contracts with customers that include multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately, by allocating the contract’s total transaction price to each performance obligation in an amount based on the relative standalone selling price (“SSP”) of each distinct good or service in the contract. The Company determines the SSP based on its overall pricing objectives, taking into consideration market conditions. Determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Revenue is recognized when control of the promised services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those services. The Company’s contracts do not include highly variable components. The timing of revenue recognition, billings, and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenue (contract liabilities). The costs to obtain contracts, primarily commission expenses, are expensed when incurred.

Amounts that are invoiced are recorded in accounts receivable and revenues or deferred revenue, depending on whether the revenue recognition criteria have been met. A large portion of the Company’s sales result in partial prepayments prior to shipment from customers. Otherwise customer invoices generally have payment terms of net 30 days and do not have a significant financing component.

The Company’s revenues are derived from various sources: (i) avionics products consisting primarily of hardware with embedded firmware sold to an authorized dealer network and avionics and global navigation satellite system technologies (“GNSS”) products sold to original equipment manufacturers (“OEMs”), (ii) research and development (“R&D”) projects, (iii) sales-based royalties related to GNSS technology licensed to OEMs, (iv) consultation and training services related to aerial integration and close air support providing the latest tactics, technique, and procedures (“TTP”) to incorporate contract close air support/intelligence surveillance reconnaissance (“CCAS/ISR”) with video downlink systems into tactical operations, (v) technology and equipment sales (vi) mini unmanned aerial systems (“MUAS” or “commercial drones”) sales, including hardware, software, training, support and product service, and (vii) drone services, including surveys, imaging, security, and other drone applications.

F-48

The Company expenses costs to obtain a contract as incurred when the amortization period is one year or less.

In general, revenue is disaggregated by segment and geography. See Note 13. Segment Information.

Product Revenue

Product revenue, which includes avionics, MUAS/commercial drones and other equipment sales, is recognized upon the transfer of control of promised products to the customer in an amount that represents the consideration the Company is entitled to for the related products. Product revenue is recognized upon shipment or delivery and title and risk of loss have transferred to the customer.

Service and Extended Warranty Revenue

Service revenue includes drone services, support, training, consultations, and out-of-warranty repairs. Revenue from services rendered is recognized over time in amounts that correspond directly with the value to the customer when performance is completed. Support revenue is recognized on a straight line basis over the support period, which is generally one year.

Extended warranties are service-type warranties and are typically sold under separate contracts. Revenue for those extended warranties is recognized over the contractual service period, which is typically two or three years.

Research and Development Contracts

Revenue from engineering development projects is recognized over a period of time based on the input method and is measured by the percentage of total labor and materials cost incurred to date to estimated total labor and materials cost at completion for each contract. The input method of accounting involves considerable use of estimates in determining revenues, costs, and profits and in assigning the amounts to accounting periods; as a result, there can be a significant disparity between earnings as reported and actual cash received by the Company during any reporting period.

Sales-based Royalties

Revenue for sales-based royalties is recognized at a point in time as subsequent sales occur.

The following table summarizes the revenue recognition based on time periods:

	Year ended December 31,
	2024	2023
Point in time	$84,052,553	$41,979,671
Over time	2,882,506	1,274,144
	$86,935,059	$43,253,815

The contract liabilities as of December 31, 2024, 2023, and 2022 were $10.4 million, $11.1 million, and $0.7 million respectively. During the year ended December 31, 2024, the Company recognized $10.9 million in revenue previously included in contract liabilities as of December 31, 2023. During the year ended December 31, 2023, the Company recognized $0.5 million in revenue previously included in contract liabilities as of December 31, 2022. The Company had no significant contract assets as of December 31, 2024 and 2023.

Cost of Revenue

Cost of revenue includes labor cost and direct material cost, including freight and duties. Indirect production costs comprise of consumables, cost of sales freight, quality related costs and production maintenance costs are also included in cost of revenue.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for each of the years ended December 31, 2024 and 2023 was $0.1 million.

F-49

Shipping and Handling

Shipping charges billed to customers are included in revenue and related costs are included in cost of revenue.

Research and Development

Research and development costs are expensed when incurred.

Product Warranty

Drone Product Warranty

The Company provides a one-year warranty on drone sales. Estimated future warranty obligations related to those products are recorded as a component of cost of revenue in the consolidated statements of operations at the time of sale.

Avionics Product Warranty

The Company establishes warranty reserves based on estimates of avionics product warranty return rates over two or three years depending on the product and the related warranty period and the expected costs to repair or to replace the avionics products under warranty. The warranty provision is recorded as a component of cost of revenue in the consolidated statements of operations. The Company does not offer returns unless special circumstances exist and the return is approved by the Company.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards based on the grant-date estimated fair value of the awards. Options and restricted stock awards may be granted as time-based awards, performance-based awards or combinations of the time-based and performance-based awards. The Company expenses the fair value of its options to employees and non-employees on a straight-line basis over the associated service period for time-based awards, which is generally the vesting period. The performance-based awards begin their period of ratable vesting at the time that the Company determines that the achievement of the performance thresholds is probable. The Company accounts for forfeitures as they occur and does not estimate forfeitures at the time of grant. Ultimately, the actual expense recognized over the vesting period will be for only those options that vest.

Comprehensive Loss

Comprehensive loss generally represents all changes in the equity of a business except those resulting from investments or contributions by stockholders. Unrealized gains and losses on foreign currency translation adjustments, net of tax are included in the Company’s components of comprehensive loss, which are excluded from net loss.

Lease Accounting

At contract inception, the Company determines whether the contract is, or contains, a lease and whether the lease should be classified as an operating or a financing lease and reassesses that conclusion if the contract is modified. Operating leases are recorded in operating lease right-of-use (“ROU”) assets, lease liability, current and lease liability, noncurrent on the consolidated balance sheets. The Company did not have any finance leases during the periods presented.

The Company recognizes operating lease ROU assets and operating lease liabilities based on the present value of the future minimum lease payments over the lease term at commencement date. The lease ROU asset is reduced for tenant incentives, if any, and excludes any initial direct costs incurred, if any. The Company uses its incremental borrowing rate based on the information available at commencement date to determine the present value of future payments and the appropriate lease classification. In determining the inputs to the incremental borrowing rate calculation, the Company makes judgments about the value of the leased asset, its credit rating and the lease term including the probability of its exercising options to extend or terminate the underlying lease. The Company defines the initial lease term to include renewal options determined to be reasonably certain. If the Company determines the option to extend or terminate is reasonably certain, it is included in the determination of lease assets and liabilities. The Company reassesses the lease term if and when a significant event or change in circumstances occurs within the control of the Company, such as construction of significant leasehold improvements that are expected to have economic value when the option becomes exercisable.

F-50

The Company recognizes a single lease cost on a straight-line basis over the term of the lease, and the Company classifies all cash payments within operating activities in the consolidated statements of cash flows.

The Company has lease agreements with lease and non-lease components, which it has elected to not combine for all asset classes. In addition, the Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of shares of common stock outstanding during each period. Diluted earnings per share is based on the treasury stock method and computed by dividing net loss available to common stockholders by the diluted weighted-average shares of common stock outstanding during each period. The potentially dilutive shares are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when the effect is dilutive.

The potentially dilutive shares of common stock that have been excluded from the calculation of net loss per share because of the anti-dilutive effect are as follows as of December 31:

	2024	2023
Outstanding stock options	305,367	356,015
Warrants to purchase common stock	66,026	66,026
Contingent restricted stock awards	254,010	254,010
Potential stock issuable for contingent interest payment	665,935	148,894
Potential stock issuable for default shares	58,819	-
Potential shares issuable under debt conversion agreements	2,207,790	2,130,774
Total anti-dilutive securities	3,557,947	2,955,719

The number of potentially dilutive shares is based on the maximum number of shares issuable on exercise or conversion of the related securities as of the period end. Such amounts have not been adjusted for the treasury stock method or weighted-average outstanding calculations as required if the securities were dilutive.

Debt Discounts

Debt issuance costs are presented as a discount to the related debt and are amortized over the term of the related loan for which the fees were incurred using the straight-line method, which approximates the effective interest method. As of December 31, 2024, unamortized debt discount totaled $0.3 million. As of December 31, 2023, unamortized debt discount was not significant.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is its local currency. As such, assets and liabilities are translated to U.S. dollars at the exchange rates on the date of consolidation and related revenues and expenses are generally translated at average exchange rates prevailing during the period included in results of operations. Adjustments resulting from foreign currency translation are recorded in accumulated other comprehensive income (loss) on the consolidated balance sheets. Foreign currency transaction gains and losses are included in other income (expense), net on the consolidated statements of operations. Losses from foreign currency transactions were not significant for the years ended December 31, 2024 and 2023.

F-51

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. This ASU is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024 and requires retrospective application to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 during the year ended December 31, 2024. See Note 13. Segment Information  for further detail.

On August 5, 2020, the FASB issued ASU 2020-06 Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The Company adopted this new standard on January 1, 2024 and the adoption did not have a material impact on the consolidated financial statements.

On October 28, 2021, the FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers which amends Accounting Standards Codification (“ASC”) 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The Company adopted this new standard on January 1, 2024 and the adoption did not have a material impact on the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024. Entities are permitted to early adopt the standard for annual financial statements that have not yet been issued or made available for issuance. Adoption is either prospectively or retrospectively. The Company will adopt this ASU on a prospective basis. The Company is currently evaluating the impact of the new standard on the consolidated financial statements and related disclosures.

In November 2024, the FASB issued ASU No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which requires disclosure of certain costs and expenses on an interim and annual basis in the notes to the consolidated financial statements.  The guidance is effective for annual reporting periods beginning after December 15, 2026 and interim periods within annual reporting periods beginning after December 15, 2027.  Early adoption is permitted. The guidance is to be applied either (1) prospectively to financial statements issued for reporting periods after the effective date or (2) retrospectively to any or all prior periods presented in the financial statements.  The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

2.	Revolving Lines of Credit and Long-Term Debt

Revolving Lines of Credit

In February 2020, Aspen Avionics entered into a Loan and Security Agreement for an asset-based loan facility (the “Facility”) with Crestmark, a Division of Pathward (formerly known as Metabank), with a maximum advance limit of $2.5 million. The Facility was due on demand. The Facility carried variable interest at the greater of 9% or prime plus 4.25% (12.75% as of December 31, 2023) and was collateralized by substantially all assets of Aspen Avionics. Cash receipts of Aspen Avionics were submitted to a lockbox, which was subject to a control agreement whereby all cash receipts were received by the lender and applied against the balance of the loan. Aspen Avionics obtained additional advances on the Facility based on eligible accounts receivable and inventory collateral.

The terms of the Facility included reporting requirements and a tangible net worth covenant, which Aspen Avionics was not in compliance with as of December 31, 2023. In May 2024, the lender waived compliance with the tangible net worth threshold. The Facility was guaranteed by three subsidiaries of Aspen Avionics: Accord Technology, LLC, Accord Software and Systems, Inc., and AvValues, LLC.

As of December 31, 2023, the outstanding balance on the Facility, net of unamortized debt issuance costs, was $0.3 million. In October 2024, Aspen Avionics terminated the Facility and repaid the Facility in full.

F-52

In November 2018, Coastal Defense obtained two variable rate non-disclosable revolving lines of credit of up to $0.5 million and $0.2 million, due on demand, from First Citizens Community Bank (“FCCB”). These arrangements are collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, and commercial security agreements dated November 15, 2018, and all associated financing statements. Interest was initially set at the prime rate as published in the Wall Street Journal plus 0.50 percentage points. Commencing in 2022, the Company was in default on these facilities, resulting in an additional 4% in interest per annum. The annual interest rate was 12% and 13% as of December 31, 2024 and 2023, respectively. Jeffrey F. Parker, Coastal Defense’s former Vice-President and Treasurer, and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings have guaranteed these notes. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2069. No withdrawals were made during the year ended December 31, 2024 or 2023. The total amount outstanding on the lines of credit as of December 31, 2024 and 2023 was $0.1 million and $0.5 million, respectively.

The two lines of credit with FCCB contain certain financial covenants. As of December 31, 2024 and 2023, the Company was not in compliance with these financial covenants. However, the Company has entered into a series of forbearance agreements with FCCB, under which FCCB has agreed not to exercise its rights and remedies arising from such noncompliance through March 31, 2025, subject to the Company’s adherence to the terms of said forbearance agreements. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025. The lines of credit are due on demand and are shown as a current liability under “Revolving lines of credit” on the consolidated balance sheets.

Current Maturities of Debt and Long-Term Debt

Current maturities of debt and long-term debt consist of the following as of December 31:

	2024	2023

Bridge Loans	$2,959,500	$3,609,500
Libertas	2,791,691	-
WebBank	1,510,179	-
Muncy Bank & Trust Company 2021-1	651,000	651,000
Muncy Bank & Trust Company 2021-2	450,000	450,000
SBA COVID-19 Economic Injury Disaster Loan (“EIDL”)	500,000	500,000
Code 1	331,795	-
Financed Insurance Premiums	173,348	185,619
First Citizens Community Bank 2018	121,287	535,041
First Citizens Community Bank 2019-1	16,430	81,729
First Citizens Community Bank 2019-2	14,989	74,414
2022 Notes	2,066,396	2,066,396
2019 Notes	5,022,353	5,022,353
2018 Notes	12,351,771	12,351,771
	28,960,739	25,527,823
Less: unamortized debt discount	(280,019)	(13,672)
Less: current maturities of long-term debt	(27,992,450)	(25,014,151)
Long-term debt, net of current maturities	$688,270	$500,000

Aggregate maturities required on long-term debt as of December 31, 2024 are due in future years as follows:

Amount
2025	$28,272,469
2026	188,270
2027	6,974
2028	10,891
2029	11,358
Thereafter	470,777
Total	$28,960,739

F-53

Bridge Loans

Since May 2022, the Company has issued unsecured promissory notes, with no collateral or guarantees, to third parties for purposes of funding its operations. The aggregate principal balance of these notes was $3.0 million and $3.6 million as of December 31, 2024 and 2023, respectively. Prior to August 2024, interest was payable in shares of the Company’s common stock immediately prior to the closing of the BCA Transactions and principal amounts were due within a certain number of days following the closing of the BCA Transactions. During the third and fourth quarter of fiscal 2024 and the first quarter of 2025, the notes below except for $0.1 million, were amended such that interest would be payable in shares of common stock at the closing of an IPO (“Closing Date”) whereby the number of shares would be based on the trading price and the principal amounts due would be payable within the same number days subsequent to the closing of an IPO as stated in the prior amended note agreements. Bridge Loans were primarily made up of the following as of December 31, 2024:

Notes totaling $1.9 million, as amended, accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock at the Closing Date, with 110% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.2 million carry the same terms except only 100% of the principal is paid 190 days following the Closing Date. Notes totaling $0.1 million which include a one-time interest charge equal to 100% of the aggregate principal amount, contingently payable in shares of common stock immediately prior to the Closing Date, with 110% of the principal to be paid on the maturity date, which is 30 days following the closing of this offering and accruing interest at a rate of 12% per annum from the Closing Date. Notes totaling $0.5 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock at the Closing Date with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.1 million accrue an interest charge equal to 150% of the principal amount, payable in shares of the Company’s common stock at the Closing Date, with the principal to be paid 190 days following the Closing Date and accruing interest at a rate of 12% interest per annum from the Closing Date. Notes totaling $0.1 million accrue an interest charge equal to 125% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.1 million due at the earlier of March 31, 2025 or 30 days subsequent to an IPO, with 120% contingent stock premium, contingently payable in shares of our common stock immediately prior to the Closing Date with an interest rate of 15% per annum from either the date of the note through March 31, 2025 or from the Closing Date to 30 days subsequent to the Closing Date. In March 2025, the maturity date of this note was extended to April 30, 2025.

First Citizens Community Bank 2018

On November 15, 2018, Coastal Defense entered into a $2.6 million note payable agreement with FCCB. This arrangement is collateralized by aircraft security agreements, assignments of life insurance, an assignment of a deposit account, a commercial security agreement dated November 15, 2018, and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% on the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three, and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00 and had an initial interest rate of 5.75% per year. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2023. As of December 31, 2024 and 2023, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the consolidated balance sheets. As of December 31, 2024 and 2023, the interest rate was 10.49% per year. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through March 31, 2025. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and stockholder of Holdings have guaranteed this note.

First Citizens Community Bank 2019-1

On February 25, 2019, Coastal Defense entered into a $0.2 million note payable agreement with FCCB with an initial interest rate of 5.75% per year. The loan is collateralized by aircraft security agreements, an assignment of life insurance, an assignment on a deposit account, commercial security agreements dated February 25, 2019, and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% of the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2026. As of December 31, 2024 and 2023, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the consolidated balance sheets as of December 31, 2024 and 2023. As of December 31, 2024 and 2023, the interest rate was 10.49% per year. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through March 31, 2025. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer, and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, stockholder of Holdings have guaranteed this note.

F-54

First Citizens Community Bank 2019-2

On May 15, 2019, Coastal Defense entered into a $0.2 million note payable agreement with FCCB. The loan is collateralized by aircraft security agreements, an assignment of life insurance, an assignment on a deposit account, commercial security agreements dated May 15, 2019 and all associated financing statements. The loan includes a provision for a prepayment penalty in the amount of 5% of the current principal balance in year one, 4% of the current principal balance in year two, 3% of the current principal balance in year three and 2% of the current principal balance in year four. The loan requires that Coastal Defense maintain a debt service coverage ratio of 1.20 to 1.00 and had an initial interest rate of 5.75% per year. As part of the Coastal Defense acquisition, the maturity dates of these notes were modified to be in 2022 as opposed to the original maturity date in 2026. As of December 31, 2024 and 2023, Coastal Defense was in default on the debt service coverage ratio covenant, and the term note became due on demand and is shown as a component of “Current maturities of debt” on the consolidated balance sheets as of December 31, 2024 and 2023. As of December 31, 2024 and 2023, the interest rate was 10.49% per year. Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and FCCB seeks recovery of the outstanding amounts. FCCB obtained judgments against all named defendants. The Company has negotiated forbearance agreements to prevent FCCB from enforcing the judgments through March 31, 2025. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer, and stockholder of Holdings; the estate of Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, stockholder of Holdings have guaranteed this note.

2018, 2019 and 2022 Notes

The maturity date of the $19.4 million of debt related to that certain (i) Note and Warrant Purchase Agreement dated as of March 9, 2018, as amended (the “2018 Notes”), (ii) Note Purchase Agreement dated as of October 18, 2019, as amended (the “2019 Notes”), and (iii) Note Purchase Agreement dated as of January 31, 2022, as amended (the “2022 Notes” and, together with the 2018 Notes and the 2019 Notes, the “Bridge Notes”) was extended to March 31, 2025. In March 2025, the maturity date of the Bridge Notes was extended to April 30, 2025. On October 6, 2023, the Company signed a Satisfaction of Indebtedness and Satisfaction of Covenant Agreement, whereby all of the holders agreed to convert $17.5 million of the principal owed to them under the Bridge Notes into 440,592 shares of common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $1.9 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, the Company intends to issue 440,592 shares of common stock and use proceeds of $1.9 million to satisfy the obligations to the holders at the closing of an IPO.

Muncy Bank & Trust Company 2021-1

On September 15, 2021, Coastal Defense entered into a $0.7 million commercial promissory note agreement with Muncy Bank & Trust Company (“Muncy”) for continuing operations. The loan originally carried an annual interest rate of 4.5% per year and matured in March 2022. The maturity date of this promissory note was extended such that the principal amount of $0.7 million is due and payable on April 15, 2025 with interest payments at a rate of 8.5% per year due monthly. This arrangement is collateralized by a life insurance policy and a contract with the Air Force. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer, and stockholder of Holdings, and Alison D. Parker, Corporate Secretary of Coastal Defense, have guaranteed this note.

Muncy Bank & Trust Company 2021-2

On January 21, 2021, Coastal Defense entered into a $0.4 million commercial promissory note agreement with the Muncy for continuing operations and for the execution of the Naval Special Warfare task orders. The loan originally carried an annual interest rate of 4.5% per year and matured in October 2021. The maturity date of this promissory note was extended such that the principal amount of $0.4 million is due and payable on April 20, 2025 with interest payments at a rate of 8.5% per year due monthly. This arrangement is collateralized by a contract with the Naval Special Warfare Command. Jeffrey F. Parker, Coastal Defense’s former Vice President and Treasurer, and stockholder of Holdings has guaranteed this note.

F-55

U.S. Small Business Administration (“SBA”) COVID-19 Economic Injury Disaster Loan (“EIDL”)

On May 28, 2020, Coastal Defense entered into a $0.5 million EIDL agreement with the SBA. The loan matures on May 28, 2050 and has an interest rate of 3.75% per year. The SBA granted a payment deferral and amended the first payment due date to November 2022. These payments first reduce the interest accrued prior to reducing the principal owed. As such, the outstanding loan balance was included as a component of “Long-term debt, net of current maturities” on the consolidated balance sheets. The EIDL is collateralized by all assets of Coastal Defense. Jeffrey F. Parker, Coastal Defense’s former Vice President and stockholder of Holdings; Kenneth Parker, stockholder of Holdings; and Kyle Stanbro, Coastal Defense’s President and Treasurer, and stockholder of Holdings have guaranteed this note.

Financed Insurance Premiums

During 2023, Coastal Defense entered into financing agreements which totaled $0.4 million in relation to financing its insurance premiums. The financings have various maturity dates during 2023 and 2024 and have interest rates ranging from 8.0% to 13.3% per year. These agreements are collateralized by a security interest in the premium refund due under the policies being purchased.

During 2024, Coastal Defense entered into financing agreements which totaled $0.3 million in relation to financing its insurance premiums. The financings have various maturity dates during 2025 and have interest rates ranging from 8.27% to 13.75% per year. These agreements are collateralized by a security interest in the premium refund due under the policies being purchased.

Danish Tax Agency Loans

Between April and June 2021, Sky-Watch received three interest free loans from the Danish Tax Agency for total proceeds of $0.3 million (DKK 2.1 million). In September 2022, $0.2 million (DKK 1.1 million) was repaid. The amounts were fully repaid during the year ended December 31, 2023.

Libertas

On October 2, 2024, the Company entered into an Agreement of Sale of Future Receipts (the “Libertas Agreement”) with Libertas Funding, LLC (“Libertas”). Under the terms of the Libertas Agreement, the Company sold $4.1 million of its future receivables with a factor rate of 1.25 in exchange for immediate cash proceeds net of origination fees of $3.2 million. While there is no repayment term, based on historical revenues, the Company estimates receivables to be remitted in one year. The receivables will be remitted to Libertas as they are collected, subject to a specific percentage deduction from weekly receipts. The Company has the right to pay to end this financing transaction early by repurchasing the future receipts sold to Libertas but not yet delivered. The agreement is collateralized by all Accounts, as defined by Uniform Commercial Code (“UCC”) Article 9.

During the year ended December 31, 2024, the Company recognized $0.4 million in interest expense including amortization of the debt discount. As of December 31, 2024, the outstanding balance under the Libertas Agreement was $2.6 million, net of a debt discount of $0.2 million.

WebBank

On October 2, 2024, the Company entered into a Business Loan and Security Agreement (the “WebBank Agreement”) with WebBank, with Libertas acting as its servicer. Under the WebBank Agreement, the Company received a loan of $1.8 million collateralized by an interest on the Company’s Accounts, Payment Intangibles and Letter of Credit Rights, as defined under UCC Article 9. The repayment terms are structured to deduct a fixed amount from collected receivables on a weekly basis with maximum term of one year and a factor rate of 1.25. The Company has the right to pay to end this financing transaction early by repurchasing the future receipts sold to WebBank but not yet delivered.

During the year ended December 31, 2024, the Company recognized $0.2 million in interest expense including amortization of the debt discount. As of December 31, 2024, the outstanding balance under the WebBank Agreement was $1.4 million, net of a debt discount of $0.1 million.

Code 1

On November 18, 2024, the Company entered into a Receivables Financing Agreement with Code 1 Aviation, LLC (“Code 1”) whereby the Company financed aircraft maintenance services provided by Code 1 between January 2018 and August 2024 which totaled $0.4 million. The Receivables Financing Agreement has a payment term of two years, an interest rate of 15%, requires monthly payments and can be prepaid without penalty. Code 1 obtained mechanic’s liens and other similar encumbrances on certain Coastal Defense aircraft.

F-56

Investor Notes at Fair Value

During 2022, 2023 and 2024, the Company entered into a number of Investor Notes, which included a contingent interest payment to be paid in shares of the Company’s common stock upon the closing of an IPO or financing transaction, and in some instances a cash premium on the principal and shares issuable upon a default (“Default Shares”). The Investor Notes that were entered into prior to December 31, 2023, were included within current maturities of long-term debt on our consolidated balance and more specifically within the “Bridge Loans” balance noted above.

In October 2024, certain Investor Notes were amended, and the Company performed a significance test as of the modification date in accordance with ASC 470-50. The Company determined that the modified terms of these Investor Notes were substantially different than the previous terms such that the Company recorded a loss on debt extinguishment of $10.5 million.

A summary of key terms of the Investor Notes as originally issued and as subsequently modified, as well as details of the loss on debt extinguishment, are as follows:

Note	Principal Original and Modified	Original Agreement Date	Original Maturity Date	Principal Premium Original and Modified	Stock Premium Original and Modified	Interest Rate Original and Modified	Default Shares Original and Modified	Modification Date	Modified Maturity Date	Net Carrying Amount as of Modification Date	Fair Value as of Modification Date	Extinguishment Loss
Note A	$750,000	April 5, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	750,000 / 1,256,250 with 1.25 antidilutive factor	12%	22,058 / 22,058	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$791,231	$3,609,229	$2,817,998
Note B	$100,000	April 5, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	775,000 / 1,053,650 with 1.25 antidilutive factor	12%	2,941 / 12,867	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$105,584	$2,391,381	$2,285,797
Note C	$150,000	March 27, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	225,000 / 551,560 with 1.25 antidilutive factor	12%	4,411 / 5,514	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$158,967	$1,474,682	$1,315,715
Note D	$200,000	April 5, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	200,000 / 335,000 with 1.25 antidilutive factor	12%	5,882 / 5,882	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$211,233	$962,634	$751,401
Note E	$150,000	April 5, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	150,000 / 251,250 with 1.25 antidilutive factor	12%	4,411 / 4,411	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$158,375	$721,975	$563,600
Note F	$100,000	March 27, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	150,000 / 301,040 with 1.25 antidilutive factor	12%	2,941 / 3,676	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$105,978	$800,000	$694,022
Note G	$100,000	April 5, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	100,000 / 167,500 with 1.25 antidilutive factor	12%	2,941 / 2,941	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$105,584	$481,316	$375,732
Note H	$50,000	April 5, 2024	August 5, 2024 or 190 days post SPAC or 5 business days following closing of $10 million financing transaction	100%	50,000 / 83,750 with 1.25 antidiultive factor	12%	1,470 / 1,470	October 14, 2024	March 31, 2025 or 5 days post IPO or $10 million financing	$52,808	$240,659	$187,851
Note I	$500,000	March 29, 2023	December 31, 2023 or 190 days post SPAC	110%/120%	500,000	12%/15%	N/A	October 2, 2024	December 31, 2024 or 30 days post IPO	$658,940	$1,391,920	$732,980
Note J	$500,000	November 1, 2023	December 31, 2023 or 190 days post SPAC	110%/120%	500,000	12%/15%	N/A	October 2, 2024	December 31, 2024 or 30 days post IPO	$655,879	$1,391,920	$736,041
Total	$2,600,000									$3,004,579	$13,465,716	$10,461,137

As described in Note 1, the Company determined it appropriate to elect the fair value option for ten individual Investor Notes which had significantly different terms established during the fourth quarter of 2024. Investor Notes at fair value are issued unsecured promissory notes, with no collateral or guarantees, to third parties for purposes of funding the Company’s operations. Investor Notes at fair value were made up of the following as of December 31, 2024:

●	Note A with a fair value of $3.7 million which includes a one-time interest charge equal to the issuance of 0.1 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.8 million principal paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 22,058 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

F-57

●	Note B with a fair value of $2.5 million which includes a one-time interest charge equal to 0.1 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 12,867 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Note C with a fair value of $1.5 million which includes a one-time interest charge equal to 0.1 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal and a $0.2 million additional cash payment to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 5,514 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Note D with a fair value of $1.0 million which includes a one-time interest charge equal to 0.03 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 5,882 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Note E with a fair value of $0.7 million which includes a one-time interest charge equal to 0.03 million shares of the Company’s common stock immediately prior to the Closing Date, with the $0.2 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 4,411 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Note F with a fair value of $0.8 million which includes a one-time interest charge equal to 0.03 million in shares of the Company’s common stock immediately prior to the Closing Date, with the $0.1 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 3,676 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Note G with a fair value of $0.5 million which includes a one-time interest charge equal to 0.02 million in shares of the Company’s common stock immediately prior to the Closing Date, with the $0.1 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 2,941 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Note H with a fair value of $0.2 million which includes a one-time interest charge equal to 0.01 million in shares of the Company’s common stock immediately prior to the Closing Date, with the $0.05 million principal to be paid on the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 and with interest accruing from the date of the note through the earlier of 5 days subsequent to the Closing Date or a capital raise of at least $10 million or March 31, 2025 at a rate of 12% per annum. This note has a term whereby the number of shares issued as an interest charge is calculated using an enterprise value of $770 million, which shall be increased by a factor of 1.25x if the Company’s valuation is less than $770 million at the Closing Date. An additional 1,470 shares of common stock will be issued if an IPO is not completed prior to March 31, 2025. In March 2025, the maturity date of this note as well as the requirement to issue additional default shares was extended to May 31, 2025.

●	Notes I and J with a combined fair value of $2.9 million which each includes a one-time interest charge equal to 0.1 million in shares of the Company’s common stock immediately prior to the Closing Date, with the 120% of the combined $1.0 million principal to be paid on the earlier of 30 days subsequent to the Closing Date or December 31, 2024 and with interest accruing from the date of the note or from October 31, 2022 through the earlier of 30 days subsequent to the Closing Date or December 31, 2024 at a rate of 15% per annum. During the first quarter of 2025, the maturity date of Notes I and J were extended to March 31, 2025 and then further extended to April 30, 2025.

F-58

3.	Common Stock and Warrants

Common Stock

The Company has reserved the following shares of authorized but unissued common stock as of December 31, 2024: 0.3 million stock options, 0.1 million warrants, 0.3 million of contingent restricted stock awards, 2.2 million shares to be issued in connection with the debt conversion agreements, 0.1 million of default shares on certain Investor Notes at fair value, and 0.7 million of potential shares that are issuable for contingent interest on investor notes based on either (i) a fixed price of $10.00 as specified in certain agreements, (ii) an exact number of shares as stipulated in other agreements, or (iii) a fixed dollar amount to be converted into shares upon issuance. For purposes of these consolidated financial statements, the Company has assumed a price of $10.00 for agreements where a fixed price or conversion methodology has not been determined.

Between January 1, 2025 and April 9, 2025, $7.3 million of Investor Notes were amended such that interest would be payable in shares of common stock at the closing of an IPO (“Closing Date”) whereby the number of shares would be based on the trading price.

Warrants

The Company assumed warrants to purchase 0.1 million shares of the Company’s common stock as part of the merger with Jaunt. These warrants expire ten years from March 10, 2022, the date of issuance, have an exercise price of $16.83 per share and were outstanding as of December 31, 2024 and 2023. The Company determined that these warrants are equity classified.

4.	Management Carveout Plan

In December 2021, the Company adopted the 2021 Management Carveout Plan (the “Aspen Carveout Plan”), which establishes a benefit pool for designated employees and consultants payable upon the occurrence of a change in control, which is defined as two steps consisting of 1) the closing of the merger with Holdings and 2) an IPO of Holdings or merger with a special purpose acquisition company (“SPAC”) by June 30, 2023. The amount to be paid as benefits under the Aspen Carveout Plan are determined based upon percentages of the total net proceeds calculated at the closing of the Holdings’ IPO or a SPAC merger, ranging from 0% to 5%. The net proceeds are calculated as the net sum of cash and the fair value of equity securities available for distribution to the stockholders of the Company after all liabilities, exclusive of the subordinated convertible notes or other loans from the stockholders and transaction costs are paid, capped at $2.3 billion. The benefit payments to the participants in the Aspen Carveout Plan are to be made in the form or forms of payment and in the same proportions as the consideration paid by the purchaser. On October 6, 2023, the Company signed a Satisfaction of Indebtedness and Satisfaction of Covenant Agreement, whereby all of the holders agreed to convert $0.8 million of the amount owed to them under the Aspen Carveout Plan into 20,010 shares of common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $0.1 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, the Company intends to issue 20,010 shares of common stock and use proceeds of $0.1 million to satisfy the obligations to the holders under the Aspen Carveout Plan at the closing of an IPO. In addition to the $0.8 million cash payment, the Aspen Carveout Plan also includes a $2.0 million payment in stock which equates to 51,309 shares. In March 2025, the Aspen Carveout Plan was amended to extend the termination date to April 30, 2025. As of December 31, 2024 and 2023, no amounts have been expensed or accrued in connection with the Aspen Carveout Plan as a change in control was not deemed probable as of December 31, 2024 or 2023.

5.	Goodwill

The changes in the carrying value of goodwill were as follows:

	Avionics	Drones	Electric Air Mobility	Training	Total
Balance as of January 1, 2023	$-	$111,560,480	$451,370,520	$36,511,468	$599,442,468
Effect of exchange rate	-	3,160,033	-	-	3,160,033
Balance as of December 31, 2023	-	114,720,513	451,370,520	36,511,468	602,602,501
Impairment	-	-	(17,024,000)	(20,970,000)	(37,994,000)
Effect of exchange rate	-	(7,100,170)	-	-	(7,100,170)
Balance as of December 31, 2024	$-	$107,620,343	$434,346,520	$15,541,468	$557,508,331

F-59

As a result of the BCA Transactions being terminated in August 2024 and the continued delays in securing financing, the Company determined it appropriate to test the fair value of each reporting unit for goodwill impairment as of September 30, 2024 for all of its reporting units except Avionics as no goodwill had been allocated to this reporting unit. Management determined that the fair value of the Drones reporting unit substantially exceeded its respective carrying value. The Electric Air Mobility and Training reporting unit fair values indicated goodwill impairment as detailed below.

	Drones	Electric Air Mobility	Training
Goodwill carrying value as of September 30, 2024	$115.8 million	$451.4 million	$36.5 million
Fair value of reporting unit as of September 30, 2024	$185.1 million	$510.2 million	$25.1 million
Carrying value of reporting unit as of September 30, 2024	$133.5 million	$527.2 million	$46.1 million
Impairment as of September 30, 2024	$-	$17.0 million	$21.0 million

Estimates and assumptions varied between each reporting unit depending on the facts and circumstances specific to that reporting unit. The discount rate for each reporting unit is influenced by general market conditions as well as factors specific to the reporting unit. The fair value of the reporting units for which the Company performed quantitative impairment tests was estimated using an income approach, which incorporates the use of the discounted cash flow method. Projections used require the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions. Factors specific to each reporting unit include revenue growth, profit margins, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management. For the 2024 impairment test, the weighted average cost of capital (“WACC”) discount rates the Company used for its reporting units was 30%-35% and the terminal value growth rate was 4%. The terminal value growth rate represents the expected long-term growth rate for the Company’s industry, which incorporates the type of services each reporting unit provides as well as global economic conditions. Other factors influencing the revenue growth rates include the nature of the services the reporting unit provides for its customers, the geographic locations in which the reporting unit conducts business and the maturity of the reporting unit.

Specific to the Electric Air Mobility segment’s projections as of September 30, 2024, projected revenue was revised to include projected aircraft production timing for the Jaunt Journey in 2031 and a downscaled cargo version of the Jaunt Journey in 2028. Projected revenue in years 1 and 2 of commercialization of the downscaled cargo version of the Jaunt Journey as of September 30, 2024 were increased as compared to prior revenue estimates from the Company’s prior year testing date of October 1, 2023 for the same two-year period. Projected revenue in years 1 and 2 of commercialization of the Jaunt Journey as of September 30, 2024 also increased as compared to prior revenue estimates from the Company’s prior year testing date of October 1, 2023 for the same two-year period.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) projections as of September 30, 2024 were developed using revised estimates of manufacturing costs, production hours per unit, learning curves and subsequent efficiencies, and operating costs.

F-60

Mid-term and long-term EBITDA projections at maximum capacity have not significantly changed compared to the Company’s prior year testing date of October 1, 2023, but the shifting and corresponding discounting of these projections resulted in a significant decrease in the fair value of the Electric Air Mobility segment, which indicated impairment.

As to the degree of uncertainty associated with the Company’s assumptions, the Company believes its long-term projected revenue is reasonable given a sales price supported by non-binding letters of intent and a relatively small number of units. There is a higher degree of uncertainty in projected EBITDA, as compared to projected revenue as projected EBITDA includes estimates as to future labor and material costs, efficiency rates as to the number of production hours required over time, and synergies.

The most sensitive factor in the Company’s analysis was the WACC discount rate. As of September 30, 2024, a 33% WACC discount rate was applied to the Electric Air Mobility segment, which is fairly consistent with the 35% WACC discount rate used as of the Company’s prior year testing date of October 1, 2023. The 200 basis-point decrease from prior year was deemed appropriate due to more conservative projected long term EBITDA margins as compared to sales in the prior year, regulatory harmonization that has occurred for the industry between the Federal Aviation Association, Transport Canada Civil Aviation, and European Union Aviation Safety Agency, advances in electric propulsion, battery density, and autonomous systems which lower remaining technical development risk. While these factors reduce risk to the Electric Air Mobility segment, a larger decrease in the WACC was not deemed appropriate due to delays in funding for development efforts and overall implementation risk that remains similar to October 1, 2023. As to the sensitivity of the WACC rate, another hypothetical 100-basis-point increase in the WACC discount rate would have yielded an additional $46.0 million in goodwill impairment.

The Company believes the factors considered in the impairment analysis are reasonable; however, significant changes in any one of its assumptions could produce a different result and result in additional impairment charges that could be material to its consolidated financial statements. For example, the fair value of the Electric Air Mobility segment could be adversely affected and may result in an additional impairment of goodwill if this reporting unit is not able to advance the development of its aircraft and other products, obtain regulatory approvals, and launch and commercialize its products at scale, if the estimated production costs are significantly higher than estimated or if the WACC discount rate is increased.

Specific to the Training segment’s projections as of September 30, 2024, the Company noted a significant decrease in sales and gross margins as a result of not being able to meet contractual demands due to delays in the funding of aircraft. In prior years, government intelligence, surveillance and reconnaissance (“ISR”) aircraft contracts did not require that the aircraft be able to employ weapons. As those contracts have aged-out, the new requirements for the re-competitions require assets that have the ability to employ training munitions and have been approved by the government to do so. Coastal Defense does not possess aircraft that can achieve this requirement; thus, the Company has either not been awarded or chose not to bid on certain contracts. The projected revenue and margins were revised to include the timing of projected aircraft and investments to be made in flight schools in the short-term (between 2025 and 2028) and then the acquisition of additional aircraft beginning in years after 2029.

EBITDA projections as of September 30, 2024 did not significantly change compared to the Company’s prior year testing date of October 1, 2023, and the Company does not anticipate any changes until the Company is able to make more significant investments in aircraft, and at which time the Company can better leverage its operating expenses. At that point, the Company anticipates that mid-term and long-term EBITDA margins would increase. The shifting and corresponding discounting of these projections resulted in a significant decrease in the fair value of the Training segment, which indicated impairment.

As to the degree of uncertainty associated with the Company’s assumptions, the Company believes its short-term projected revenue is reasonable given its history with military contract practices and the historical results of flight schools, while the Company’s long-term projected revenue is subject to a higher degree of uncertainty. To mitigate this risk, a 30% WACC discount rate was applied to these projections which was consistent with the Company’s prior year testing date of October 1, 2023. As to the sensitivity of the WACC rate, another hypothetical 100-basis-point increase in the WACC discount rate would have yielded an additional $3.4 million in goodwill impairment.

The Company believes the factors considered in the impairment analysis are reasonable; however, significant changes in any one of its assumptions could produce a different result and result in additional impairment charges that could be material to its consolidated financial statements. For example, the fair value of the Training segment could be adversely affected and may result in an additional impairment of goodwill if this reporting unit is not able to purchase the needed aircraft, if the estimated costs for managing the flight schools are significantly higher than estimated or if the WACC discount rate is increased.

F-61

6.	Intangible Assets, Net

Intangible assets acquired through business combinations were as follows:

	As of December 31, 2024
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology-definite lived	9.9	$99,377,209	$24,818,823	$74,558,386
Patents pending	N/A	66,216	-	66,216
Tradenames - definite lived	4.1	1,892,631	824,044	1,068,587
Tradenames - indefinite lived	N/A	8,737,607	-	8,737,607
Customer relationships	4.2	20,014,349	11,208,224	8,806,125
Patents	7.5	569,347	303,991	265,356
		$130,657,359	$37,155,082	$93,502,277

	As of December 31, 2023
	Weighted Average Remaining Life (Years)	Gross	Accumulated Amortization	Carrying Value

Developed technology - definite lived	10.8	$99,779,550	$16,922,028	$82,857,522
Patents pending	N/A	83,713	-	83,713
Tradenames - definite-lived	4.9	1,911,000	519,006	1,391,994
Tradenames - indefinite-lived	N/A	8,737,607	-	8,737,607
Customer relationships	5.0	20,175,918	8,511,311	11,664,607
Patents	7.3	652,310	333,508	318,802
		$131,340,098	$26,285,853	$105,054,245

Amortization expense is reported on the consolidated statements of operations line items as shown in the table below for the years ended December 31:

	2024	2023
Cost of revenue	$426,667	$426,667
Research and development	7,585,985	7,600,294
Sales and marketing	2,827,390	2,828,058
General and administrative	351,604	352,529
	$11,191,646	$11,207,548

F-62

Total estimated future amortization expense as of December 31, 2024 is as follows:

2025	$10,480,584
2026	10,182,806
2027	9,959,172
2028	9,787,446
2029	8,318,687
Thereafter	35,969,759
$84,698,454

As a result of the BCA Transactions being terminated in August 2024 and the continued delays in financing, the Company determined it appropriate to perform a qualitative assessment considering factors listed in ASC 350 Intangibles—Goodwill and Other (“ASC 350”) which includes cost factors, financial performance, legal, regulatory, contractual, political, business, or other factors. Based on the Company’s review of these factors, there was no indication of impairment for Avionics or Drones. However, the Company determined it appropriate to perform a quantitative analysis on intangible and long-lived assets within the Electric Air Mobility and Training segments. The fair value of the undiscounted cashflows of both Electric Air Mobility and Training was significantly higher than the respective asset group’s carrying value and therefore no impairment charges were required to be recorded.

7.	Inventory

Inventory consisted of the following as of December 31:

	2024	2023

Raw materials	$8,150,164	$2,292,513
Work in process	32,449	355,052
Finished goods	640,108	216,605
Total	$8,822,721	$2,864,170

8.	Property and Equipment, Net

Property and equipment, net consisted of the following as of December 31:

	2024	2023
Aircraft equipment	$5,220,983	$5,220,983
Equipment	6,408,031	8,426,113
Furniture and fixtures	244,016	244,016
Leasehold improvements	398,747	328,018
	12,271,777	14,219,130
Less: accumulated depreciation	(5,437,960)	(4,087,027)
	$6,833,817	$10,132,103

Depreciation expense for the years ended December 31, 2024 and 2023 was $1.4 million and $1.5 million, respectively.

9.	Balance Sheet Details

Prepaid expenses and other current assets consisted of the following as of December 31:

	2024	2023
Prepaid insurance	$295,462	$334,333
Value added tax	651,003	416,167
Vendor prepayments	1,008,759	262,303
Other	354,452	355,320
	$2,309,676	$1,368,123

Accrued expenses consisted of the following as of December 31:

	2024	2023
Accrued legal and professional fees	$2,656,421	$1,444,470
Payroll related expenses	3,380,449	1,693,475
Accrued warranty	286,874	159,610
Accrued taxes	9,669,506	1,368,971
Other accrued expenses	1,463,905	2,307,648
	$17,457,155	$6,974,174

10.	Deferred Compensation

The Company has deferred salary arrangements with various employees that allow for a portion of their compensation to be deferred and paid upon a single outside investment of no less than $25 million, or such earlier time as the Company determines in its sole discretion that sufficient funds are available to commence payment of the deferred amounts. Employees must be actively employed, including approved leave, or if a consultant, providing services to the Company. As of December 31, 2024 and 2023, the accrued deferred compensation was $11.2 million and $9.3 million, respectively. As of December 31, 2024, the Company did not expect the deferred salary arrangements to be paid out in the next 12 months unless the Company completes an IPO. Any unpaid amounts are forfeited upon termination of employment or consultancy with the Company.

In October 2023 and July 2024, the Company signed various deferred compensation agreements whereby the holders agreed to convert $7.8 million of the principal owed to them into 195,582 shares of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining principal of $0.9 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, the Company intends to issue 195,582 shares of common stock and use proceeds of $0.9 million to satisfy the obligations to the holders under the Jaunt merger agreement at the closing of an IPO. The deferred compensation balance as of December 31, 2024 also includes an additional accrual of $2.5 million related to amounts earned subsequent to September 30, 2023, which was the date the amount of unpaid compensation started accruing under the deferred compensation agreements, and the estimated taxes for the deferred compensation.

F-63

11.	Warranty

The following table summarizes the Company’s accrued warranty during the years ended December 31:

	2024	2023
Accrued warranty - beginning of period	$159,610	$197,405
Warranty cost incurred	(87,989)	(61,490)
Provision for warranty	215,253	23,695
Accrued warranty - end of period	$286,874	$159,610

12.	Commitments and Contingencies

Consulting Agreement

In October 2020, the Company entered into an agreement for market analysis and business strategy consulting. The services were performed in prior periods. The agreement provides for a fee of $0.5 million for the services, due upon the completion of an IPO, SPAC merger, financing raise of at least $100 million or an acquisition of at least 50% of the equity of the Company. The fee for these consulting services was included in “Accrued expenses” on the consolidated balance sheets.

Contingent Fee Arrangement

In June 2022, the Company executed a previously arranged contingent fee agreement with New Generation Aerospace, Inc. (“NGA”) to compensate NGA for past services rendered and future services rendered through December 31, 2022 related to the acquisitions and financing of the Merger Entities in the amount of $1.5 million (the “Contingent Fee”). The Contingent Fee is payable upon the closing of an IPO. On October 2, 2023, the Company signed an Amended and Restated Success Fee Agreement, whereby NGA agreed to convert $1.4 million of the amounts owed to it into 33,995 shares of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $0.1 million owed to such holders to be paid at the closing of the BCA Transactions. Given that the BCA Transactions were not consummated, the Company intends to issue 33,995 shares of common stock and use proceeds of $0.1 million to satisfy the obligations under the Amended and Restated Success Fee Agreement at the closing of an IPO. As the payment of the Contingent Fee was not deemed probable as of December 31, 2024 and 2023, the Contingent Fee was not accrued in accordance with ASC 450, Contingencies (“ASC 450”).

Contingent Financing Fee Arrangement

In September 2024, the Company executed a financing advisor agreement with Cantor Fitzgerald & Co. as compensation for assistance with an IPO which totals the greater of $2 million and 7% of the gross proceeds in conjunction with an IPO (the “Cantor Contingent Financing Fee”). As the payment of the contingent financing fee was not deemed probable as of December 31, 2024, the Cantor Contingent Financing Fee Arrangement has not been accrued in accordance with ASC 450.

KDC IPO Payment Agreement

In April 2022, Aspen Avionics and KippsDeSanto & Co. (“KDC”) entered into an amendment (the “KDC IPO Payment Agreement”) to the parties’ prior engagement letter dated August 7, 2018 (the “KDC Agreement”), pursuant to which Aspen Avionics engaged KDC to provide financial advisory services in connection with Holding’s potential acquisition of Aspen Avionics. Pursuant to the terms of the KDC IPO Payment Agreement upon the closing of an IPO, Aspen Avionics is obligated to cause a one-time, final payment of $1.0 million to be made to KDC in satisfaction of Aspen Avionics’ obligations under the KDC Agreement. As the payment of the KDC IPO Payment Agreement was not deemed probable as of December 31, 2024 or 2023, the KDC IPO Payment Agreement has not been accrued in accordance with ASC 450.

Non-binding Letters of Intent

In November 2023, the Company signed non-binding letters of intent to acquire two businesses for the Training segment, including a flight training school. The parties have undertaken due diligence to determine whether a binding purchase agreement will be negotiated. The total anticipated purchase price for the acquisitions is expected to range from $5.1 million to $7.7 million, which would be paid in a combination of cash and the issuance of equity.

Litigation

A civil action was filed against Old AGI, Inc. in the Circuit Court of Cook County, State of Illinois in February 2022 (the “2022 Lawsuit”). The claimant alleges that an agreement for certain services entered into in March 2020 was breached and resulted in damages to claimant. This case was dismissed on July 5, 2022. However, the court allowed the claimant to amend its complaint. On August 5, 2022, the claimant filed its amended complaint, and the Company filed its response on October 12, 2022. The parties have engaged in discovery and mandatory arbitration. The arbitration resulted in an award in favor of the Company, which was contested by the claimant. On December 19, 2024, the Circuit Court denied the Company’s motion for summary judgment. In March 2025, the Company agreed to settle Mr. Perrin’s individual claims in the lawsuit for $0.75 million, contingent upon the closing of an IPO, which will be paid over six quarters beginning the quarter following the closing of an IPO.

F-64

Civil actions were filed against Coastal Defense and individual guarantors in the Tioga County Court, State of Pennsylvania, in July 2023. The claimant, FCCB, alleges that payment under certain promissory notes is due, and the claimant is seeking recovery of the outstanding amounts. The claimant obtained judgments against all named defendants. The Company is in negotiations with the claimant and, in the meantime, has negotiated forbearance agreements to prevent the claimant from enforcing the judgments. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025.

A civil action was filed against Holdings, AIRO Group, AIRO Group (Illinois), AIRO Drone, Agile Defense, Joseph Burns, Chirinjeev Kathuria and John Uczekaj in Chancery Court in Delaware in September 2023. The claimant, Robert Perrin, a stockholder of the Company alleges that the Company’s entities failed to pay him for services allegedly rendered under an Employment Agreement with AIRO Group (Illinois), that the individual defendants have breached their fiduciary duties as members of the Company’s board of directors, and that defendants violated the Computer Fraud and Abuse Act. On November 17, 2023, the Company filed a motion to dismiss. In response, the claimant filed an Amended Complaint on February 22, 2024 in which he dropped AIRO Group (Illinois) as a defendant, dropped the breach of contract claim and added a wage claim under Delaware statute. On April 5, 2024, the Company filed a Partial Answer and Affirmative Defenses as well as a Partial Motion to Dismiss. In response, the claimant filed a Second Amended Complaint on May 16, 2024 in which he dropped the wage claim under Delaware statute and added a civil conspiracy claim against all defendants. The Company filed an Amended Answer on November 15, 2024 and intends to continue to vigorously defend against all claims asserted in the complaint.

Aside from the above matters, the Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities. Legal contingencies are subject to significant uncertainties and, therefore, determining the likelihood of a loss or the measurement of a loss can be complex. The Company will accrue losses that are both probable and reasonably estimable. As of December 31, 2024 and 2023, there were no amounts accrued related to litigation.

13.	Segment Information

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s chief operating decision maker (“CODM”) has been identified as the chief executive officer. The Company will continue to reevaluate reportable and operating segments. The Company manages its business primarily based upon four operating segments: Avionics, Drones, Electric Air Mobility and Training. In accordance with the segment reporting accounting standard, the Company evaluated the economic similarity of its operating segments and determined that each of these operating segments represents a reportable segment.

The Company has determined that each reportable segment represents a reporting unit and, in accordance with ASC 350, each reporting unit requires an allocation of goodwill.

●	Avionics: This segment develops, manufactures, and sells avionics and GPS sensors for the GA, UAS and eVTOL market segments. The Company’s advanced avionics products are focused on GA aftermarket, OEM display, integration and connected panel solutions.

●	Drones: This segment offers direct operation of drones and drone systems, provision of drone-derived information, and the development of drone-optimized communication services. Additionally, it consists of development and commercialization of market leading MUAS for professional users, primarily in the defense and security markets. The MUAS includes internally developed software, hardware, and mechanical system components. Operations cover sourcing, manufacturing, assembly, quality assurance testing activities and logistics.

●	Electric Air Mobility: This segment includes designing, licensing and ultimately the manufacturing of air vehicles incorporating slowed rotor compound technology that is capable of transporting people and packages operated by pilots or autonomous flight systems.

●	Training: This segment provides and operates military aircraft for U.S. military services and Department of Defense (“DOD”) contractors. Segment revenues are earned from 1) flying training missions as part of armed forces training groups, and 2) providing aircraft and support services to DOD contractors.

F-65

The Company evaluates the performance of its reportable segments based on the net income (loss) for each reporting segment. Presented below are reconciliations of the reportable segment total revenues to the consolidated revenues and the reportable segment total net income (loss) to the consolidated net loss for the years ended December 31:

	December 31, 2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Revenue	$8,665,292	$74,690,908	$-	$3,578,859	$86,935,059
Cost of revenue	5,763,876	19,854,051	-	3,000,395	28,618,322
Gross profit	2,901,416	54,836,857	-	578,464	58,316,737
Research and development	1,028,119	4,512,054	7,593,315	-	13,133,488
Sales and marketing	1,286,161	3,145,812	-	1,990,027	6,422,000
General and administrative	1,868,354	8,190,364	2,114,589	2,599,441	14,772,748
Goodwill impairment	-	-	17,024,000	20,970,000	37,994,000
Interest expense	128,536	2,149,874	-	278,757	2,557,167
Interest income	-	(271,322)	-	-	(271,322)
Other expense (income), net	77,023	204,573	(2,400,756)	(74,176)	(2,193,336)
Income tax benefit (expense)	(7,528,076)	(9,050,789)	4,034,530	4,244,251	(8,300,084)
Segment (loss) profit	$(9,014,853)	$27,854,713	$(20,296,618)	$(20,941,334)	(22,398,092)
Unallocated amounts:
Corporate expenses					3,427,929
Interest expense, net					11,939,244
Other expense, net					20,411
Income tax expense					908,563
Net loss					$(38,694,239)

	December 31, 2023
	Avionics	Drones	Electric Air Mobility	Training	Total
Revenue	$9,387,326	$27,975,073	$258,869	$5,632,547	$43,253,815
Cost of revenue	5,931,393	8,313,356	182,394	3,912,772	18,339,915
Gross profit	3,455,933	19,661,717	76,475	1,719,775	24,913,900
Research and development	1,177,638	3,047,683	7,645,450	-	11,870,771
Sales and marketing	1,557,924	1,826,612	-	1,989,796	5,374,332
General and administrative	2,262,399	3,212,414	3,268,710	3,283,761	12,027,284
Interest expense	422,663	255,195	480,203	544,316	1,702,377
Interest income	-	(255,838)	-	-	(255,838)
Other expense, net	42,357	14,155,835	3,407,702	469,119	18,075,013
Income tax benefit (expense)	(341,151)	(2,258,067)	1,250,339	670,775	(678,104)
Segment loss	$(2,348,199)	$(4,838,251)	$(13,475,251)	$(3,896,442)	$(24,558,143)
Unallocated amounts:
Corporate expenses					5,573,669
Interest expense, net					690,695
Other expense, net					18,213
Income tax expense					(1,615,703)
Net loss					$(32,456,423)

The following table presents revenues by geographic area for the years ended December 31:

	2024
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$5,318,469	$1,168,409	$-	$3,578,859	$10,065,737
Europe	1,792,745	73,522,499	-	-	75,315,244
Other	1,554,078	-	-	-	1,554,078
	$8,665,292	$74,690,908	$-	$3,578,859	$86,935,059

	2023
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$5,575,460	$-	$258,869	$5,632,547	$11,466,876
Europe	2,328,800	27,975,073	-	-	30,303,873
Other	1,483,066	-	-	-	1,483,066
	$9,387,326	$27,975,073	$258,869	$5,632,547	$43,253,815

The Company identified classification errors in the revenues by geographic area table above for the Avionics segment for the year ended December 31, 2023 and corrected these classification errors for comparability to the current period presentation. The Company determined that the errors corrected were not material to any previously issued consolidated financial statements and did not change the Company’s previously reported consolidated financial statements.

F-66

The following table presents revenues by products and services for the years ended December 31:

	2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Products	$8,617,937	$71,855,758	$-	$202,010	$80,675,705
Services	47,355	2,835,150	-	3,376,849	6,259,354
	$8,665,292	$74,690,908	$-	$3,578,859	$86,935,059

	2023
	Avionics	Drones	Electric Air Mobility	Training	Total
Products	$9,341,673	$26,971,641	$-	$1,123,933	$37,437,247
Services	45,653	1,003,432	258,869	4,508,614	5,816,568
	$9,387,326	$27,975,073	$258,869	$5,632,547	$43,253,815

The following table presents capital expenditures, depreciation and amortization, stock-based compensation and contingent consideration fair value adjustments for the years ended December 31:

	2024
	Avionics	Drones	Electric Air Mobility	Training	Total
Depreciation and amortization	$496,268	$1,943,161	$6,801,323	$3,399,414	$12,640,166
Stock-based compensation	-	-	716,092	-	716,092
Contingent consideration fair value adjustments	-	-	(2,400,000)	-	(2,400,000)
Capital expenditures	6,570	782,561	-	-	789,131

	2023
	Avionics	Drones	Electric Air Mobility	Training	Total
Depreciation and amortization	$509,848	$1,773,524	$6,801,319	$3,646,088	$12,730,779
Stock-based compensation	-	-	1,815,225	-	1,815,225
Contingent consideration fair value adjustments	-	14,102,326	3,410,000	496,952	18,009,278
Capital expenditures	3,410	832,512	-	-	835,922

The following table presents tangible long-lived assets by geographic area as of December 31:

	2024
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$201,112	$-	$1,822	$5,338,936	$5,541,870
Europe	-	1,291,947	-	-	1,291,947
	$201,112	$1,291,947	$1,822	$5,338,936	$6,833,817

	2023
	Avionics	Drones	Electric Air Mobility	Training	Total
United States	$218,291	$-	$3,142	$9,089,428	$9,310,861
Europe	-	821,242	-	-	821,242
	$218,291	$821,242	$3,142	$9,089,428	$10,132,103

Total segment assets reconciled to consolidated amounts are as follows as of December 31:

		Total Segment assets
	Avionics	Drones	Electric Air Mobility	Training	Corporate	Total
2024	$1,208,363	$150,721,804	$514,151,757	$32,377,740	$2,539,123	$700,998,787
2023	$3,445,763	$137,523,227	$537,164,290	$58,859,429	$529,909	$737,522,618

Government Regulation

The Company is subject to various local, state, federal and international laws and regulations relating to the development, manufacturing, sale and distribution of its products, systems and services, and it is the Company’s policy to comply with the applicable laws in each jurisdiction in which it conducts business. Regulations include but are not limited to those related to import and export controls, corruption, bribery, environment, government procurement, wireless communications, competition, product safety, workplace health and safety, employment, labor and data privacy.

Drones

Because it contracts with the DoD and other agencies of the U.S. government—and, for certain of those contracts, requires access to classified information—the Company’s Drones segment is subject to extensive federal statutes and regulations, including the FAR, the DFARS, the Truthful Cost and Pricing statute, the Foreign Corrupt Practices Act, the False Claims Act, and the regulations implementing the National Industrial Security Program Operating Manual (“NISPOM”). The NISPOM regulations establish the security requirements applicable to classified contracts and programs, facility security clearances, and personnel security clearances. The federal government audits and reviews contractors’ performance on contracts, pricing practices, cost accounting systems and practices, and compliance with applicable laws, regulations and standards. Like most government contractors, the Drones segment’s contracts are audited and reviewed regularly by federal agencies, including the Defense Contract Management Agency and the Defense Contract Audit Agency.

F-67

In addition, the Drones segment is subject to industry-specific regulations due to the nature of the products and services it provides. For example, certain aspects of its business are subject to further regulation by additional U.S. government authorities, including: (i) the FAA, which regulates airspace for all air vehicles in the NAS; (ii) the National Telecommunications and Information Administration and the Federal Communications Commission, which regulate the wireless communications upon which its UAS depend in the U.S.; (iii) the Directorate of Defense Trade Controls of the U.S. Department of State, which administers the International Traffic in Arms Regulations that regulate the export of controlled technical data, defense articles and defense services and (iv) the Bureau of Industry and Security of the U.S. Department of Commerce, which regulates matters relating to U.S. national security and technology.

Electric Air Mobility

A transport category type certification is the highest level in safety provided by the Civil Aviation Authorities. Jaunt intends to certify under CAR 529, single pilot IFR (instrument flight rules) and comply with Category Enhanced of EASA SC-VTOL-01 by:

●	using System Safety Assessment processes (Aerospace Recommended Practice “ARP” 4761 with ARP 4754A) that are industry standard for commercial transport aircraft (Exposure Draft (ED) 79A);

●	designing flight critical systems to meet the requirements of a probability of catastrophic failure of less than 10-9 per flight hour (less than once every billion flight hours);

●	developing robust software design processes to meet Development Assurance Level A for functions that could exhibit catastrophic failures; and

●	meeting requirements for bird strike, fatigue and damage tolerance, lightning strike, fire protection, and designing and incorporating elements for crashworthiness right from conceptual stage.

In the near-term, the efforts of the Electric Air Mobility segment will focus on obtaining FAA certification of its aircraft and engaging with key decision makers in the cities in the United States in which it anticipates its aircraft and UAM service will initially operate. Its aircraft will be required to comply with regulations governing aircraft design, production and airworthiness. In the United States, this primarily includes regulations put forth by the FAA and the Department of Transportation (“DOT”). Outside the United States, similar requirements are generally administered by the national civil aviation and transportation authorities of each country.

F-68

Avionics

Aspen Avionics designs and manufactures equipment under worldwide aviation regulatory agency approvals. These include but are not limited to FAA, EASA, TCCA, and ENAC (Brazil) regulations. These govern the design test, certification, installation, and manufacturing of Aspen’s equipment.

The FAA regulates the manufacture, repair and operation of all aircraft and aircraft parts operated in the United States. Its regulations are designed to ensure that all aircraft and aviation equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. Aircraft operators must maintain logs concerning the utilization and condition of aircraft engines, life-limited engine parts and airframes. In addition, the FAA requires that various maintenance routines be performed on aircraft engines, some engine parts, and airframes at regular intervals based on cycles or flight time. Engine maintenance must also be performed upon the occurrence of certain events, such as foreign object damage in an aircraft engine or the replacement of life-limited engine parts. Such maintenance usually requires that an aircraft engine be taken out of service. Aspen Avionics’ operations may in the future be subject to new and more stringent regulatory requirements. In that regard, Aspen Avionics closely monitors the FAA and industry trade groups in an attempt to understand how possible future regulations might impact it. Our businesses that sell defense products directly to the U.S. government or for use in systems delivered to the U.S. government can be subject to various laws and regulations that govern pricing and other factors.

14.	Employee Benefit Plan

The employees of Aspen Avionics and Coastal Defense in the U.S. are eligible to participate in a profit-sharing plan under Internal Revenue Code Section 401(k). Participants in the profit-sharing plan may elect to have Aspen Avionics and Coastal Defense contribute a portion of their compensation to the profit-sharing plan. Contributions to be made by Aspen Avionics and Coastal Defense will be at their discretion. No significant contributions were made for the years ended December 31, 2024 and 2023.

15.	Stock-Based Compensation

Option Plan

On April 1, 2022, as part of the reverse acquisition with Holdings, the Company adopted the AIRO Group Holdings, Inc. Option Plan (the “Plan”), and assumed the outstanding options previously granted prior to the acquisition. The option agreements provide for the purchase of a total of 0.4 million shares of the Company’s common stock with an exercise price of $8.59 per share. There were no additional common shares available for future grants under the Plan. The options vesting periods range from immediate to four years and expire as determined by the Board of Directors, but not more than 10 years from the date of grant. The exercise price and grant amounts are determined in accordance with the provisions of the Plan and by the Board of Directors.

The total stock-based compensation expense for the Plan during the years ended December 31, 2024 and 2023 was $0.7 million and $1.8 million, respectively.

Unamortized expense as of December 31, 2024 was $0.2 million and will be recognized over an estimated weighted-average period of 0.3 years.

A summary of option activity under the Plan for the years ended December 31, 2024 and 2023:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Options outstanding, January 1, 2023	356,015	$8.59	7.4
Options granted	-	$-
Options outstanding, December 31, 2023	356,015	$8.59	6.4
Options forfeited	(50,648)	$8.59
Options outstanding, December 31, 2024	305,367	$8.59	6.6
Vested and exercisable, December 31, 2024	255,847	$8.59	6.6
Vested and exercisable and expected to vest, December 31, 2024	305,367	$8.59	6.6

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the use of a number of complex assumptions including expected volatility, expected term, risk-free interest rate, and expected dividends of the option.

The expected volatility assumption used in the Black-Scholes option pricing model are based on estimates derived from both historical and implied volatility from a group of comparable public companies operating in the same or similar lines of businesses as the Company.

The expected term of employee options represents the weighted-average period the options are expected to remain outstanding and was derived using the simplified method for awards that qualify as its “plain-vanilla” options. All awards that are outstanding are qualified for “plain-vanilla” options.

The risk-free rate is based on the United States Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the option.

The dividend yield is set to zero as the Company has never paid cash dividends and has no present intention to pay cash dividends.

Restricted Stock Awards

In May 2022, the Company granted restricted stock awards for 0.3 million shares of common stock with performance-based vesting criteria with a grant date fair value of $41.95 per share. The recognition of vesting on the restricted stock awards can vary by reporting period as the recognition of vesting expense is based on the probable outcome of the performance threshold condition and the cumulative progress to those performance conditions. The Company reassesses at each reporting date whether the achievement of the performance threshold condition is probable and accrues compensation expense if and when achievement of the performance threshold condition is probable and the expected achievement and vesting date for the performance tranche.

The restricted stock awards granted in May 2022 were granted with three separate performance thresholds with specific amounts of restricted shares attached that vest based on the probable achievement of those performance thresholds. The performance thresholds are attached to contract dollar volumes on Adversary Air task orders from the United States Department of Defense. The restricted stock awards vest ratably at each performance tranche level of aggregate amounts of (1) $25.0 million, (2) $50.0 million and (3) $75.0 million.

F-69

As of December 31, 2022, the Company had concluded that the achievement of the performance thresholds within the measurement period was not probable. Accordingly, during the period from the grant date to December 31, 2022, no compensation expense was recognized. On August 2, 2023, the terms of the restricted stock awards were modified whereby the vesting of the 0.3 million shares of common stock became contingent upon the Company’s common stock being publicly traded. As this contingency was not probable as of the modification date, no charge was recorded as of a result of the modification. As of December 31, 2024 and 2023, there was no compensation expense recognized as the contingency was not probable.

16.	Leases

Commercial real estate

Sky-Watch leases two commercial real estate locations used primarily as office space and for production. One location is leased month to month while the other has terms that end on March 1, 2028.

Aspen Avionics has a lease for its office and assembly facility in Albuquerque, New Mexico, with terms extending through June 30, 2025 and an additional lease for office space in Phoenix, Arizona through April 30, 2025.

Coastal Defense has one hangar lease that terminates on February 28, 2026. Other hangar leases are leased on a month-to-month basis.

Additional office leases are leased on a month-to-month basis. All of the commercial real estate leases with terms greater than one year described above are classified as operating leases and are included within ROU assets and lease liabilities on the Company’s consolidated balance sheets.

Automobiles and Aircraft

Sky-Watch leases one automobile with a term ending in 2026 and various automobile leases with lease terms of less than one year. All of the automobile and aircraft leases with lease terms greater than one year described above are classified as operating leases and are included within ROU assets and lease liabilities on the Company’s consolidated balance sheets.

The following table presents supplemental cash flow information related to the Company’s operating leases:

	Year ended	Year ended
	December 31, 2024	December 31, 2023
Cash paid for amounts included in the measurement of operating lease liabilities
Operating cash flows from operating leases	$380,947	$516,801

Maturities of operating lease liabilities as of December 31, 2024 were as follows:

2025	$218,669
2026	75,653
2027	70,717
2028	18,121
Total	383,160
Less: interest	(24,355)
Present value of lease liabilities	$358,805

Total lease expense was $0.4 million and $0.5 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the weighted-average remaining lease term for the operating leases was 2.1 years and the weighted-average discount rate was 6.22%. As of December 31, 2023, the weighted-average remaining lease term for the operating leases was 0.9 years and the weighted-average discount rate was 5.21%. Short-term lease expense for 2024 and 2023 was not significant.

F-70

17.	Income Taxes

For the year ended December 31, 2024, the Company’s income tax expense was $9.2 million and the effective tax rate was 31.2%. For the year ended December 31, 2023, the Company’s income tax expense was $2.3 million and the effective tax rate was 7.6%.

The sources of loss before income tax expense are as follows for the years ended December 31:

	2024	2023
United States	$(65,862,844)	$(27,196,215)
International	36,377,252	(2,966,401)
Loss before income tax expense	$(29,485,592)	$(30,162,616)

Income tax expense is comprised of the following for the years ended December 31:

	2024	2023
Current:
Federal	$693	$-
State	(1,050)	-
International	(9,880,378)	(1,307,908)
Total current	(9,880,735)	(1,307,908)

Deferred:
Federal	(139,389)	(30,606)
State	(18,115)	(5,134)
International	829,592	(950,159)
Total deferred	672,088	(985,899)
Total income tax expense	$(9,208,647)	$(2,293,807)

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows for the years ended December 31:

	2024	2023
Federal tax at statutory rate	$6,191,974	$6,334,161
State income taxes	(18,944)	(5,134)
Stock compensation	(150,379)	(381,198)
Foreign rate differential	(372,507)	(88,725)
Fair value change in contingent liability	504,184	(2,944,588)
GILTI inclusion	-	(2,890,555)
Transaction costs	(300,834)	(824,875)
Goodwill impairment	(7,978,740)	-
Other permanent differences	(47,700)	-
Return to provision	(210,873)	(466,925)
Valuation allowance	(6,785,696)	(939,629)
Other	(39,132)	(86,339)
Income tax benefit (expense)	$(9,208,647)	$(2,293,807)

The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. The Company primarily considered the nature of the Company’s deferred tax assets and the timing, likelihood and amount, if any, of future taxable income during the periods in which those temporary differences and carryforwards become deductible. The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of its net deferred tax assets. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

F-71

Deferred tax assets and liabilities are as follows as of December 31:

	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$12,342,222	$10,617,277
Accruals and reserves	3,220,576	2,394,971
Excess interest expense 163(j)	4,032,840	685,309
Capitalized research and experimental expenses	864,734	679,496
Other	1,019,025	672,952
Gross deferred tax assets	21,479,397	15,050,005
Valuation allowance	(9,836,089)	(4,573,011)
Net deferred tax assets	11,643,308	10,476,994

Deferred tax liabilities:
Intangible assets	(10,907,634)	(10,305,720)
Property and equipment	(1,304,767)	(1,465,355)
ROU assets	(198,238)	(181,021)
Total deferred tax liabilities	(12,410,639)	(11,952,096)
Net deferred tax liabilities	$(767,331)	$(1,475,102)

As of December 31, 2024, the Company has federal, state, and foreign net operating loss carryforwards (“NOL”) totaling $50.2 million, $28.8 million and $1.0 million, respectively. If not utilized, federal NOLs of $22.1 million will expire at various dates from 2027 through 2037, and $28.1 million of federal NOLs have indefinite lives. State NOLs of $7.5 million will expire at various dates from 2025 through 2043, and $21.3 million of state NOLs have indefinite lives. Canadian NOLs of $1.0 million begin to expire in 2042.

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of all available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. The Company’s management believes that, based on a number of factors, it is more likely than not, that all or some portion of the deferred tax assets will not be realized; and accordingly, for the year ended December 31, 2024, the Company has provided a valuation allowance for certain deferred tax assets that are expected to be unrealized against the Company’s U.S. and Canada net deferred tax assets. The net change in the valuation allowance for the years ended December 31, 2024 and 2023 was an increase of $5.3 million and an increase of $1.0 million, respectively.

Domestic NOLs are subject to an annual limitation as a result of multiple changes of ownership as defined under IRC Section 382. Federal NOLs of $20.7 million and state NOLs of $16.4 million originating after the most recent change are not subject to limitation. IRC §163(j) interest expense carryforwards have indefinite lives and are generally limited to an annual utilization limitation of thirty percent of adjusted taxable income plus business interest income. California NOLs are limited to a member’s contribution to combined California taxable income. The Company has reduced its federal and New Mexico NOLs by the amount expected to be unavailable and expire unutilized as a result of any IRC §382 limitation.

F-72

The Company had no unrecognized tax benefits for the years ended December 31, 2024 or 2023. The Company recognizes interest and penalties related to unrecognized tax benefits in operating expenses. No such interest and penalties were recognized during the years ended December 31, 2024 and 2023.

The Company expects to file income tax returns in the United States, Canada and Denmark. As of December 31, 2024, Holdings’ tax years 2021 through 2023 remain open to examination. Prior to closing of the acquisitions, AIRO Drone, Agile Defense, and Jaunt were taxed as partnerships and, as a result, the Company is not responsible for pre-acquisition tax authority examinations. All of Aspen Avionics’ tax years remain open to examination. Coastal Defense’s tax years 2021 through 2023 remain open to examination. Denmark’s statute of limitations expires May 1st in the fourth calendar year following the end of the relevant accounting period, and therefore the 2021 through 2023 tax years remain open to tax examination.

18.	Related Party Transactions

Related party transactions include the following:

●	Aspen Avionics has a Commercialization Agreement with Centro Italiano Richerche Aerospaziali S.c.p.A (“CIRA”), a stockholder of Aspen Avionics, whereby CIRA licensed certain technology to Aspen Avionics. As consideration for the license, CIRA will receive a royalty based on each unit sold by Aspen Avionics. In March 2020, Aspen Avionics entered into an agreement with CIRA to settle unpaid royalty amounts due under a development agreement. The Company owed $0.6 million and $0.5 million to CIRA as of December 31, 2024 and 2023, respectively.

●	Aspen Avionics owed $0.4 million and $0.2 million to Accord Global, a stockholder, as of December 31, 2024 and 2023, respectively. Sales to Accord Global were $0.3 million and $0.1 million during the years ended December 31, 2024 and 2023, respectively. Amounts due from Accord Global were $0.4 million and $0.1 million as of December 31, 2024 and 2023, respectively.

●	As of December 31, 2024 and 2023, Coastal Defense had net receivables due from Failor Services, Inc. (“Failor”), which is owned by a stockholder of the Company, of $0.4 million which are included in “Related party receivables” on the consolidated balance sheets. No purchases were made from Failor during the period from the Coastal Defense acquisition date through December 31, 2024. Coastal Defense also pays for certain expenses on Failor’s behalf, which are reimbursable to Coastal Defense.

●	Coastal Defense uses West Run LLC (“West Run”) as a subcontractor for its military exercises. West Run is owned by both a Coastal Defense employee and a shareholder of the Company and the wife of Coastal Defense’s former President. The Company owed $0.3 million to West Run as of December 31, 2024. No amounts were due to West Run as of December 31, 2023.

●	During 2024, the Company issued a series of promissory notes to Martin Peryea, our Senior Vice President and General Manager, Electric Air Mobility Division, which totaled $0.2 million as of December 31, 2024 which are payable within two weeks of Closing and have an interest charge of $1.

●	Since May 2022 through December 31, 2024, the Company has issued unsecured promissory notes, with no collateral or guarantees, to employees and stockholders for purposes of funding its operations. The principal balance of these notes was $4.2 million and $3.1 million as of December 31, 2024 and 2023, respectively. Prior to August 2024, interest as described below was payable in shares immediately prior to the Closing of the BCA Transactions and principal amounts were due within a certain number of days following the Closing of the BCA Transactions. During the third and fourth quarter of fiscal 2024 and the first quarter of 2025, the notes below, except for $0.1 million, were amended such that interest would be payable in shares at the closing of an IPO whereby the number of shares would be based on the trading price and the principal amounts due would be payable within the same number days subsequent to the closing of an IPO.

As of December 31, 2024, notes totaling $2.3 million, as amended, accrue an interest charge equal to 100% of the principal amount, payable in shares of common stock on the Closing Date, with 110% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.4 million carry the same terms except only 100% of the principal is paid 190 days following the Closing Date. Notes totaling $0.2 million accrue an interest charge equal to 50% of the principal amount, payable in shares of common stock on the Closing Date with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.2 million accrue an interest charge equal to 115% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 15% interest per annum accruing from the Closing Date. Notes totaling $0.4 million accrue an interest charge equal to 125% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date. Notes totaling $0.1 million accrue an interest charge equal to 150% of the principal amount, payable in shares of common stock on the Closing Date, with 100% of the principal paid 190 days following the Closing Date plus 12% interest per annum accruing from the Closing Date.

Notes totaling $0.1 million, as amended, accrue an interest charge equal to $50,000 payable in shares of common stock immediately prior to closing of this offering, with the principal due by March 31, 2025. On March 27, 2025, the maturity date of this note was extended to April 30, 2025.

Notes totaling $0.5 million with Dangroup which accrued interest at a rate of 10.5% per annum and becomes payable five days after the closing of this offering or the closing of one or more financing transactions with an aggregate value of at least $35.0 million.

F-73

●	Coastal Defense entered into unsecured due on demand notes with two stockholders (the “Stockholder Notes”). Interest is charged at 7.00% per year. As of December 31, 2024 and 2023, the total outstanding balance of the Stockholder Notes was $1.0 million. No specific repayment schedules have been determined.

●	The Company entered into promissory notes with the Merger Entities during 2022. The fair value of the contingent consideration promissory notes issued to the former equity holders of Agile Defense, AIRO Drone and Coastal Defense totaled $9.4 million as of December 31, 2024 and 2023 and are included in contingent consideration on the consolidated balance sheets. In October 2023, the Company signed various agreements pursuant to which approximately 90% of the principal owed would be converted to equity in the Company at a rate of $39.7112 per share no later than two days prior to closing of the BCA Transactions. Given that the BCA Transactions were not consummated, at the closing of an IPO, the Company intends to issue the following shares and use the following proceeds to satisfy the following contingent consideration obligations:

●	Promissory Note issued in connection with the Agile Defense Acquisition (the “Agile Defense Promissory Note”) - issue 34,360 shares of common stock and use proceeds of $1.0 million to satisfy the Company’s obligations to the remaining holder under the Agile Defense Promissory Note and the other holders pursuant to a Note Termination Agreement.
●	Promissory Note issued in connection with the Airo Drone acquisition (the “Airo Drone Promissory Note”) - issue 37,080 shares of common stock and use proceeds of $0.6 million to satisfy the Company’s obligations to the remaining holder under the Airo Drone Promissory Note and the other holders pursuant to a Note Termination Agreement.
●	Promissory Note issued in connection with the acquisition of Coastal Defense (the “CDI Promissory Note”), as amended on March 7, 2025 - issue 203,707 shares of common stock and use proceeds of $2.0 million to satisfy the Company’s obligations to the holders under the CDI Promissory Note pursuant to a Promissory Note Termination Agreement.

●	Jaunt Contingent Arrangement in connection with the Jaunt acquisition – issue 1,122,437 shares of common stock and use proceeds of $5.0 million to satisfy the Company’s obligations pursuant to a Satisfaction of Indebtedness and Satisfaction of Covenant Agreement.

●

In conjunction with the Aspen Avionics acquisition, the Company agreed to assume $25.3 million of obligations as defined within the merger agreement of which $19.4 million was attributable to the Aspen Notes, $1.9 million was attributable to future allowable services or to be payable to the former Aspen Avionics shareholders at the closing of this offering, and $0.9 million was attributable to the Aspen Carveout Plan. The Aspen Carveout Plan also includes a one-time stock payment of $2.0 million for designated employees and consultants payable upon the occurrence of certain change in control events. On October 6, 2023, the Company signed a satisfaction of indebtedness and satisfaction of covenant agreement (the “Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement”), whereby all of the holders agreed to convert various amounts due, which included $17.5 million under the Bridge Notes, $0.8 million related to the cash portion of Aspen Carveout Plan, and $1.7 million attributable to the Contingency Fund into 440,592 shares, 20,010 shares and 43,512 shares, respectively, of the Company’s common stock immediately prior to the closing of the BCA Transactions, with the remaining amount of $2.2 million owed to such holders to be paid at the closing of the BCA Transactions. The Aspen Carveout Plan also provides for a $2.0 million payment in stock which equates to 51,309 shares that is also due at the closing of a business combination. Given that the BCA Transactions were not consummated, the Company intends to issue an aggregate of 555,423 shares of the Company’s common stock and use proceeds of $2.2 million from an IPO to satisfy the obligations to the holders under the Aspen Satisfaction of Indebtedness and Satisfaction of Covenant Agreement, whereby all of the holders agreed to convert 90% of cash payments due with the remaining 10% due at the closing of an IPO.

●	As detailed in Note 1, the Company entered into a promissory note in conjunction with the acquisition of Sky-Watch in 2022 which was amended in 2023 such that it was payable no later than December 31, 2023. As the contingency was resolved, the difference between the December 31, 2022 fair value of $7.8 million and the face value of the promissory note of $12.9 million was recorded to other income (expense), net during the year ended December 31, 2023 and the $12.9 million liability was reclassified to due to seller on the consolidated balance sheets. In December 2023, the Company amended the terms of the promissory note due to Sky-Watch to be payable no later than March 31, 2024. In March 2024, the Company amended the terms of the promissory note to be payable no later than June 30, 2024. The $12.9 million promissory note was fully repaid during the year ended December 31, 2024.

As detailed in Note 1, the Sky-Watch earnout liability was originally payable up to $6.5 million, of which up to a maximum of $3.0 million was payable on a dollar-for-dollar basis on revenue earned within the first two-year anniversary of the acquisition and $3.5 million would become due and payable if and only if Sky-Watch earns a minimum of $13.8 million in revenue during the period from the acquisition date through June 2024. In December 2022, the Equity Purchase Agreement was amended to increase the second earnout amount to $7.5 million and to extend the earnout period to include the full fiscal year periods of 2022 through 2024. In March 2023, the Equity Purchase Agreement was further amended to add a third earnout of $4.0 million if revenue during the full fiscal year periods of 2022 through 2024 reaches $17.0 million with the earnouts payable by May 31, 2024. As of December 31, 2023, the earnout liability was recorded to the full amount owed net of $3.0 million in payments made to date totaling $11.5 million and was classified as due to seller as all contingencies had been resolved.

F-74

As of December 31, 2024, the total amount included in due to seller and owed under the earnouts was $3.1 million. As of December 31, 2023, the total amount included in due to seller and owed under the promissory notes and the earnouts was $18.8 million. In March 2024, the parties further amended the Equity Purchase Agreement, to extend the due dates of the earnout liability and the promissory note to June 30, 2024 in exchange for the former shareholders of Sky-Watch becoming eligible for an additional earnout of $1.0 million if Sky-Watch achieves EBITDA of DKK 127,107,500 or above for fiscal year 2024. As both the promissory note and the second and third earnouts were due within three months of the amendment date and as the Company would not have been able to refinance the then current balance of $18.3 million with another lender, the Company determined this modification to be an extinguishment in accordance with ASC 470-50. The loss on debt extinguishment was not significant. The Company recorded $1.0 million of interest during the year ended December 31, 2024 related to this debt as described in Note 1. In June 2024, the Company amended the Equity Purchase Agreement to extend the payment dates for the remaining balance on the seller promissory note to five business days following the date that the Company, or its successor, closes one or more financing transactions with an aggregate value of at least $35 million, and for the remaining earnout liability to five business days following the date that the Company, or its successor, closes one or more financing transactions with an aggregate value of at least $45 million. Interest shall continue to accrue on the earned but unpaid earnout amounts at the federal discount rate plus five percent, compounded quarterly. The former shareholders agreed to waive enforcement of payment until June 30, 2025.

●

On June 28, 2024, the Company signed an Incentive Agreement whereby the Company will pay Dangroup 20% of Sky-Watch’s EBITDA as an incentive bonus for their continued involvement in Sky-Watch’s governance, management and/or other operations commencing on January 1, 2025 for an initial term of five years. The Incentive Agreement also included a five percent payout on any aggregate earnout awards that the Company’s stockholders were entitled to in conjunction with the BCA Transactions. In December 2024, the Incentive Agreement was amended such that Dangroup will receive shares in conjunction with the Closing such that their ownership will be 5% on a fully diluted basis.

●	On June 28, 2024, the Company signed a Consulting Agreement whereby the Company will pay a shareholder and former board member of Sky-Watch 2.5% of Sky-Watch’s EBITDA as a consulting fee for his assistance with branding and rolling out products and services into new and additional markets commencing on January 1, 2024. This agreement may be terminated by either party with 30 days notice.

19.	Subsequent Events

The Company has evaluated subsequent events through April 9, 2025, which represents the date the consolidated financial statements were available for issuance. Other than the items listed below, there were no subsequent events that would require adjustment to or disclosure in these consolidated financial statements.

Between January 1, 2025 and April 9, 2025, $7.3 million of Investor Notes were amended such that interest would be payable in shares of common stock at the closing of an IPO whereby the number of shares would be based on the trading price.

During the first quarter of 2025, certain Investor Notes were further amended to extend the maturity date from December 31, 2024 or March 31, 2025 to dates ranging from March 31, 2025 to May 31, 2025. In March 2025, the Aspen Carveout Plan and the Bridge Notes termination date and the maturity date, respectively, were extended to April 30, 2025. On March 27, 2025, the Company and FCCB agreed to payment terms and a release whereby $0.2 million in amounts due would be paid by April 30, 2025.

On January 31, 2025, the Company entered into an Agreement of Sale of Future Receipts with Libertas whereby the Company sold $2.5 million of its future receivables in exchange for immediate cash proceeds of $2.0 million. On February 28, 2025, the Company entered into an additional Agreement of Sale of Future Receipts with Libertas whereby the Company sold $1.9 million of its future receivable in exchange for immediate cash proceeds of $1.5 million. While there are no repayment terms on these agreements, based on historical revenues, the Company estimates the associated receivables to be remitted in 1 year. The receivables will be remitted to Libertas as they are collected, subject to a specific percentage deduction from weekly receipts. The agreements are collateralized by all Accounts, as defined by UCC Article 9. In conjunction with each of the Agreements of Sale of Future Receipts with Libertas, the Company entered into a warrant agreement whereby Libertas agreed to purchase an aggregate of 0.25% of the fully diluted number of shares of common stock of the Company immediately before the closing of the Company’s IPO at an exercise price of $0.02 per share.

In February 2025, the Company amended an unsecured promissory note totaling $1.0 million to increase the one-time interest charge from 100% to 110% of the principal amount, payable in shares of common stock at the closing of an IPO whereby the number of shares would be based on the trading price.

In March 2025, the Company agreed to settle Mr. Perrin’s individual claims in the lawsuit for $0.75 million, contingent upon the closing of an IPO, which will be paid over six quarters beginning the quarter following the closing of an IPO.

In March 2025, the CDI Promissory Note Termination Agreement was amended whereby all of the holders agreed to convert $8.1 million of the principal owed to them under the CDI Promissory Note into 203,707 shares of our common stock immediately prior to the closing of an initial public offering, with the remaining principal of $2.0 million owed to such holders to be paid at the closing of an initial public offering.

On March 7, 2025, the Board of Directors approved a 1-for-1.7 reverse stock split of the Company’s issued and outstanding shares of common stock and options to purchase common stock. The Stock Split reduced the number of shares of the Company’s issued and outstanding common stock, as well as the numbers of shares reserved and available for future issuance and underlying outstanding options to purchase common stock. No fractional shares were distributed as a result of the reverse stock split, and stockholders were entitled to a cash payment in lieu of fractional shares. The Stock Split did not affect the par values per share or authorized common stock.

In March 2025, the Board of Directors adopted, and the stockholders approved, the AIRO Group Holdings, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan provides for the grant of incentive stock options (“ISOs”) to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants, including employees and consultants of the Company’s affiliates. The 2025 Plan is a successor to and continuation of the Legacy Plan (referred to in the 2025 Plan as the Prior Plan) and will become effective on the execution of the underwriting agreement related to an IPO. Initially, the maximum number of shares of the Company’s common stock that may be issued under the 2025 Plan after it becomes effective will not exceed 1.9 million shares of the Company’s common stock (the “Share Reserve”). In addition, the number of shares of the Company’s common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each year, starting on January 1, 2026, through and including January 1, 2035, in an amount equal to (1) 5% of the total number of shares of the Company’s common stock outstanding on the last day of the preceding calendar year, or (2) a lesser number of shares of the Company’s common stock determined by the Board of Directors prior to the date of the increase. The maximum number of shares of the Company’s common stock that may be issued upon the exercise of ISOs under the 2025 Plan will be three times the Share Reserve.

F-75

3,500,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

Cantor

, 2025

Through and including             , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the U.S. Securities and Exchange Commission (“SEC”), registration fee and the Financial Industry Regulatory Authority, Inc., (“FINRA”), filing fee.

AMOUNT PAID OR TO BE PAID
SEC registration fee	$13,049
FINRA filing fee	13,285
Accountants’ fees and expenses	200,000
Legal fees and expenses	1,000,000
Transfer agent’s fees and expenses	5,000
Printing and engraving expenses	15,000
Miscellaneous expenses	153,666
Total	$1,400,000

Item 14. Indemnification of Directors and Officers.

As permitted by Sections 102 and 145 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

●	we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

II-1

Our amended and restated certificate of incorporation and our bylaws, as amended, provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

We have purchased and currently intend to maintain insurance on behalf of each and every person who is one of our directors or officers, within the limits and subject to the terms and conditions thereof, against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The form of underwriting agreement to be entered into in connection with this offering provides for indemnification by the underwriters of us and our officers and directors who sign this registration statement for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock, promissory notes, options and warrants to purchase shares of a common stock issued by us since January 1, 2022 that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such securities and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Common Stock and Promissory Notes

In March 2022, we issued 3,143,001 shares of our common stock to the members of Jaunt in exchange for 100% of the membership interest in Jaunt. As a result of this transaction, Jaunt became our wholly owned subsidiary.

In March 2022, we issued 524,064 shares of our common stock and a promissory note in the amount of $12.9 million to the shareholders of Sky-Watch in exchange for 100% of the stock of Sky-Watch. As a result of this transaction, Sky-Watch became our wholly owned subsidiary.

In April 2022, we issued 1,515,151 shares of our common stock to the shareholders of Aspen in exchange for 100% of the stock of Aspen. As a result of this transaction, Aspen became our wholly owned subsidiary.

In April 2022, we issued 1,069,514 shares of our common stock and a promissory note in the amount of $10.1 million to the shareholders of CDI in exchange for 100% of the stock of CDI. As a result of this transaction, CDI became our wholly owned subsidiary.

In June 2025, we issued 546,173 shares of our common stock to Dangroup at the close of the IPO pursuant to the Dangroup Incentive Agreement.

In June 2025, we issued 33,995 shares of our common stock to NGA at the close of the IPO pursuant to the Amended and Restated Success Fee Arrangement

No underwriters were involved in the foregoing issuances of securities. The issuances of shares of our common stock and promissory notes described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(b) Grants of Stock Options and Restricted Stock

In March 2022, in connection with our acquisition of Jaunt, we assumed the Legacy Plan, and certain employees and consultants of Jaunt were granted options to purchase shares of our common stock. The total number of shares reserved for issuance under the Legacy Plan consists of 356,015 shares of our common stock and no further grants are contemplated.

II-2

In May 2022, we and Kyle Stanbro entered into a Restricted Stock Award Agreement, as subsequently amended in August 2023, whereby we issued to Mr. Stanbro 127,005 shares of our common stock (the “Stanbro Restricted Stock”). The Stanbro Restricted Stock vested on the first day of the first full calendar quarter following the completion of the IPO.

In May 2022, we and Jeffrey Parker entered into a Restricted Stock Award Agreement, as subsequently amended in August 2023, whereby we issued to Mr. Parker 127,005 shares of our common stock (the “Parker Restricted Stock”). The Parker Restricted Stock vested on the first day of the first full calendar quarter following the completion of the IPO.

No underwriters were involved in the foregoing issuances of securities. The issuances of stock options and restricted stock awards and the shares of our common stock issued upon the exercise of the options described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c) Warrant Issuances

In March 2022, in connection with its acquisition of Jaunt, we issued warrants to certain members of Jaunt to purchase, in the aggregate, 66,026 shares of our common stock. The warrants were issued in exchange for warrants to purchase equity in Jaunt pursuant to a Warrant Exchange Agreement between us, Jaunt and the individual warrant holders. The warrants may be exercised within ten years of the issue date for an exercise price of $16.83 per share of common stock.

In January 2025, February 2025 and July 2025, in connection with our entry into three Agreements of Sale of Future Receipts, we issued warrants to Libertas Funding, LLC to purchase, in the aggregate, 156,622 shares of our common stock.

No underwriters were involved in the foregoing issuance of securities. The issuance of the warrants described in this paragraph (c) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of securities in the transaction described above represented that such recipient was an accredited investor and was acquiring the securities for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the instrument representing such securities issued in such transaction.

In June 2025, in connection with the closing of the IPO we issued warrants to the underwriters to purchase, in the aggregate, 345,000 shares of our common stock (the “Underwriters’ Warrants”).

The shares of our common stock underlying the Underwriters’ Warrants are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of our common stock underlying the Underwriters’ Warrants will include appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

(d) Promissory Note Issuance

Between May 2022 and June 2025, we raised $9.9 million in the form of unsecured promissory notes with no collateral and no guarantees to private investors, which accrue interest payable in shares of our common stock.

No underwriters were involved in the foregoing issuance of securities. The issuance of the convertible promissory notes described in this paragraph (e) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act, relating to transactions by an issuer not involving any public offering. Each recipient of securities in the transaction described above represented that such recipient was an accredited investor and was acquiring the securities for its own account for investment purposes only and not with a view to the public resale or distribution thereof and that it could bear the risks of the investment and could hold the securities for an indefinite period of time, and appropriate legends were affixed to the instrument representing such securities issued in such transaction.

II-3

Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules.

		Incorporated by Reference
Exhibit No.	Description of Document	Schedule/ Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement.					X
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-38529	3.1	June 16, 2025
3.2	Amended and Restated Bylaws of the Company.	8-K	001-38529	3.2	June 16, 2025
4.1	Form of Common Stock Certificate.	S-1/A	333-285149	4.1	May 20, 2025
5.1	Opinion of Cooley LLP.					X
10.1+	Form of Indemnification Agreement by and between the Registrant and its directors and officers.	S-1/A	333-285149	10.1	May 20, 2025
10.2+	Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.2	May 20, 2025
10.3+	Amendment No. 1 to the Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.3	May 20, 2025
10.4+	Amendment No. 2 to the Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.4	May 20, 2025
10.5+	2023 Omnibus Amendment to the Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.5	May 20, 2025
10.6+	Amendment No. 4 to the Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.6	May 20, 2025
10.7+	Amendment No. 5 to the Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.7	May 20, 2025
10.8+	Amendment No. 6 to the Aspen Avionics, Inc. 2021 Management Carveout Plan.	S-1/A	333-285149	10.8	May 20, 2025
10.9+	AIRO Group Holdings, Inc. Option Plan.	S-1/A	333-285149	10.9	May 20, 2025
10.10+	AIRO Group Holdings, Inc. 2025 Equity Incentive Plan, as amended.	S-1/A	333-285149	10.10	May 20, 2025
10.11+	Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the AIRO Group Holdings, Inc. 2025 Equity Incentive Plan.	S-1/A	333-285149	10.11	May 20, 2025
10.12+	Forms of Restricted Stock Unit Grant Notice and Award Agreement.	S-1/A	333-285149	10.12	May 20, 2025
10.13	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Agile Defense, and certain other parties thereto, dated as of October 6, 2021, as amended.	S-1/A	333-285149	10.13	May 20, 2025

II-4

		Incorporated by Reference
Exhibit No.	Description of Document	Schedule/ Form	File No.	Exhibit	Filing Date	Filed Herewith
10.14	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., AIRO Drone, and certain other parties thereto, dated as of October 6, 2021, as amended.	S-1/A	333-285149	10.14	May 20, 2025
10.15	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Jaunt, and certain other parties thereto, dated as of October 6, 2021, as amended.	S-1/A	333-285149	10.15	May 20, 2025
10.16	Equity Purchase Agreement by and among AIRO Group Holdings, Inc., Sky-Watch A/S, and certain other parties thereto, dated as of October 6, 2021, as amended.	S-1/A	333-285149	10.16	May 20, 2025
10.17	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Aspen, and certain other parties thereto, dated as of October 6, 2021, as amended.	S-1/A	333-285149	10.17	May 20, 2025
10.18	Agreement and Plan of Merger by and among AIRO Group Holdings, Inc., Coastal Defense, and certain other parties thereto, dated as of October 6, 2021, as amended.	S-1/A	333-285149	10.18	May 20, 2025
10.19*	Engagement Letter by and between KippsDeSanto & Co. and Aspen Avionics, Inc., dated August 7, 2018, as amended.	S-1/A	333-285149	10.19	May 20, 2025
10.20	Amended and Restated Success Fee Agreement by and between AIRO Group Holdings, Inc. and New Generation Aerospace, Inc. dated as of October 2, 2023.	S-1/A	333-285149	10.20	May 20, 2025
10.21+	Employment Agreement, dated June 16, 2025, by and between the Company and Mariya Pylypiv.	10-Q	001-38529	10.4	August 13, 2025
10.22+	Employment Agreement, dated August 11, 2025, by and between the Company and Joseph Burns.	10-Q	001-38529	10.5	August 13, 2025
10.23+	Employment Agreement, dated, August 11, 2025, by and between the Company and John Uczekaj.	10-Q	001-38529	10.6	August 13, 2025
10.24+	Employment Agreement, dated August 11, 2025, by and between the Company and Chirinjeev Kathuria.	10-Q	001-38529	10.7	August 13, 2025
10.25	Lease Agreement between 15 North LLC, as landlord, and AIRO Group Holdings, Inc., as tenant, dated August 12, 2025.	10-Q	001-38529	10.8	August 13, 2025
21.1	List of subsidiaries.	S-1/A	333-285149	21.1	May 20, 2025
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.					X
24.1	Power of Attorney.					X
107	Filing Fee Disclosure and Payment Methods.					X

+	Indicates management contract or compensatory plan.

*	Pursuant to Item 601(b)(10) of Regulation S-K, certain portions of this exhibit have been omitted (indicated by “[***]”) because the Registrant has determined that the information is not material and is the type that the Registrant treats as private or confidential.

II-5

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Albuquerque, New Mexico, on September 8, 2025.

AIRO GROUP HOLDINGS, INC.

By:	/s/ Captain Joseph D. Burns
Captain Joseph D. Burns
Chief Executive Officer

POWER OF ATTORNEY

 KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Captain Joseph D. Burns and Mariya Pylypiv and each of them, as his or her true and lawful attorneys-in-fact and agents, and each of them, with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Captain Joseph D. Burns	Chief Executive Officer and Director	September 8, 2025
Captain Joseph D. Burns	(Principal Executive Officer)

/s/ Dr. Mariya Pylypiv	Chief Financial Officer	September 8, 2025
Dr. Mariya Pylypiv	(Principal Financial and Accounting Officer)

/s/ John Uczekaj	President, Chief Operating Officer and	September 8, 2025
John Uczekaj	Director

/s/ Dr. Chirinjeev Kathuria	Executive Chairman and Director	September 8, 2025
Dr. Chirinjeev Kathuria

/s/ John Belcher	Director	September 8, 2025
John Belcher

/s/ Elizabeth Ng	Director	September 8, 2025
Elizabeth Ng

Director
Edvard Per Erik Svehag

/s/ Brian Nelson	Director	September 8, 2025
Brian Nelson

/s/ Gregory Winfree	Director	September 8, 2025
Gregory Winfree

/s/ Sherrie McCandless	Director	September 8, 2025
Sherrie McCandless

II-7